Exhibit 10.17

Execution Version

$750,000,000

CREDIT AGREEMENT

Dated as of April 27, 2016

among

ACUSHNET HOLDINGS CORP.,
as Holdings

ACUSHNET COMPANY,
as US Borrower and Borrower Representative

ACUSHNET CANADA INC.,
as Canadian Borrower

ACUSHNET EUROPE LIMITED,
as UK Borrower

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, L/C Issuer and Swing Line Lender

and

THE OTHER LENDERS PARTY HERETO

WELLS FARGO SECURITIES, LLC and
PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers and Joint Bookrunners

PNC CAPITAL MARKETS LLC,
as Syndication Agent

and

JPMORGAN CHASE BANK, N.A.,
MORGAN STANLEY SENIOR FUNDING, INC. and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Documentation Agents

i

SCHEDULES
1.01(a)	Foreign Security Agreements
1.01(b)	Foreign Stock or Share Certificates
2.01(a)	Initial Term Commitments
2.01(b)	Delayed Draw Term Commitments
2.01(c)	Revolving Credit Commitments
2.03	Existing Letters of Credit
5.06	Litigation
5.08(c)	Environmental Compliance
5.08(d)	Release of Hazardous Materials
5.11	Subsidiaries; Equity Interests
5.23	Canadian Pension Plans
6.17	Post-Closing Matters
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.06(j)	Existing Convertible Notes and Warrants
7.08	Affiliated Transactions
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
A-1	Form of Loan Notice
A-2	Form of Prepayment Notice
A-3	Form of Request for L/C Issuance
B	Form of Swing Line Loan Notice
C-1	Form of Term Note
C-2	Form of Revolving Credit Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F	Form of Guaranty and Security Agreement
G	Form of Foreign Guaranty Agreement
H	Form of Acushnet Japan Pledge Agreement
I	Form of Administrative Questionnaire
J-1	US Tax Certificate (For Non-US Lenders that are not Partnerships For U.S. Federal Income Tax Purposes)
J-2	US Tax Certificate (For Non-US Participants that are Partnerships For U.S. Federal Income Tax Purposes)
J-3	US Tax Certificate (For Non-US Participants that are not Partnerships For U.S. Federal Income Tax Purposes)
J-4	US Tax Certificate (For Non-US Lenders that are Partnerships For U.S. Federal Income Tax Purposes)
K-1	Form of Solvency Certificate
K-2	Form of Canadian Borrower Solvency Certificate
K-3	Form of UK Borrower Solvency Certificate
L	Form of Canadian Security Agreement
M	Form of UK Share Charge
N	Form of UK Debenture
O	Form of Dutch Pledge of Moveable Assets
P	Form of Cayman Mortgage
Q	Form of Thai Share Pledge Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of April 27, 2016 among ACUSHNET HOLDINGS CORP., a Delaware corporation formerly known as Alexandria Holdings Corp. (“Holdings”), ACUSHNET COMPANY, a Delaware corporation (the “US Borrower”), ACUSHNET CANADA INC., a company incorporated under the laws of Canada (the “Canadian Borrower”) and ACUSHNET EUROPE LIMITED, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, collectively, the “Borrowers” and individually, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, each a “Lender”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer and Swing Line Lender.

PRELIMINARY STATEMENTS

The Borrowers have requested that (a) on the Closing Date, the Initial Term Lenders make Initial Term Loans to the US Borrower in an aggregate principal amount of $375,000,000, (b) on or prior to the date that is one year after the Closing Date, the Delayed Draw Term Lenders make Delayed Draw Term Loans to the US Borrower in an aggregate principal amount of up to $100,000,000 and (c) from time to time, the Revolving Credit Lenders make Revolving Credit Loans to the US Borrower and the Foreign Borrowers, and the L/C Issuers issue Letters of Credit for the account of the US Borrower and its Restricted Subsidiaries, under a $275,000,000 Revolving Credit Facility.

The proceeds of the Initial Term Loans made on the Closing Date will be used to (i) consummate the Refinancing and (ii) pay Transaction Expenses (including upfront fees and/or original issue discount).  The proceeds of the Revolving Credit Loans made on the Closing Date will be used to (i) consummate the Refinancing, (ii) pay Transaction Expenses (including upfront fees) and (iii) finance the ongoing working capital requirements of the US Borrower and its Subsidiaries.

The proceeds of the Delayed Draw Term Loans will be used to make payments in connection with the Equity Appreciation Rights Plan, including any cash payments in lieu of stock payments.

The proceeds of the Revolving Credit Loans made after the Closing Date will be used (i) to finance the ongoing working capital requirements of the US Borrower and its Subsidiaries, (ii) for general corporate purposes of the US Borrower and its Subsidiaries, including capital expenditures, Restricted Payments, Permitted Acquisitions and any other Investments permitted hereunder and (iii) for any other purpose not prohibited by the Loan Documents.

The US Borrower and the US Guarantors have agreed pursuant to the Guaranty and Security Agreement to secure all of the Secured Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, first-priority Liens (subject to certain Liens permitted by this Agreement) on substantially all of their assets, including a pledge of all of the Equity Interests of each of their respective Subsidiaries (other than any such Subsidiary that is a CFC or a Foreign Subsidiary Holding Company) and sixty-five percent (65%) of the voting Equity Interests and one hundred percent (100%) of the non-voting Equity Interests (if any) of each of their respective first-tier CFCs and Foreign Subsidiary Holding Companies, subject in each case to certain exceptions.

In addition, solely with respect to the Secured Obligations of the Foreign Borrowers, (a) each Foreign Borrower has agreed pursuant to the relevant Foreign Security Agreements to secure all of the Secured Obligations of such Foreign Borrower by granting to the Administrative Agent, for the benefit of the Secured Parties, first-priority Liens (subject to certain Liens permitted by this Agreement) on substantially all of the assets of such Foreign Borrower and (b) the Foreign Guarantor has agreed pursuant to the relevant Foreign Security Agreements to secure all of the Secured Obligations of the Foreign Guarantor under the Foreign Guaranty by pledging to the Administrative Agent, for the benefit of the Secured Parties, one hundred percent (100%) of the Equity Interests of each Foreign Borrower.

The US Borrower and the US Guarantors have agreed to guarantee all of the Secured Obligations hereunder pursuant to the Guaranty.  In addition, the Foreign Guarantor has agreed to guarantee all of the Secured Obligations of each Foreign Borrower pursuant to the Foreign Guaranty.

The applicable Lenders have indicated their willingness to lend and each of the L/C Issuers has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01          Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acushnet Japan” means Acushnet Japan, Inc., a Delaware corporation.

“Acushnet Japan Pledge Agreement” means the Pledge Agreement between the Foreign Guarantor and the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit H or otherwise reasonably acceptable to the Administrative Agent.

“Administrative Agent” means Wells Fargo Bank, National Association in its capacity as administrative agent under any of the Loan Documents, or any permitted successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify in writing to the US Borrower, the Lenders and the L/C Issuers.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit I.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“After Acquired Intellectual Property” has the meaning specified in the Guaranty and Security Agreement or any Foreign Security Agreement, as applicable.

“Agent-Related Person” means the Administrative Agent, any Supplemental Administrative Agent, their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Documentation Agents and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to such Lender’s Total Outstandings.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” has the meaning specified in the introductory paragraph.

“Alternative Currency” means each of (a) Canadian Dollars, (b) Euros, (c) Pounds Sterling and (d) Japanese Yen.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments of all Revolving Credit Lenders in respect of the Revolving Credit Facility and $100,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrowers or any of their Affiliates from time to time concerning or relating to anti-money laundering, bribery or corruption.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Net Average Total Leverage Ratio as set forth below:

Pricing Level	Net Average Total Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
I	Greater than or equal to 2.75:1.00	2.00%	1.00%
II	Greater than or equal to 2.25:1.00 but less than 2.75:1.00	1.75%	0.75%
III	Greater than or equal to 1.75:1.00 but less than 2.25:1.00	1.50%	0.50%
IV	Less than 1.75:1.00	1.25%	0.25%

Any increase or decrease in the Applicable Rate with respect to the Loans resulting from a change in the Net Average Total Leverage Ratio shall become effective as of the first (1st) Business Day immediately following the date on which financial statements are required to be delivered pursuant to Section 6.01(a) or 6.01(b) following the completion of the first full fiscal quarter ending after the Closing Date; provided, however, that (1) if financial statements are not delivered when due in accordance with Section 6.01(a) or 6.01(b), then Pricing Level I shall apply as of the first (1st) Business Day after the date on which financial statements pursuant to Section 6.01(a) or 6.01(b) were required to have been delivered and shall remain in effect until the date on which such financial statements are so delivered and (2) until the delivery of financial statements for the first full fiscal quarter ended after the Closing Date pursuant to Section 6.01(a) or 6.01(b), Pricing Level II shall apply.

Notwithstanding the foregoing, in the event that any financial statement is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Credit Extension is outstanding when such inaccuracy is discovered or such financial statement was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (A)  the Applicable Rate for such Applicable Period shall be determined as if the corrected Net Average Total Leverage Ratio was applicable for such Applicable Period and (B) the US Borrower and the Foreign Borrowers shall at the request of the Administrative Agent retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.12.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 2.08(b) and 8.02 nor any of their other rights under this Agreement or any other Loan Document.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders in respect of the relevant Class and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders in respect of the relevant Class.

“Approved Domestic Bank” has the meaning specified in clause (b) of the definition of “Cash Equivalents.”

“Approved Foreign Bank” has the meaning specified in clause (f) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC and PNC Capital Markets LLC, each in its capacity as an arranger and joint bookrunner for the Facilities.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E or in another form reasonably acceptable to the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external counsel.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus ½ of 1.00%, (b) the Prime Rate and (c) the Eurodollar Rate applicable for an Interest Period of one (1) month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that in no event shall the Base Rate be less than 0.00% per annum.  Any change in the Base Rate due to a change in the Federal Funds Rate, the Prime Rate or the Eurodollar Rate, as the case may be, shall be effective as of the opening of business on the effective day of such change in the Federal Funds Rate, Prime Rate or Eurodollar Rate, as the case may be.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Representative” has the meaning specified in Section 10.23.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a borrowing of Term Loans or Extended Term Loans, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, and (a) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan or in respect of any Letter of Credit denominated in Dollars, that is also a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; (b) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Euros, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan or in respect of any Letter of Credit denominated in Euros, that is also a TARGET Day; and (c) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in any Alternative Currency other than Euros, any fundings, disbursements, settlements and payments in such Alternative Currency in respect of any such Loan, or any other dealings in such Alternative Currency to be carried out pursuant to this Agreement in respect of any such Loan or in respect of any Letter of Credit denominated in such Alternative Currency, that is also a day on which commercial banks in the jurisdiction of such other Alternative Currency are not authorized to close under the Laws of, or are in fact not closed in, such other jurisdiction (as applicable) and the London foreign exchange market settles payments in the principal financial center where such Alternative Currency is cleared and settled (as determined by the Administrative Agent).

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” or “CAML” means the anti-money laundering and anti-terrorism provisions of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other anti-terrorism laws and “know your client” policies, regulations, laws or rules applicable in Canada, including any guidelines or orders thereunder.

“Canadian Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Canadian Borrower Sublimit” means an amount equal to the lesser of the Aggregate Commitments of all Revolving Credit Lenders in respect of the Revolving Credit Facility and CDN$25,000,000.  The Canadian Borrower Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Canadian Dollar” and “CDN$” mean the lawful currency of Canada.

“Canadian Pension Plans” means each pension plan that is or would, upon registration under the Canadian Tax Act, be a “registered pension plan,” as defined in subsection 248(1) of the Canadian Tax Act, and that is administered or contributed to by a Loan Party or any Subsidiary of any Loan Party for its employees or former employees, but does not include: (a) the Canada Pension Plan maintained by the Government of Canada; (b) the Quebec Pension Plan maintained by the Province of Quebec; (c) the Ontario Retirement Pension Plan maintained by the Province of Ontario; or (d) any other pension, retirement or social security scheme that is contributed to by a Loan Party or any Subsidiary pursuant to applicable Law and that is maintained by a Governmental Authority in Canada.

“Canadian Security Agreement” means the General Security Agreement, by the Canadian Borrower and the Foreign Guarantor in favor of the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit L or otherwise reasonably acceptable to the Administrative Agent.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, both as amended.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.  Capitalized Lease Obligations shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Leases” means all leases or other agreements conveying a right to use property that have been or should be, in accordance with GAAP, recorded as capitalized leases on a balance sheet of the lessee.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) during such period in respect of licensed or purchased software or internally developed software and software enhancements that are or are required to be reflected as capitalized costs on the consolidated balance sheet in accordance with GAAP.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a deposit account at Wells Fargo Bank, National Association (or at a commercial bank acceptable to the Administrative Agent) in the name of the Administrative Agent and under the control (within the meaning of Section 9-104 of the Uniform Commercial Code or Section 1(2) of the PPSA, as applicable) of the Administrative Agent and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the US Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens permitted pursuant to any Loan Document):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States (provided that the full faith and credit of the United States is pledged in support thereof), any state, commonwealth or territory of the United States or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or the Commonwealth of Puerto Rico and is a member of the Federal Reserve System and (ii) has combined capital and surplus of at least $250,000,000 (any such bank being an “Approved Domestic Bank”), in each case, with maturities of not more than one (1) year from the date of acquisition thereof;

(c)           commercial paper and variable or fixed rate notes issued by an Approved Domestic Bank (or by the parent company thereof) or any variable rate note issued by, or guaranteed by, a domestic corporation rated “A-1” (or the equivalent thereof) or better by S&P or “P-1” (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than one (1) year from the date of acquisition thereof;

(d)           repurchase agreements entered into by any Person with a bank or trust company (including any Lender) having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed by the United States;

(e)           Investments, classified in accordance with GAAP as current assets of the US Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $250,000,000, and the portfolios of which are limited such that 95% of such investments are of the character, quality and maturity described in clauses (a), (b), (c), and (d) of this definition;

(f)            solely with respect to any Foreign Borrower or Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Borrower or Foreign Subsidiary maintains its chief executive office and principal place of business (provided such country is a member of the Organization for Economic Cooperation and Development), and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within one (1) year of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(g)           in the case of any Foreign Borrower or Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of the same credit quality and are customarily used by companies in the jurisdiction of such Foreign Borrower or Foreign Subsidiary.

“Cash Management Obligations” means obligations owed by the US Borrower or any Subsidiary Guarantor to a Person that is a Lender, an Agent or an Arranger or an Affiliate of a Lender, an Agent or an Arranger at the time the agreements giving rise to such obligations are entered into (or, with respect to any such agreements that are in existence on the Closing Date, a Person that is a Lender, an Agent or an Arranger or an Affiliate of a Lender, an Agent or an Arranger on the Closing Date), in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services designated by the US Borrower as constituting Cash Management Obligations.

“Casualty Event” means any event that gives rise to the receipt by the US Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) excluding, in each case, events affecting any equipment, fixed assets or real property with a fair market value of less than $1,000,000 in the case of any individual event and $5,000,000 in the aggregate for all such events per calendar year.

“Cayman Mortgage” means the Equitable Mortgage over Shares in Acushnet Cayman Limited, by the US Borrower in favor of the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit P or otherwise reasonably acceptable to the Administrative Agent.

“CDOR Screen Rate” means, with respect to any Interest Period, the Canadian deposit offered rate which, in turn means on any day the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “CDOR Page” of Reuters Monitor Money Rates Service Reuters Screen, or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion, as of 10:00 a.m. (Toronto, Ontario time) on the Quotation Day for such Interest Period (as adjusted by the Administrative Agent after 10:00 a.m. (Toronto, Ontario time) to reflect any error in the posted rate of interest or in the posted average annual rate of interest).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the US Environmental Protection Agency.

“CFC” has the meaning specified in the definition of “Excluded Subsidiary.”

“Change of Control” means the earliest to occur of:

(a)           at any time prior to a Qualifying Public Offering, the Permitted Holders directly or indirectly cease to beneficially own (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act) Equity Interests representing more than fifty percent (50%) of the total voting power of all of the outstanding Voting Stock of Holdings; or

(b)           at any time on or after a Qualifying Public Offering, the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than (i) any employee benefit plan and/or any person acting as trustee, agent or other fiduciary therefor or (ii) one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) or otherwise of Equity Interests representing more than the greater of (x) thirty-five percent (35%) of the total voting power of all of the outstanding Voting Stock of Holdings and (y) the percentage of the total voting power of all of the outstanding Voting Stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders; or

(c)           during any period of twelve (12) consecutive months, a majority of the board of directors of Holdings ceases to consist of Continuing Directors; or

(d)           the US Borrower ceases to be a directly or indirectly Wholly Owned Subsidiary of Holdings; or

(e)           any Foreign Borrower ceases to be a directly or indirectly Wholly Owned Subsidiary of the US Borrower.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders, New Revolving Credit Lenders, Extending Revolving Credit Lenders, Initial Term Lenders, Delayed Draw Term Lenders, New Term Lenders or Extending Term Lenders with loans or commitments hereunder sharing a common scheduled Maturity Date, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, New Revolving Credit Commitments, Extended Revolving Credit Commitments, Initial Term Commitments, Delayed Draw Term Commitments, New Term Commitments or Commitments in respect of Extended Term Loans sharing a common scheduled Maturity Date and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, New Revolving Credit Loans, Extended Revolving Loans, Initial Term Loans, Delayed Draw Term Loams, New Term Loans or Extended Term Loans sharing a common scheduled Maturity Date, in the case of each of clauses (a), (b) and (c), under this Agreement as originally in effect or as amended or otherwise modified pursuant to Section 2.14, 2.15 or 10.01, of which such Loan, Borrowing or

Commitment shall be a part.  On and after the Delayed Draw Term Loan Date, the Initial Term Loans and the Delayed Draw Term Loans and all Borrowings thereunder shall be treated as Loans and Borrowings of one and the same Class.

“Closing Date” means the first date on which all of the conditions precedent set forth in Section 4.02 are satisfied or waived in accordance with Section 4.02, which date shall be no later than the Commitment Termination Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended (unless otherwise specified herein).

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents in order to secure the Secured Obligations (or any of them).

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Foreign Guaranty Agreement, the Acushnet Japan Pledge Agreement, each Foreign Security Agreement, each Intellectual Property Security Agreement, each Mortgage, if any, and each other agreement, instrument or document that creates or purports to create a Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, as security for the Secured Obligations (or any of them), including any collateral assignments, Guaranty and Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Secured Parties pursuant to Section 4.02, 6.12, 6.14 or 6.17 or otherwise.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Termination Date” means August 5, 2016.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Parties” means the collective reference to Holdings, the US Borrower and its Subsidiaries.

“Compensation Period” has the meaning specified in Section 2.12(b)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, with respect to any Person, the sum of (a) Consolidated Net Income of such Person, plus (b) an amount which, in the determination of such Consolidated Net Income for such period, has been deducted or netted from gross revenues (except with respect to clause (b)(viii) or (b)(x) below) for, without duplication,

(i)            interest expense and, to the extent not reflected in such interest expense, any losses with respect to obligations under any Swap Contracts or other derivative instruments (including any applicable termination payment) entered into for the purpose of hedging interest rate risk, any bank and financing fees, any costs of surety bonds in connection with financing activities, commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities or financing and Swap Contracts,

(ii)           provision for Taxes based on income or profits or capital, excise Taxes and franchise Taxes, including such Taxes at either the federal, state, provincial, foreign or municipal levels, including any penalties and interest and adjusted for any amounts payable or to be received pursuant to any permitted Tax sharing or Tax indemnification arrangement, in each case, in respect of such Taxes,

(iii)          the total amount of depreciation and amortization expense, including amortization of intangibles and expenses related to Capitalized Software Expenditures and Capitalized Leases,

(iv)          (A) the Transaction Expenses and (B) any costs and expenses incurred in connection with any Qualifying Public Offering, Investment, Disposition, Equity Issuance or Debt Issuance (including fees and expenses related to the Facilities and any amendments, supplements and modifications thereof or in respect of any refinancing transaction), or repayment of Indebtedness, in each case, permitted hereunder, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses (in each case, whether or not consummated);

(v)           any costs, charges, accruals and reserves in connection with any integration, transition, facilities openings, vacant facilities, consolidations, business optimization, entry into new markets, including consulting fees, restructuring, severance and curtailments or modifications to pension or post-retirement employee benefit plans,

(vi)          the amount of any expense or deduction associated with income attributable to non-controlling interests,

(vii)         any non-cash charges, losses or expenses (including Tax reclassification related to Tax contingencies in a prior period), but excluding any non-cash charge relating to write-offs or write-downs of inventory or accounts receivable or representing amortization of a prepaid cash item that was paid but not expensed in a prior period; provided that, if any such non-cash charges, losses or expenses represent an accrual or reserve for potential cash items in any future period, the US Borrower may elect not to add back such non-cash charges, losses or expenses in the current period,

(viii)        cash actually received during such period, and not included in Consolidated Net Income in any period, to the extent that the non-cash gain relating to such cash receipt was deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back,

(ix)          extraordinary, unusual or non-recurring losses or charges (including extraordinary losses or charges resulting from legal settlements, fines, judgments or orders),

(x)           the amount of cost savings, expense reductions and synergies projected by the US Borrower in good faith to be realized as a result of specified actions taken or expected in good faith to be taken within twelve (12) months in connection with any Permitted Acquisition, Investment, business combination, divestiture or similar transaction (calculated on a pro forma basis as though such cost savings, expense reductions and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such Permitted Acquisition, Investment, business combination, divestiture or similar transaction; provided that such cost savings, expense reductions and synergies are reasonably identifiable, factually supportable and certified by the chief financial officer or treasurer of the US Borrower; provided that such benefit is expected to be realized within twelve (12) months of taking such action, and

(xi)          the amount of any payments in connection with the Equity Appreciation Rights Plan (including any cash payments in lieu of stock payments), minus

(c)           an amount which, in the determination of Consolidated Net Income for such period, has been included for non-cash income or gains during such period (other than with respect to payments actually received and the reversal of any accrual or reserve to the extent not previously added back in any prior period), minus

(d)           all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (b)(vii) above in such period or in a prior period, minus

(e)           the amount of additions associated with losses attributable to non-controlling interests, expressed as a positive number, minus

(f)            extraordinary, unusual or non-recurring gains (including extraordinary gains resulting from legal settlements, fines, judgments or orders).

The aggregate amount of add backs made pursuant to clauses (b)(v) and (b)(x) above, except for any cost savings and synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act, in any Test Period shall not exceed ten percent (10%) of Consolidated EBITDA (prior to giving effect to such add backs) for such Test Period.

“Consolidated Funded Debt” means, as of any date of determination, (i) the aggregate stated balance sheet amount of Indebtedness of the US Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money, purchase money Indebtedness, the principal portion of Capitalized Lease Obligations, obligations in respect of letters of credit and similar facilities to the extent of drawn amounts unreimbursed for more than ten (10) days, the principal component of obligations in respect of Indebtedness evidenced by bonds, debentures, notes, loan agreements or similar instruments (but excluding, for the avoidance of doubt, any Secured Hedge Obligations or Cash Management Obligations) and Guarantees in respect of any of the foregoing, minus (ii) the lesser of (x) all unrestricted cash and Cash Equivalents located in the United States included on the balance sheet of the US Borrower and its Restricted Subsidiaries and cash and Cash Equivalents located in the United States that are pledged (whether or not on a perfected basis) in favor of the Secured Obligations, in each case, such domestic unrestricted and restricted cash and Cash Equivalents to be determined in accordance with GAAP, and (y) $75,000,000.

“Consolidated Interest Coverage Ratio” means, as of the end of any fiscal quarter of the US Borrower for the Test Period ending on such date, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period, in each case for the US Borrower and its Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period, with respect to any Person, (a) total cash interest expense (including that portion attributable to Capital Leases in accordance with GAAP) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Swap Contracts, but excluding, (i) any amount not then payable in cash, (ii) costs associated with obtaining, or breakage costs in respect of, swap agreements, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iv) any fees and expenses associated with any asset sales, acquisitions, investments, equity issuances or debt issuances (in each case, whether or not consummated), (v) any expensing of bridge, commitment and other financing fees and (vi) the Transaction Expenses and any annual administrative fees), minus (b) interest income paid in cash of such Person for such period determined on a consolidated basis in accordance with GAAP.  For the avoidance of doubt, Consolidated Interest Expense shall be net of payments made or received under interest rate Swap Contracts.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Net Income” means, for any period, with respect to any Person, net income attributable to such Person and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP; provided that Consolidated Net Income for any such period shall exclude, without duplication,

(i)            the cumulative effect of a change in accounting principle(s) during such period,

(ii)           any net after-Tax gains or losses realized upon the Disposition of assets outside the ordinary course of business (including any gain or loss realized upon the Disposition of any Equity Interests of any Person) and any net gains or losses on disposed, abandoned and discontinued operations (other than assets held for sale) (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities,

(iii)          the net income (or loss) of (1) any Restricted Subsidiary or other Person (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary or other Person of that income is not at the time permitted without any prior governmental approval (which the US Borrower believes in good faith is not reasonably likely to be obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary or other Person or its stockholders (which has not been legally waived) and (2) any Subsidiary that is not a Restricted Subsidiary, except in the case of this clause (2) to the extent of the amount of dividends or other distributions actually paid in cash or Cash Equivalents (or converted to cash or Cash Equivalents) to such Person referred to in the lead in to this definition with respect to which Consolidated Net Income is being calculated or one of its Restricted Subsidiaries by such Subsidiary that is not a Restricted Subsidiary during such period,

(iv)          non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs or any deferred compensation programs of such Person or any direct or indirect parent thereof, including in connection with the Transactions,

(v)           (A) any charges or expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any pension plan or any stock subscription or shareholder agreement and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by management of the Company Parties, in the case of each of clauses (A) and (B), to the extent that (in the case of any cash charges, costs and expenses) such charges, costs or expenses are funded with cash proceeds contributed to the capital of such Person or any direct or indirect parent of such Person or Net Cash Proceeds of an issuance of Qualified Equity Interests of such Person or any direct or indirect parent of such Person,

(vi)          any net income or loss attributable to the early extinguishment of Indebtedness,

(vii)         effects of any adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in Capitalized Lease Obligations or other obligations or deferrals attributable to the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, and any earnout obligations and any other non-cash charges in such Person’s consolidated financial statements, in each case pursuant to GAAP resulting from the application of purchase accounting in relation to (A) any consummated acquisition, (B) any Joint Venture investments or (C) the amortization or write-off of any such amounts,

(viii)        any impairment charge or asset write-off or write-down related to intangible assets, long-lived assets, investments in debt and equity securities or obligations or any impairment charge or asset write-off or write-down as a result of a change in law or regulation, in each case, pursuant to GAAP, and

(ix)          any net unrealized gains and losses resulting from obligations under Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk and the application of GAAP.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing (but without duplication of any of the foregoing exclusions and adjustments), Consolidated Net Income shall include, without duplication, (i) the amount of proceeds received from business interruption insurance in respect of expenses, charges or losses with respect to business interruption and (ii) reimbursements of any expenses and charges (other than from the US Borrower or any Restricted Subsidiary), to the extent reducing Consolidated Net Income, that are actually received and covered by indemnification or other reimbursement provisions or, so long as the US Borrower has made a determination that there exists reasonable expectation that such amount will in fact be reimbursed, and only to the extent that such amount is in fact reimbursed, within three hundred and sixty-five (365) days of the date of such determination (with a reversal in the applicable future period for any amount so included to the extent not so reimbursed within such three hundred and sixty-five (365) day period), in connection with any acquisition or investment or any sale, conveyance, transfer or other disposition of assets or Equity Interests or repayment, refinancing or modification of Indebtedness, in each case permitted hereunder.

“Consolidated Secured Funded Debt” means any Consolidated Funded Debt that is secured by a Lien on any assets.

“Continuing Directors” means the directors (or managers) of Holdings on the Closing Date and each other director (or manager), if, in each case, such other directors’ or managers’ nomination for election to the board of directors (or board of managers) of Holdings is approved by a majority of the then-Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of Holdings.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the UK Pensions Act 2004.

“Control” has the meaning specified in the definition of “Affiliate.”

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the US Borrower and/or other companies.

“Copyright” has the meaning specified in the Guaranty and Security Agreement or any Foreign Security Agreement, as applicable.

“Copyright Security Agreement” has the meaning specified in the Guaranty and Security Agreement or any Foreign Security Agreement, as applicable.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“CTA” means the UK Corporation Tax Act 2009.

“Currency of Payment” has the meaning specified in Section 1.10(d).

“Debt Issuance” means the issuance or incurrence by any Person or any of its Restricted Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, winding up, dissolution, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, administration, compromise, composition, scheme of arrangement or similar debtor relief Laws (including under any corporate law or other law to the extent it permits a debtor to obtain a stay or a compromise of the claims of its creditors against it) of the United States, United Kingdom, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means, (i) with respect to any overdue Loan or interest, an interest rate equal to 2.00% per annum in excess of the interest rate otherwise applicable to such overdue Loan (or the Loan to which such overdue interest relates) or (ii) with respect to any overdue reimbursement obligations in respect of Unreimbursed Amounts or fees, an interest rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Revolving Credit Loans which are Base Rate Loans, in each case to the fullest extent permitted by Law.

“Defaulting Lender” means, at any time, as reasonably determined by the Administrative Agent, a Revolving Credit Lender as to which the Administrative Agent has notified the US Borrower that (i) such Revolving Credit Lender has failed for two (2) or more Business Days to comply with its obligations under this Agreement to (x) make a Revolving Credit Loan, (y) make a payment to any L/C Issuer in respect of an L/C Obligation and/or (z) make a payment to the Swing Line Lender in respect of a Swing Line Loan (each a “Lender Funding Obligation”), in each case, required to be funded hereunder unless, solely in the case of clause (x), such Revolving Credit Lender notifies the Administrative Agent and the US Borrower in writing that such failure is the result of such Revolving Credit Lender’s good faith determination that one or more conditions precedent to funding set forth in Section 4.03 (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) such Revolving Credit Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such Lender Funding Obligation hereunder (unless such writing or public statement relates to such Revolving Credit Lender’s obligation to fund a Revolving Credit Loan hereunder and states that such position is based on such Revolving Credit Lender’s good faith determination that a condition precedent to funding set forth in Section 4.03 (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, or has defaulted on its Lender Funding Obligations under other loan agreements or credit agreements or other similar agreements in which it commits to extend credit generally, (iii) such Revolving Credit Lender has, for three (3) or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent (based on the reasonable belief that it may not fulfill its Lender Funding Obligations), that it will comply with its Lender Funding Obligations hereunder; provided, that any such Revolving Credit Lender shall cease to be a Defaulting Lender under this clause (iii) upon receipt of such confirmation by the Administrative Agent, (iv) such Revolving Credit Lender has, or has a direct or indirect parent company that has, become the subject of a Bail-in Action or (v) a Lender Insolvency Event has occurred and is continuing with respect to such Revolving Credit Lender (provided that neither the reallocation of Lender Funding Obligations provided for in Section 2.16 as a result of a Revolving Credit Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated Lender Funding Obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender).  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the US Borrower provided for in this definition.

“Defined Benefit CPP” means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Canadian Tax Act.

“Delayed Draw Term Commitment” means, as to each Delayed Draw Term Lender, its obligation to make a Term Loan to the US Borrower pursuant to Section 2.01(b) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule 2.01(b) under the caption “Delayed Draw Term Commitment” or in the Assignment and Assumption pursuant to which such Lender purchases such Delayed Draw Term Commitment, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Delayed Draw Term Commitments as of the Closing Date is $100,000,000.

“Delayed Draw Term Commitment Ticking Fee” has the meaning specified in Section 2.09(b).

“Delayed Draw Term Lender” means, at any time, any Lender that has a Delayed Draw Term Commitment or a Delayed Draw Term Loan at such time.

“Delayed Draw Term Loan” has the meaning specified in Section 2.01(b).

“Delayed Draw Term Loan Date” has the meaning specified in Section 2.01(b).

“Delayed Draw Term Loan Facility” means the facility providing for the Borrowing of Delayed Draw Term Loans.

“Designated Non-Cash Consideration” means the fair market value (as determined by the US Borrower in good faith) of non-cash consideration received by the US Borrower or any Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Cash Equivalents within one hundred and eighty (180) days following the consummation of the applicable Disposition).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction, any sale of Equity Interests and any issuance by any Restricted Subsidiary of its own Equity Interests to any Person other than the US Borrower or a Wholly Owned Restricted Subsidiary thereof), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, excluding the sale, transfer, license, lease or other disposition of any property or issuance of Equity Interests, in each case, with a fair market value of less than $1,000,000 in the case of any individual disposition and $5,000,000 in the aggregate for all such dispositions per calendar year.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of the applicable Person) pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, Qualifying Public Offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, Qualifying Public Offering or asset sale shall be subject to the occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of the applicable Person), in whole or in part (except as a result of a change of control, Qualifying Public Offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, Qualifying Public Offering or asset sale shall be subject to the occurrence of the Termination Date), (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date on the date of determination; provided, that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings or any direct or indirect parent thereof, the US Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the US Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Documentation Agents” means JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., in their respective capacities as co-documentation agents for the Facilities.

“Dollar” and “$” mean the lawful currency of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Dutch Pledge of Moveable Assets” means the Deed of First Ranking Pledge of Moveable Assets, by the UK Borrower, the Administrative Agent and Acushnet Nederland B.V., dated as of the Closing Date and substantially in the form of Exhibit O or otherwise reasonably acceptable to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person approved as required by Section 10.07(b); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include (i) Holdings, any Borrower or any Affiliate or Subsidiary thereof, (ii) any Defaulting Lender or any Affiliate thereof or (iii) any natural person.

“Eligible Equity Proceeds” means the Net Cash Proceeds received by Holdings from any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of Holdings or from any capital contributions in respect of Equity Interests (other than Disqualified Equity Interests) of Holdings to the extent such Net Cash Proceeds or capital contributions are directly or indirectly contributed to, and actually received by, the US Borrower as cash common equity.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil and subsurface strata, and natural resources, such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, laws (including common law), regulations, ordinances, rules, judgments, orders or decrees relating to pollution, the protection of the Environment or of public health (to the extent relating to exposure to Hazardous Materials), or the management, storage, treatment, transport, distribution, presence or Release of any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) arising from, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or Release of Hazardous Materials (c) the presence of or exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Appreciation Rights Plan” means the US Borrower’s Equity Appreciation Rights Plan, effective as of August 30, 2011, as amended by the First Amendment effective as of October 17, 2014 and the Second Amendment effective as of June 9, 2015.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities but excluding debt securities convertible into or exchangeable for any of the foregoing); provided, for purposes of clause (d)(v) of the definition of “Excluded Assets”, clause (e) of the definition of “Excluded Subsidiary”, Section 6.12(d)(v) and the Guaranty, with respect to any Person, any interest (including Indebtedness) of such Person that is treated as equity for U.S. federal income tax purposes shall be treated as an Equity Interest.

“Equity Issuance” means any issuance for cash by any Person to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.  A Disposition of Equity Interests of any Person by the holder thereof (other than the issuer of such Equity Interests) shall not be deemed to be an Equity Issuance by such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the US Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction, (c) a withdrawal by the US Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (d) the incurrence by the US Borrower or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by the US Borrower or any ERISA Affiliate from a Multiemployer Plan, (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due, upon the US Borrower or any ERISA Affiliate or (h) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, or the failure to make any contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the lawful currency of the Participating Member States of the European Union introduced in accordance with the EMU Legislation.

“Eurodollar Rate” means, for any Interest Period with respect to (a) any Eurodollar Rate Loan denominated in any LIBOR Quoted Currency, the LIBOR Screen Rate for such LIBOR Quoted Currency and such Interest Period and (b) any Eurodollar Rate Loan denominated in Canadian Dollars, the CDOR Screen Rate on the Quotation Day for Canadian Dollars and such Interest Period; provided that, if any LIBOR Screen Rate with respect to any LIBOR Quoted Currency or the CDOR Screen Rate, as applicable, shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the Eurodollar Rate shall be the Interpolated Rate at such time; provided, further, that in no event shall the Eurodollar Rate be less than 0.00% per annum.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means:

(a)           any real property or real property interests (including leasehold interests) other than Material Real Property (except to the extent perfection of a security interest therein is accomplished by the filing of a non-fixture Uniform Commercial Code or PPSA financing statement); provided that, solely with respect to the UK Borrower, none of the foregoing will be an Excluded Asset to the extent included in any floating charge governed by the law of England and Wales;

(b)           any assets if the granting of a security interest in such asset would be prohibited by applicable Law;

(c)           any written lease, written license, written sublicense or other written agreement (other than any such lease, license, sublicense or other agreement among Holdings and its Subsidiaries) or any property subject to a purchase money security interest or Capitalized Lease Obligation, in each case, to the extent (i) permitted under this Agreement and (ii) that a grant of a security interest therein to secure the Obligations would violate or invalidate (or otherwise trigger any “change of control” or similar provision contained in) such lease, license, sublicense or agreement, purchase money security interest or Capitalized Lease Obligation or create a right of termination in favor of any other party thereto (other than Holdings or any of its Subsidiaries), pursuant to a provision in effect on the Signing Date or the date on which such lease, license, sublicense or agreement, purchase money security interest or Capitalized Lease Obligation (or the asset governed thereby) is acquired (to the extent such restriction or provision is not created in contemplation of the Loan Documents);

(d)           Equity Interests (i) constituting margin stock (except to the extent permitted by applicable Law and to the extent perfection of a security interest is accomplished by the filing of a Uniform Commercial Code or PPSA financing statement), (ii) in any Immaterial Subsidiary, any captive insurance subsidiary or any not-for-profit Subsidiary, (iii) in any Unrestricted Subsidiary, (iv) in any Joint Venture or Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary if the granting of a security interest in such Equity Interests would be prohibited by organizational or governance documents of such Joint Venture or Restricted Subsidiary (in each case that is in effect on the Closing Date or on the date of acquisition or formation of such Joint Venture or Restricted Subsidiary and not created in contemplation of this clause (d)(iv)) or would trigger a termination pursuant to any “change of control” or similar provision in such documents in favor of one or more third party equity holders thereof or (v) that are voting Equity Interests in any first-tier CFC or Foreign Subsidiary Holding Company in excess of sixty-five percent (65%) of the voting Equity Interests in such Subsidiary;

(e)           any property and assets the pledge of which would require the consent, approval, license or authorization of any Governmental Authority that has not been obtained (it being understood that no Loan Party is required to seek any such consent);

(f)            assets in circumstances where the Administrative Agent and the US Borrower reasonably determine that the cost, burden or consequences of obtaining a security interest in such assets is excessive in relation to the benefit afforded thereby;

(g)           any IP Rights for which a security interest therein would require perfection under the law of any jurisdiction other than that in which the Grantor of the security interest is organized (or any nation of which such jurisdiction is a part) (provided that, solely with respect to the UK Borrower, none of the foregoing will be an Excluded Asset to the extent included in any floating charge governed by the law of England and Wales) or any IP Rights to the extent that the attachment of the security interest thereto, or any assignment thereof, would reasonably be expected to result in the forfeiture, invalidation or unenforceability of the Grantors’ rights in such IP Rights including any License pursuant to which the Grantor is Licensee under terms which prohibit the granting of a security interest or under which granting such an interest would give rise to a breach or default by Grantor; any Trademark applications filed in the USPTO on the basis of such Grantor’s “intent-to-use” such Trademark, unless and until acceptable evidence of use of such Trademark has been filed with the USPTO pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), solely to the extent, if any, that, and solely during the period, if any, in which, granting a lien in such Trademark application prior to such filing would reasonably be expected to adversely affect the enforceability or validity of such Trademark application or any registration issuing therefrom;

(h)           deposit accounts of any Loan Party comprised solely of funds specially and exclusively used or to be used for payroll and payroll taxes, healthcare and other employee benefit payments, “zero-balance accounts”, escrow accounts, deposit accounts established for the purpose of paying golf tour professionals, including Professional Golf Association tour players, Ladies Professional Golf Association tour players and other professional golfer, caddie and other tour professionals under promotion contracts with the US Borrower or any Restricted Subsidiary and deposits to secure letters of credit, surety or performance bonds or similar obligations and other cash collateral accounts to the extent constituting Liens permitted by Section 7.01;

(i)            such other assets to the extent subject to exceptions and limitations set forth in the Collateral Documents or, to the extent appropriate in the applicable jurisdiction, as reasonably agreed between the Administrative Agent and the applicable Loan Party in writing; and

(j)            assets to the extent the grant of security interest therein would result in material adverse Tax consequences to the Loan Parties as reasonably determined by the US Borrower in consultation with the Administrative Agent.

provided that, in the case of clauses (b), (c), (d)(iv) and (e), such exclusion shall not apply (i) to the extent the prohibition or restriction is ineffective under applicable anti-non-assignment provisions of the Uniform Commercial Code or other Law or (ii) to proceeds and receivables of the assets referred to in such clauses, the assignment of which is effective under applicable anti-non-assignment provisions of the Uniform Commercial Code or other Law notwithstanding such prohibition.  For purposes of this definition, any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Guaranty and Security Agreement.

“Excluded Perfection Assets” means:

(a)           motor vehicles, airplanes, vessels and other assets subject to certificates of title (except to the extent perfection of a security interest therein is accomplished by the filing of a Uniform Commercial Code or PPSA financing statement);

(b)           letter-of-credit rights not constituting supporting obligations (except to the extent perfection of the security interest in such letter of credit rights is accomplished solely by the filing of a Uniform Commercial Code financing statement);

(c)           commercial tort claims excluded under Section 6(d) of the Guaranty and Security Agreement;

(d)           cash and Cash Equivalents and all deposit, securities and commodities accounts (except to the extent perfection of a security interest therein is accomplished by the filing of a Uniform Commercial Code or PPSA financing statement);

(e)           assets in circumstances where the Administrative Agent and the US Borrower reasonably determine in writing that the cost or burden of perfecting a security interest therein outweighs the benefits afforded thereby;

(f)            such other assets to the extent subject to exceptions and limitations set forth in the Collateral Documents or, to the extent appropriate in the applicable jurisdiction, as reasonably agreed between the Administrative Agent and the applicable Loan Party; and

(g)           assets requiring perfection through a control agreement, landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement.

“Excluded Subsidiary” means:

(a)           any Subsidiary that is not a Wholly Owned Restricted Subsidiary (other than (i) any Subsidiary that is a Loan Party on the Closing Date and (ii) any Subsidiary that is not Wholly Owned in order to avoid the requirement to provide a Guaranty or grant a security interest under the Loan Documents (except in connection with a bona fide transaction otherwise permitted under this Agreement and the other Loan Documents));

(b)           any Subsidiary (i) that is prohibited by contractual requirements in effect on the Signing Date or on the date such Person becomes a Subsidiary (and in each case not created in contemplation of the Loan Documents) or applicable Law from guaranteeing the Secured Obligations or (ii) that would require a governmental (including regulatory) consent, approval, license or authorization for the provision of a guarantee of the Secured Obligations (including under any financial assistance, corporate benefit or thin capitalization rule) unless such consent, approval, license or authorization has been received;

(c)           (i) any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (any such entity, a “CFC”) or (ii) any Subsidiary of a CFC;

(d)           any entity or arrangement treated as a partnership for U.S. Federal income tax purposes in which a CFC is a direct or indirect partner (provided that no existing Guarantor will cease to be a Guarantor solely by operation of this clause (d));

(e)           any Subsidiary substantially all the assets of which consist of Equity Interests of one or more CFCs (any such entity, including the Foreign Guarantor, a “Foreign Subsidiary Holding Company”);

(f)            any Immaterial Subsidiary;

(g)           any captive insurance subsidiary;

(h)           any not-for-profit Subsidiary;

(i)            any special purpose entity used for securitization facilities, if any, permitted under this Agreement;

(j)            solely in the case of any obligation under any Secured Hedge Agreement that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act, any Subsidiary of the US Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act and the regulations thereunder;

(k)           any Subsidiary acquired pursuant to a Permitted Acquisition or Investment that is subject to Indebtedness permitted to be assumed hereunder and any Subsidiary thereof that guarantees such Indebtedness, in each case, to the extent, and only for so long as, such Indebtedness prohibits such Subsidiary from becoming a Guarantor; provided that (x) such prohibition is not incurred in contemplation of such Permitted Acquisition or Investment and (y) the aggregate consideration for all Permitted Acquisitions and Investments subject to such prohibition shall not exceed $85,000,000;

(l)            any Subsidiary with respect to which the cost or burden of providing a Guarantee shall outweigh the benefits to be obtained by the Lenders therefrom (as reasonably determined by the US Borrower and the Administrative Agent); and

(m)          any Subsidiary for which the provision of a Guaranty would result in material adverse tax consequences to the US Borrower or one of its Subsidiaries (as reasonably determined by the US Borrower in consultation with the Administrative Agent).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 2(j) of the Guaranty and Security Agreement).  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Agent or any Lender (including any L/C Issuer) or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document:

(a)           any Taxes imposed on or measured by its net income (however denominated), branch profits Taxes and franchise (and similar) Taxes imposed on it, in each case, by a jurisdiction as a result of such recipient being organized or resident in or having its principal office in, or (in the case of a Lender) maintaining its applicable Lending Office in, such jurisdiction, or that are Other Connection Taxes;

(b)           in the case of a Lender, any United States federal withholding Tax that is imposed pursuant to any Law in effect at the time such recipient becomes a party to this Agreement (other than with respect to an assignment pursuant to Section 3.07) or changes its applicable Lending Office (other than in respect of any such change pursuant to Section 3.01(e)) or changes its place of incorporation, except to the extent such Lender’s assignor (if any) was entitled, immediately prior to the assignment, or such Lender was entitled, immediately prior to the change in Lending Office or changes its place of incorporation, to receive payments in respect of such Taxes under Section 3.01;

(c)           any Taxes attributable to a recipient’s failure to comply with Sections 10.15(a) through 10.15(c);

(d)           any United States federal withholding Taxes imposed under FATCA; or

(e)           any Canadian Taxes imposed solely as a result of such Agent, Lender or other recipient, as applicable, not dealing at arm’s length (within the meaning of the Canadian Tax Act) with any Loan Party.

“Existing Credit Facilities” means (a) the Credit Agreement, dated as of February 1, 2013 among the Canadian Borrower, the US Borrower, Wells Fargo Bank, N.A., Canadian Branch and the other parties thereto, (b) the Facility Agreement, dated as of April 4, 2012 among the UK Borrower, the US Borrower, Burdale Financial Limited and the financial institutions and other parties party thereto, (c) the Amended and Restated Senior Facilities Agreement, dated as of December 24, 2014, among Holdings, the US Borrower, the lenders party thereto and Korea Development Bank, New York Branch, as agent and as security agent and (d) the Credit Agreement, dated as of February 5, 2016, by and between the US Borrower and Wells Fargo Bank, National Association, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Existing Letters of Credit” means the letters of credit described in Schedule 2.03.

“Existing Notes” means (a) the Class A4 Secured Floating Rate Notes due 2016 and (b) the Class A5 Secured Floating Rate Notes due 2016.

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.15(a).

“Extended Term Loan Facility” means a facility providing for the Borrowing of Extended Term Loans.

“Extended Term Loans” has the meaning specified in Section 2.15(a).

“Extending Revolving Credit Lender” has the meaning specified in Section 2.15(a).

“Extending Term Lender” has the meaning specified in Section 2.15(a).

“Extension” has the meaning specified in Section 2.15(a).

“Extension Offer” has the meaning specified in Section 2.15(a).

“Facility” means the Term Loan Facility, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, or any amended version or successor provision that is substantively comparable thereto (and not materially more onerous to comply with), and, in each case, any current or future regulations promulgated thereunder and any official interpretation issued in connection therewith and any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version as described above) and fiscal rules or official interpretations adopted pursuant to any intergovernmental agreement implementing any of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal

Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided, further, that in no event shall the Federal Funds Rate be less than 0.00% per annum..

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the UK Pensions Act 2004.

“Foreign Borrowers” means the Canadian Borrower and the UK Borrower.

“Foreign Guarantor” means Acushnet International Inc., a Delaware corporation.

“Foreign Guaranty” means the Guaranty (as defined in the Foreign Guaranty Agreement) made by the Foreign Guarantor in favor of the Secured Parties pursuant to Section 2 of the Foreign Guaranty Agreement, together with each other guaranty and guaranty supplement in respect of the Secured Obligations of each Foreign Borrower delivered pursuant to Section 6.12 or 6.14.

“Foreign Guaranty Agreement” means the Foreign Guaranty and Pledge Agreement between the Foreign Guarantor and the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit G or otherwise reasonably acceptable to the Administrative Agent.

“Foreign Plan” means, other than a plan maintained by a Governmental Authority or a plan required to be maintained or contributed to under applicable Laws, any employee benefit pension plan subject to statutory minimum funding requirements maintained or contributed by the US Borrower or any of its Subsidiaries primarily to provide defined benefit pension benefits to employees employed outside of the United States.

“Foreign Security Agreement” means (a) each security agreement, pledge agreement or similar agreement that is listed in Schedule 1.01(a) executed by the Foreign Guarantor, any Foreign Borrower or any Foreign Subsidiary, including the Canadian Security Agreement, the UK Share Charge, the UK Debenture, the Dutch Pledge of Moveable Assets, the Thai Share Pledge Agreement and the Cayman Mortgage and (b) each other security agreement, pledge agreement or similar agreement that is executed by the Foreign Guarantor, any Foreign Borrower or any Foreign Subsidiary pursuant to Section 6.12 or 6.14, in form and substance reasonably satisfactory to the Administrative Agent and the US Borrower.

“Foreign Subsidiary” means any Subsidiary (other than any Foreign Borrower) of the US Borrower which is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” has the meaning specified in the definition of “Excluded Subsidiary.”

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified

Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.  If the US Borrower notifies the Administrative Agent that it or Holdings is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the US Borrower cannot elect to report under U.S. generally accepted accounting principles).

“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government in any jurisdiction (including any supra-national body exercising such powers or functions).

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Signing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) with respect to the Secured Obligations of the US Borrower, the US Guarantors, (b) with respect to the Secured Obligations of each Foreign Borrower, (i) the US Borrower, (ii) the US Guarantors and (iii) the Foreign Guarantor and (c) with respect to Secured Hedge Obligations and Cash Management Obligations of any Subsidiary Guarantor, (i) the US Borrower and (ii) the US Guarantors.

“Guaranty” means the Guaranty (as defined in the Guaranty and Security Agreement) made by the US Guarantors in favor of the Secured Parties pursuant to Section 2 of the Guaranty and Security Agreement, together with each other guaranty and guaranty supplement in respect of the Secured Obligations delivered pursuant to Section 6.12 or 6.14.

“Guaranty and Security Agreement” means the Guaranty and Security Agreement among the US Borrower, the US Guarantors and the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit F or otherwise reasonably acceptable to the Administrative Agent, together with each related Guaranty and Security Agreement Supplement executed and delivered pursuant to Section 6.12 or 6.14.

“Guaranty and Security Agreement Supplement” has the meaning specified in the Guaranty and Security Agreement.

“Hazardous Materials” means all substances, materials, wastes, chemicals, pollutants, contaminants, constituents or compounds, in any form, regulated or which would reasonably be expected to give rise to liability, under any Environmental Law, including petroleum, petroleum distillates, asbestos or asbestos containing materials, chlorofluorocarbons, and polychlorinated biphenyls.

“Hedge Bank” means any Person that was a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to a Secured Hedge Agreement, at the time such Secured Hedge Agreement was entered into.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement (and such term shall include any Successor Holdings).

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means each Restricted Subsidiary designated in writing by the US Borrower to the Administrative Agent as an Immaterial Subsidiary; provided that all Immaterial Subsidiaries, taken together, shall not have revenues for any fiscal quarter or total assets as of the last day of any fiscal quarter in an amount that is equal to or greater than 2.5% of the consolidated revenues or total assets, as applicable, of the US Borrower and its Restricted Subsidiaries for, or as of the last day of, such fiscal quarter, as the case may be.  No Restricted Subsidiary may be an Immaterial Subsidiary if such Restricted Subsidiary (i) is a Foreign Borrower, (ii) executes a Guaranty of the Secured Obligations or (iii) is a guarantor with respect to any Specified Junior Financing Obligations.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Interest Period” has the meaning specified in the definition of “Eurodollar Rate.”

“Increased Amount Date” has the meaning specified in Section 2.14(a).

“Incremental Facility Agreement” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent for purposes of giving effect to Section 2.14 executed by each of (a) the US Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the New Revolving Credit Commitments, New Term Loans or New Term Commitments, as the case may be, being incurred pursuant thereto and in accordance with Section 2.14.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earnout obligation until such obligation appears in the liabilities section of the balance sheet of such Person in accordance with GAAP and (iii) liabilities associated with customer prepayments and deposits);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Capitalized Lease Obligations;

(g)           all obligations of such Person in respect of Disqualified Equity Interests; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Term Commitment” means, as to each Initial Term Lender, its obligation to make a Term Loan to the US Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule 2.01(a) under the caption “Initial Term Commitment” or in the Assignment and Assumption pursuant to which such Lender purchases such Term Loans, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Initial Term Commitments as of the Closing Date is $375,000,000.

“Initial Term Lender” means, at any time, any Lender that has an Initial Term Commitment or an Initial Term Loan at such time.

“Initial Term Loan” has the meaning specified in Section 2.01(a).

“Initial Term Loan Facility” means the facility providing for the Borrowing of Initial Term Loans.

“Intellectual Property Security Agreements” means, collectively, the Patent Security Agreement, the Trademark Security Agreement and the Copyright Security Agreement and any corresponding agreements to be entered into by any Foreign Borrower pursuant to the terms of the applicable Foreign Security Agreement, substantially in the forms attached to the Guaranty and Security Agreement or applicable Foreign Security Agreement, together with each other intellectual property security agreement executed and delivered pursuant to Section 6.12 or the Guaranty and Security Agreement or any Foreign Security Agreement.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, or if available and agreed to all relevant Lenders, twelve (12) months thereafter or a shorter period, as selected by the relevant Borrower (or the Borrower Representative on its behalf) in its Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which the applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in any other Person in the form of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns in respect of such Investment.

“IP Rights” has the meaning specified in Section 5.14.

“IRS” means the United States Internal Revenue Service.

“Issuer Documents” means with respect to any Letter of Credit, the L/C Request, the Letter of Credit Application and any other document, agreement and instrument entered into by any L/C Issuer and the US Borrower or the relevant Restricted Subsidiary, or in favor of any L/C Issuer, and relating to such Letter of Credit.

“ITA” means the UK Income Tax Act 2007.

“Japanese Yen” or “¥” means the lawful currency of Japan.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the US Borrower or any of its Restricted Subsidiaries and (b) any Person in whom the US Borrower or any of its Restricted Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Junior Financing” means (a) any Indebtedness of the US Borrower or any of its Restricted Subsidiaries that is (x) expressly subordinated to the prior payment of the Obligations, (y) secured by any of the Collateral on a second-priority (or other junior priority) basis to the Liens securing any of the Secured Obligations or (z) unsecured and (b) any Permitted Refinancing in respect of any of the foregoing.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Jurisdictional Requirements” means, (a) with respect to a merger, amalgamation or consolidation involving the US Borrower, the US Borrower remains organized under the laws of the United States, any state thereof or the District of Columbia, (b) with respect to a merger, amalgamation or consolidation involving the Canadian Borrower, the Canadian Borrower remains organized under the laws of Canada and (c) with respect to a merger, amalgamation or consolidation involving the UK Borrower, the UK Borrower remains incorporated under the laws of England and Wales.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Commitment” means, as to any L/C Issuer, such L/C Issuer’s several and not joint obligation to issue Letters of Credit hereunder.  As of the Closing Date, the L/C Commitment of Wells Fargo Bank, National Association is $20,000,000.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Wells Fargo Bank, National Association, acting through one of its affiliates or branches, in its capacity as issuer of Letters of Credit hereunder and each other Revolving Credit Lender reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld or delayed) that has agreed to act as an L/C Issuer, in each case in its capacity as an issuer of Letters of Credit (including Existing Letters of Credit) hereunder, or any successor issuer of Letters of Credit hereunder; provided that no Person shall at any time become an L/C Issuer if after giving effect thereto there would at such time be more than two (2) L/C Issuers unless a higher number is approved by the US Borrower and the Administrative Agent.  Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit (including Existing Letters of Credit) to be issued by Affiliates of such L/C Issuer, in which case the term L/C Issuer shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including, without duplication, all L/C Borrowings.

“L/C Request” means a Request for L/C Issuance substantially in the form of Exhibit A-3 or in another form reasonably acceptable to the applicable L/C Issuer.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan or any Revolving Credit Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, federal, state, provincial, territorial, commonwealth and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes the L/C Issuers and the Swing Line Lender.

“Lender Funding Obligation” has the meaning specified in the definition of “Defaulting Lender.”

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is determined or adjudicated to be insolvent by a Governmental Authority, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or its Parent Company by a Governmental Authority or an instrumentality thereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the US Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder or any Existing Letter of Credit.  A Letter of Credit may be a standby letter of credit or, if available to be issued by the applicable L/C Issuer, a trade letter of credit.  Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit substantially in the form from time to time in use by the applicable L/C Issuer; provided that no Letter of Credit Application shall contain any representations, warranties, covenants, undertakings or defaults other than by reference to the representations, warranties, covenants, undertakings or defaults set forth in this Agreement or the Guaranty and Security Agreement.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date for the original Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day), as such date may be extended in accordance with the terms hereof and with the consent of the applicable L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means $20,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“LIBOR Quoted Currency” means any of Dollars, Euros, Pounds Sterling and Japanese Yen.

“LIBOR Screen Rate” means, with respect to any LIBOR Quoted Currency for any Interest Period, the per annum London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Thomson Reuters page or screen that displays such rate (or, in the event such rate does not appear on a Thomson Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in consultation with the US Borrower) at approximately 11:00 a.m. (London time) on the Quotation Day for such LIBOR Quoted Currency and such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any Permitted Acquisition by the US Borrower or one or more Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit by a Lender to a Borrower in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents and (d) each Issuer Document.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means any event or circumstance which has a material adverse effect on (a) the business, assets, financial condition or results of operations of the US Borrower and its Restricted Subsidiaries, taken as a whole, (b) the rights and remedies (taken as a whole) of the Administrative Agent or the Lenders under the Loan Documents or (c) the ability of the Loan Parties (taken as a whole) to perform their applicable payment obligations under the Loan Documents.

“Material Real Property” means real property owned in fee by any Loan Party (other than the Foreign Guarantor) with a fair market value (as reasonably determined by the US Borrower) in excess of $5,000,000 (together with improvements thereon and interests in real property that are necessary for the operation of such real property and improvements).

“Maturity Date” means, (a) with respect to the original Revolving Credit Facility, the date that is five (5) years after the Closing Date, and (b) with respect to the Initial Term Loan Facility and the Delayed Draw Term Loan Facility, the date that is five (5) years after the Closing Date; provided that the reference to Maturity Date (i) with respect to Extended Term Loans and Extended Revolving Credit Commitments shall be the final maturity date as specified in the applicable Extension Offer and (ii) with respect to New Term Loans and New Revolving Credit Loans shall be the final maturity date as specified in the applicable Incremental Facility Agreement.

“Maximum Rate” has the meaning specified in Section 10.10.

“Minimum Extension Condition” has the meaning specified in Section 2.15(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a deed of trust, deed of mortgage, charge by way of mortgage, trust deed or mortgage, as applicable, made by any Loan Party (other than the Foreign Guarantor) in favor or for the benefit of the Administrative Agent for the benefit of the Secured Parties in respect of Material Real Property in form and substance reasonably acceptable to the Administrative Agent executed and delivered pursuant to Section 6.12; provided that no Mortgage shall contain any representations, warranties, covenants, undertakings or defaults other than by reference to the representations, warranties, covenants, undertakings or defaults set forth in this Agreement or in the Guaranty and Security Agreement or customary representations and warranties relating to the subject property as of the date of execution of the applicable Mortgage.

“Mortgage Requirement” means, with respect to any Material Real Property owned by any Loan Party (other than the Foreign Guarantor), (a) provision of, (i) with respect to any Material Real Property located in the United States, a policy or policies of title insurance (or unconditional commitment to issue such policy or policies) issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent, in an amount not to exceed the fair market value (as reasonably determined by the US Borrower) of such Material Real Property, insuring the Lien of each Mortgage as a first-priority Lien on the Material Real Property described therein free of any other Liens other than those permitted by this Agreement and including such endorsements as the Administrative Agent reasonably requests and as are available in the applicable jurisdiction and at commercially reasonable rates and (ii) a Mortgage executed by the applicable Loan Party in recordable form and otherwise in form and substance reasonably acceptable to the US Borrower and the Administrative Agent, (b) (i) with respect to any Material Real Property located in the United States, recording of such Mortgage in the land records of the county in which such Material Real Property to be so encumbered is located, (ii) with respect to any Material Real Property located in the United Kingdom, recording of such Mortgage by registration of the UK Debenture against the UK Borrower at the registrar of the companies of the United Kingdom and Her Majesty’s Land Registry of the United Kingdom and (iii) with respect to any Material Real Property located in Canada, recording of such Mortgage in the land titles or registry system of the jurisdiction in which such Material Real Property to be so encumbered is located; provided, however, in the event the jurisdiction in which such Mortgage shall be recorded charges mortgage recording taxes, intangible taxes, documentary taxes or other similar taxes and/or charges, such Mortgage shall only secure an amount not to exceed the fair market value (as reasonably determined by the US Borrower, UK Borrower or Canadian Borrower, as applicable) of the Material Real Property subject to such Mortgage, and the Canadian Borrower agrees to execute an affidavit or execute and file other documents as may be required to support or permit such filing (c) each of the Administrative Agent and the title company shall have received, with respect to each Material Real Property located in the United States, (i) ALTA surveys in form and substance reasonably satisfactory to the Administrative Agent or (ii) previously obtained ALTA surveys and affidavits of “no-change” with respect to each such survey, such surveys and affidavits to be sufficient to issue title policies to the Administrative Agent providing all reasonably required survey coverage and survey endorsements, (d) with respect to any Material Real Property located in the United States, acquisition of FEMA standard life-of-loan flood hazard determinations for such Material Real Property, and if any building located on such Material Real Property is determined to be in a special flood hazard area, delivery of (x) a notice with respect to such flood hazard determination duly executed by the applicable Loan Party and (y) evidence of flood insurance in compliance with Section 6.07 hereof and the requirements of the National Flood Insurance Program and (e) a local counsel opinion as to the enforceability of such Mortgage in the state or jurisdiction in which the Material Real Property described in such Mortgage is located and other matters customarily covered in real estate enforceability opinions in form and substance reasonably acceptable to the Administrative Agent; provided, that (i) the applicable Loan Party shall not be required to deliver environmental site assessments, engineering reports or zoning reports in connection with the delivery of such Mortgages (in each case, other than such documentation already in the possession of any Loan Party); and (ii) at the Administrative Agent’s sole discretion, the

Administrative Agent may waive the requirements of clauses (a)(i) and (e) if the Administrative Agent reasonably agrees that the burden, cost or consequences of obtaining title insurance or such opinions is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the US Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Net Average Secured Leverage Ratio” means as of the end of any fiscal quarter of the US Borrower for the Test Period ending on such date, the ratio of (a) an amount equal to the sum of Consolidated Secured Funded Debt as of the last day of each fiscal quarter of such Test Period divided by 4 to (b) Consolidated EBITDA for such Test Period, in each case for the US Borrower and its Restricted Subsidiaries; provided that, if the US Borrower or any of its Restricted Subsidiaries has made any Permitted Acquisition, any Investments pursuant to Section 7.02(c)(iii), 7.02(m)(i), 7.02(m)(iii) or 7.02(q) or any Restricted Payment pursuant to Section 7.06(e), 7.06(h), 7.06(i) or 7.06(j) during a fiscal quarter (the “Specified Quarter”) within a Test Period, Consolidated Secured Funded Debt as of the last day of each fiscal quarter within such Test Period that occurred prior to such Specified Quarter shall be increased by an amount equal to the lesser of (x) the amount of cash paid by the US Borrower or any of its Restricted Subsidiaries in respect of such Permitted Acquisition, Investment or Restricted Payment and (y) the increase in the amount of Consolidated Secured Funded Debt at the end of such Specified Quarter from the end of the immediately prior fiscal quarter.

“Net Average Total Leverage Ratio” means as of the end of any fiscal quarter of the US Borrower for the Test Period ending on such date, the ratio of (a) an amount equal to the sum of Consolidated Funded Debt as of the last day of each fiscal quarter of such Test Period divided by 4 to (b) Consolidated EBITDA for such Test Period, in each case for the US Borrower and its Restricted Subsidiaries; provided that, if the US Borrower or any of its Restricted Subsidiaries has made any Permitted Acquisition, any Investments pursuant to Section 7.02(c)(iii), 7.02(m)(i), 7.02(m)(iii) or 7.02(q) or any Restricted Payment pursuant to Section 7.06(e), 7.06(h), 7.06(i) or 7.06(j) during a Specified Quarter within a Test Period, Consolidated Funded Debt as of the last day of each fiscal quarter within such Test Period that occurred prior to such Specified Quarter shall be increased by an amount equal to the lesser of (x) the amount of cash paid by the US Borrower or any of its Restricted Subsidiaries in respect of such Permitted Acquisition, Investment or Restricted Payment and (y) the increase in the amount of Consolidated Funded Debt at the end of such Specified Quarter from the end of the immediately prior fiscal quarter.

“Net Cash Proceeds” means:

(a)           with respect to the Disposition of any asset by the US Borrower or any of its Restricted Subsidiaries (including any Disposition of Equity Interests by or of such Subsidiaries) or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the US Borrower or any of its Restricted Subsidiaries) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or is subordinated to the Liens securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is repaid by the US Borrower or any of its Restricted Subsidiaries in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), together with any applicable premium, penalty, interest and breakage costs, (B) the out-of-pocket expenses (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the US Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) Taxes (or distributions for Taxes or any amount payable pursuant to any permitted Tax sharing arrangement) paid or reasonably estimated to be payable in connection therewith by any Loan Party or such Restricted Subsidiary and attributable to such Disposition or Casualty Event (including, where the proceeds are realized by a Subsidiary of the US Borrower, any incremental foreign, federal, state and/or local Taxes imposed as a result of distributing the proceeds in question from any Subsidiary to the US Borrower) and (D) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by the US Borrower or any of its Restricted Subsidiaries after such Disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received by the US Borrower or any of its Restricted Subsidiaries in respect of any such Disposition or Casualty Event and (ii) the amount of any reserve upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of such reserve described in clause (D) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve;

(b)           with respect to any Debt Issuance by the US Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such Debt Issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses (including attorneys’ fees) and other customary fees and expenses, incurred by any Loan Party or a Restricted Subsidiary in connection with such Debt Issuance (including, where the proceeds are realized by a Subsidiary of the US Borrower, any incremental foreign, federal, state and/or local Taxes imposed as a result of distributing the proceeds in question from any Subsidiary to the US Borrower); and

(c)           with respect to any Equity Issuance by the US Borrower or any of its Restricted Subsidiaries (or any other Person, if the context so requires), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such Equity Issuance over (ii) fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses (including attorneys’ fees) and other customary expenses) incurred by any Loan Party or a Restricted Subsidiary in connection with such Equity Issuance.

“New Revolving Credit Commitments” has the meaning specified in Section 2.14(a).

“New Revolving Credit Lender” has the meaning specified in Section 2.14(a).

“New Revolving Credit Loans” has the meaning specified in Section 2.14(b).

“New Revolving Credit Note” means, for each Class of New Revolving Credit Loans, a promissory note in substantially the form of Exhibit C-2 with, subject to Section 2.14, such changes as shall be agreed to by the US Borrower and the New Revolving Credit Lenders providing such Class of New Revolving Credit Loans and reasonably satisfactory to Administrative Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“New Term Commitments” has the meaning specified in Section 2.14(a).

“New Term Lender” has the meaning specified in Section 2.14(a).

“New Term Loan Facility” means a facility providing for the Borrowing of New Term Loans.

“New Term Loans” has the meaning specified in Section 2.14(c).

“New Term Note” means, for each Class of New Term Loans, a promissory note in substantially the form of Exhibit C-1 with, subject to Section 2.14, such changes as shall be agreed to by the US Borrower and the New Term Lenders providing such Class of New Term Loans and reasonably satisfactory to Administrative Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d)(iii).

“Non-Defaulting Lender” means, at any time, a Revolving Credit Lender that is not a Defaulting Lender.

“Non-Excluded Taxes” means any Taxes other than Excluded Taxes.

“Non-US Lender” has the meaning specified in Section 10.15(a)(i).

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note, a New Term Note, a Revolving Credit Note or a New Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding but excluding (x) all Secured Hedge Obligations and (y) all Cash Management Obligations.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation or company, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any corporation or company incorporated or organized in a non-US jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or the memorandum and articles of association (if applicable) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” mean, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parallel Debt” has the meaning specified in Section 9.14(a).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the economic or voting Equity Interests of such Lender.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“Patent” has the meaning specified in the Guaranty and Security Agreement or any Foreign Security Agreement, as applicable.

“Patent Security Agreement” has the meaning specified in the Guaranty and Security Agreement or any Foreign Security Agreement, as applicable.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into Law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by the US Borrower or any ERISA Affiliate or to which the US Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part 1 of the UK Pensions Act 2004.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Equity Issuance” means at any time (a) any cash contribution to the common Equity Interests of Holdings and further contributed to the US Borrower and (b) any sale or issuance of any Equity Interests resulting in Eligible Equity Proceeds.

“Permitted Holders” means (a) the Sponsors and (b) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any one or more of the Sponsors are members; provided that in the case of clause (b) and without giving effect to the existence of such group or any other group, the Sponsors have beneficial ownership directly or indirectly of more than fifty percent (50%) of the total voting power of the Voting Stock of Holdings (or such direct or indirect parent company) held by such group.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange (including the issuance of any Registered Equivalent Notes) or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder and as otherwise permitted to be incurred or issued pursuant to Section 7.03, (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, exchanged or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is contractually subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, exchange or extension is contractually subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders, in all material respects, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole, (d) such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person or Persons who are the obligors (or who are required by the terms of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended to become obligors) on the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended with the same primary obligor, (e) except with respect to the issuance of any Registered Equivalent Notes, at the time thereof, no Event of Default shall have occurred and be continuing, (f) such Indebtedness shall be unsecured if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is unsecured, (g) such Indebtedness is not secured by any additional property or collateral other than (i) property or collateral securing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (ii) after-acquired property that is affixed or incorporated into the property covered by the lien securing such Indebtedness and (iii) proceeds and products thereof, (h) if any Liens securing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended are on all or a portion of the Collateral on a pari passu basis to the Liens securing the Obligations (or such modified, refinanced, refunded renewed, replaced, exchanged or extended Indebtedness is all or a portion of the Obligations), (i) if such Indebtedness is secured, the Liens securing such Indebtedness shall be (x) secured by the Collateral on a pari passu or second-priority (or other junior priority) basis to the Liens securing the Obligations on terms that are at least as favorable to the Secured Parties as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole and (y) subject to intercreditor agreements reasonably satisfactory to the Administrative Agent (including customary European style protections to the extent relevant), or (ii) such Indebtedness shall be unsecured, (j) if any Liens securing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended are on all or a portion of the Collateral on a second-priority (or other junior priority) basis to the Liens securing the Obligations, (i) if such Indebtedness is secured, the Liens securing such Indebtedness shall be (x) secured by the Collateral on a second-priority (or other junior priority) basis to the Liens securing the Obligations on terms that are at least as favorable to the Secured Parties as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole and (y) subject to intercreditor agreements reasonably satisfactory to the Administrative Agent (including customary European style protections to the extent relevant), or (ii) such Indebtedness shall be unsecured, and (k) such Indebtedness has covenants and default and remedy provisions that are not, taken as a whole, materially more favorable to the lenders providing such Indebtedness than those set forth in the Loan Documents or in the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) in respect of which the US Borrower or, in the case of a Plan that is also a Pension Plan, any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt Instruments” has the meaning specified in the Guaranty and Security Agreement.

“Pledged Equity Interests” has the meaning specified in the Guaranty and Security Agreement.

“Pound Sterling” and “₤” mean the lawful currency of the United Kingdom.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Quebec Civil Code) in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Prepayment Notice” has the meaning specified in Section 2.05(a), which shall be substantially in the form of Exhibit A-2.

“Pricing Level” means a level set out in the first column of the table contained in the definition of “Applicable Rate” and “Revolving Credit Commitment/Ticking Fee Rate” corresponding to the range within which the Net Average Total Leverage Ratio as of any fiscal quarter end falls.

“primary obligor” has the meaning specified in the definition of “Guarantee”.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Wells Fargo Bank, National Association in connection with extensions of credit to debtors).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, for purposes of calculating the financial covenants set forth in Section 7.10, the Net Average Total Leverage Ratio, the Net Average Secured Leverage Ratio or the Consolidated Interest Coverage Ratio or any other financial ratio or test, that such calculation shall be made in accordance with Section 1.04 hereof.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities (or in the case of any Term Lender under any Term Loan Facility under which Term Loans have been made, the Outstanding Amount of such Lender’s Term Loans under such Facility) at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities (or in the case of any Term Loan Facility under which Term Loans have been made, the Outstanding Amount of all Term Loans under such Facility) at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Prohibited Transaction” has the meaning specified in Section 406 of ERISA and Section 4975(c) of the Code.

“Public Company Costs” means charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar applicable Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, listing fees, independent directors’ compensation, fees and expense reimbursement, charges relating to investor relations (including investor relations employee compensation), shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and legal and other professional fees associated with becoming or being a public company.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying Public Offering” means the issuance by Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act.

“Quotation Day” means, with respect to any Borrowing based on the Eurodollar Rate for any Interest Period, (i) if the currency is Pounds Sterling, the first (1st) day of such Interest Period, (ii) if the currency is Canadian Dollars, one (1) Business Day prior to the commencement of such Interest Period, (iii) if the currency is Euros, the day that is two (2) TARGET Days before the first day of such Interest Period, and (iv) if the currency is Dollars or Japanese Yen, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurodollar Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Refinancing” means the repayment in full of all obligations under the Existing Credit Facilities (other than the Existing Letters of Credit) and the Existing Notes with the proceeds of the Loans to be made hereunder on the Closing Date and the termination and release of all commitments, security interests and guarantees in connection therewith.

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation” has the meaning specified in Section 5.22.

“Related Indemnitee” has the meaning specified in Section 10.05.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, including into, from or through any structure or facility subject to human occupation.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived with respect to a Pension Plan.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a L/C Request and Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments (if any) and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders having more than fifty percent (50%) of the sum of the (a) aggregate Outstanding Amount of all Revolving Credit Loans and all L/C Obligations (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the Revolving Credit Loans and L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief accounting officer, treasurer, assistant treasurer, controller or other similar officer of a Loan Party or, in the case of any Foreign Borrower or Foreign Subsidiary, any duly appointed authorized signatory or any director or managing member of such Person and, as to any document delivered on the Closing Date, any secretary or assistant secretary.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the US Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the stockholders, partners or members (or the equivalent Persons thereof) of the US Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.  Unless otherwise specified, all references herein to a “Restricted Subsidiary” or to “Restricted Subsidiaries” shall refer to a Restricted Subsidiary or Restricted Subsidiaries of the US Borrower.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.

“Revaluation Date” means each of the following:  (i) each date of issuance of a Letter of Credit or making of a Revolving Credit Loan denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit denominated in an Alternative Currency having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) the first day of any calendar month and (v) at any time while a Default or Event of Default has occurred and is continuing, such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Class and Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(c).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the US Borrower and the Foreign Borrowers pursuant to Section 2.01(c), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name in Schedule 2.01(c) under the caption “Revolving Credit Commitment” or in the Assignment and Assumption or Incremental Facility Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The Aggregate Commitments of all Revolving Credit Lenders in respect of the Revolving Credit Facility shall be $275,000,000 as of the Closing Date. For the avoidance of doubt, any New Revolving Credit Commitments and any Extended Revolving Credit Commitments shall constitute Revolving Credit Commitments.

“Revolving Credit Commitment/Ticking Fee” has the meaning specified in Section 2.09(a).

“Revolving Credit Commitment/Ticking Fee Rate” means, from time to time, the following percentages per annum, based upon the Net Average Total Leverage Ratio as set forth below:

Pricing Level	Net Average Total Leverage Ratio	Revolving Credit Commitment/Ticking Fee Rate
I	Greater than or equal to 2.75:1.00	0.35%
II	Greater than or equal to 2.25:1.00 but less than 2.75:1.00	0.30%
III	Greater than or equal to 1.75:1.00 but less than 2.25:1.00	0.25%
IV	Less than 1.75:1.00	0.20%

Any increase or decrease in the Revolving Credit Commitment/Ticking Fee Rate with respect to the Loans resulting from a change in the Net Average Total Leverage Ratio shall become effective as of the first Business Day immediately following the date financial statements are required to be delivered pursuant to Section 6.01(a) or 6.01(b) following the completion of the first full fiscal quarter ending after the Closing Date; provided, however, that (1) if financial statements are not delivered when due in accordance with such Sections, then Pricing Level I shall apply as of the first Business Day after the date on which financial statements pursuant to Section 6.01(a) or 6.01(b) were required to have been delivered and shall remain in effect until the date on which such financial statements are so delivered and (2) until the delivery of financial statements for the first full fiscal quarter ended after the Closing Date pursuant to Section 6.01(a) or 6.01(b), Pricing Level II shall apply.

Notwithstanding the foregoing, in the event that any financial statement is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Credit Extension is outstanding when such inaccuracy is discovered or such financial statement was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Revolving Credit Commitment/Ticking Fee Rate for any period (a “Revolving Commitment/Ticking Fee Period”) than the Revolving Credit Commitment/Ticking Fee Rate applied for such Revolving Commitment/Ticking Fee Period, then (A)  the Revolving Credit Commitment/Ticking Fee Rate for such Revolving Commitment/Ticking Fee Period shall be determined as if the corrected Net Average Total Leverage Ratio was applicable for such Revolving Commitment/Ticking Fee Period and (B) the US Borrower and the Foreign Borrowers shall at the request of the Administrative Agent retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Revolving Credit Commitment/Ticking Fee for such Revolving Commitment/Ticking Fee Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.12.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 2.08(b) and 8.02 nor any of their other rights under this Agreement or any other Loan Document.

“Revolving Credit Commitment Period” means, (a) with respect to the original Revolving Credit Facility entered into on the Signing Date, the period from and including the Closing Date to but not including the Maturity Date of such Revolving Credit Facility or any earlier date on which the Revolving Credit Commitments shall terminate as provided herein and (b) with respect to any other Revolving Credit Facility established hereunder, the period from and including the date that such Revolving Credit Facility is established to but not including the Maturity Date of such Revolving Credit Facility or any earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments of a given Class at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or a Revolving Credit Loan at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(c), together with any New Revolving Credit Loans and Extended Revolving Credit Loans.

“Revolving Credit Note” means a promissory note of a Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate indebtedness of such Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to such Borrower.

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the government of Canada, the European Union, the United Kingdom or any other European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the government of Canada, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means the LIBOR Screen Rate or the CDOR Screen Rate, as applicable.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract required or permitted under Article VI or Article VII that is entered into by and between the US Borrower or any Subsidiary Guarantor and any Hedge Bank.

“Secured Hedge Obligations” means the obligations of the US Borrower or any Subsidiary Guarantor arising under any Secured Hedge Agreement including interest and fees that accrue after the commencement by or against the US Borrower or any Subsidiary Guarantor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Secured Obligations” means (a) all Obligations, (b) all Secured Hedge Obligations (other than an Excluded Swap Obligation) and (c) all Cash Management Obligations, including, in each case, interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings (including, for the avoidance of doubt, any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Loan Document, in each case whether or not anticipated as of the date of this Agreement) excluding that Loan Party’s Parallel Debts.  For the avoidance of doubt, (A) the Secured Obligations secured by the security interests granted by and/or guaranteed by each Foreign Borrower under the Loan Documents shall be limited to the Obligations incurred by such Foreign Borrower, and (B) the Secured Obligations secured by the security interests granted by and/or guaranteed by the Foreign Guarantor under the Loan Documents shall be limited to (x) in the case of the Foreign Guarantor’s pledge of the Equity Interests of each Foreign Borrower, such Foreign Borrower’s Secured Obligations and the Foreign Guarantor’s Secured Obligations in respect thereof and (y) in the case of the Foreign Guarantor’s pledge of the Equity Interests of Acushnet Japan and/or any other Person (other than the Foreign Borrowers) the Equity Interests of which are required to be pledged under the Loan Documents, all of the Secured Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the L/C Issuers, the Lenders, the Hedge Banks, Lenders, the Agents and the Arrangers, Affiliates of Lenders, Agents or Arrangers under Cash Management Obligations of the US Borrower or any Subsidiary Guarantor, the Indemnitees, the Supplemental Administrative Agents, if any, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means (a) the 1,790,000 shares of Series A redeemable convertible preferred stock issued by Holdings on July 29, 2011 and (b) the 48,027 shares of Series A redeemable convertible preferred stock issued by Holdings on January 20, 2012, in each case outstanding as of the Signing Date.

“Signing Date” means the date on which the conditions precedent in Section 4.01 are satisfied, which date is April 27, 2016.

“Signing Ticking Fee” has the meaning specified in Section 2.09(c).

“Solvent” and “Solvency” mean, (i) with respect to any Person (other than a Canadian Person) on any date of determination, that on such date (a) the sum of the debts (including contingent liabilities) of such Person does not exceed the present fair saleable value of the present assets of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the ordinary course of business or become otherwise due, (c) the capital of such Person is not unreasonably small in relation to the business of such Person contemplated as of the date of determination and (d) such Person does not intend to incur, or believe that it will incur, debts (including current obligations and contingent liabilities) beyond its ability to pay such debts as they mature in the ordinary course of business or become otherwise due; provided that, for purposes of calculation under clause (i), the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5); or (ii) with respect to any Canadian Person on any date of determination, that on such date (a) such Canadian Person is able to meet its obligations as they generally become due, (b) such Canadian Person has not ceased paying its current obligations in the ordinary course of business as they generally become due and (c) the aggregate of such Canadian Person’s property is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient to enable payment of all its obligations, including contingent liabilities, due and accruing and does not intend to incur, or believe that it will incur, debts (including current obligations and contingent liabilities) beyond its ability to pay such debts as they mature in the ordinary course of business or become otherwise due; provided that, for purposes of calculation under clause (ii), the amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Junior Financing Obligations” means any obligations in respect of any Junior Financing in respect of which any Loan Party is an obligor in a principal amount in excess of the Threshold Amount.

“Specified Quarter” has the meaning specified in the definition of “Net Average Secured Leverage Ratio”.

“Specified Representations” means the representations and warranties made by any Borrower or Guarantor set forth in Sections 5.01(a), 5.01(b)(ii), 5.02, 5.04, 5.12, 5.15, 5.16, 5.20 and 5.21.

“Specified Subsidiary” means, at any date of determination, (a) each Restricted Subsidiary of the US Borrower (i) whose total assets at the last day of the most recent Test Period were equal to or greater than 2.5% of Total Assets at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of the US Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, and (b) each other Restricted Subsidiary of the US Borrower that is the subject of any of the circumstances set forth in Section 8.01(f) or 8.01(g) and that, when such Restricted Subsidiary’s Total Assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other such Restricted Subsidiary that is the subject of any of the circumstances set forth in Section 8.01(f) or 8.01(g), would constitute a Specified Subsidiary under clause (a) above.

“Specified Transaction” means (a) any Disposition of all or substantially all the assets of or all the Equity Interests of any Restricted Subsidiary or of any business unit, line of business or division of the US Borrower or any of its Restricted Subsidiaries, (b) any Permitted Acquisition, (c) any Investment that results in a Person becoming a Restricted Subsidiary of the US Borrower, (d) any designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 6.15 or (e) the proposed incurrence, retirement or repayment of Indebtedness or making of a Restricted Payment or payment in respect of a Junior Financing in respect of which compliance with the financial covenants set forth in Section 7.10 or any other financial ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Sponsors” means, collectively, each of (a) Fila Korea Ltd., (b) Mirae Asset Private Equity, (c) Woori Private Equity Co., Ltd., (d) Neoplux No. 1 Private Equity and (e) Magnus Holdings Co., Ltd. and, in each case, their associated funds (including, in each case, as applicable, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but not including, however, any portfolio company of any of the foregoing).

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, as the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable L/C Issuer, as applicable, if it does not have as of the date of determination a spot buying rate for any such currency; provided, further, that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subordinated Indebtedness” means any Indebtedness of the US Borrower or any of its Restricted Subsidiaries that is expressly subordinated to the prior payment of the Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided that, for the avoidance of doubt, Excel Industrial Limited and Acushnet Lionscore Limited shall not be deemed to constitute Subsidiaries of the US Borrower unless and until a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) of such entities shall be owned directly or indirectly by the US Borrower.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the US Borrower.

“Subsidiary Guarantor” means each Subsidiary of the US Borrower other than any Excluded Subsidiary.

“Successor Holdings” has the meaning specified in Section 7.14.

“Supplemental Administrative Agent” has the meaning specified in Section 9.10 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo Bank, National Association, acting through one of its affiliates or branches, in its capacity as provider of Swing Line Loans, or any successor Swing Line Lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means $25,000,000.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Syndication Agent” means PNC Capital Markets LLC, in its capacity as syndication agent for the Facilities.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Tax Return” means all U.S. federal, state, local, provincial and foreign returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents, and any amendments thereof (including any related or supporting information or schedule attached thereto) filed or required to be filed with any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes in connection with the determination, assessment or collection of any Tax or Taxes.

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, fees, withholdings (including backup withholding) or similar charges imposed by any Governmental Authority, and all liabilities to any Governmental Authority (including interest, penalties or additions to tax) with respect to the foregoing.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a), 2.01(b), 2.14, 2.15 or 10.01, as applicable.

“Term Commitment” means an Initial Term Commitment, a Delayed Draw Term Commitment, a New Term Commitment or a commitment in respect of Extended Term Loans.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan Facility” means the Initial Term Loan Facility, the Delayed Draw Term Loan Facility, each New Term Loan Facility and each Extended Term Loan Facility.

“Term Loans” means Initial Term Loans, Delayed Draw Term Loans, New Term Loans and Extended Term Loans.

“Term Note” means a promissory note of the US Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the indebtedness of the US Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Termination Date” has the meaning specified in Section 9.08(a).

“Test Period” means a period of four (4) consecutive fiscal quarters (x) ended on the relevant date of determination (in the case of Section 7.10) or (y) otherwise, most recently ended for which annual or quarterly financial statements have been delivered hereunder.

“Thai Share Pledge Agreement” means the Share Pledge Agreement relating to the shares of Acushnet Footjoy (Thailand) Limited, by the US Borrower in favor of the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit Q or otherwise reasonably acceptable to the Administrative Agent.

“Threshold Amount” means $17,500,000.

“Total Assets” means the total assets of the US Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the US Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the financial statements delivered to the Arrangers on or prior to the Closing Date.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trademark” has the meaning specified in the Guaranty and Security Agreement or any Foreign Security Agreement, as applicable.

“Trademark Security Agreement” has the meaning specified in the Guaranty and Security Agreement or any Foreign Security Agreement, as applicable.

“tranche” has the meaning specified in Section 2.15(a).

“Transaction Expenses” means the fees, costs and expenses incurred or payable by the US Borrower or any of its Subsidiaries, Holdings or any direct or indirect parent thereof in connection with the Transactions.

“Transactions” means, collectively, (a) the execution and delivery and performance by the Loan Parties of each Loan Document to which they are a party executed and delivered or to be executed and delivered on or prior to (i) in the case of this Agreement, the Signing Date, and (ii) in the case of each other Loan Document, the Closing Date, (b) the making of the initial Borrowings hereunder and the issuance of the initial Letters of Credit hereunder, in each case on the Closing Date, (c) the use of the proceeds of such initial Borrowings, (d) the consummation of the Refinancing, (e) any other transactions in connection with the foregoing (excluding for the avoidance of doubt any refinancing or replacement of any Indebtedness referred to in clause (b) of this definition) and (f) the payment of Transaction Expenses.

“Treaty” has the meaning specified in the definition of “Treaty State”.

“Treaty Lender” means a Lender which: (a) is treated as a resident of a Treaty State for the purposes of a Treaty; and (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UK Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“UK Borrower Sublimit” means an amount equal to the lesser of the Aggregate Commitments of all Revolving Credit Lenders in respect of the Revolving Credit Facility and £20,000,000.  The UK Borrower Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“UK DB Plan” means the Acushnet Europe Management and Senior Staff Pension and Life Assurance Scheme established under irrevocable trust by a resolution dated January 1, 1974, as amended or otherwise modified from time to time.

“UK Debenture” means the Debenture, by the UK Borrower in favor of the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit N or otherwise reasonably acceptable to the Administrative Agent.

“UK Loan Party” means a Loan Party which is incorporated in England and Wales.

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance to the UK Borrower and is (a) a Lender: (i) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance to the UK Borrower under this Agreement; or (ii) in respect of an advance made under this Agreement to the UK Borrower by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time the advance was made, and which, with respect to clauses (i) and (ii) above, is within the charge to United Kingdom corporation tax as regards any payment of interest made in respect of that advance or (in the case of clause (i) above), which is a bank (as so designated) that would be within the charge to United Kingdom corporation tax as regards any payment of interest made in respect of that advance apart from section 18A of the CTA; or (b) a Lender which is: (i) a company resident in the United Kingdom for United Kingdom tax purposes or (ii) a partnership each member of which is (1) a company resident in the United Kingdom; or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 19 of the CTA); or (c) a Treaty Lender.

“UK Share Charge” means the Share Charge relating to the shares of the UK Borrower, by the Foreign Guarantor in favor of the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit M or otherwise reasonably acceptable to the Administrative Agent.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance to the UK Borrower under this Agreement is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; or (b) a partnership each member of which is (1) a company resident in the United Kingdom; or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 19 of the CTA).

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrowers on the assumption that each Appropriate Lender has made its Pro Rata Share of the applicable Borrowing available to the Administrative Agent and (ii) with respect to which a corresponding amount shall not in fact have been made available to the Administrative Agent by any such Lender, (b) with respect to the Swing Line Lender, the aggregate amount, if any, of participations in respect of any outstanding Swing Line Loan that shall not have been funded by the Appropriate Lenders in accordance with Section 2.04(b) and (c) with respect to the L/C Issuers, the aggregate amount of L/C Borrowings.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the creation or perfection of a security interest in any item or items of Collateral.

“United States” and “US” mean the United States of America.

“unreallocated portion” has the meaning specified in Section 2.16(a)(ii).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the US Borrower designated by the board of directors (or equivalent governing body) of the US Borrower as an Unrestricted Subsidiary pursuant to Section 6.15 on or subsequent to the Closing Date.

“US Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“US Guarantors” means, collectively, Holdings and each Subsidiary Guarantor.

“US Lender” has the meaning specified in Section 10.15(b).

“US Loan Parties” means, collectively, the US Borrower and the US Guarantors.

“USPTO” means the U.S. Patent and Trademark Office.

“US Tax Certificate” has the meaning set forth in Section 10.15(a).

“Voting Stock” of any Person means the Equity Interests of such Person having ordinary power to vote in the election of the board of directors or similar governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Equity Interests (other than directors qualifying shares) of such Subsidiary is owned, directly or indirectly, by such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02          Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)           The term “including” is by way of example and not limitation.

(e)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(f)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(g)           The term “manifest error” shall be deemed to include any clearly demonstrable error whether or not obvious on the face of the document containing such error.

(h)           For purposes of determining compliance at any time with Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 7.01, 7.02, 7.03 (other than Section 7.03(g)), 7.05, 7.06, 7.08, 7.09 and 7.13, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the US Borrower in its sole discretion at such time of determination.

(i)            The term “parent company” or “parent” means, with respect to any Person, the Person that owns all of the Equity Interests of such Person.

Section 1.03          Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the US Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount (or the accreted value thereof in the case of Indebtedness issued at a discount) thereof and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)           If at any time any change in GAAP (including conversion to IFRS as described below) or the application thereof would affect the computation of any covenant (including the computation of any financial covenant) set forth in any Loan Document, and either the US Borrower or the Required Lenders shall so request, the Administrative Agent and the US Borrower shall negotiate in good faith to amend such covenant (without the payment of any amendment or similar fees to the Lenders) to preserve the original intent thereof in light of such change in GAAP (or application thereof) (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided, that, until so amended, (i) such covenant, financial ratio basket or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) the US Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in GAAP (or application thereof).  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements referred to in Section 4.02(h) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Section 1.04          Pro Forma Calculations.

(a)           Notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Net Average Secured Leverage Ratio, the Net Average Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the amount of Total Assets) pursuant to this Agreement shall be calculated in the manner prescribed by this Section 1.04.

(b)           In the event that the US Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and the commitments in respect thereof have been terminated) subsequent to the end of the Test Period for which such financial ratio or test is being calculated but prior to or simultaneously with the event for which such calculation is being made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred on the last day of the applicable Test Period.

(c)           For purposes of calculating any financial ratio or test, Specified Transactions that have been made by the US Borrower or any Restricted Subsidiary during the applicable Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which such calculation is being made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Test Period and Total Assets shall be calculated after giving effect thereto.  If since the beginning of any such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the US Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.04, then any applicable financial ratio or test shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction occurred at the beginning of the applicable Test Period.

(d)           Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the US Borrower (including the amount of cost savings, expense reductions and synergies resulting from such Specified Transaction that have been or are expected to be realized, and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including, subject to the following proviso, during any subsequent Test Periods in which the effects thereof are expected to be realized); provided that (i) such amounts are reasonably identifiable, and factually supportable, are projected by the US Borrower in good faith to be realizable within twelve (12) months following such Specified Transaction and, in each case, certified by the chief financial officer or treasurer of the US Borrower, (ii) no amounts shall be added pursuant to this Section 1.04(d) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such Test Period and (iii) any increase to Consolidated EBITDA as a result of cost savings, expense reductions and synergies shall be subject to the limitations set forth in the final sentence of the definition of Consolidated EBITDA.

(e)           If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the US Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the US Borrower or any Restricted Subsidiary may designate.

(f)            Notwithstanding the foregoing, when calculating the Net Average Total Leverage Ratio and the Consolidated Interest Coverage Ratio for purposes of actual compliance with the financial covenants set forth in Section 7.10 as of the end of any Test Period, the events described in Sections 1.04(b), 1.04(c) and 1.04(d) that occurred subsequent to the end of the Test Period shall not be given pro forma effect.

(g)           Any pro forma calculation required at any time prior to the last day of the first fiscal quarter to which Section 7.10 applies shall be made assuming that compliance with the Net Average Total Leverage Ratio and Consolidated Interest Coverage Ratio set forth in Section 7.10 for the Test Period ending on December 31, 2016, is required with respect to the most recent Test Period prior to such time and references herein to financial statements required to be delivered pursuant to Section 6.01(a) or 6.01(b) before the first time such financial statements would be required to be delivered pursuant to Section 6.01(a) or 6.01(b) shall be deemed to be references to the latest financial statements with respect to the US Borrower and its Subsidiaries delivered pursuant to Section 4.02(h).

Section 1.05          Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up for five (5)).

Section 1.06          References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.07          Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08          Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.09          Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by Administrative Agent.

(b)           Wherever in this Agreement in connection with a Revolving Credit Borrowing or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Credit Borrowing or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuers, as the case may be.

Section 1.10          Change of Currency; Judgment Currency.

(a)           Each obligation of any Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.

(b)           Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

(d)           Each payment owing by any Loan Party hereunder shall be made in the relevant currency specified herein or, if not specified herein, specified in any other Loan Document executed by the Administrative Agent and the Lenders (the “Currency of Payment”) at the place specified herein (and such requirements are of the essence to this Agreement). If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in a Currency of Payment into another currency, the parties hereto agree that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Currency of Payment with such other currency at the Spot Rate on the Business Day preceding that on which final judgment is given. The obligations in respect of any sum due hereunder to any Secured Party shall, notwithstanding any adjudication expressed in a currency other than the Currency of Payment, be discharged only to the extent that, on the Business Day following receipt by such Secured Party of any sum adjudged to be so due in such other currency, such Secured Party may, in accordance with normal banking procedures, purchase the Currency of Payment with such other currency. Each Loan Party agrees that (i) if the amount of the Currency of Payment so purchased is less than the sum originally due to such Secured Party in the Currency of Payment, as a separate obligation and notwithstanding the result of any such adjudication, such Loan Party shall immediately pay the shortfall (in the Currency of Payment) to such Secured Party and (ii) if the amount of the Currency of Payment so purchased exceeds the sum originally due to such Secured Party, such Secured Party shall promptly pay the excess over to such Loan Party in the currency and to the extent actually received.

Section 1.11          Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01          The Loans.

(a)           The Initial Term Borrowings.  Subject to the terms and conditions set forth herein, each Initial Term Lender severally agrees to make a loan on the Closing Date to the US Borrower (each, an “Initial Term Loan” and, collectively, the “Initial Term Loans”) in an amount denominated in Dollars equal to such Initial Lender’s Initial Term Commitment.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Initial Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)           Delayed Draw Term Borrowings.  Subject to the terms and conditions set forth herein, each Delayed Draw Term Lender severally agrees to make a loan to the US Borrower (each, a “Delayed Draw Term Loan” and, collectively, the “Delayed Draw Term Loans”) on a date selected by the US Borrower that is (x) no earlier than the Closing Date and (b) no later than the first anniversary of the Closing Date (the “Delayed Draw Term Loan Date”) in an amount denominated in Dollars equal to such Delayed Draw Term Lender’s Delayed Draw Term Commitment.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  Delayed Draw Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(c)           Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans in Dollars or any Alternative Currency to the US Borrower and the Foreign Borrowers (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day during the applicable Revolving Credit Commitment Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, (i) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Credit Commitment, (ii) the Outstanding Amount of the Revolving Credit Loans denominated in Alternative Currencies plus the Outstanding Amount of the L/C Obligations attributable to Letters of Credit denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit, (iii) the Outstanding Amount of the Revolving Credit Loans made to the Canadian Borrower shall not exceed the Canadian Borrower Sublimit and (iv) the Outstanding Amount of the Revolving Credit Loans made to the UK Borrower shall not exceed the UK Borrower Sublimit.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(c), prepay under Section 2.05 and reborrow under this Section 2.01(c).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type.

Section 2.02          Borrowings, Conversions and Continuations of Loans.

(a)           Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the relevant Borrower’s (or the Borrower Representative on its behalf) irrevocable delivery to the Administrative Agent of a Loan Notice, appropriately completed and signed by a Responsible Officer of the relevant Borrower (or the Borrower Representative).  Each such notice must be received by the Administrative Agent (i) not later than 11:00 a.m. three (3) Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans, continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, in each case, in Dollars, (ii) not later than 11:00 a.m. four (4) Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans or continuation of Eurodollar Rate Loans, in each case, in any Alternative Currency, or (iii) not later than 12:00 p.m. (noon) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.03(c)(i) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and each Borrowing of Base Rate Loans shall be denominated in Dollars.  Each Loan Notice shall specify (i) whether the relevant Borrower (or the Borrower Representative on its behalf) is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type and Class of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the account of the relevant Borrower to be credited with the proceeds of such Borrowing.  If the relevant Borrower (or the Borrower Representative on its behalf) fails to specify a Type of Loan in a Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable New Term Loans or Revolving Credit Loans (if denominated in Dollars) shall be made as, or converted to, Base Rate Loans (and otherwise shall be made as, or converted to, Eurodollar Rate Loans with an Interest Period of one (1) month).  Any such automatic conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the relevant Borrower (or the Borrower Representative on its behalf) requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.  Notwithstanding anything to the contrary herein or in the definition of “Interest Period”, the US Borrower may designate an Interest Period for the initial funding of the Delayed Draw Term Loan on the Delayed Draw Term Loan Date that ends on the same day as any then applicable Interest Period for any then outstanding Initial Term Loans.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the relevant Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).  In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (with respect to Eurodollar Rate Loans) or 2:00 p.m. (with respect to Base Rate Loans) on the Business Day specified in the applicable Loan Notice. Subject to the terms and conditions hereof, the Administrative Agent shall make all funds so received available to the relevant Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the relevant Borrower (or the Borrower Representative on its behalf).

(c)           A Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the relevant Borrower pays the amount due, if any, under Section 3.05 in connection therewith.  During the existence of an Event of Default, the Required Lenders, upon written notice to the Borrowers (or the Borrower Representative on their behalf), may require that no Loans denominated in Dollars may be converted to or continued as Eurodollar Rate Loans.

(d)           The Administrative Agent shall promptly notify the Borrowers (or the Borrower Representative on their behalf) and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers (or the Borrower Representative on their behalf) and the Appropriate Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the determination of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other and all continuations of Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect.

(f)            The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03          Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each of the L/C Issuers agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in an aggregate face value not to exceed such L/C Issuer’s L/C Commitment, denominated in Dollars or in one or more Alternative Currencies for the account of the US Borrower (or any Restricted Subsidiary so long as the US Borrower is a joint and several co-applicant, and references to the “US Borrower” in this Section 2.03 shall be deemed to include any such Restricted Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit issued by it and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the US Borrower or any such Restricted Subsidiary; provided that the L/C Issuers shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if, as of the date of such L/C Credit Extension or after giving effect to such L/C Credit Extension, (I) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, would exceed such Lender’s Revolving Credit Commitment, (II) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit, (III) the Outstanding Amount of the Revolving Credit Loans denominated in Alternative Currencies plus the Outstanding Amount of the L/C Obligations attributable to Letters of Credit denominated in Alternative Currencies would exceed the Alternative Currency Sublimit or (IV) the Outstanding Amount of the L/C Obligations attributable to Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Commitment.  Within the foregoing limits, and subject to the terms and conditions hereof, the US Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the US Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed and the US Borrower may request that any given L/C Issuer issue a Letter of Credit.  Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuers shall be under no obligation to issue any Letter of Credit if:

(A)          such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(B)          the applicable L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(C)          except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, such Letter of Credit is in an initial stated amount less than $5,000;

(D)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Signing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Signing Date and which, in each case, such L/C Issuer in good faith deems material to it;

(E)           subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit, prior to giving effect to any automatic renewal, would occur more than twelve (12) months after the date of issuance or last renewal;

(F)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either (1) all the Revolving Credit Lenders and the applicable L/C Issuer have approved such expiry date and no Revolving Credit Lender shall be required to participate in any such Letter of Credit issued without such approval or (2) such Letter of Credit is Cash Collateralized in a manner consistent with the provisions of Section 2.03(g) below or backstopped by a letter of credit in a face amount at least equal to 103% of the then undrawn amount of such Letter of Credit from an issuer and in form and substance reasonably satisfactory to the applicable L/C Issuer in its sole discretion;

(G)          the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(H)          the issuance of such Letter of Credit would violate any Laws or one or more policies of the applicable L/C Issuer applicable to letters of credit generally, as certified in writing by the applicable L/C Issuer; or

(I)            any Revolving Credit Lender is a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements reasonably satisfactory to it and the US Borrower to eliminate such L/C Issuer’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including, first by reallocating such participations in accordance with Section 2.16(a) and, thereafter, by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to such L/C Issuer to support, each such Defaulting Lender’s Pro Rata Share of the L/C Obligations.

(iii)          The L/C Issuers shall be under no obligation to amend any Letter of Credit if (A) the applicable L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)          Notwithstanding anything herein to the contrary, the L/C Issuers shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(v)           Standby letters of credit outstanding under the Existing Credit Facilities on the Closing Date, including those set forth on Schedule 2.03, shall be deemed issued under the Revolving Credit Facility on the Closing Date to the extent the applicable letter of credit issuer under such facility is an L/C Issuer under the Revolving Credit Facility.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the US Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a L/C Request and Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the US Borrower.  Such L/C Request and Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 12:00 noon at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be, or such later date and time as such L/C Issuer may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably request.

(ii)           Promptly after receipt of any L/C Request and Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such L/C Request and Letter of Credit Application from the US Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof (such confirmation to be promptly provided by the Administrative Agent), then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the US Borrower or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer an unfunded risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)          If the US Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than the date specified in such Letter of Credit (the “Nonrenewal Notice Date”).  Unless otherwise directed by the applicable L/C Issuer, the US Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that such L/C Issuer shall not permit any such renewal if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(i) or (ii)), or (B) it has received notice (which shall be in writing) on or before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent or the US Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the US Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the US Borrower and the Administrative Agent thereof (the date of notice, the “Honor Date”).  In the case of a Letter of Credit denominated in Dollars, the US Borrower shall reimburse the applicable L/C Issuer in Dollars.  In the case of a Letter of Credit denominated in an Alternative Currency, the US Borrower shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars or (B) in the absence of any such requirement for reimbursement in Dollars, the US Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the US Borrower will reimburse such L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the US Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 2:00 p.m. on the second (2nd) Business Day after the Honor Date with respect to any Letter of Credit to be reimbursed in Dollars, or the Applicable Time on such date with respect to any Letter of Credit to be reimbursed in an Alternative Currency, the US Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency; provided that if such notice is not provided to the US Borrower prior to 10:00 a.m. on the Honor Date with respect to any Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the Honor Date with respect to any Letter of Credit to be reimbursed in an Alternative Currency, then the US Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency on or prior to 2:00 p.m. on the third (3rd) Business Day after the Honor Date with respect to any Letter of Credit to be reimbursed in Dollars, or the Applicable Time on such date with respect to any Letter of Credit to be reimbursed in an Alternative Currency, and such extension of time shall be reflected in computing fees in respect of any such Letter of Credit.  If the US Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof.  In such event, the US Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the second (2nd) or third (3rd) Business Day after the Honor Date, as applicable, in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.03 (other than the delivery of a Loan Notice).  Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) shall be in writing.

(ii)           Each Revolving Credit Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the US Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the US Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v)           Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the US Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this

Section 2.03(c) (but not L/C Borrowings pursuant to Section 2.03(c)(iii)) is subject to the conditions set forth in Section 4.03 (other than delivery of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the US Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            If, at any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the US Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(e)           Obligations Absolute.  The obligation of US Borrower to reimburse the L/C Issuers for each drawing under each Letter of Credit and to repay each L/C Borrowing relating to any Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the US Borrower or the applicable Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the applicable L/C Issuer under such Letter of Credit (x) against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit or (y) to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the US Borrower in respect of such Letter of Credit;

(vi)          any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the US Borrower or in the relevant currency markets generally; or

(vii)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the US Borrower;

provided that the foregoing shall not excuse the L/C Issuers from liability to the US Borrower to the extent of any direct damages (as opposed to special, punitive, indirect, exemplary or consequential damages, claims in respect of which are waived by the US Borrower to the extent permitted by applicable Law) suffered by the US Borrower that are caused by the applicable L/C Issuer’s gross negligence, bad faith or willful misconduct or material breach of its obligations when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof in each case as determined by a court of competent jurisdiction in a final, non-appealable judgment.  The US Borrower shall promptly examine a copy of each Letter of Credit issued for its account or the account of any of its Restricted Subsidiaries as provided for herein and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the US Borrower’s instructions or other irregularity, the US Borrower will promptly notify the applicable L/C Issuer.  The US Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuers.  Each Lender and the US Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The US Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the US Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement.  None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuers, shall be liable or responsible for any of the matters described in Section 2.03(e)(i) through (vii); provided that anything in such clauses to the contrary notwithstanding, the US Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the US Borrower, to the extent, but only to the extent, of any direct, as opposed to special, punitive, indirect, consequential or exemplary, damages suffered by the US Borrower that a court of competent jurisdiction determines in a final, non-appealable judgment were caused by such L/C Issuer’s willful misconduct, bad faith or gross negligence or material breach of its obligations or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  (i) Upon the request of the Administrative Agent, if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.03 to a Revolving Credit Borrowing cannot then be met or (ii) automatically on the Letter of Credit Expiration Date, if any Letter of Credit for any reason remains outstanding and partially or wholly undrawn as of the Letter of Credit Expiration Date, the US Borrower shall promptly Cash Collateralize (x) in the case of clause (i), 100% and (y) in the case of clause (ii), 103%, in each case of the then Outstanding Amount of all L/C Obligations (such Outstanding Amount to be determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be) or, in the case of clause (ii), provide a back-to-back letter of credit in a face amount at least equal to 103% of the then undrawn amount of such Letter of Credit from an issuer and in form and substance reasonably satisfactory to the applicable L/C Issuer in its sole discretion.  Any Letter of Credit that is so Cash Collateralized or in respect of which such a back-to-back letter of credit shall have been issued shall be deemed no longer outstanding for purposes of this Agreement.  For purposes hereof, “Cash Collateralize” means (A) in the case of clause (ii) above, pledge and deposit with or deliver to the applicable L/C Issuer, as collateral for the L/C Obligations and (B) in all other cases to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to such L/C Issuer and, in the case of clause (B), the Administrative Agent (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  Cash Collateral shall be maintained in deposit accounts designated by the Administrative Agent and which are under the control (within the meaning of Section 9-104 of the Uniform Commercial Code), of the applicable L/C Issuer and, in the case of clause (B), in a Cash Collateral Account.  If at any time the applicable L/C Issuer or, in the case of clause (B), the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than such L/C Issuer or Administrative Agent, as applicable, or are subject to claims of the depositary bank arising by operation of law, or that the total amount of such funds is less than the amount required by the first sentence of this Section 2.03(g), the US Borrower will, forthwith upon demand by such L/C Issuer and, in the case of clause (B), the Administrative Agent, pay to such L/C Issuer or the Administrative Agent, as applicable, as additional funds to be deposited and held in the deposit accounts designated by such L/C Issuer and, in the case of clause (B), the Administrative Agent as aforesaid, an amount equal to the excess of (x) 100% or 103%, as applicable, of such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that such L/C Issuer and, in the case of clause (B), the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the applicable L/C Issuer.  To the extent the amount of any Cash Collateral exceeds 100% or 103%, as applicable, of the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the US Borrower.

(h)           Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the US Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

(i)            Letter of Credit Fees.  The US Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued equal to the Applicable Rate for Revolving Credit Loans that are Eurodollar Rate Loans times the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.11.  Letter of Credit Fees shall be (x) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the Letter of Credit Expiration Date and thereafter on demand, and (y) computed from the date of issuance thereof on a quarterly basis in arrears.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The US Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued equal to 0.125% per annum of the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.11.  Such fronting fees shall be (x) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (y) computed on a quarterly basis in arrears.  In addition, the US Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees not related to the fronting fee and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms of this Agreement shall control.

(l)            Provisions Related to Maturing Revolving Credit Commitments.  If the Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of

Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 2.03(c) and 2.03(d)) under (and ratably participated in by Lenders pursuant to) the relevant Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the US Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g).  Commencing with the Maturity Date of any tranche of Revolving Credit Commitments, if not previously determined, the sublimit for Letters of Credit shall be agreed with the Administrative Agent under the extended tranches and the L/C Commitments of each L/C Issuer shall be agreed with such L/C Issuer.  No L/C Issuer shall have any obligation to issue a Letter of Credit with an expiration date beyond the Letter of Credit Termination Date unless it is satisfied there will be sufficient available Revolving Credit Commitments (or backstopping arrangements reasonably satisfactory to the applicable L/C Issuer have been made) to cover its exposure in respect thereof.

(m)          Letters of Credit Issued for Restricted Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the US Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The US Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Restricted Subsidiaries inures to the benefit of the US Borrower, and that the US Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

Section 2.04          Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) in Dollars to the US Borrower from time to time on any Business Day (other than the Closing Date) during the Revolving Credit Commitment Period in respect of the Revolving Credit Facility established on the Closing Date (as it may be extended in accordance with Section 2.15) in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided that after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment; provided, further, that the US Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the US Borrower may borrow under this Section 2.04, prepay under Section 2.05 and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender an unfunded risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share and the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the US Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, (ii) the requested borrowing date, which shall be a Business Day and (iii) the account of the US Borrower to be credited with the proceeds of such Swing Line Borrowing.  Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of such proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a) or (B) that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the US Borrower.  Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Credit Lender is a Defaulting Lender unless participations therein are reallocated in accordance with Section 2.16(a) or the Swing Line Lender has otherwise entered into arrangements reasonably satisfactory to it and the US Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the US Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding.  Each such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02(a), without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.03.  The Swing Line Lender shall furnish the US Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the US Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in such Swing Line

Loan and each such Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c) shall be deemed payment in respect of such participation.

(iii)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.04(c)(iii) shall be conclusive absent manifest error.

(iv)          Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the US Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.03 (other than delivery of a Loan Notice).  No such funding of risk participations shall relieve or otherwise impair the obligation of the US Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)           Interest for Account of Swing Line Lender.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The US Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g)           Provisions Related to Maturing Revolving Credit Commitments.  If the Maturity Date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer Maturity Date, then on the earliest occurring Maturity Date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such Maturity Date); provided, however, that if on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(l)), (i) there shall exist one or more tranches of sufficient unutilized Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant to such Revolving Credit Commitments which will remain in effect after the occurrence of such Maturity Date and (ii) the Swing Line Lender has agreed, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and the same shall be deemed to have been incurred solely pursuant to the relevant Revolving Credit Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest Maturity Date.

Section 2.05          Prepayments.

(a)           Optional.

(i)            Any Borrower may, upon notice from such Borrower (or the Borrower Representative on its behalf) to the Administrative Agent (a “Prepayment Notice”), at any time or from time to time voluntarily prepay one or more Classes or tranches of Loans made to such Borrower, in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (x) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans denominated in Dollars, (y) four (4) Business Days prior to any date of prepayment of Eurodollar Rate Loans denominated in any Alternative Currency or (z) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  The relevant Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Loan shall be accompanied by all accrued interest thereon, and, in the case of a prepayment of a Eurodollar Rate Loan, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied among the Facilities in such amounts as the relevant Borrower may direct in its sole discretion (and absent such direction, first to any Revolving Credit Loans, then pro rata among the Term Loan Facilities and in direct order of maturity).  Each prepayment made by any Borrower in respect of a particular Facility shall be paid to the Administrative Agent for the account of (and to be promptly disbursed to) the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii)           The US Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the US Borrower, the US Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)          Notwithstanding anything to the contrary contained in this Agreement, any Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from (A) a refinancing of all of the Facilities, (B) issuance of New Term Loans and/or New Revolving Credit Commitments or (C) the refinancing of all of the Facilities, in each case, which refinancing or issuance shall not be consummated or shall otherwise be delayed.

(b)           Mandatory.

(i)            Dispositions and Casualty Events.

(A)          If (x) the US Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition permitted by Section 7.05(a) through 7.05(h) or 7.05(l) through 7.05(n)) or (y) any Casualty Event occurs, which results in the realization or receipt by the US Borrower or such Restricted Subsidiary of Net Cash Proceeds, the US Borrower shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds an aggregate principal amount of Term Loans and Revolving Credit Loans (with a permanent reduction in the relevant Revolving Credit Commitment) in an amount equal to 100% of all Net Cash Proceeds received as set forth in Section 2.05(b)(iv); provided that no such prepayment shall be required pursuant to this Section 2.05(b)(i)(A) if, on or prior to the date any such prepayment is required to be made, the US Borrower shall have given written notice to the Administrative Agent of its intention to reinvest or cause to be reinvested such Net Cash Proceeds in accordance with Section 2.05(b)(i)(B) (which election may only be made if no Event of Default has occurred and is then continuing).

(B)          With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(i)(A)) or any Casualty Event, at the option of the US Borrower, the US Borrower may reinvest or cause to be reinvested all or any portion of such Net Cash Proceeds in assets useful for its business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the US Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within six (6) months following such twelve (12) month period, and if any Net Cash Proceeds are not so reinvested within such reinvestment period, an amount equal to any such remaining Net Cash Proceeds shall, within ten (10) Business Days of the end of such reinvestment period, be applied to the prepayment of the Term Loans and Revolving Credit Loans (with a permanent reduction in the relevant Revolving Credit Commitment) as set forth in Section 2.05(b)(iv).

(ii)           Issuance of Indebtedness.  If the US Borrower or any Restricted Subsidiary incurs or issues any Indebtedness that is not expressly permitted to be incurred or issued pursuant to Section 7.03, the US Borrower shall cause to be prepaid an aggregate amount of Term Loans and Revolving Credit Loans (with a permanent reduction in the relevant Revolving Credit Commitment) in an amount equal to 100% of all Net Cash Proceeds received therefrom upon incurrence or issuance of such Indebtedness, in each case, as set forth in Section 2.05(b)(iv).

(iii)          Revolving Credit Loans, L/C Obligations and Swing Line Loans.  If, for any reason, (A) the aggregate Outstanding Amount of the Revolving Credit Loans, the L/C Obligations and Swing Line Loans at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrowers shall promptly prepay Revolving Credit Loans or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess, (B) the aggregate Outstanding Amount of the Revolving Credit Loans denominated in Alternative Currencies and the L/C Obligations attributable to Letters of Credit denominated in Alternative Currencies at any time exceeds the Alternative Currency Sublimit, the Borrowers shall promptly prepay Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess, (C) the aggregate Outstanding Amount of the Revolving Credit Loans made to the Canadian Borrower at any time exceeds the Canadian Borrower Sublimit, the Canadian Borrower shall promptly prepay Revolving Credit Loans in an aggregate amount equal to such excess or (D) the aggregate Outstanding Amount of the Revolving Credit Loans made to the UK Borrower at any time exceeds the UK Borrower Sublimit, the UK Borrower shall promptly prepay Revolving Credit Loans in an aggregate amount equal to such excess; provided, in each case, that (x) no Foreign Borrower shall be required to prepay Revolving Credit Loans or Swing Line Loans of the US Borrower or Cash Collateralize the L/C Obligations of the US Borrower, (y) the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iii) unless, after the prepayment in full of the Revolving Credit Loans and Swing Line Loans, such aggregate Outstanding Amount exceeds such aggregate Revolving Credit Commitments then in effect and (z) if any excess described in clauses (A) through (D) occurs as a result of a recalculation of the Dollar Equivalent of L/C Obligations and/or Revolving Credit Loans denominated in an Alternative Currency, the obligations of the Borrowers pursuant to this Section 2.05(b)(iii) shall not become effective until the fifth (5th) Business Day after the applicable Borrower has received notice of such excess from the Administrative Agent.

(iv)          Application of Mandatory Prepayments.  (A) All prepayments pursuant to Section 2.05(b)(i) and the first sentence of Section 2.05(b)(ii) shall be applied first, to prepay the Term Loans on a pro rata basis as among the various Classes thereof (in accordance with the aggregate outstanding principal amount of the Term Loans of each such Class), applied to each such Class of Term Loans to reduce the remaining scheduled amortization payments in direct order of maturity, unless otherwise agreed among the US Borrower and the New Term Loan Lenders in accordance with Section 2.14(e)(v) or the US Borrower and the lenders providing Extended Term Loans in accordance with Section 2.15 (it being understood that, in any case, the Initial Term Loans and Delayed Draw Term Loans shall not be allocated any less than such Class’s pro rata share of such prepayment) and second, to prepay the outstanding Revolving Credit Loans to the full extent thereof and to permanently reduce the Revolving Credit Commitment by the amount of such payment.  Unless otherwise provided herein, each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(v)           Funding Losses, Etc.  All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.  Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under Section 2.05(b)(i) other than on the last day of the Interest Period therefor, the US Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the US Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b).  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the US Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

Section 2.06          Termination or Reduction of Commitments.

(a)           Optional.  The Borrowers may, upon written notice from the Borrowers (or the Borrower Representative on their behalf) to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount (A) of $500,000 or any whole multiple of $100,000 in excess thereof or (B) equal to the entire remaining amount of the Commitments of any Class and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit, the Swing Line Sublimit, the Canadian Borrower Sublimit, the UK Borrower Sublimit or the Alternative Currency Sublimit, as the case may be, exceeds the amount of the Revolving Credit Commitments (after giving effect to any reallocations pursuant to Section 2.14 or 2.15), such sublimit shall be automatically reduced by the amount of such excess.  The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit, the Swing Line Sublimit, the Canadian Borrower Sublimit, the UK Borrower Sublimit or the Alternative Currency Sublimit unless otherwise specified by the Borrowers (or the Borrower Representative on their behalf) or as required by the preceding sentence.  Notwithstanding the foregoing, the Borrowers may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which issuance or refinancing shall not be consummated or otherwise shall be delayed.

(b)           Mandatory.

(i)            Initial Term Commitments.  The Initial Term Commitment of each Initial Term Lender shall be automatically and permanently reduced to $0 at 5:00 p.m. on the Closing Date upon the funding of the Initial Term Loans; provided, however, if the Closing Date does not occur on or prior to the Commitment Termination Date, the Initial Term Commitments shall immediately and automatically terminate at 5:00 p.m. on the Commitment Termination Date.

(ii)           Delayed Draw Term Commitments.  The Delayed Draw Term Commitment of each Delayed Draw Term Lender shall be automatically and permanently reduced to $0 at 5:00 p.m. on the earlier of (x) the first anniversary of the Closing Date and (y) the funding of the Delayed Draw Term Loans; provided, however, if the Closing Date does not occur on or prior to the Commitment Termination Date, the Delayed Draw Term Commitments shall immediately and automatically terminate at 5:00 p.m. on the Commitment Termination Date.

(iii)          Revolving Credit Commitments.  The Revolving Credit Commitment of each Revolving Credit Lender of a given Class shall be automatically and permanently reduced to $0 on the Maturity Date of the Revolving Credit Facility associated with such Class of Revolving Credit Commitments (as it may be extended in accordance with Section 2.15); provided, however, if the Closing Date does not occur on or prior to the Commitment Termination Date, the Revolving Credit Commitments shall immediately and automatically terminate at 5:00 p.m. on the Commitment Termination Date.

(c)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, the Swing Line Sublimit, the Canadian Borrower Sublimit, the UK Borrower Sublimit or the Alternative Currency Sublimit or the unused Commitments of any Class under this Section 2.06.  Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced except as otherwise provided in this Agreement (including the termination of the Commitment of any Lender as provided in Section 2.16 or 3.07).  All commitment fees accrued until the effective date of any termination of the Aggregate Commitments of any Class shall be paid to the Appropriate Lenders on the effective date of such termination.

Section 2.07          Repayment of Loans.

(a)           Term Loans.

(i)            Initial Term Loans.  The US Borrower shall, commencing on the last Business Day of the first full fiscal quarter ending after the Closing Date, repay to the Administrative Agent, for the ratable account of the Initial Term Lenders, the percentage per annum in the table set forth below of the original principal amount of all Initial Term Loans on the Closing Date, in consecutive quarterly installments on the last Business Day of each March, June, September and December (which installments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Year Following the Closing Date	Percentage
Year 1	5.0% per annum
Year 2	5.0% per annum
Year 3	7.5% per annum
Year 4	7.5% per annum
Year 5	10.0% per annum

(ii)           Delayed Draw Term Loans.  The US Borrower shall, on each date following the Delayed Draw Term Loan Date on which a quarterly installment is paid on the Initial Term Loans pursuant to Section 2.07(a)(i), repay to the Administrative Agent, for the ratable account of the Delayed Draw Term Lenders, a percentage per annum of the outstanding principal amount of all Delayed Draw Term Loans on such date equal to (x) the total dollar amount of the amortization installment on all Initial Term Loans on such date divided by (y) the outstanding principal amount of all Initial Term Loans on such date.

(iii)          New Term Loans.  In the event any New Term Loans are made, such New Term Loans shall be repaid by the US Borrower in installments as set forth in the applicable Incremental Facility Agreement.

(iv)          Payment at Maturity.  The final principal repayment installment of the Term Loans of each Class shall be repaid on the Maturity Date of the applicable Term Loan Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans of such Class outstanding on such date.

(b)           Revolving Credit Loans.  The Borrowers shall repay to the Administrative Agent for the ratable account of the applicable Revolving Credit Lenders on the Maturity Date for the relevant Class of Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(c)           Swing Line Loans.  The US Borrower shall repay the aggregate principal amount of all of its Swing Line Loans on the date that is five (5) Business Days prior to the Maturity Date for the Revolving Credit Facility established on the Closing Date (as it may be extended in accordance with Section 2.15).  In addition, the US Borrower shall repay to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the earlier of the Latest Maturity Date of the Revolving Credit Commitments (or such earlier Maturity Date on which the Revolving Credit Commitment of the Swing Line Lender terminates) and the first date after such Swing Line Loan is made that is the fifteenth (15th) or last day of a calendar month and is at least five (5) Business Days after such Swing Line Loan is made; provided that on each date that a Revolving Credit Loan is borrowed, the US Borrower shall repay all Swing Line Loans then outstanding.

Section 2.08          Interest.

(a)           Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b)           (i) Automatically upon the occurrence and during the continuance of an Event of Default set forth in Section 8.01(a), 8.01(f) or 8.01(g) and (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, the Borrowers shall pay interest on all outstanding amounts hereunder (other than any amount payable in respect of the Parallel Debts) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)           For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

(e)           Without limiting the provisions of Section 10.10, if any provision of this Agreement or of any of the other Loan Documents would obligate any Borrower to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) first, by reducing the amount or rate of interest required to be paid to the Lenders under this Section 2.08, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Borrowers shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrowers.  Any amount or rate of interest referred to in this sub-section shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

Section 2.09          Fees.  In addition to certain fees described in Sections 2.03(i) and 2.03(j):

(a)           Revolving Credit Commitment Fee.  On and after the Closing Date, the Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee (each, a “Revolving Credit Commitment Fee” and, collectively, the “Revolving Credit Commitment Fees”) equal to the Revolving Credit Commitment/Ticking Fee Rate times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans (other than Swing Line Loans) and (ii) the Outstanding Amount of L/C Obligations.  The Revolving Credit Commitment Fees shall accrue at all times from the Closing Date until the Maturity Date of the applicable Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the applicable Revolving Credit Facility.  The Revolving Credit Commitment Fees shall be calculated quarterly in arrears.

(b)           Delayed Draw Term Commitment Ticking Fee.  On and after the Closing Date, the US Borrower shall pay to the Administrative Agent for the account of each Delayed Draw Term Lender in accordance with its Pro Rata Share, a ticking fee (each, a “Delayed Draw Term Commitment Ticking Fee” and, collectively, the “Delayed Draw Term Commitment Ticking Fees”) equal to the Revolving Credit Commitment/Ticking Fee Rate times the actual daily amount of the Delayed Draw Term Commitment.  The Delayed Draw Term Commitment Ticking Fees shall accrue at all times from (and including) the Closing Date until (but excluding) the earlier of the Delayed Draw Term Loan Date and the date on which the Delayed Draw Term Commitments expire, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Delayed Draw Term Loan Date.  The Delayed Draw Term Commitment Ticking Fees shall be calculated quarterly in arrears.

(c)           Signing Ticking Fee.  On and after the date that is sixty (60) days after the Signing Date, the US Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share of Commitments under all Facilities a ticking fee (each, a “Signing Ticking Fee” and, collectively, the “Signing Ticking Fees”) equal to the Revolving Credit Commitment/Ticking Fee Rate times the amount of the commitments for all Facilities.  The Signing Ticking Fees shall accrue at all times from (and including) the date that is sixty (60) days after the Signing Date until (but excluding) the earlier of (x) the Closing Date, (y) the date of the termination of all Commitments hereunder by the US Borrower and (z) the Commitment Termination Date, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Signing Date, and on the Closing Date.  The Signing Ticking Fees shall be calculated quarterly in arrears.

(d)           Other Fees.  The Borrowers shall pay or cause to be paid to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable (unless otherwise agreed by such Agent) for any reason whatsoever.

Section 2.10          Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed.  All computations of interest for Eurodollar Rate Loans denominated in Canadian Dollars or Pounds Sterling shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed, or, in the case of interest in respect of Eurodollar Rate Loans denominated in Euro or Japanese Yen as to which market practice differs from the foregoing, in accordance with such market practice.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year).  Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11          Evidence of Indebtedness.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent in accordance with Section 10.07(c), acting as a non-fiduciary agent for the

Borrowers solely for purposes of Treasury Regulation Section 5f.103-1(c), in each case in the ordinary course of business.  The accounts or records maintained by each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to each Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the Register in respect of such matters, the Register shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the relevant Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the Register and the accounts and records of any Lender in respect of such matters, the Register shall control in the absence of manifest error.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and 2.11(b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and 2.11(b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12          Payments Generally.

(a)           Except as otherwise required by applicable Law, all payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Revolving Credit Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Revolving Credit Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Revolving Credit Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day in the Administrative Agent’s sole discretion and any applicable interest or fee shall continue to accrue to the extent applicable.

(b)           Unless any Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)            if any Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the applicable Overnight Rate from time to time in effect; and

(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the relevant Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the relevant Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in this Article II, and such funds are not made available to the relevant Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(e)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in clauses First through Last of Section 8.03.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13          Sharing of Payments.  If any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise, and other than (x) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant or (y) as otherwise expressly provided elsewhere herein, including as provided in or contemplated by Section 2.14, 2.15 or 10.01) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them and/or such sub-participations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.  The Administrative Agent will keep records and maintain entries in the Register (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14          Incremental Facilities.

(a)           At any time or from time to time after the Closing Date, the US Borrower may by written notice to the Administrative Agent elect to request (i) prior to the Latest Maturity Date of any Revolving Credit Facility, one or more increases to the existing Revolving Credit Commitments (any such increase, the “New Revolving Credit Commitments”) and/or (ii) prior to the Latest Maturity Date of any Term Loan Facility, the establishment of one or more new tranches of term loan facilities and/or one or more increases to the principal amount of Term Loans under any existing Term Loan Facility (any such new tranche or increase, the “New Term Commitments”); provided that:

(i)            Each New Revolving Credit Commitment and New Term Commitment shall be in an aggregate principal amount that is not less than $5,000,000 individually and integral multiples of $1,000,000 in excess of that amount (or such lesser amount which shall be approved by Administrative Agent or such lesser amount if such amount represents all remaining availability under the limit set forth in Section 2.14(a)(ii));

(ii)           Notwithstanding anything to the contrary herein, the aggregate amount of the New Revolving Credit Commitments and New Term Commitments shall not exceed:

(A)          $200,000,000; plus

(B)          unlimited amounts so long as the Net Average Secured Leverage Ratio on a Pro Forma Basis as of the end of the Test Period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) shall be equal to or less than 2.00:1.00 (assuming a borrowing of the maximum amount of Loans available under such New Revolving Credit Commitment or New Term Commitment (and that the amount of such borrowing was outstanding as of the last day each of the four (4) fiscal quarters within such Test Period), but without netting the cash proceeds of any borrowing (or deemed borrowing) under any New Revolving Credit Commitment or New Term Commitment, as applicable); provided that, unless the Borrowers (or the Borrower Representative on their behalf) otherwise notify the Administrative Agent, (x) any New Term Commitments and New Revolving Commitments shall be deemed to be incurred pursuant to this Section 2.14(a)(ii)(B) (to the extent there is capacity hereunder) prior to any such New Term Commitments and New Revolving Commitments being incurred pursuant to Section 2.14(a)(ii)(A) and (y) any New Term Commitments and New Revolving Commitments incurred pursuant to Section 2.14(a)(iii)(A) simultaneously with any other New Term Commitments and New Revolving Commitments incurred pursuant to this Section 2.14(a)(ii)(B) shall be disregarded in the calculation of such Net Average Secured Leverage Ratio with respect to the New Term Commitments and New Revolving Commitments incurred pursuant to this Section 2.14(a)(ii)(B); provided, further, that, to the extent the proceeds of any New Term Loans or New Term Commitments are intended to be applied to finance a Limited Condition Acquisition, such Net Average Secured Leverage Ratio shall be tested on the date on which the definitive agreements for such Limited Conditionality Acquisition and commitments in respect of such New Term Loans or New Term Commitments are entered into on a Pro Forma Basis for the Test Period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) (subject to the assumptions set forth above in this Section 2.14(a)(ii)(B));

(iii)          Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the US Borrower proposes that the New Revolving Credit Commitments or New Term Commitments, as applicable, shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as shall be reasonably acceptable to the Administrative Agent) and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Credit Lender” or “New Term Lender,” as applicable) to whom the US Borrower proposes any portion of such New Revolving Credit Commitments or New Term Commitments, as applicable, be allocated and the amounts of such allocations; provided that (x) any Lender approached to provide all or a portion of the New Revolving Credit Commitments or New Term Commitments may elect or decline, in its sole discretion, to provide a New Revolving Credit Commitment or a New Term Commitment (it being understood that there is no obligation to approach any existing Lenders to provide any New Revolving Credit Commitment or New Term Commitment) and (y) the Administrative Agent, the L/C Issuers and the Swing Line Lender shall have consented (such consent not to be unreasonably withheld) to such Person’s providing such New Revolving Credit Commitments or New Term Commitments if such consent would be required under Section 10.07 for an assignment of Loans or Commitments to such Person; and

(iv)          Such New Revolving Credit Commitments or New Term Commitments shall become effective as of such Increased Amount Date; provided that:

(A)          no Default or Event of Default shall exist on such Increased Amount Date immediately before and after giving effect to such New Revolving Credit Commitments or New Term Commitments, as applicable (except that, in the case of any New Term Commitments incurred to finance a Limited Conditionality Acquisition, to the extent agreed by the New Term Lenders providing such New Term Commitments, (x) this condition instead shall be tested on the date on which the definitive agreements for such Limited Conditionality Acquisition and commitments in respect of such New Term Loans or New Term Commitments are entered into and (y) no Default or Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) shall exist on the Increased Amount Date of such New Term Commitments immediately before and after giving effect to such New Term Commitments);

(B)          after giving effect to the making of any New Term Loans or effectiveness of New Revolving Credit Commitments, the conditions set forth in Sections 4.03(a) (except that, in the case of any New Term Commitments incurred to finance a Limited Conditionality Acquisition, to the extent agreed by the New Term Lenders providing such New Term Commitments, compliance with only the Specified Representations and representations and warranties set forth in the acquisition agreement for such Limited Conditionality Acquisition the breach of which would permit the US Borrower or its Restricted Subsidiaries to not consummate the acquisition, shall be required) and 4.03(c) shall be satisfied;

(C)          the US Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance for the Test Period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) with the financial covenants set forth in Section 7.10 after giving Pro Forma Effect to such New Revolving Credit Commitments or New Term Commitment (assuming a borrowing of the maximum amount of Loans available under such New Revolving Credit Commitment or New Term Commitment (and that the amount of such borrowing was outstanding as of the last day of each of the four (4) fiscal quarters within such Test Period), but without netting the cash proceeds of any borrowing (or deemed borrowing) under any New Revolving Credit Commitment or New Term Commitment, as applicable); provided that, to the extent the proceeds of any New Term Commitment are intended to be applied to finance a Limited Condition Acquisition, the financial covenants set forth in Section 7.10 shall be tested on the date on which the definitive agreements for such Limited Conditionality Acquisition and commitments in respect of such New Term Commitments are entered into on a Pro Forma Basis for the Test Period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) (subject to the assumptions set forth above in this Section 2.14(a)(iv)(C));

(D)          the New Revolving Credit Commitments or New Term Commitments, as applicable, shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the US Borrower, the New Revolving Credit Lenders or New Term Lenders, as applicable, and the Administrative Agent, each of which shall be recorded in the Register, and each New Revolving Credit Lender and New Term Lender shall be subject to the requirements set forth in Section 10.15;

(E)           the US Borrower shall make any payments required pursuant to Section 3.05 in connection with the New Revolving Credit Commitments or New Term Commitments, if applicable; and

(F)           the US Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(b)           On any Increased Amount Date on which any New Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the relevant Revolving Credit Lenders shall assign to each of the New Revolving Credit Lenders, and each of the New Revolving Credit Lenders shall purchase from each of the relevant Revolving Credit Lenders, at the principal amount thereof, such interests in the Revolving Credit Loans attributable to such Class of Revolving Credit Commitments outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by such existing Revolving Credit Lenders and New Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments of such Class after giving effect to the addition of such New Revolving Credit Commitments to such Class of Revolving Credit Commitments, (b) each such New Revolving Credit Commitment shall be deemed for all purposes to be a Revolving Credit Commitment of such Class and each Loan made thereunder (a “New Revolving Credit Loan”) shall be deemed for all purposes to be a Revolving Credit Loan of such Class and (c) each New Revolving Credit Lender shall become a Lender with respect to such New Revolving Credit Commitment and all matters relating thereto.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Sections 2.02 and 2.05(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(c)           On any Increased Amount Date on which any New Term Commitments of any Class are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Lender of such Class shall make a Loan to the US Borrower (a “New Term Loan”) in an amount equal to its New Term Commitment of such Class (it being understood that any New Term Loan Facility may provide for delayed draw term loans to be made at a later date) and (ii) each New Term Lender of such Class shall become a Lender hereunder with respect to the New Term Commitment of such Class and the New Term

Loans of such Class made pursuant thereto.  Any New Term Loans effected through the establishment of one or more new tranches of term loan facilities shall be designated as a separate Class of New Term Loans for all purposes of this Agreement; provided that New Term Loans with the same terms as an existing Class of Term Loans (other than all-in-yield, which may (subject to Section 2.14(e)) be different than the all-in-yield of such existing Class of Term Loans, but only to the extent that such New Term Loans and such existing Class of Term Loans would still be fungible for tax purposes) may be treated as part of such existing Class of Term Loans rather than as a distinct Class.

(d)           The Administrative Agent shall notify the Lenders promptly upon receipt of the US Borrower’s notice of each Increased Amount Date and in respect thereof (x) the Class of New Revolving Credit Commitments and the New Revolving Credit Lenders of such Class or the Class of New Term Commitments and the New Term Lenders of such Class, as applicable, and (y) in the case of each notice to any Revolving Credit Lender with respect to an increase in the Revolving Credit Commitments, the respective interests in such Revolving Credit Lender’s Revolving Credit Commitments, in each case subject to the assignments contemplated by Section 2.14(b).

(e)           The terms and provisions of the New Revolving Credit Loans and New Revolving Credit Commitments shall be identical to the terms of the existing Revolving Credit Loans and the existing Revolving Credit Commitments (and if more than one (1) Class of Revolving Credit Loans and Revolving Credit Commitments shall exist by virtue of an Extension under Section 2.15, shall be identical to the terms of the Class of Revolving Credit Loans and Revolving Credit Commitments so selected by the New Revolving Credit Lenders and the US Borrower).  The terms and provisions of the New Term Loans and New Term Commitments of any Class shall be as set forth herein or in the applicable Incremental Facility Agreement; provided that:

(i)            (x) the Maturity Date of any Class of New Term Loans shall be no earlier than the Latest Maturity Date of any then outstanding Term Loans and (y) the Weighted Average Life to Maturity of all New Term Loans of any Class shall be no shorter than the Weighted Average Life to Maturity of any then outstanding Term Loans (except by virtue of amortization or prepayment of any then outstanding Term Loans prior to the time of such incurrence);

(ii)           the yield and, subject to Section 2.14(e)(i), amortization schedule applicable to any Class of New Term Loans shall be determined by the US Borrower and the New Term Lenders providing such New Term Loans and New Term Commitments and shall be set forth in each applicable Incremental Facility Agreement;

(iii)          the New Term Loans shall share ratably in right of mandatory prepayments with any then outstanding Term Loans; provided that the New Term Loans may be afforded lesser mandatory prepayments if determined by the US Borrower and the New Term Lenders in their sole discretion;

(iv)          the New Term Loans and New Revolving Credit Loans will rank pari passu in respect of security interests and right of payment with any then outstanding Term Loans and existing Revolving Credit Loans; and

(v)           all other terms and documentation applicable to any New Term Loans and New Term Loan Commitments, if not consistent with the Initial Term Loans and Initial Term Commitments, shall be reasonably satisfactory to the Administrative Agent.

(f)            Each Incremental Facility Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the US Borrower, to effect the provisions of this Section 2.14.  For the avoidance of doubt, this Section 2.14 shall supersede any provisions of Section 2.05, 2.13 or 10.01 to the contrary.

(g)           The New Term Loans and the New Revolving Credit Loans and the New Term Commitments and the New Revolving Credit Commitments established pursuant to this Section 2.14 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien granted by the Collateral Documents to secure the Secured Obligations (or any of them) continues to be valid and perfected under the Uniform Commercial Code, PPSA or otherwise after giving effect to the extension or establishment of any such New Term Loans and New Revolving Credit Loans or any such New Term Commitments and New Revolving Credit Commitments.

Section 2.15          Extensions of Term Loans and Revolving Credit Commitments.

(a)           Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the US Borrower to all Lenders of any Class of Term Loans with a like Maturity Date or any Class of Revolving Credit Commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans or Revolving Credit Commitments) and on the same terms to each such Lender, the US Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the fees (other than fees on undrawn amounts) payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the Initial Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied:

(i)            (A) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders and (B) the representations and warranties set forth in Article V and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of the effective date of such Extension (except in the case of any representation and warranty which expressly relates to a given date or period, which representation and warranty shall be true and correct in all material respects (and in all respects if qualified by materiality) as of the respective date or for the respective period, as the case may be);

(ii)           except as to interest rates, fees (other than fees on undrawn amounts) and final Maturity Date (which shall be determined by the US Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”) and the related outstandings shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Revolving Credit Lenders) as the original Revolving Credit Commitments (and related outstandings); provided that (1) the borrowing and payments (except for (A) payments of fees (other than fees on undrawn amounts) at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the non-extending tranche of Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments of the earliest maturity), of Revolving Credit Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Sections 2.03(l) and 2.04(g) to the extent addressing Swing Line Loans and Letters of Credit which mature or expire after a Maturity Date of any Revolving Credit Facility when there exist Revolving Credit Commitments with a longer Maturity Date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments, (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the US Borrower shall be permitted, in its sole discretion, to permanently repay and terminate commitments of any such tranche on a greater than pro rata basis as compared to any other tranche with a later Maturity Date than such tranche, (4) assignments and participations of Extended Revolving Credit Commitments and the Revolving Credit Loans thereunder shall be governed by the same assignment and participation provisions applicable to the other Revolving Credit Commitments and Revolving Credit Loans and (5) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments, New Revolving Credit Commitments and any other existing Revolving Credit Commitments) which have more than three (3) different maturity dates;

(iii)          except as to interest rates, fees, amortization, final Maturity Date, premium and participation in prepayments (which shall, subject to the immediately succeeding Sections 2.15(a)(iv), 2.15(a)(v) and 2.15(a)(vi), be determined by the US Borrower and the Extending Term Lenders and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer;

(iv)          the final Maturity Date of any Extended Term Loans shall be no earlier than the Latest Maturity Date of the Term Loans extended thereby;

(v)           the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans extended thereby;

(vi)          any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(vii)         if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of New Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the US Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Commitments (and related Revolving Credit Loans), as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer;

(viii)        all documentation in respect of such Extension shall be consistent with the foregoing; and

(ix)          any applicable Minimum Extension Condition shall be satisfied unless waived by the US Borrower.

(b)           With respect to all Extensions consummated by the US Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the US Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the US Borrower’s sole discretion and which may be waived by the US Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable tranches be tendered.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer (which shall be consistent with the foregoing provisions of this Section 2.15)) and hereby waive the requirements of any provision of this Agreement (including Sections 2.05, 2.13 and 10.01) or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section 2.15.

(c)           No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of the L/C Issuers and the Swing Line Lender.  All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the US Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary in the reasonable opinion of the Administrative Agent and the US Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.15.  In addition, if so provided in such amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the Maturity Date in respect of any Revolving Credit Facility shall be reallocated from Lenders holding non-extended Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.  Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed by the Lenders to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).  The Loan Parties and the Administrative Agent shall (i) enter into such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the Extensions are provided with the benefit of the applicable Collateral Documents on a pari passu basis with the other applicable Secured Obligations and (ii) deliver such other documents and certificates as may be reasonably requested by the Administrative Agent.  No Lender shall be required to participate in any Extension.

(d)           In connection with any Extension, the US Borrowers shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the Facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15.

Section 2.16          Defaulting Lenders.

(a)           Reallocation of Defaulting Lender Commitment, Etc.  If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit participation pursuant to Section 2.03(c) and Swing Line Loan participation pursuant to Section 2.04(c) of such Defaulting Lender:

(i)            the Letter of Credit participation pursuant to Section 2.03(c) and Swing Line Loan participation pursuant to Section 2.04(c), in each case, of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitments; provided that (a) the Outstanding Amount of each Non-Defaulting Lender’s Revolving Credit Loans, Swing Line Loans and L/C Obligations (with the aggregate amount of such Lenders’ risk participations and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender) may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) subject to Section 10.24, neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim any Borrower, the Administrative Agent, the L/C Issuers, the Swing Line Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii)           to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit participation pursuant to Section 2.03(c) and Swing Line Loan participation pursuant to Section 2.04(c) cannot be so reallocated, whether by reason of the proviso in Section 2.16(a)(i) or otherwise, the US Borrower will, not later than five (5) Business Days after demand by the Administrative Agent (at the direction of the applicable L/C Issuer and/or the Swing Line Lender, as the case may be), at its option, (1) Cash Collateralize the obligations of the US Borrower to the applicable L/C Issuer and the Swing Line Lender in respect of such Letter of Credit participation pursuant to Section 2.03(c) and the Swing Line Loan participation pursuant to Section 2.04(c), as the case may be, in an amount equal to the aggregate amount of the unreallocated portion of such Letter of Credit participation pursuant to Section 2.03(c) and/or the Swing Line Loan participation pursuant to Section 2.04(c), (2) in the case of such Swing Line Loan participation pursuant to Section 2.04(c), prepay (subject to Section 2.16(a)(iii)) in full the unreallocated portion thereof or (3) make other arrangements reasonably satisfactory to the Administrative Agent, and to the applicable L/C Issuer and the Swing Line Lender, as the case may be, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii)          any amount paid by the US Borrower for the account of a Defaulting Lender that was or is a Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest-bearing account until (subject to Section 2.16(c)) the Termination Date and will be applied by the Administrative Agent, to the fullest extent permitted by Law, to the making of payments from time to time in the following order of priority:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment of any amounts owing by such Defaulting Lender to the L/C Issuers or the Swing Line Lender (pro rata as to the respective amounts owing to each of them) under this Agreement; third, to satisfy the obligations, if any, of such Revolving Credit Lender to make Revolving Credit Loans to the Borrowers; fourth, to the payment of post-default interest and then current interest due and payable to the Lenders other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; fifth, to the payment of fees then due and payable to the Lenders (other than Defaulting Lenders), ratably among them in accordance with the amounts of such fees then due and payable to them; sixth, to pay principal and unreimbursed payments made by the L/C Issuers pursuant to a Letter of Credit then due and payable to the Lenders that are Non-Defaulting Lenders ratably in accordance with the amounts thereof then due and payable to them; seventh, to the ratable payment of other amounts then due and payable to the Lenders (other than Defaulting Lenders); eighth, on the Termination Date, to the payment of any amounts owing to the Borrowers as a result of a final judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and ninth, after the Termination Date, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b)           Fees.  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.03(i) or 2.09 (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); provided that, in the case of a Defaulting Lender that was or is a Lender (x) to the extent that a portion of the Letter of Credit participation pursuant to Section 2.03(c) and Swing Line Loan participation pursuant to Section 2.04(c) of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.16(a), the fees pursuant to Section 2.03(i) that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders pro rata in accordance with their respective applicable Revolving Credit Commitments, and (y) to the extent any portion of such Letter of Credit participation pursuant to Section 2.03(c) and Swing Line Loan participation pursuant to Section 2.04(c) cannot be so reallocated and is not Cash Collateralized, such fees will instead accrue for the benefit of and be payable to the L/C

Issuers and the Swing Line Lender, as applicable, as their interests appear (and the pro rata payment provisions of Sections 2.12 and 2.13 will automatically be deemed adjusted to reflect the provisions of this Section 2.16).

(c)           Cure.  If the US Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.16(a)), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the total Revolving Credit Commitments, Revolving Credit Loans, Letter of Credit participations pursuant to Section 2.03(c) and Swing Line Loan participations pursuant to Section 2.04(c) of the Revolving Credit Lenders to be on a pro rata basis in accordance with their respective Revolving Credit Commitments, whereupon such Revolving Credit Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Commitments and Revolving Credit Loans of each Revolving Credit Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01          Taxes.

(a)           Unless otherwise required by any applicable Law, any and all payments by or on account of any obligation of any Loan Party to or for the account of any Agent or any Lender (which term shall, for purposes of this Section 3.01, include any L/C Issuer and the Swing Line Lender) under any Loan Document shall be made free and clear of and without deduction for any Taxes.  If any Loan Party or other applicable withholding agent shall be required by any applicable Law (as determined in the good faith discretion of such applicable withholding agent) to withhold or deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) in the case of Non-Excluded Taxes or Other Taxes or, in respect of any withholding Tax imposed by the United Kingdom, any Taxes (including, for the avoidance of doubt, Excluded Taxes, but subject to Section 3.01(g)), the sum payable by or on account of the applicable Loan Party shall be increased as necessary so that after all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 3.01) have been made, each of such Agent and such Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the applicable withholding agent shall be entitled to make such withholdings or deductions and (iii) the applicable withholding agent shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws.

(b)           In addition, each Borrower and the applicable Guarantors that Guarantee the Obligations of such Borrower under the Guaranty or the Foreign Guaranty, as applicable, agree, jointly and severally, to pay any and all present or future stamp, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes or charges or similar levies which arise from any payment made with respect to any Borrowing of such Borrower or related Obligation of such Borrower or such applicable Guarantors under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document but excluding any Other Connection Taxes imposed upon a voluntary transfer of an Obligation by a Lender, L/C Issuer or Swing Line Lender or designation of a new applicable Lending Office or other office for receiving payments (in each case, other than in respect of such designation pursuant to Section 3.01(e)) (hereinafter referred to as “Other Taxes”).

(c)           Each Borrower and the applicable Guarantors that Guarantee the Obligations of such Borrower under the Guaranty or the Foreign Guaranty, as applicable, shall jointly and severally indemnify each Agent and each Lender for the full amount of any Non-Excluded Taxes attributable to any sum payable with respect to any Borrowing of such Borrower or related Obligation of such Borrower or such applicable Guarantors under any Loan Document to any Agent or Lender and any Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable with respect to any Borrowing of such Borrower or related Obligation of such Borrower or such applicable Guarantors under this Section 3.01, and any such Non-Excluded Taxes or Other Taxes attributable to any payment made with respect to any Borrowing by such Borrower (including any related Obligation thereof) by or on account of any Guarantor) payable by such Agent or such Lender or required to be withheld or deducted from a payment to such Agent or such Lender, other than to the extent such amounts have been compensated under Section 3.01(a) or would have been so compensated but for the application of Section 3.01(g), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The relevant Agent or Lender, as the case may be, shall provide the Borrowers with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.  Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor and submits the required written statement, but in no event earlier than ten (10) days before such Taxes are due and payable to the applicable Governmental Authority.

(d)           If any Lender or Agent determines in its sole discretion exercised in good faith that it has received a refund from the Governmental Authority to which such Non-Excluded Taxes or Other Taxes were paid (whether received in cash or as an overpayment applied to a future Tax payment) in respect of any Non-Excluded Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to or in respect of this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to Taxes giving rise to such refund, and including any interest, but only to the extent included in such refund by the applicable Governmental Authority) to the Borrowers, net of all reasonable and documented out-of-pocket expenses (including Taxes) of the Lender or Agent, as the case may be; provided that the Borrowers, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund to such party and to pay, without duplication, any interest and penalties imposed by the relevant Governmental Authority in respect of such returned amount in the event such party is required to repay such refund to the relevant Governmental Authority.  Notwithstanding anything to the contrary in this Section 3.01(d), in no event will any Lender or Agent be required to pay any amount to any Loan Party pursuant to this Section 3.01(d) the payment of which would place such Lender or Agent in a less favorable net after-Tax position than such Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 3.01(d) shall not be construed to require any indemnified party to make available its Tax Returns (or other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e)           Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or 3.01(c) with respect to such Lender it will, if requested by the Borrowers, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid the consequences of such event, including to designate another Lending Office for any Loan or Letter of Credit affected by such event or to assign its rights and obligations with respect to such Loan or Letter of Credit to another of its offices, branches or affiliates; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, would eliminate or reduce amounts payable pursuant to Section 3.01(a) or 3.01(c), as the case may be, and would cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of any Loan Party or Lender or the rights of the Lender or Loan Party pursuant to this Section 3.01.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(f)            Within thirty (30) days after the date of any payment of Taxes by any Loan Party or any other withholding agent to a Government Authority pursuant to this Section 3.01, such Loan Party or other applicable withholding agent (if it is not the Administrative Agent) shall furnish to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment thereof, a copy of the return reporting payment thereof or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(g)           The UK Borrower is not required to pay additional amounts to a Lender (other than a new Lender pursuant to a request by a Borrower under Section 3.07) pursuant to Section 3.01(a)(i) in respect of any Tax that is required by the United Kingdom to be withheld from a payment of interest on a Loan made to the UK Borrower if at the time the payment falls due: (i) the relevant Lender is not a UK Qualifying Lender and that Tax would not have been required to be withheld had that Lender been a UK Qualifying Lender unless the reason that that Lender is not a UK Qualifying Lender is a change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or published concession of any relevant Governmental Authority; (ii) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (b) of the definition of UK Qualifying Lender and (1) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the UK Borrower a certified copy of that Direction and (2) that Tax would not have been required to be withheld had that Direction not been made; (iii) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (b) of the definition of UK Qualifying Lender and (1) the relevant Lender has not given a UK Tax Confirmation to the UK Borrower; and (2) that Tax would not have been required to be withheld had the Lender given a UK Tax Confirmation to the UK Borrower, on the basis that the UK Tax Confirmation would have enabled the UK Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or (iv) the relevant Lender is a UK Treaty Lender and the UK Borrower is able to demonstrate that that Tax is required to be withheld as a result of the failure of the relevant Lender to comply with its obligations under Section 10.15(a)(iv).  Any Lender which is a Lender in respect of a Loan to the UK Borrower shall promptly notify the Administrative Agent and the UK Borrower if (i) it is not, or ceases to be, a UK Qualifying Lender, for whatever reason, or (ii) it is a UK Qualifying Non-Bank Lender and there is any change in the position from that set out in the UK Tax Confirmation it has given.

Section 3.02          Illegality.  If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrowers (or the Borrower Representative on their behalf) through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers (or the Borrower Representative on their behalf) that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon written demand from such Lender (with a copy to the Administrative Agent), prepay or, with respect to Loans denominated in Dollars, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03          Inability to Determine Rates.  If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan (including by means of an Interpolated Rate), or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrowers (or the Borrower Representative on their behalf) and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in Dollars in the amount specified therein (or, if the request had been for an Alternative Currency, the Dollar Equivalent thereof).

Section 3.04          Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a)           If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date such Lender becomes a party to this Agreement, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (including any such increased costs or reduction in amount resulting from any Taxes (other than (A) any Excluded Taxes, (B) Other Taxes, (C) Taxes covered by Section 3.01(a)(i) or (D) reserve requirements contemplated by Section 3.04(c))), then from time to time upon written demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall, without duplication, pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the date such Lender becomes a party to this Agreement, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and/or liquidity and such Lender’s desired return on capital), then from time to time upon written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)           The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error) and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrowers (or the Borrower Representative on their behalf) shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)           If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrowers (or the Borrower Representative on their behalf), use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event or to assign its rights and obligations with respect to such Loan or Letter of Credit to another of its offices, branches or affiliates; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.04(a), 3.04(b) or 3.04(c).

(e)           Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, are, in each case deemed to have been adopted and to have taken effect after the Signing Date.

Section 3.05          Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by such Borrower (or the Borrower Representative on its behalf);

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of margin.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.  A certificate of such Lender submitted to the Borrower Representative (through the Administrative Agent) with respect to any amounts owing under this Section 3.05 shall be conclusive absent manifest error.

Section 3.06          Matters Applicable to All Requests for Compensation.

(a)           Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower Representative setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)           With respect to any Lender’s claim for compensation under Section 3.04, the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrowers (or the Borrower Representative on their behalf) of the event that gives rise to such claim and that such Lender has determined to request such compensation; provided that if the circumstance giving rise to such increased cost or reduction is retroactive, then such one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.  For the avoidance of doubt, the term “Lender” in Sections 3.01 and 3.04 includes each L/C Issuer, the Swing Line Lender and each Lender as a participant in a Letter of Credit or Swing Line Loan.

(c)           If the obligation of any Lender to make or continue any Eurodollar Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.02 or 3.03 hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans in Dollars (at the Dollar Equivalent amount of such Eurodollar Rate Loan) on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02 or 3.03 hereof that gave rise to such conversion no longer exist:

(i)            to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)           all Loans that would otherwise be made or continued as Eurodollar Rate Loans from one Interest Period to another by such Lender shall be made or continued instead as Base Rate Loans in Dollars (at the Dollar Equivalent amount of such Eurodollar Rate Loan), and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d)           If any Lender gives notice to the Borrowers (or the Borrower Representative on their behalf) (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02 or 3.03 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders of such Class of Loans are outstanding, such Lender’s Base Rate Loans of such Class of Loans shall be automatically converted, irrespective of whether such conversion results in greater than twenty (20) Interest Periods being outstanding under this Agreement, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans of the applicable Class and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments in respect of such Class.

Section 3.07          Replacement of Lenders Under Certain Circumstances.

(a)           If at any time (x) any Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01(a), 3.01(c) or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.03, (y) any Lender becomes a Defaulting Lender or (z) any Lender becomes a Non-Consenting Lender, then any such Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by such Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that (i) in the case of any Eligible Assignees in respect of Non-Consenting Lenders, the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree, (ii) in the case of any such assignment resulting from a claim for compensation under Section 3.01(a), 3.01(c) or 3.04, such assignment will result in a reduction in such compensation or payments thereafter and (iii) neither the Administrative Agent nor any Lender shall have any obligation to any Borrower to find a replacement Lender or other such Person.

(b)           Any Lender being replaced pursuant to Section 3.07(a) shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans of the applicable Class and, if applicable, participations in L/C Obligations and Swing Line Loans and (ii) deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid, and such Lender shall be deemed to have executed such Assignment and Assumption within one (1) Business Day of a request that it do so in the event that it has failed to do so within such period, and such assignment shall be recorded in the Register and the Notes (if any) evidencing such Lender’s Loans of the applicable Class shall be deemed cancelled.  Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning

Lender’s Commitment and outstanding Loans of the applicable Class and, if applicable, participations in L/C Obligations and Swing Line Loans, (ii) all obligations of the Borrowers owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease, if all of its Loans, Commitments and participations in Swing Line Loans and Letters of Credit have been so assigned, to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 10.04 and 10.05 (and bound by the obligations set forth in Section 10.08) with respect to facts and circumstances occurring prior to the effective date of such assignment.

(c)           Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced in such capacity hereunder except in accordance with the terms of Section 9.06.

(d)           In the event that (i) the Borrowers (or the Borrower Representative on their behalf) or the Administrative Agent have requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08          Survival.  The Borrowers’ obligations under this Article III shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender (including any L/C Issuer and the Swing Line Lender), the termination of the Commitments, the repayment, satisfaction or discharge of all obligations under any Loan Document and the Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01          Conditions to the Signing Date.  The effectiveness of this Agreement and the Commitment of each Lender hereunder is subject to the Administrative Agent’s receipt of the following:

(a)           executed counterparts of this Agreement, in the form of an original, facsimile or electronic copy, executed by each Lender and a Responsible Officer of each Borrower and Holdings; and

(b)           the draft report of PricewaterhouseCoopers LLP with respect to the consolidated balance sheet of the US Borrower and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on December 31, 2015.

Section 4.02          Conditions to the Closing Date.  The obligation of each Lender and each L/C Issuer to make the Credit Extensions hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be in the form of an original, facsimile or electronic copy (followed promptly by originals) unless otherwise specified, and each executed by a Responsible Officer of the applicable signing Loan Party:

(i)            a Note executed by the relevant Borrower in favor of each Lender requesting a Note at least two (2) Business Days prior to the Closing Date, if any;

(ii)           executed counterparts of the Guaranty and Security Agreement, together with, if applicable:

(A)          certificates representing the Pledged Equity Interests referred to therein, accompanied by undated stock powers executed in blank or, if applicable, other appropriate instruments of transfer and instruments evidencing the Pledged Debt Instruments, if any, indorsed in blank; and

(B)          except as otherwise contemplated by Section 6.17, copies of all Uniform Commercial Code, PPSA, judgment and Tax lien searches with respect to personal property Collateral, together with copies of the financing statements (or similar documents) disclosed by such searches, and accompanied by evidence that any Liens indicated in any such financing statement that are not permitted by Section 7.01 have been or contemporaneously will be released or terminated (or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), and all proper financing statements, duly prepared for filing under the Uniform Commercial Code or PPSA necessary in order to perfect the Liens created under the Guaranty and Security Agreement (in the circumstances and to the extent required thereunder), covering the Collateral of the Loan Parties described in the Guaranty and Security Agreement; and

(C)          the Intellectual Property Security Agreements, duly executed by each of the relevant Loan Parties;

(D)          all Mortgage Requirements shall be satisfied; and

(iii)          executed counterparts of the Foreign Guaranty Agreement, the Acushnet Japan Pledge Agreement and each Foreign Security Agreement listed in Schedule 1.01(a), together with, if applicable:

(A)          certificates (to the extent certificated) representing the Equity Interests of each Foreign Borrower and Foreign Subsidiary listed in Schedule 1.01(b), accompanied by undated stock powers or stock transfer forms or other transfer documents executed in blank or, if applicable, other appropriate instruments of transfer (or any other documents customary under local law); and

(B)          all documents, agreements, instruments, certificates, notices and acknowledgments, including financing statements (or equivalent filings under local law) required by such Foreign Security Agreements or local law to create or perfect the Liens on the Collateral of the Foreign Guarantor and each Foreign Borrower described in such Foreign Security Agreements.

(iv)          (A) except with respect to the UK Borrower, a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization (or other appropriate entity in the case of the Foreign Borrowers) and a certificate of status or the applicable equivalent thereof from the appropriate Governmental Authority dated as of a recent date certifying as to the good standing of such Loan Party and (B) a certificate (as is customary in the relevant jurisdiction) of a Responsible Officer of each Loan Party dated the Closing Date and certifying (1) that (x) attached thereto is a true and complete copy of the memorandum and articles of association, by-laws or operating (or limited liability company) agreement (or other applicable constitutional documents) of such Loan Party as in effect on the Closing Date, (y) attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) and, in the case of any UK Loan Party, resolutions of the shareholders, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (z) the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto furnished pursuant to clause (A) above, and that such certificate or articles are in full force and effect and (2) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and (where applicable in such jurisdiction) signed by another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this clause (B);

(v)           (A) a certificate from the chief financial officer or the treasurer of the US Borrower, substantially in the form of Exhibit K-1, certifying that the US Borrower and its Restricted Subsidiaries, taken as a whole, after giving effect to the Transactions, are Solvent, (B) a certificate from the chief financial officer or the treasurer of the Canadian Borrower, substantially in the form of Exhibit K-2, certifying that the Canadian Borrower and its Restricted Subsidiaries, taken as a whole, after giving effect to the Transactions, are Solvent and (C) a certificate from the chief financial officer or the treasurer of the UK Borrower, substantially in the form of Exhibit K-3, certifying that the UK Borrower and its Restricted Subsidiaries, taken as a whole, after giving effect to the Transactions, are Solvent; and

(vi)          a certificate signed by a Responsible Officer of the US Borrower certifying as to the satisfaction of the conditions set forth in Sections 4.02(e), 4.02(g), 4.02(i), 4.03(a) and 4.03(b).

(b)           The Administrative Agent’s receipt of a customary opinion of (i) Simpson Thacher & Bartlett LLP, special counsel for the US Loan Parties, (ii) McCarthy Tétrault LLP, special counsel to the Canadian Borrower, (iii) Latham & Watkins (London) LLP, with respect to the UK Borrower and (iv) local or other counsel reasonably satisfactory to the Administrative Agent in respect of each Foreign Security Agreement, which opinions, in the case of each of clauses (i) through (iv), shall be (x) in substantially the form delivered to the Administrative Agent on or prior to the Signing Date or otherwise reasonably acceptable to the Administrative Agent, (y) dated as of the Closing Date and (y) addressed to each Arranger, the L/C Issuers, the Swing Line Lender, the Administrative Agent and the Lenders as of the Closing Date.

(c)           To the extent requested by the Administrative Agent not less than ten (10) days prior to the Closing Date, the Administrative Agent shall have received, at least five (5) days prior to the Closing Date, all documentation and other information with respect to the Loan Parties required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and CAML.

(d)           The Administrative Agent shall have received reasonably satisfactory evidence (including a customary payoff letter) that prior to or substantially simultaneously with the initial Credit Extensions the Refinancing has been consummated.

(e)           After giving effect to the Transactions, no third-party indebtedness for borrowed money of, or guarantee thereof by, the US Borrower or any of its Restricted Subsidiaries shall remain outstanding as of the Closing Date other than Indebtedness incurred pursuant to this Agreement and Indebtedness otherwise permitted under Section 7.03(b) or any guarantee of any of the foregoing.

(f)            All fees and expenses due to the Arrangers and the Lenders required to be paid on the Closing Date from the proceeds of the initial Credit Extensions for which the US Borrower has received invoices at least two (2) days in advance of the Closing Date shall be paid.

(g)           Since December 31, 2015, there shall not have occurred a Material Adverse Effect.

(h)           The Administrative Agent shall have received (x) the audited consolidated balance sheet of the US Borrower and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal years ended on December 31, 2013 and December 31, 2014, (y) no later than the earlier to occur of the Closing Date and the thirtieth (30th) day after the Signing Date, the audited consolidated balance sheet of the US Borrower and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on December 31, 2015, accompanied by the final report and opinion of PricewaterhouseCoopers LLP, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or explanatory paragraph or any qualification or exception as to the scope of such audit (provided that it shall not be a violation of the foregoing if the report and opinion accompanying the financial statements is subject to a “going concern” or other qualification or exception or explanatory paragraph solely as a result of (i) the impending maturity within twelve (12) months of the end of the fiscal year to which such financial statements relate of any Indebtedness or (ii) the breach or impending breach of any financial covenant) and (z) the unaudited consolidated balance sheet of the US Borrower and its Subsidiaries and the related consolidated statements of income or operations and cash flows for each fiscal quarter ending after December 31, 2015 and at least forty-five (45) days prior to the Closing Date (and for the corresponding portion of the prior fiscal year of the US Borrower), in the case of each of clauses (x), (y) and (z), all in reasonable detail and prepared in accordance with GAAP.

(i)            The US Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.10 for the four (4) fiscal quarter period ended at least forty-five (45) days prior to the Closing Date.

The Administrative Agent shall notify the Lenders of the receipt of any documents, certificates or other information required to be delivered pursuant to this Section 4.02 and is hereby irrevocably authorized by the Lenders and the L/C Issuers to approve the form of any such documents, certificates or other information.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the L/C Issuers to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.01) at or prior to 5:00 p.m., New York City time, on the Commitment Termination Date.

Section 4.03          Conditions to All Credit Extensions.  The obligation of each Lender and the L/C Issuers to honor any Request for Credit Extension (other than in connection with (i) a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans or (ii) a Credit Extension in respect of commitments for Extended Term Loans or Extended Revolving Credit Commitments or (except as set forth in Section 2.14) commitments for New Term Loans or New Revolving Credit Commitments) is subject to satisfaction or waiver by the Required Lenders (or, in the case of a Request for Credit Extension in respect of any Revolving Credit Facility, by the Required Revolving Lenders) of the following conditions precedent:

(a)           The representations and warranties of each Loan Party contained in Article V and in each other Loan Document shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of the date of such Credit Extension (except in the case of any representation and warranty which expressly relates to a given date or period, which representation and warranty shall be true and correct in all material respects (and in all respects if qualified by materiality) as of the respective date or for the respective period, as the case may be).

(b)           No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)           The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           In the case of a Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the applicable L/C Issuer would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by any Borrower (or the Borrower Representative on its behalf) shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and 4.03(b), as applicable, have been satisfied or waived by the Required Lenders on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

At the time of each Credit Extension (other than (i) a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans or (ii) a Credit Extension in respect of commitments for Extended Term Loans or Extended Revolving Credit Commitments or, except as set forth in Section 2.14, commitments for New Term Loans or New Revolving Credit Commitments) and, solely with respect to the representations in Sections 5.01, 5.02, 5.03 and 5.04 (in each case, solely as they relate to Holdings and the Borrowers and/or this Agreement, as applicable), on the Signing Date, Holdings and the US Borrower represent and warrant to the Agents and the Lenders that:

Section 5.01          Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized, incorporated or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrowers), (b)(i), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02          Authorization; No Contravention.

(a)           The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action.

(b)           (i) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party and (ii) as of the Closing Date only, the consummation of the Transactions do not and will not (A) contravene the terms of any of such Person’s Organization Documents, (B) conflict with or result in any default, breach or contravention of, or the creation of any Lien under, or require any payment to be made under (x) (1) any Junior Financing Documentation or (2) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (C) violate any Law; except with respect to any conflict, default, breach, contravention, payment or violation referred to in clause (B) or (C), to the extent that such conflict, breach, contravention, payment or violation could not reasonably be expected to have a Material Adverse Effect.

Section 5.03          Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and other actions necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties as specified in the Collateral Documents, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04          Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its respective terms, except as such enforceability may be limited by Debtor Relief Laws or other Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05          Financial Statements; No Material Adverse Effect.

(a)           The US Borrower has heretofore furnished to the Arrangers the financial statements referred to in Section 4.02(h).  Such financial statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and subject, in the case of quarterly financial statements, to the absence of footnotes and to normal year-end adjustments and (ii) fairly present in all material respects the financial condition, results of operations and cash flows of the US Borrower and its consolidated Subsidiaries as of such dates and for such periods.

(b)           Since December 31, 2015, there has not been any change, condition or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c)           The forecasts of consolidated balance sheets, income statements and cash flow statements of the US Borrower and its Subsidiaries for each fiscal year of the US Borrower ending after the Signing Date until not earlier than December 31, 2020, copies of which have been furnished to the Arrangers prior to the Signing Date, have been prepared in good faith based upon assumptions believed by the US Borrower to be reasonable at the time made in light of the conditions existing at the time of delivery of such forecasts, it being understood that such forecasts, as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the US Borrower’s control, that actual results during the period or periods covered by any such forecasts may differ significantly from the forecasted results, that such differences may be material and that such forecasts are not a guarantee of financial performance.

Section 5.06          Litigation.  Except as disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the US Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the US Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07          Ownership of Property; Liens.  Holdings, the US Borrower and each of its Restricted Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08          Environmental Matters.

(a)           US Borrower and all of its Restricted Subsidiaries are, and for the previous five (5) years have been, in compliance with all applicable Environmental Laws and all Environmental Permits required thereunder, except as could not reasonably be expected to result in a Material Adverse Effect.

(b)           There are no actions, suits, proceedings, demands or claims alleging potential liability or responsibility for violation of, or liability under, any Environmental Law and relating to businesses, operations or properties of the US Borrower or any of its Restricted Subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the US Borrower, there are no existing facts or circumstances which would reasonably be expected to result in any such actions, suits, proceedings, demands or claims.

(c)           Except as disclosed in Schedule 5.08(c) or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of the US Borrower, formerly owned, leased or operated by the US Borrower or any of its Restricted Subsidiaries is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list and (ii) there are no Hazardous Materials stored or present and there has been no Release or threatened Release of Hazardous Materials, in either case, (x) on, at, under or from any property currently or, to the knowledge of the US Borrower, formerly owned or operated by the US Borrower or any of its Restricted Subsidiaries or, to the knowledge of the US Borrower, any offsite locations to which the US Borrower or any of its Restricted Subsidiaries has disposed or arranged for the disposal of treatment of any Hazardous Materials and (y) in a quantity or manner that would reasonably be expected to result in liability of the US Borrower or any of its Restricted Subsidiaries under any Environmental Law.

(d)           Except as disclosed in Schedule 5.08(d), neither Holdings, the US Borrower nor any of its Restricted Subsidiaries is undertaking, or paying for, either individually or together with other potentially responsible parties, any investigation or assessment or response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for any such investigation or assessment or response or other corrective action that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.09          Taxes.  Each Loan Party and each Restricted Subsidiary has timely filed all Tax Returns and reports required to be filed, has timely paid all Taxes due and payable or levied or imposed upon it or its properties, income or assets (including in its capacity as a withholding agent) and has made adequate provision (in accordance with GAAP) for all Taxes not yet due and payable, except (a) those Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing, payment or provision could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  There are no current, pending or threatened audits, assessments, deficiencies, proceedings or claims in respect of Taxes that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, the Canadian Borrower and each other Restricted Subsidiary having employees in Canada has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable Law on account of the Canada Pension Plan and Quebec Pension Plan, employment insurance and employee income taxes.

Section 5.10          ERISA Compliance.

(a)           Each Plan and Pension Plan is in compliance with the applicable provisions of ERISA and the Code, except as could not reasonably be expected to have a Material Adverse Effect.  Each Plan and Pension Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS or an application for such a letter has been or will be submitted to the IRS within the applicable required time period with respect thereto and, to the knowledge of the US Borrower, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification.  The present value of all accrued benefit obligations under each Pension Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefit obligations by an amount which could reasonably be expected to have a Material Adverse Effect.

(b)           No ERISA Event has occurred or is reasonably expected to occur, and neither the US Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, in each case, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)           None of the Loan Parties nor any ERISA Affiliate has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, or failure to comply with applicable Laws in respect of a Foreign Plan, except as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.11          Subsidiaries; Equity Interests.  As of the Signing Date, (i) Holdings, the US Borrower and its Subsidiaries do not have any Subsidiaries other than those specifically disclosed in Schedule 5.11, and (ii) all of the outstanding Equity Interests in each Restricted Subsidiary are owned directly by the Person or Persons set forth in Schedule 5.11 and are free and clear of all Liens except (a) those created under the Loan Documents and (b) any nonconsensual Lien that is permitted under Section 7.01.  As of the Signing Date, Schedule 5.11 sets forth (i) the name and jurisdiction of each Subsidiary and (ii) the ownership interest of the US Borrower and each other Subsidiary in each Subsidiary, including the percentage of such ownership.

Section 5.12          Margin Regulations; Investment Company Act.

(a)           As of the Closing Date, none of Holdings, the US Borrower nor any of its Restricted Subsidiaries owns any margin stock (as defined in Regulation U of the FRB as in effect from time to time).

(b)           No proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock (in violation of Regulation U issued by the FRB).

(c)           Neither the US Borrower nor any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13          Disclosure.  As of the Signing Date and the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the Transactions, the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (as modified or supplemented by other information so furnished); provided that (a) with respect to financial estimates, projected financial information and other forward-looking information, the US Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed by the US Borrower to be reasonable at the time of preparation; it being understood that such projections, as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the US Borrower’s control, that actual results during the period or periods covered by any such projections may differ significantly from the projected results and that such differences may be material and that such projections are not a guarantee of financial performance and (b) no representation is made with respect to information of a general economic or general industry nature.

Section 5.14          Intellectual Property; Licenses, Etc.  The US Borrower and each Restricted Subsidiary owns free from exclusive licenses to others, or possesses the right to use, all of the Patents, Trademarks, industrial designs, Internet domain names, Copyrights, trade secrets and know-how, and registrations, applications for registration of, and goodwill associated with the foregoing, as applicable (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without, to the knowledge of the US Borrower, conflict with the IP Rights of any other Person, except to the extent such failure to own or possess the right to use or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the US Borrower, the conduct of the US Borrower’s and its Restricted Subsidiaries’ businesses does not infringe upon the IP Rights held by any other Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the US Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15          Solvency.  On the Closing Date, after giving effect to the consummation of the Transactions, (i) the US Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent, (ii) the Canadian Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent and (iii) the UK Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.16          Perfection, Etc.  Except as otherwise contemplated hereby or under any other Loan Document, and except with respect to any IP Rights constituting Collateral, all filings and other actions necessary to perfect the Liens on the Collateral created under, and as required by, the Collateral Documents have been duly made or taken or otherwise provided for (to the extent required hereby or by the applicable Collateral Documents) in a manner reasonably acceptable to the Administrative Agent and are in full force and effect, and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions (to the extent required hereby or by the applicable Collateral Documents or applicable law), perfected Lien in the Collateral, securing the payment and performance of the Secured Obligations (or (x) in the case of Collateral of each Foreign Borrower, its own Secured Obligations, (y) in the case of the Foreign Guarantor’s pledge of the Equity Interests in each Foreign Borrower, the Foreign Guarantor’s and Foreign Borrowers’ Secured Obligations and (z) in the case of the Foreign Guarantor’s pledge of the Equity Interests of Acushnet Japan, all of the Secured Obligations), subject only to Liens permitted by Section 7.01.  Upon the recordation of the Intellectual Property Security Agreements with the USPTO, the U.S. Copyright Office or, in the case of the Canadian Borrower, the Canadian Intellectual Property Office, as applicable, and the filing of such other filings required hereby or by the applicable Collateral Documents or applicable law, the Lien on the IP Rights constituting Collateral created under the Collateral Documents will constitute a perfected Lien in such IP Rights constituting Collateral in all right, title and interest of the US Borrower and its Restricted Subsidiaries in which a Lien may be perfected by such filings.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

Section 5.17          Compliance with Laws Generally.  Neither the US Borrower nor any of its Restricted Subsidiaries or any of their respective material properties, or the use of such material properties, is in violation of any Law, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, except for such violations or defaults that (a) are being contested in good faith by appropriate proceedings or (b) individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.18          Labor Matters.  (i) There are no strikes, lockouts, slowdowns or other similar labor disputes against the US Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the US Borrower, threatened; (ii) hours worked by and payment made to employees of the US Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters; and (iii) all payments due from the US Borrower or any of its Restricted Subsidiaries on account of wages, vacation pay, and employee health and welfare insurance, including on account of the Canada Pension Plan and Quebec Pension Plan, have been paid or accrued as liabilities on the books of the US Borrower or the relevant Restricted Subsidiary, except in the case of each of clauses (i) and (iii), as in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect.

Section 5.19          Absence of Defaults.  No event has occurred and is continuing which constitutes a Default.

Section 5.20          Senior Indebtedness Status.  The Obligations of each Loan Party and each Restricted Subsidiary under this Agreement and each of the other Loan Documents rank and shall continue to rank senior in priority of payment to all Subordinated Indebtedness of each such Person, and shall constitute and shall continue to constitute “Senior Indebtedness” and “Designated Senior Debt” (or any other term of similar meaning and import) under all instruments and documents, now or in the future, relating to any Subordinated Indebtedness of such Person (to the extent the concept of “Senior Indebtedness” or “Designated Senior Debt” (or similar concept) exists therein).

Section 5.21          Anti-Corruption Laws and Sanctions.

(a)           To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act, and (iii) CAML.  No part of the proceeds of the Loans will be used by Holdings, any Borrower or any of their respective Subsidiaries, directly or, to the knowledge of any Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law (including the United States Foreign Corrupt Practices Act of 1977, as amended and the United Kingdom Bribery Act 2010, as amended).

(b)           Holdings and each Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by Holdings, such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings, the Borrowers, their Subsidiaries and, to the knowledge of any Borrower, the directors, officers, employees, agents and controlled Affiliates of Holdings, the Borrowers and their Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person.  None of Holdings, any Borrower or any of their Subsidiaries nor, to the knowledge of any Borrower, any director, officer, agent, employee or controlled Affiliate of Holdings, any Borrower or any of their Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person or is currently the subject of any Sanctions.

No Borrowing, Letter of Credit, use of proceeds or other Transaction will violate any Anti-Corruption Law or applicable Sanctions.

(c)           No Borrower will, directly or, to its knowledge, indirectly, use the proceeds of the Loans or any Letter of Credit or otherwise knowingly make available such proceeds to any Person for the purpose of financing the activities of any Person currently the subject of any Sanctions, except to the extent authorized by each of OFAC and any other foreign Governmental Authority administering the relevant Sanctions.

Section 5.22          Centre of Main Interests and Establishments.  For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each UK Loan Party is situated in its jurisdiction of incorporation, and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

Section 5.23          Canadian Pension Plans.  The Canadian Pension Plans (if any) are listed in Schedule 5.23 and are registered under the Canadian Tax Act and all other applicable laws which require registration. As of the Closing Date none of the Canadian Pension Plans is a Defined Benefit CPP.  Except as could not be reasonably expected to result in a Material Adverse Effect: (a) each Canadian Pension Plan is in compliance with applicable pension standards legislation; (b) each Loan Party and each of their Subsidiaries has complied with and performed all of its obligations in respect of the funding of the Canadian Pension Plans under the terms thereof and applicable pension standards legislation; (c) there are no incomplete terminations or partial terminations of any Defined Benefit CPP; and (d) to the knowledge of the Loan Parties, no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a termination or partial termination of any Defined Benefit CPP under requirements of Law.

Section 5.24          UK DB Plans.  In each case, except as could not be reasonably expected individually or in the aggregate to result in a Material Adverse Effect: (i) other than in respect of the UK DB Plan, no Loan Party or Subsidiary is or has at any time been an employer (for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pensions Schemes Act 1993), and no Loan Party or Subsidiary is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the UK Pensions Act 2004) such an employer, (ii) no event has occurred (including the entering into of this Agreement and complying with its terms), or set of circumstances existed, which could result in or entitle any person or body of persons to wind up the UK DB Plan in whole or in part, and (iii) the Pensions Regulator is not carrying out, nor has it suggested it may carry out, an investigation which may lead to the issue of a Financial Support Direction or a Contribution Notice to any Loan Party or Subsidiary.

ARTICLE VI

AFFIRMATIVE COVENANTS

At any time from the Closing Date until the Termination Date, the US Borrower shall and shall cause (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.15 and 6.17 (except that, in the case of Section 6.17, the US Borrower shall cause each other Loan Party to)) each Restricted Subsidiary to (and, in the case of Section 6.11(e), each of its Subsidiaries to), and, in the case of Section 6.11(e), Holdings shall, comply with the following covenants:

Section 6.01          Financial Statements.  Deliver to the Administrative Agent for further distribution to each Lender (provided any of the information required pursuant to this Section 6.01 shall be deemed validly delivered as provided in the last paragraph of Section 6.02):

(a)           as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the US Borrower, a consolidated balance sheet of the US Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion (x) shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or explanatory paragraph or any qualification or exception as to the scope of such audit (provided that it shall not be a violation of the foregoing if the report and opinion accompanying the financial statements is subject to a “going concern” or other qualification or exception or explanatory paragraph solely as a result of (i) the impending maturity within twelve (12) months of the end of the fiscal year to which such financial statements relate of any Indebtedness or (ii) the breach or impending breach of any financial covenant) and (y) shall be accompanied by any final accountant’s management letters delivered by the independent certified public accountants to the US Borrower during such fiscal year;

(b)           as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of any fiscal year of the US Borrower, a consolidated balance sheet of the US Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the fiscal year of the US Borrower then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the US Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the US Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)           as soon as available, but in any event no later than one hundred and twenty (120) days after the end of each fiscal year of the US Borrower, reasonably detailed forecasts prepared by management of the US Borrower on a quarterly basis of consolidated balance sheets, income statements and cash flow statements of the US Borrower and its Subsidiaries for the fiscal year following such fiscal year then ended;

(d)           simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b), consolidating financial information (which may be in footnote form only) reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(e)           simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b), any information required to be delivered pursuant to Sections 6(b), 6(c), 6(e)(i), 6(e)(ii) and 6(e)(iii) of the Guaranty and Security Agreement and any provision of any Foreign Security Agreement that refers to this Section 6.01(e).

Notwithstanding the foregoing, the obligations in Sections 6.01(a) and 6.01(b) may be satisfied with respect to any financial statements of the US Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent thereof) or (B) the US Borrower’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to Holdings (or any direct or indirect parent thereof), such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or any direct or indirect parent thereof), on the one hand, and the information relating to the US Borrower and its Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the US Borrower as fairly presenting such information and (ii) to the extent such statements are in lieu of statements required to be provided under Section 6.01(a), such statements are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or explanatory paragraph or any qualification or exception as to the scope of such audit (provided that it shall not be a violation of the foregoing if the report and opinion accompanying the financial statements is subject to a “going concern” or other qualification or exception or explanatory paragraph solely as a result of (i) the impending maturity within twelve (12) months of the end of the fiscal year to which such financial statements relate of any Indebtedness or (ii) the breach or impending breach of any financial covenant).

Section 6.02          Certificates; Other Information.  Deliver to the Administrative Agent for further distribution to each Lender:

(a)           no later than five (5) Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the US Borrower (which shall set forth reasonably detailed calculations demonstrating compliance with the financial covenants set forth in Section 7.10);

(b)           together with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a management discussion and analysis of the financial condition and results of operations of the US Borrower for the portion of the fiscal year then elapsed;

(c)           promptly after such time, if any, as the same are publicly available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to all of the stockholders of the US Borrower (or Holdings or any direct or indirect parent thereof) and (ii) copies of all annual, regular, periodic and special reports and effective registration statements (other than on Form S-8) which the US Borrower (or Holdings or any direct or indirect parent thereof) or any other Loan Party may file or be required to file, and copies of any report, filing or communication with, the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto (other than comment letters from the SEC, the contents of which are not materially adverse to the Lenders);

(d)           promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party from (other than in the ordinary course of business), or material statement or material report furnished to, any holder of debt securities (other than in connection with any board observer or equity co-investment rights) of any Loan Party pursuant to the terms of any Junior Financing Documentation with respect to a Specified Junior Financing Obligation not otherwise required to be furnished to the Administrative Agent or the Lenders pursuant to any other clause of this Section 6.02;

(e)           promptly after the receipt thereof by any Loan Party or any of its Restricted Subsidiaries, and to the extent permitted by applicable law, copies of each notice or other written correspondence received from the SEC (or comparable agency in any applicable non-US jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Restricted Subsidiaries to the extent such investigation or inquiry could reasonably be expected to have a Material Adverse Effect; and

(f)            promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.01, 6.02 and 6.03 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the US Borrower posts such documents, or provides a link thereto, on the US Borrower’s website on the internet at the website address listed in Schedule 10.02 (or other website identified to the Administrative Agent) or (ii) on which such documents are delivered by the US Borrower (including by facsimile or electronic mail) to the Administrative Agent or its designee for posting on the US Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender, each Arranger and the Administrative Agent have access (whether a commercial, third-party website (including the SEC website) or whether sponsored by the Administrative Agent); provided that (A) upon the reasonable request of the Administrative Agent, the US Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender and Arranger and (B) in the case of clause (i) above, the US Borrower shall notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents and the Administrative Agent shall notify Lenders of such posting.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the US Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery (from the Administrative Agent) of or maintaining its copies of such documents.  Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”).  Each Borrower hereby agrees that (w) it will use commercially reasonable efforts to ensure that all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” such Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat the Borrower Materials as either information that would be made publicly available if such Borrower was a public company or not material information (although it may be sensitive and proprietary) with respect to such Borrower for purposes of United States Federal and state securities laws; provided that to the extent such Borrower Materials constitute Information, the same shall be treated as set forth in Section 10.08, (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender” and (z) the Administrative Agent and the Arrangers shall treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated “Private Lender.” Notwithstanding the foregoing, the Borrowers shall not be under any obligation to make any Borrower Materials public.

Section 6.03          Notices.  Promptly after any Responsible Officer obtaining actual knowledge thereof, notify the Administrative Agent (which shall promptly notify each Lender) of:

(a)           the occurrence of any Default; and

(b)           any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the US Borrower (x) that such notice is being delivered pursuant to this Section 6.03 and (y) setting forth in reasonable detail the occurrence referred to therein and (other than in the case of a notice pursuant to Section 6.03(b)) stating what action the US Borrower or the applicable Loan Party has taken and proposes to take with respect thereto.

Section 6.04          Payment of Obligations.  Timely file all Tax Returns required to be filed by it and pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities (including Taxes, but excluding any Taxes which are contested in good faith to the extent reserves have been made therefor in accordance with GAAP) except, in each case, to the extent the failure to timely file such Tax Returns or timely pay, discharge or satisfy such obligations and liabilities could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 6.05          Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and, in the case of any Restricted Subsidiary, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) in the reasonable business judgment of each Guarantor,  preserve or renew all of its IP Rights that are material to the operation of the business of the US Borrower and its Restricted Subsidiaries, taken as a whole, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.06          Maintenance of Properties.  Except to the extent the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, in any case, excluding ordinary wear and tear, casualty and condemnation and any obligations that are the obligations of the landlord under any lease.

Section 6.07          Maintenance of Insurance.

(a)           (A) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the US Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons and (B) ensure that all such insurance with respect to any Collateral shall name the Administrative Agent as mortgagee or loss payee (in the case of property insurance with respect to Collateral) or additional insured, as its interests may arise, on behalf of the Secured Parties (in the case of liability and property insurance).

(b)           If any building (or any part thereof) located on any Material Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or any successor act thereto), then the US Borrower shall, or shall cause the relevant Subsidiary Guarantor to, (a) maintain with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994 and (iv) the Flood Insurance Reform Act of 2004 and (b) deliver to the Administrative Agent evidence of such compliance.

Section 6.08          Compliance With Laws.

(a)           Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except, in each case, if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.  The US Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the US Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)           Except as could not reasonably be expected to have a Material Adverse Effect, no Canadian Loan Party shall, without the prior consent of the Administrative Agent (such consent not to be withheld unreasonably), contribute to or assume an obligation to contribute to or have any liability under any new Defined Benefit CPP.

Section 6.09          Books and Records.  Maintain proper books of record and account (in which full, true and correct entries shall be made of all material financial transactions and matters involving the assets and business of the US Borrower and its Subsidiaries) in a manner that permits the preparation of financial statements in accordance with GAAP (it being understood and agreed that any Foreign Borrower and any Foreign Subsidiary may maintain additional individual books and records in a manner that permits preparation of its financial statements in accordance with generally accepted accounting principles that are applicable in its jurisdiction of organization or incorporation and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10          Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of the properties of the Loan Parties and their Restricted Subsidiaries, to examine their corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with their directors, officers, and independent public accountants, all at the expense of the US Borrower as provided below and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the US Borrower or the relevant Loan Party or Restricted Subsidiary; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the US Borrower’s expense (it being understood that unless an Event of Default has occurred and is continuing, the Administrative Agent shall only visit locations where books and records and/or senior officers are located); provided, further, that when an Event of Default has occurred and is continuing the Administrative Agent or any such Lender accompanying the Administrative Agent (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the

US Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the US Borrower prior notice of and the right to participate in any discussions with the US Borrower’s accountants.  Notwithstanding anything to the contrary in this Section 6.10, neither the US Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies or abstracts of, or any discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.11          Use of Proceeds.

(a)           Use the proceeds of the Initial Term Loans to (i) consummate the Refinancing and (ii) pay Transaction Expenses (including upfront fees and/or original issue discount).

(b)           Use the proceeds of the Delayed Draw Term Loans for payments in connection with the Equity Appreciation Rights Plan, including any cash payments in lieu of stock payments.

(c)           Use the proceeds of the Revolving Credit Facility (i) on the Closing Date, (A) to consummate the Refinancing, (B) to pay Transaction Expenses (including upfront fees) and (C) to finance the ongoing working capital requirements of the US Borrower and its Subsidiaries and (ii) after the Closing Date, (A) to finance the ongoing working capital requirements of the US Borrower and its Subsidiaries, (B) for general corporate purposes of the US Borrower and its Subsidiaries, including capital expenditures, Restricted Payments and Permitted Acquisitions and other Investments permitted hereunder and (C) for other transactions not prohibited by the Loan Documents.

(d)           Use the proceeds of the New Term Loans and New Revolving Credit Loans (i) to provide ongoing working capital, (ii) for other general corporate purposes of the US Borrower and its Subsidiaries (including capital expenditures, Restricted Payments and Permitted Acquisitions and other Investments permitted hereunder), (iii) for any other purpose not prohibited by the Loan Documents and (iv) as otherwise agreed by the US Borrower and the Lenders providing such New Term Loans or New Revolving Credit Loans, as the case may be, so long as not otherwise prohibited by the Loan Documents.

(e)           The Borrowers will not request any Borrowing or Letter of Credit, and Holdings and the Borrowers shall not use, and shall ensure that their respective Subsidiaries and the directors, officers, employees and agents of Holdings, the Borrowers and their respective Subsidiaries shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent authorized by each of OFAC and any other foreign Governmental Authority administering the relevant Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.12          Covenant to Guarantee Obligations and Give Security.

(a)           Upon (w) the formation or acquisition of any new direct or indirect Wholly Owned Domestic Subsidiary that is a Restricted Subsidiary (other than an Excluded Subsidiary) by any Loan Party, (x) the designation in accordance with Section 6.15 of any existing direct or indirect Unrestricted Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary), (y) any Restricted Subsidiary that is not a US Guarantor guaranteeing any Specified Junior Financing Obligations of the US Borrower or any US Guarantor or (z) any Restricted Subsidiary (other than an Excluded Subsidiary) no longer being, or being designated to be no longer, an Immaterial Subsidiary, the US Borrower shall, in each case at the US Borrower’s expense:

(i)            as soon as reasonably practicable and in any case on or prior to the date that is forty-five (45) days after such formation, acquisition, designation, circumstance or Guarantee (or such longer period as either specified in Section 6.12(b) or as the Administrative Agent may agree in its reasonable discretion):

(A)          cause each such Restricted Subsidiary to (i) Guarantee the Secured Obligations and to duly execute and deliver to the Administrative Agent, other than with respect to Excluded Assets, a Guaranty and Security Agreement Supplement, Intellectual Property Security Agreements and/or other Collateral Documents (other than Mortgages), in each case, as applicable and as specified by the Administrative Agent (consistent with the Guaranty and Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect (or otherwise agreed) on the Closing Date) and (ii) comply with the requirements of Section 6.12(b) with respect to any Material Real Property owned by such Restricted Subsidiary as if such Material Real Property were acquired on the date such Restricted Subsidiary was so formed, acquired or designated, in each case to secure the Secured Obligations of such Restricted Subsidiary;

(B)          cause each such Restricted Subsidiary that is described in Section 6.12(a)(i)(A) to deliver, other than with respect to Excluded Assets, (x) any and all certificates representing Equity Interests constituting Pledged Equity Interests directly owned by or issued to any such Restricted Subsidiary, in each applicable case accompanied by undated stock powers, stock transfer forms or, if applicable, other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and (y) to the extent the same would be required under the Guaranty and Security Agreement, all instruments, if any, evidencing the intercompany debt held by such Restricted Subsidiary, if any, indorsed in blank to the Administrative Agent or accompanied by other appropriate instruments of transfer;

(C)          take and cause such Restricted Subsidiary to take whatever reasonable action (including the filing of Uniform Commercial Code or PPSA financing statements (or making any other filings or registrations as may be required under other applicable Laws), and delivery of certificates evidencing Equity Interests) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Collateral Documents delivered pursuant to this Section 6.12; and

(ii)           if requested, as soon as reasonably practicable and in any case on or prior to the date that is forty-five (45) days after the reasonable request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of a customary legal opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the applicable Restricted Subsidiary (or, where customary in the applicable jurisdiction, the Administrative Agent) reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.12(a) as the Administrative Agent may reasonably request.

(b)           Upon the acquisition of any Material Real Property by the US Borrower or any Loan Party (other than the Foreign Guarantor), or if otherwise required by Section 6.12(a)(i)(A), if such Material Real Property shall not already be subject to a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, (i) the US Borrower shall cause, or shall cause the relevant Loan Party to cause, within sixty (60) days (or within such longer period of time as the Administrative Agent may agree) such Material Real Property to be subjected to a Lien securing the Secured Obligations (or, in the case of any Foreign Borrower, its own Secured Obligations) and (ii) the US Borrower will take, or cause the relevant Loan Party to take, such actions as shall be necessary in the reasonable opinion of, or reasonably requested by, the Administrative Agent to grant and perfect or record such Lien in accordance with the Mortgage Requirement and to satisfy the other conditions of the Mortgage Requirement within sixty (60) days of the requirement becoming applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion).

(c)           Concurrently with the delivery of each Compliance Certificate pursuant to Section 6.02(a) in respect of financial statements delivered pursuant to Sections 6.01(a) and 6.01(b), each Loan Party shall, if applicable, execute and deliver to the Administrative Agent an appropriate Intellectual Property Security Agreement with respect to all United States Patents and United States Trademarks registered or pending with the USPTO, all United States Copyrights registered or pending with the U.S. Copyright Office and, solely in the case of the Canadian Borrower, all Canadian Patents, Canadian Trademarks, Canadian Industrial Designs and Canadian Copyrights registered or pending with the Canadian Intellectual Property Office constituting After Acquired Intellectual Property owned by it or any Guarantor as of the last day of the period for which such Compliance Certificate is delivered and any exclusive inbound licenses of the same to which any Guarantor is an exclusive licensee as of the last day of the period for which such Compliance Certificate is delivered, but solely to the extent that such After Acquired Intellectual Property is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it or such Guarantor.  In each case, the US Borrower will, and will cause each Loan Party to, promptly cooperate as necessary to enable the Administrative Agent to make any necessary recordations with the U.S. Copyright Office, the USPTO or, solely with respect to the Canadian Borrower, the Canadian Intellectual Property Office, as appropriate, with respect to such After Acquired Intellectual Property.

(d)           Notwithstanding the foregoing provisions of this Section 6.12 and the provisions of any Loan Document, (i) the Administrative Agent shall not take, and the Loan Parties shall not be required to grant, a security interest in any Excluded Assets or perfect a security interest in Excluded Perfection Assets, (ii) the Administrative Agent shall not take a security interest in any assets, including Material Real Property, as to which the Administrative Agent reasonably determines in consultation with the US Borrower that the cost or burden of obtaining such Lien (including any mortgage, stamp, intangibles or other similar Tax, title insurance or similar items) outweighs the benefit to the Secured Parties of the security afforded thereby, (iii) the Administrative Agent shall not take a security interest in any assets, including Material Real Property, as to which the US Borrower in consultation with the Administrative Agent reasonably determines would result in material adverse Tax consequences (it being understood that the incurrence of mortgage recording taxes shall not be a material adverse Tax consequence), (iv) Liens required to be granted pursuant to this Section 6.12, and actions required to be taken, including to perfect such Liens, shall be subject to the same exceptions and limitations as those set forth in the Collateral Documents, (v) the Loan Parties shall not be required to take any actions outside of the United States to grant or perfect any Liens on their assets, except for (A) the share pledges of sixty-five percent (65%) of the voting Equity Interests and one hundred percent (100%) of the non-voting Equity Interests of Acushnet Footjoy (Thailand) Limited and Acushnet Cayman Limited by the US Borrower, (B) the share pledge of one hundred percent (100%) of the Equity Interests of each Foreign Borrower by the Foreign Guarantor, (C) security documents, filings perfection steps or any other actions entered into or taken by each Foreign Borrower with respect to its own assets governed by the laws of its jurisdiction or any state, province, political subdivision or instrumentality thereof or any nation of which such jurisdiction is a part and (D) security documents, filings perfection steps or any other actions entered into or taken by the UK Borrower with respect to its own assets governed by the laws of the Netherlands or any state, province, political subdivision or instrumentality thereof, (vi) the Restricted Subsidiaries will not be required to provide any Guaranty to the extent any material adverse Tax consequence to the US Borrower would result from the provision of such Guaranty, as reasonably determined by the US Borrower in consultation with the Administrative Agent, (vii) the Restricted Subsidiaries will not be required to provide any Guaranty as to which the Administrative Agent reasonably determines in consultation with the US Borrower that the cost or burden of obtaining such Guaranty outweighs the benefit to the Secured Parties of the guaranty afforded thereby and (viii) in no event shall any Loan Party be required to execute any control agreement in respect of any deposit account, securities account or commodities account or seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement.

(e)           The US Borrower agrees to notify the Administrative Agent in writing promptly, but in any event within five (5) Business Days after (or by such later date as shall be agreed to the Administrative Agent), of any change in (i) the legal name of any Loan Party, (ii) the type of organization of such Loan Party, (iii) the jurisdiction of organization or incorporation of such Loan Party or (iv) the location of the chief executive office or sole place of business of such Loan Party.

(f)            The US Borrower agrees to notify the Secured Parties in writing promptly upon any acquisition by it or any Restricted Subsidiary of any margin stock (within the meaning of Regulation U issued by the FRB) and deliver to the Secured Parties a duly executed and completed Form U-1 and such other instruments and documents as reasonably requested by any Secured Party in form and substance reasonably satisfactory to such Secured Party.

Section 6.13          Environmental.  Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties, and (c) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

Section 6.14          Further Assurances.  Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time for the purposes of perfecting (or continuing the perfection of) the rights of the Administrative Agent for the benefit of the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which is required to be part of the Collateral to the extent required by Section 6.12), in each case subject to the limitations and exceptions set forth in Section 6.12 and in the Collateral Documents, including delivery of such amendments to the Mortgages, endorsements to the title policies, opinions of counsel and evidence of compliance with flood laws as the Administrative Agent may reasonably require in connection with the transactions contemplated by Section 2.14 or 2.15 hereof or any other amendment, modification or execution of any Facility.

Section 6.15          Designation of Subsidiaries.  The board of directors of the US Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing, (b) each Subsidiary to be designated as an Unrestricted Subsidiary and its Subsidiaries shall not, at the time of designation or thereafter, create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender thereof has recourse to any of the assets of the US Borrower or any Restricted Subsidiary, (c) immediately after giving effect to such designation, the US Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance as of the end of the Test Period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) with the financial covenants set forth in Section 7.10 (and, as a condition precedent to the effectiveness of any such designation, the US Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (d) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing or any other Indebtedness in excess of the Threshold Amount and (e) neither the Foreign Guarantor nor any Foreign Borrower may be designated as an Unrestricted Subsidiary.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the US Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of such Person’s (as applicable) investment therein and the Investment resulting from such designation must otherwise be in compliance with Section 7.02.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness, Liens and Investments of such Subsidiary existing at such time.  On the Closing Date, there are no Unrestricted Subsidiaries.

Section 6.16          Centre of Main Interests and Establishments.  For the purposes of the Regulation, each UK Loan Party shall not relocate its “centre of main interests” (as that term is used in Article 3(1) therein) to a jurisdiction other than its jurisdiction of incorporation and shall not create an “establishment” (as that term is used in Article 2(h) therein) in any other jurisdiction.

Section 6.17          Post-Closing Matters.  Execute and deliver the documents and complete the tasks set forth in Schedule 6.17, in each case within the time limits specified on such schedule (unless the Administrative Agent, in its reasonable discretion, shall have agreed to any particular longer period).

Section 6.18          Annual Lender Calls.  Upon the request of the Administrative Agent, at a time mutually agreed with the Administrative Agent, participate in a conference call with the Administrative Agent and the Lenders to discuss the financial condition and results of operations of the US Borrower and its Subsidiaries for the most recently-ended fiscal year for which financial statements have been delivered pursuant to Section 6.01(a).

Section 6.19          UK DB Plan.  (i) Except as could not be reasonably expected individually or in the aggregate to result in a Material Adverse Effect, ensure that other than in respect of the UK DB Plan, no Loan Party or Subsidiary is or has at any time been an employer (for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993), and no Loan Party or Subsidiary is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the UK Pensions Act 2004) such an employer, and (ii) immediately notify the Administrative Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a

Financial Support Direction or a Contribution Notice to any Loan Party or Subsidiary that could reasonably be expected to result in a Material Adverse Effect.

ARTICLE VII

NEGATIVE COVENANTS

At any time from the Closing Date until the Termination Date, the US Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, and, with respect to Section 7.14 only, Holdings shall not, directly or indirectly:

Section 7.01          Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           (i) Liens pursuant to any Loan Document and (ii) Liens on cash or deposits granted in favor of the Swing Line Lender or the L/C Issuers to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans, respectively, as contemplated by Sections 2.03(a)(ii)(I), 2.04(b), and 2.16(a)(ii), respectively;

(b)           Liens on property of the US Borrower and its Restricted Subsidiaries existing on the Signing Date and listed in Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or (B) proceeds and products thereof; provided, that individual financings provided by any lender may be cross-collateralized to other financings provided by such Lender or its affiliates and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.03;

(c)           Liens for Taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue (i) which are being contested in good faith and by appropriate actions diligently conducted that operate to suspend the collection of such contested Taxes and adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d)           statutory Liens and any Liens arising by operation of law in each case of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue (i) no action has been taken to enforce such Lien, (ii) such Lien is being contested in good faith and by appropriate actions and adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(e)           (i) pledges or deposits of cash, Cash Equivalents or letters or credit in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) pledges and deposits of cash, Cash Equivalents or letters or credit in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the US Borrower or any of its Restricted Subsidiaries or (iii) pledges or deposits of cash, Cash Equivalents or letters or credit in respect of letters of credit or bank guarantees that have been posted by the US Borrower or any of its Restricted Subsidiaries to support the payments of the items set forth in Sections 7.01(e)(i) and 7.01(e)(ii);

(f)            (i) deposits of cash, Cash Equivalents or letters or credit to secure the performance of bids, tenders, contracts, governmental contracts, leases, statutory obligations, surety, stay, customs, bid and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business and not in respect of Indebtedness for borrowed money, and (ii) pledges or deposits of cash or Cash Equivalents in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in Section 7.01(f)(i);

(g)           matters of record affecting title to any owned or leased real property and survey exceptions, encroachments, protrusions, recorded and unrecorded servitudes, easements, restrictions, reservations, licenses, rights-of-way, sewers, electric lines, telegraphs and telephone lines, variations in area or measurement, rights of parties in possession under written leases or occupancy agreements, and other title defects and non-monetary encumbrances affecting real property, and zoning, building or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case that were not incurred in connection with Indebtedness and which could not, individually or in the aggregate, materially and adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens (except in the case of any Permitted Refinancing) and (ii) such Liens do not at any time encumber any property except for replacements, additions and accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof; provided that individual financings provided by any lender may be cross-collateralized to other financings provided by such lender or its Affiliates;

(j)            (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Loan Parties, taken as a whole or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the US Borrower or any of its Restricted Subsidiaries, or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(k)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)            Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business or (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(m)          Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case under this Section 7.01(m)(i), solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or Disposition, and (ii) earnest money deposits of cash or Cash Equivalents made by the US Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not restricted hereunder;

(n)           Liens on property of any Subsidiary that is not a Loan Party (or the Equity Interests in such Subsidiary (other than the Equity Interests of any first-tier Foreign Subsidiary that is part of the Collateral)) securing Indebtedness of such Subsidiary permitted under Section 7.03;

(o)           Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person is acquired as a Restricted Subsidiary, in each case after the Signing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary and which Equity Interests do not constitute an Excluded Asset) and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition (other than property to which such requirement would not have applied but for such acquisition)) and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extension thereof) is permitted under Section 7.03;

(p)           Liens arising from precautionary Uniform Commercial Code or PPSA financing statement filings (or similar filings under other applicable Law) regarding leases entered into by the US Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(q)           (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the US Borrower or any of its Restricted Subsidiaries in the ordinary course of business and not prohibited by this Agreement and (ii) Liens arising by operation of Law under Article 2 of the Uniform Commercial Code and under the PPSA in favor of a seller or buyer of goods;

(r)            any interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, sublease, license or sublicense agreement entered into in the ordinary course of business;

(s)            to the extent constituting Liens, Dispositions expressly permitted under Section 7.05 (other than Section 7.05(e) or 7.05(f));

(t)            Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (A) $20,000,000 and (B) 1.25% of Total Assets as of the end of the Test Period last ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b); provided that the aggregate amount of all such Liens (other than involuntary Liens) on assets constituting Collateral shall not exceed $1,000,000;

(u)           Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the US Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the US Borrower or any of its Restricted Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers and vendors of the US Borrower or any of its Restricted Subsidiaries in the ordinary course of business, or (iv) under any Swap Agreements permitted by the Loan Documents (including any close out netting arrangements);

(v)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(w)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(x)           Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(y)           ground leases in respect of real property on which facilities owned or leased by the US Borrower or any of its Subsidiaries are located;

(z)           customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(aa)         Liens deemed to exist in connection with Investments in repurchase agreements referred to in clause (d) of the definition of “Cash Equivalents”;

(bb)         Liens on assets not constituting Collateral securing Indebtedness permitted under Section 7.03(f) or 7.03(n) in an aggregate principal amount at any time outstanding not to exceed $20,000,000;

(cc)         (i) Liens in favor of a Borrower or a Restricted Subsidiary that is a Loan Party granted by a Restricted Subsidiary that is not a Loan Party and (ii) Liens in favor of a Restricted Subsidiary that is not a Loan Party granted by another Restricted Subsidiary that is not a Loan Party; and

(dd)         statutory Liens and any Liens arising by operation of law in respect of normal cost or contributions or special payments to any Canadian Pension Plan and arising in the ordinary course of business.

For greater certainty, no reference to a permitted Lien herein, including any statement or provision as to the acceptability of any such permitted Lien, shall in any way constitute or be construed so as to postpone or subordinate any Liens or other rights of the Administrative Agent or the Lenders hereunder or arising under any other Loan Document in favor of such permitted Lien.

Section 7.02          Investments.  Make or hold any Investments, except:

(a)           Investments by the US Borrower or any Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b)           loans or advances to officers, directors, members of management, and employees of Holdings, the US Borrower or any Restricted Subsidiary (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) in connection with such Person’s exercise of stock options or other purchase of Equity Interests of Holdings; provided that in no event shall the aggregate principal amount outstanding of any loans or advances made pursuant to this Section 7.02(b) exceed $5,000,000;

(c)           Investments (i) by the US Borrower or any Restricted Subsidiary that is a Loan Party in the US Borrower or any other Restricted Subsidiary that is a Loan Party (other than any Foreign Borrower or the Foreign Guarantor), (ii) by any Restricted Subsidiary that is not a Guarantor in any other Restricted Subsidiary that is not a Guarantor; provided that the aggregate amount of Investments by the Foreign Borrowers (excluding any contribution or other Disposition by any Foreign Borrower of Equity Interests in any of its Subsidiaries to a Restricted Subsidiary) pursuant to this Section 7.02(c)(ii) shall not exceed $20,000,000 at any time outstanding, (iii) by any Loan Party (other than any Foreign Borrower) in any Foreign Borrower, the Foreign Guarantor or any Restricted Subsidiary that is not a Loan Party in an aggregate amount at any time outstanding, together with Investments pursuant to Section 7.02(i)(A)(2)(x), not to exceed the greater of (A) $85,000,000 and (B) 5.0% of Total Assets as of the end of the Test Period last ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) and (iv) by the US Borrower or any Restricted Subsidiary in any Subsidiary of the type described in clause (c) or (e) of the definition of “Excluded Subsidiary” to the extent consisting of contributions or other Dispositions of Equity Interests in other Subsidiaries of the type described in clause (c) or (e) of the definition of “Excluded Subsidiary” to such Subsidiary;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)           Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and prepayments and repurchases of Indebtedness expressly permitted by Sections 7.01, 7.03 (other than Sections 7.03(c) and 7.03(d)), 7.04 (other than Sections 7.04(a)(i), 7.04(a)(iii) and 7.04(a)(iv)), 7.05 (other than Sections 7.05(d)(ii), 7.05(e) and 7.05(f)), 7.06 (other than Sections 7.06(c) and 7.06(d)(v)) and 7.13, respectively;

(f)            Investments of the US Borrower and its Subsidiaries existing or contemplated on the Signing Date and as set forth in Schedule 7.02(f) and any modification, renewal or extension thereof or any substantially concurrent replacement thereof with a similar investment; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g)           Investments in Swap Contracts permitted by Section 7.03;

(h)           promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i)            the purchase or other acquisition of all or substantially all of the assets or business of any Person, or of assets constituting a business unit, a line of business or division of, any Person, or a majority of the Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary (in the case of any such acquisition of Equity Interests) or owned directly by the US Borrower or one or more of its Restricted Subsidiaries (in the case of any such acquisition of assets or a business) (including any Investment in a Restricted Subsidiary which increases the US Borrower’s or its Restricted Subsidiaries’ respective ownership interest therein and including as a result of a merger, amalgamation or consolidation); provided that, with respect to each such purchase or other acquisition made pursuant to this Section 7.02(i) (each of the foregoing, a “Permitted Acquisition”):

(A)          (1) each applicable Loan Party and any such newly created or acquired Subsidiary shall have, or will have within the times specified therein, complied with the applicable requirements of Section 6.12 to the extent required thereby, and (2) the aggregate amount of cash or property provided by Loan Parties to make any such purchase or acquisition of assets that are not purchased or acquired (or do not become owned) by the US Borrower or a Subsidiary Guarantor or in Equity Interests in Persons that do not become Subsidiary Guarantors upon consummation of such purchase or acquisition shall not exceed, together with Investments pursuant to Section 7.02(c)(iii), an aggregate amount equal to the sum of (x) the greater of (i) $85,000,000 and (ii) 5.0% of Total Assets as of the end of the Test Period last ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) plus (y) amounts otherwise available pursuant to Section 7.02(m)(ii) (this clause (2), the “Non-Loan Party Acquisition Cap”); provided that (A) the Non-Loan Party Acquisition Cap shall not apply to any acquisition to the extent the Person so acquired (or the Person owning the assets so acquired) becomes a US Guarantor even though such Person owns, directly or indirectly, Equity Interests in Persons that are not otherwise required to become US Guarantors, if at least 85.0% of the Consolidated EBITDA of the Person(s) acquired in such acquisition (or the Persons owning the assets so acquired) (for this purpose and for the component definitions used in the definition of “Consolidated EBITDA”, determined on a consolidated basis for such Person(s) and their respective Restricted Subsidiaries) is generated by Person(s) that will become US Guarantors and (B) in the event that the amount available under the Non-Loan Party Acquisition Cap is reduced as a result of any acquisition of any Restricted Subsidiary that does not become a US Guarantor or any assets that are not transferred to the US Borrower or a US Guarantor and such Restricted Subsidiary subsequently becomes a US Guarantor or such assets are subsequently transferred to the US Borrower or a US Guarantor, as the case may be, the amount available under the Non-Loan Party Acquisition Cap shall be proportionately increased as a result thereof based upon the amount of the Non-Loan Party Acquisition Cap utilized with respect to the acquisition of such Person or assets, as the case may be;

(B)          (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing, (2) immediately after giving effect to such purchase or other acquisition, the US Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance as of the end of the Test Period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) with the financial covenants set forth in Section 7.10, such compliance to be evidenced by a certificate from the chief financial officer or treasurer of the US Borrower demonstrating such compliance calculation in reasonable detail (which may be combined with the certificate described under Section 7.02(i)(D));

(C)          the Person or division or line of business to be acquired shall be in the same, similar or related line of business in which the US Borrower and its Restricted Subsidiaries are engaged as of the Signing Date; and

(D)          the US Borrower shall have delivered to the Administrative Agent, no later than the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer certifying that all of the requirements set forth in this Section 7.02(i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(j)            Investments in the ordinary course of business consisting of (A) endorsements for collection or deposit or (B) customary trade arrangements with customers;

(k)           Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l)            loans and advances to Holdings or any direct or indirect parent thereof in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) and subject to compliance with the requirements of, Restricted Payments permitted to be made to Holdings or any direct or indirect parent thereof in accordance with Section 7.06 (other than Section 7.06(c));

(m)          Investments that do not exceed an aggregate amount equal to the sum of (i) (x)$50,000,000 minus (y) the amount of any Restricted Payments made pursuant to Section 7.06(e)(iii) plus (ii) the proceeds of any Permitted Equity Issuance plus (iii) any unused amount available for Restricted Payments pursuant to Section 7.06(e)(i) immediately prior to the making of such Investment;

(n)           advances of payroll payments to employees in the ordinary course of business;

(o)           Guarantees by the US Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(p)           Investments to the extent the consideration paid therefor consists solely of Equity Interests of Holdings (other than Disqualified Equity Interests) or any direct or indirect parent thereof;

(q)           additional Investments so long as at the time of making such Investment, the Net Average Secured Leverage Ratio does not exceed 2.25:1.00 on a Pro Forma Basis as of the end of the Test Period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b);

(r)            Investments held by a Person that becomes a Restricted Subsidiary (or is merged, amalgamated or consolidated with or into the US Borrower or any Restricted Subsidiary) pursuant to this Section 7.02 (and, if applicable, Section 7.04) after the Signing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation; provided that, for the avoidance of doubt, to the extent the applicable Restricted Subsidiary is acquired pursuant to Section 7.02(i) and does not become a US Guarantor, the amount of cash or property provided by Loan Parties to make any such acquisition shall be subject to the requirements of the Non-Loan Party Acquisition Cap set forth in Section 7.02(i);

(s)            Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business; and

(t)            Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are made with the proceeds received by such Restricted Subsidiary from an Investment made by a Loan Party in such Restricted Subsidiary pursuant to another clause of this Section 7.02.

Section 7.03          Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness of the Loan Parties under the Loan Documents;

(b)           Indebtedness of the US Borrower or any Restricted Subsidiary outstanding on the Signing Date and listed in Schedule 7.03(b) and any Permitted Refinancing thereof;

(c)           Guarantees by the US Borrower or any Restricted Subsidiary in respect of Indebtedness of the US Borrower or such Restricted Subsidiary otherwise permitted hereunder and to the extent permitted by Section 7.02; provided that (A) no such Guarantee by any Restricted Subsidiary of any Indebtedness constituting a Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and Security Agreement and (B) if the Indebtedness being Guaranteed is subordinated to any of the Obligations, such Guarantee shall be subordinated to the Guaranty on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness;

(d)           Indebtedness of the US Borrower or any Restricted Subsidiary owing to the US Borrower or any Restricted Subsidiary to the extent such Investment is permitted by Section 7.02; provided that all such Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party;

(e)           Capitalized Lease Obligations and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of (A) $17,500,000 and (B) 1.5% of Total Assets as of the end of the Test Period last ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b);

(f)            Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount at any time outstanding for all such Persons, when taken together with the aggregate principal amount of all outstanding Indebtedness incurred pursuant to Section 7.03(n), not to exceed $100,000,000; provided that no more than $20,000,000 of such Indebtedness may be secured and no such portion of such Indebtedness may be secured by Liens on any Collateral;

(g)           Indebtedness in respect of Swap Contracts not entered into for speculative purposes;

(h)           Indebtedness which constitutes “Indebtedness” solely as a result of clause (e) of the definition of “Indebtedness” to the extent the Liens giving rise to such Indebtedness constituting “Indebtedness” are permitted pursuant to Section 7.01;

(i)            (i) Indebtedness assumed in connection with any Permitted Acquisition; provided that such Indebtedness was not incurred in contemplation of such Permitted Acquisition; provided, further,

that both immediately prior and after giving effect to any Indebtedness assumed pursuant to this Section 7.03(i)(i), (x) no Event of Default shall exist or result therefrom and (y) the US Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance as of the end of the Test Period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) with the financial covenants set forth in Section 7.10 and (ii) any Permitted Refinancing thereof;

(j)            Indebtedness representing deferred compensation to current or former officers, directors, members of management, consultants and employees of Holdings, the US Borrower or any Restricted Subsidiary;

(k)           Indebtedness constituting obligations for indemnification, the adjustment of the purchase price or similar adjustments (including earnout obligations) incurred under agreements for a permitted acquisition or Disposition;

(l)            Indebtedness consisting of obligations of the US Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, permitted acquisitions and any other Investment expressly permitted hereunder;

(m)          Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(n)           Indebtedness of the US Borrower in an aggregate principal amount at any time outstanding, when taken together with the aggregate principal amount of all outstanding Indebtedness incurred pursuant to Section 7.03(f), not to exceed $100,000,000; provided that no more than $20,000,000 of such Indebtedness may be secured and no such portion of such Indebtedness may be secured by Liens on any Collateral;

(o)           Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p)           Indebtedness of the US Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including in respect of workers compensation claims, unemployment insurance, other social security legislation, health, disability or other employee benefits or property, casualty, liability or other insurance or reimbursement claims or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;

(q)           obligations in respect of surety, stay, customs, bid and appeal bonds, performance bonds and performance and completion guarantees and other obligations of a like nature provided by the US Borrower or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(r)            Indebtedness in respect of (x) any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or (y) any letter of credit issued in favor of any L/C Issuer or the Swing Line Lender to support any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans, respectively, as contemplated by Section 2.03(a)(ii)(I), 2.04(b) or 2.16(a)(ii), respectively;

(s)            subordinated Indebtedness of Holdings (in a principal amount not to exceed the purchase or redemption price of any such purchase or redemption permitted by Section 7.06) to current or former officers, directors, managers, consultants and employees, their Controlled Investment Affiliates or Immediate Family Members to finance the purchase or redemption of Equity Interests (other than Disqualified Equity Interests) of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06;

(t)            Indebtedness incurred in the ordinary course of business in respect of obligations of the US Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(u)           Indebtedness incurred in connection with sale and leaseback transactions permitted under Section 7.05(o); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of (A) $15,000,000 and (B) 1.0% of Total Assets as of the end of the Test Period last ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b); and

(v)           all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Sections 7.03(a) through 7.03(u).

Section 7.04          Fundamental Changes; Subsidiary Equity Issuances.

(a)           Merge, amalgamate, dissolve, liquidate or consolidate with or into another Person, except that:

(i)            any Restricted Subsidiary may merge, amalgamate or consolidate with or liquidate into (A) the US Borrower; provided that the US Borrower shall be the continuing or surviving Person (or, solely in the case of a merger effected to change the US Borrower’s jurisdiction of organization or formation in a manner that satisfies the Jurisdictional Requirements, the continuing or surviving Person shall expressly assume the obligations of the US Borrower under the Loan Documents in a manner reasonably acceptable to the Administrative Agent) and the Jurisdictional Requirements with respect to the US Borrower shall be satisfied, (B) any Foreign Borrower; provided that such Foreign Borrower shall be the continuing or surviving Person (or, solely in the case of a merger effected to change such Foreign Borrower’s jurisdiction of organization or formation in a manner that satisfies the Jurisdictional Requirements, the continuing or surviving Person shall expressly assume the obligations of such Foreign Borrower under the Loan Documents in a manner reasonably acceptable to the Administrative Agent) and the Jurisdictional Requirements with respect to such Foreign Borrower shall be satisfied or (C) any one or more other Restricted Subsidiaries (other than any Foreign Borrower); provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, (x) a US Guarantor (other than Holdings) shall be the continuing or surviving Person and (y) such transaction shall be deemed to constitute an Investment and must be permitted by Section 7.02, and any Indebtedness corresponding to such Investment must be permitted by Section 7.03 and to the extent constituting a Disposition, such Disposition must be permitted by Section 7.05;

(ii)           (A) any Restricted Subsidiary that is not a Loan Party may merge, consolidate or amalgamate with or liquidate into any other Restricted Subsidiary that is not a Loan Party and (B) any Restricted Subsidiary (other than any Foreign Borrower) may liquidate or dissolve or change its legal form if the US Borrower determines in good faith that such action is in the best interests of the US Borrower;

(iii)          the US Borrower or any Restricted Subsidiary may merge with any other Person in order to (A) effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(e)); provided that (x) if a Restricted Subsidiary is the subject of such action, the continuing or surviving Person shall be a Restricted Subsidiary (and if a US Guarantor is the subject of such action, then a US Guarantor (other than Holdings) shall be the continuing or surviving Person), (y) such Person, together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.12 to the extent required thereby and (z) such Investment must be permitted by Section 7.02 and any Indebtedness corresponding to such Investment must be permitted by Section 7.03, and to the extent constituting a Disposition, such Disposition must be permitted by Section 7.05; or (B) to effect the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 6.15; provided that if the US Borrower or any Foreign Borrower is a party to any transaction effected pursuant to this Section 7.04(a)(iii), (x) the US Borrower or such Foreign Borrower, as applicable, shall be the continuing or surviving Person, (y) the Jurisdictional Requirements shall be satisfied and (z) no Event of Default shall have occurred and be continuing or would result therefrom;

(iv)          so long as no Default exists or would result therefrom, the US Borrower may (A) merge with any other Person; provided that the US Borrower shall be the continuing or surviving corporation and the Jurisdictional Requirements shall be satisfied or (B) change its legal form to a limited liability company if the US Borrower determines in good faith that such action is in the best interest of the US Borrower; and

(v)           so long as no Event of Default exists or would result therefrom, a merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)), may be effected; provided that if the US Borrower or any Foreign Borrower is a party to any transaction effected pursuant to this Section 7.04(a)(v), (A) the US Borrower or such Foreign Borrower, as applicable, shall be the continuing or surviving Person  and (B) the Jurisdictional Requirements shall be satisfied.

(b)           In the case of any Wholly Owned Restricted Subsidiary (and any Restricted Subsidiary that was Wholly Owned on the Signing Date or the date of acquisition thereof), make an Equity Issuance to any Person that is not the US Borrower or a Wholly Owned Restricted Subsidiary (i) unless the fair market value of such Equity Issuances in the aggregate for all such Restricted Subsidiaries for any fiscal year do not exceed the amount of Dispositions permitted pursuant to Section 7.05(j) taken together with all Dispositions made under such section in such fiscal year or (ii) such issuance is made in connection with an Investment permitted under Section 7.02.

Section 7.05          Dispositions.  Make any Disposition except:

(a)           Dispositions of obsolete, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the US Borrower and its Restricted Subsidiaries;

(b)           Dispositions of inventory and equipment in the ordinary course of business;

(c)           Dispositions of property (other than Equity Interests or all or substantially all of the assets of the US Borrower or any Subsidiary) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by the US Borrower or any Restricted Subsidiary to the US Borrower or any other Restricted Subsidiary (including any such Disposition effected pursuant to a merger, amalgamation, consolidation, liquidation or dissolution); provided that if the transferor of such property is a Loan Party, then (i) the transferee thereof must either be the US Borrower or a US Guarantor (other than Holdings) or (ii) (x) to the extent such Disposition constitutes an Investment, such Investment must be permitted under Section 7.02 and any Indebtedness corresponding to such Investment must be permitted by Section 7.03 and (y) to the extent such Disposition does not constitute an Investment, the aggregate fair market value of all property Disposed of pursuant to this Section 7.05(d)(ii)(y) shall not exceed $10,000,000;

(e)           Dispositions permitted by Sections 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(a)(v)) and 7.06 (other than Section 7.06(c)) and constituting Liens permitted by Section 7.01 (other than Section 7.01(s));

(f)            Dispositions of Cash Equivalents;

(g)           Dispositions of accounts receivable in connection with the collection or compromise thereof;

(h)           leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the US Borrower and its Restricted Subsidiaries, taken as a whole;

(i)            transfers of property subject to Casualty Events upon receipt of the proceeds of such Casualty Event;

(j)            Dispositions of property by the US Borrower or any Restricted Subsidiary; provided that (i) at the time of such Disposition, (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist and (ii) with respect to any Disposition pursuant to this Section 7.05(j), the US Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received) (it being understood that for the purposes of this clause (ii), the following shall be deemed to be cash:  (A) any liabilities (as shown on the US Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the US Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the US Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable Disposition, and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of $5,000,000, with the fair market value of each item of Designated Non-Cash

Consideration being measured at the time received and without giving effect to subsequent changes in value);

(k)           Dispositions of Investments in Joint Ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties as set forth in joint venture arrangements and similar binding arrangements in effect on the Signing Date;

(l)            Dispositions in the ordinary course of business consisting of the abandonment of IP Rights which, in the reasonable good faith determination of the US Borrower or any Restricted Subsidiary, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business (it being understood and agreed that no IP Rights that are material to the operation of the business of the US Borrower and its Restricted Subsidiaries, taken as a whole, at the time of a Disposition thereof may be Disposed of in reliance on this Section 7.05(l));

(m)          any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(n)           the termination of any Swap Contract; and

(o)           Dispositions of property (other than Collateral described in the Intellectual Property Security Agreements) pursuant to a sale and leaseback transaction; provided, that the applicable sale and leaseback transaction occurs within two hundred and seventy (270) days after the acquisition or construction (as applicable) of such property and that the related lease is not prohibited under this Agreement; provided, further, that the aggregate fair market value of the property sold subject to all sale and leaseback transactions pursuant to this Section 7.05(o) shall not exceed the greater of (A) $15,000,000 and (B) 1.0% of Total Assets as of the end of the Test Period last ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b);

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(d), 7.05(e), 7.05(g), 7.05(i), 7.05(k), 7.05(l) and 7.05(m)), shall be for no less than the fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent is hereby authorized by the Lenders to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06          Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except:

(a)           any Restricted Subsidiary may make Restricted Payments to the US Borrower and to any other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-Wholly Owned Restricted Subsidiary with respect to any class or type of Equity Interests, to the US Borrower or such Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on its relative ownership interests of such class or type of Equity Interests);

(b)           the US Borrower or any Restricted Subsidiary may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c)           to the extent constituting Restricted Payments, transactions expressly permitted by Section 7.02 (other than Sections 7.02(e), 7.02(l), 7.02(m) and 7.02(q)), 7.04 or 7.05 (other than Section 7.05(e));

(d)           the US Borrower or any Restricted Subsidiary may make Restricted Payments to Holdings:

(i)            the proceeds of which will be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) the Tax liability for each relevant jurisdiction in respect of returns filed by or on behalf of the group of which Holdings or such direct or indirect parent thereof is the parent and which includes the US Borrower and the applicable Restricted Subsidiaries as members; provided that such proceeds are limited to the portion of such Tax liability attributable to the income of the US Borrower and/or its applicable Subsidiaries, determined as if the US Borrower and/or its applicable Subsidiaries were required to pay such Tax liability as a separate consolidated, combined, unitary or affiliated group, and reduced by any portion of such Taxes directly paid by the US Borrower or any of its Subsidiaries; provided, further, that any payments attributable to the income of Unrestricted Subsidiaries shall be permitted only to the extent that cash payments were made for such purpose by the Unrestricted Subsidiaries to the US Borrower or its Restricted Subsidiaries;

(ii)           the proceeds of which shall be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) (A) such entities’ operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and not exceeding $750,000 in any fiscal year, plus any reasonable and customary indemnification claims made by directors or officers of Holdings or any direct or indirect parent thereof, in each case to the extent attributable to the ownership or operations of Holdings, the US Borrower and its Restricted Subsidiaries and (B) Public Company Costs;

(iii)          the proceeds of which shall be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) franchise Taxes and other fees, Taxes and expenses required to maintain the corporate existence of Holdings or any direct or indirect parent thereof;

(iv)          if no Default or Event of Default shall have occurred and be continuing or would result therefrom, the proceeds of which shall be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings or any direct or indirect parent thereof held by any future, present or former employee, director, officer, member of management or consultant of Holdings or any direct or indirect parent thereof, or any of its Subsidiaries (or any Controlled Investment Affiliate or Immediate Family Member thereof), in an aggregate amount (other than cash payments funded with the proceeds of any “key-man” life insurance policy received by the US Borrower in connection with the death of any management shareholder) not to exceed $5,000,000 (which purchase may be paid by the issuance of Indebtedness permitted by Section 7.03(s)) in any fiscal year (however, any Restricted Payments permitted to be made (but not made) by this Section 7.06(d)(iv) in a given fiscal year may be carried forward and made in the next succeeding fiscal year (but not any fiscal year after such succeeding fiscal year, and which, if carried over, will be deemed to be utilized after the base amount attributable to such fiscal year into which it has been carried over));

(v)           the proceeds of which shall be used by Holdings to finance (or to make a Restricted Payment to any direct or indirect parent of Holdings to finance) any Investment permitted by Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing or consummation of such Investment and (B) Holdings or the applicable parent company thereof shall, immediately following the closing or consummation thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the US Borrower or a Subsidiary Guarantor (or a Person that will become a Subsidiary Guarantor upon receipt of such contribution) or (2) the merger (to the extent permitted by Section 7.04) of the Person formed or acquired into the US Borrower or Subsidiary Guarantor in order to consummate such Permitted Acquisition, and in each case, comply with the requirements of Section 6.12;

(vi)          the proceeds of which shall be used by Holdings to make (or to make a Restricted Payment to any direct or indirect parent of Holdings to enable it to make) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any direct or indirect parent thereof; provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 7.06 (as determined in good faith by the board of directors or the managing board, as the case may be, of the US Borrower (or any authorized committee thereof));

(vii)         the proceeds of which shall be used by Holdings to pay (or to make a Restricted Payment to any direct or indirect parent of Holdings to enable it to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering of the US Borrower not prohibited by this Agreement (in the case of any direct or indirect parent of Holdings, only to the extent such Person does not hold material assets other than those relating to the US Borrower and its Subsidiaries or their respective businesses);

(viii)        the proceeds of which shall be used by Holdings to pay (or to make a Restricted Payment to any direct or indirect parent of Holdings to enable it to pay) customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent thereof to the extent such salaries, bonuses and other benefits are directly attributable to the ownership or operations of the US Borrower and its Restricted Subsidiaries;

(ix)          the proceeds of which shall be used by Holdings to pay (or to make a Restricted Payment to any direct or indirect parent of Holdings to enable it to pay) amounts of the type described in Section 7.08(e), in each case to the extent the applicable payment would be permitted by Section 7.08(e) if such payment were to be made by the US Borrower or its Restricted Subsidiaries and in lieu of such payment being made under Section 7.08(e); or

(x)           the proceeds of which shall be used by Holdings to make payments of the type described in, and subject to the restrictions set forth in, Section 7.06(g) or 7.06(j);

(e)           so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the US Borrower may make Restricted Payments in an aggregate amount that does not exceed the sum of (i) $125,000,000 plus (ii) any unused amount available for Restricted Payments pursuant to Section 7.06(i) immediately prior to the making of such Restricted Payment plus (iii) any unused amounts available for Investments pursuant to Section 7.02(m)(i) immediately prior to the making of such Restricted Payment; provided that the aggregate amount of Restricted Payments pursuant to this Section 7.06(e) shall not exceed $50,000,000 in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years, subject to a maximum of $100,000,000 of Restricted Payments pursuant to this Section 7.06(e) in any fiscal year); provided, further, that at any time prior to a Qualifying Public Offering, no Restricted Payments may be made pursuant to this Section 7.06(e) if the Net Average Total Leverage Ratio, on a Pro Forma Basis as of the end of the Test Period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), would exceed (x) in the case of the Test Periods ending on March 31, 2017 and June 30, 2017, 3.25:1.00 and (y) in the case of all other Test Periods, 3.00:1.00;

(f)            cashless repurchases of Equity Interests in Holdings (or any direct or indirect parent of Holdings), the US Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g)           payments made by the US Borrower or any Restricted Subsidiary in respect of Taxes in connection with the exercise of stock options payable by any future, present or former officers, directors, members of management, consultants and employees of the US Borrower (or any direct or indirect parent thereof) or any Restricted Subsidiary (or any spouse, former spouse, estates, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of such Equity Interests in consideration of such payments including deemed repurchases;

(h)           so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, additional Restricted Payments so long as at the time of making such Restricted Payment, the Net Average Secured Leverage Ratio does not exceed 2.00:1.00 on a Pro Forma Basis as of the end of the Test Period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b);

(i)            so long as the US Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.10 for the Test Period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), payments in connection with the Equity Appreciation Rights Plan, including any cash payments in lieu of stock payments in an aggregate amount not to exceed the sum of (i) $200,000,000 minus (ii) the amount of any Restricted Payments made pursuant to Section 7.06(e)(ii);

(j)            (A) at any time prior to the earlier of August 1, 2016 (including on August 1, 2016) and a Qualifying Public Offering, interest or dividend payments (including accelerated cash payments) with respect to the Series A Preferred Stock and any convertible bonds and bonds with common stock warrants in existence on the Signing Date and listed in Schedule 7.06(j); provided that such payments shall not exceed the maximum amount required to be distributed at such time in the form of interest or dividends to the holders of the Series A Preferred Stock and any such convertible bonds or bonds with common stock warrants pursuant to the terms thereof as in effect on the Signing Date and (B) at any time after a Qualifying Public Offering, any deferred or accrued amounts, including default interest thereon, and any accelerated interest and/or dividend payments with respect to the Series A Preferred Stock and any such convertible bonds and bonds with common stock warrants, in each case, that were accrued and unpaid prior to such Qualifying Public Offering and are actually paid no later than August 1, 2016; and

(k)           Restricted Payments in an aggregate amount that does not exceed the proceeds of any Permitted Equity Issuance (other than the proceeds of any Qualifying Public Offering) received by the US Borrower after the Closing Date.

Section 7.07          Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the US Borrower and its Restricted Subsidiaries on the Signing Date or any business reasonably related or ancillary thereto.

Section 7.08          Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the US Borrower, whether or not in the ordinary course of business, other than:

(a)           transactions among the US Borrower and/or one or more of its Restricted Subsidiaries and/or any Person that becomes a Restricted Subsidiary as a result of such transaction;

(b)           transactions on terms substantially as favorable to the US Borrower or such Restricted Subsidiary as would be obtainable by the US Borrower or such Restricted Subsidiary in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c)           the Transactions, including the payment of fees and expenses (including Transaction Expenses) in connection with the consummation of the Transactions;

(d)           employment, severance and other compensatory arrangements between Holdings or any direct or indirect parent thereof, the US Borrower and its Restricted Subsidiaries and their respective current or former officers, directors, members of management, consultants and employees in the ordinary course of business and transactions pursuant to equity award plans and employee benefit plans and arrangements, in each case solely to the extent attributable to the ownership or operations of the US Borrower and its Restricted Subsidiaries;

(e)           the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers, members of management, consultants and employees of Holdings or any direct or indirect parent thereof, the US Borrower and its Restricted Subsidiaries, to the extent attributable to the ownership or operations of the US Borrower and its Restricted Subsidiaries, as determined in good faith by the board of directors or senior management of the relevant Person;

(f)            the payment of fees, expenses, indemnities or other payments pursuant to, and transactions pursuant to, the agreements in existence on the Signing Date and set forth in Schedule 7.08 or any amendment thereto to the extent such an amendment is not materially disadvantageous to the Lenders;

(g)           payments to or from, and transactions with, Joint Ventures in the ordinary course of business;

(h)           transactions with customers, clients, suppliers, Joint Venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the US Borrower and its Restricted Subsidiaries, in the reasonable determination of the senior management of the US Borrower;

(i)            any contribution by Holdings to the capital of the US Borrower;

(j)            the payment of reasonable out-of-pocket costs and expenses related to registration rights and indemnities provided to shareholders under any shareholder agreement;

(k)           issuances by the US Borrower and its Restricted Subsidiaries of Equity Interests not prohibited hereunder; and

(l)            Restricted Payments permitted under Section 7.06 (other than Section 7.06(c)).

Section 7.09          Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary to make Restricted Payments to the US Borrower, any Foreign Borrower or any Subsidiary Guarantor or to otherwise transfer property to or invest in the US Borrower, any Foreign Borrower or any Subsidiary Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Loan Party for the benefit of the Secured Parties to secure the Secured Obligations (or, in the case of the Foreign Borrowers, their own Secured Obligations, or, in the case of the Foreign Guarantor, the Secured Obligations of the Foreign Borrowers and the Foreign Guarantor in the case of the Equity Interests in the Foreign Borrowers and all the Secured Obligations in the case of the Equity Interests in Acushnet Japan); provided that the foregoing shall not apply to Contractual Obligations which (i) (A) exist on the Signing Date and (to the extent not otherwise permitted by this Section 7.09) are listed in Schedule 7.09 and (B) to the extent Contractual Obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions described in clause (a) or (b) that are contained in such Contractual Obligation, (ii) are binding on a Restricted Subsidiary acquired after the Signing Date at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party which is permitted by Section 7.03 (as long as such restriction applies solely to such Restricted Subsidiary and its Subsidiaries), (iv) with respect to clause (a) above, arise in connection with any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted under Section 7.02 and applicable solely to such Joint Venture, (vi) are customary restrictions on leases, subleases or licenses otherwise permitted hereby so long as such restrictions only relate to the assets subject thereto, (vii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (viii) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business, (ix) arise in connection with Liens on cash or other deposits permitted under Section 7.01 or are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (x) are restrictions relating to property subject to Liens permitted by Section 7.01(o) provided that such restrictions do not extend to or cover any other assets or property or (xi) are restrictions in any one or more agreements governing Indebtedness entered into after the Signing Date that contain encumbrances and other restrictions that are, taken as a whole, in the good faith judgment of the US Borrower, no more restrictive in any material respect with respect to the US Borrower and its Restricted Subsidiaries, taken as a whole, than those encumbrances and other restrictions that are in effect on the Signing Date pursuant to agreements and instruments governing Indebtedness in effect on the Signing Date or, with respect solely to Indebtedness of Restricted Subsidiaries acquired after the Signing Date, on the date on which such Restricted Subsidiary became a Restricted Subsidiary pursuant to agreements and instruments governing Indebtedness in effect on such date.

Section 7.10          Financial Covenants.

(a)           Net Average Total Leverage Ratio.  Permit the Net Average Total Leverage Ratio as of the end of (i) each of the fiscal quarters of the US Borrower ended March 31, 2017 and June 30, 2017 to be greater than 3.50:1.00 and (ii) each other fiscal quarter of the US Borrower (beginning with the first full fiscal quarter ending after the Closing Date) to be greater than 3.25:1.00.

(b)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the US Borrower (beginning with the first full fiscal quarter ending after the Closing Date) to be less than 4.00:1.00.

Section 7.11          Amendments of Certain Documents.  Amend or otherwise modify (a) any of its Organization Documents in a manner materially adverse to the Administrative Agent or the Lenders or (b) any term or condition of any Subordinated Indebtedness in any manner materially adverse to the interests of the Administrative Agent or the Lenders; provided that clause (b) shall not apply to any amendment of any terms of any Subordinated Indebtedness with an aggregate principal amount of less than the Threshold Amount, except with respect to any amendment that would change to an earlier date any required payment of principal of such Subordinated Indebtedness.

Section 7.12          Accounting Changes.  Make any change in the fiscal year of the US Borrower or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP or IFRS.

Section 7.13          Prepayments, Etc. of Indebtedness.  Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Subordinated Indebtedness or make any payment in violation of any subordination terms of any documentation governing any Subordinated Indebtedness, except:

(a)           so long as no Event of Default shall have occurred and be continuing or would result therefrom, for an aggregate purchase price, or in an aggregate prepayment amount, not to exceed the sum of:

(i)            (A) the greater of (x) $5,000,000 and (y) 0.50% of Total Assets as of the end of the Test Period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), plus (B) additional amounts, so long as at the time of making such payment, the Net Average Secured Leverage Ratio does not exceed 2.00:1.00 on a Pro Forma Basis as of the end of the Test Period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), plus

(ii)           the proceeds of any Permitted Equity Issuance;

(b)           a Permitted Refinancing thereof (including through exchange offers and similar transactions);

(c)           the conversion of any Subordinated Indebtedness to Equity Interests (other than Disqualified Equity Interests) of Holdings or any direct or indirect parent thereof; and

(d)           with respect to intercompany subordinated indebtedness, so long as no Default shall have occurred and be continuing or would result therefrom and to the extent consistent with the subordination terms thereof.

Section 7.14          Limitations on Holdings.  Holdings shall not:

(a)           create, incur, assume or suffer to exist any Liens on any Equity Interests of the US Borrower (other than Liens permitted by Section 7.01(a) and nonconsensual Liens of the type otherwise permitted under Section 7.01);

(b)           conduct or engage in any operations or business or own any material property (other than Equity Interests in the US Borrower and, through the US Borrower, the US Borrower’s Subsidiaries and/or any other Person) other than (i) those incidental to its ownership of the Equity Interests of the US Borrower, (ii) maintaining its legal existence, (iii) performing its obligations under the Loan Documents and any Junior Financing or any Permitted Refinancing thereof, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests (including, for the avoidance of doubt, the making and payment of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of its Equity Interests), (v) guaranteeing the obligations of its Restricted Subsidiaries, including any Junior Financing and any Permitted Refinancing thereof, (vi) participating in Tax, accounting and other administrative matters as a member of the consolidated, combined, unitary or similar group that includes Holdings and the US Borrower including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees, (vii) holding any cash or property received in connection with Restricted Payments made by the US Borrower and its Restricted Subsidiaries pursuant to Section 7.06 or contributions to its capital or in exchange for the issuance of Equity Interests, in each case, pending application thereof by Holdings or the making of Restricted Payments, (viii) providing indemnification to officers and directors; (ix) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law; (x) holding any cash and Cash Equivalents; (xi) filing Tax reports and paying Taxes and other customary obligations related thereto in the ordinary course (and contesting any Taxes); (xii) preparing reports to Governmental Authorities and to its shareholders; (xiii) making Investments and acquisitions, as applicable, in the US Borrower and its Restricted Subsidiaries; (xiv) performing its obligations under and complying with its Organization Documents, any demands or requests from or requirements of a Governmental Authority or any applicable Law, including as a result of or in connection with the activities of its Subsidiaries, and (xv) any activities incidental to any of the foregoing; or

(c)           merge with or consolidate into any other Person; provided that, so long as no Default exists or would result therefrom, Holdings may merge with or consolidate into any other Person as long as (i) Holdings shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not Holdings (any such Person, “Successor Holdings”), (A) Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and (B) Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent; provided, further, that if the foregoing provisions are satisfied, Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01          Events of Default.  Any of the following shall constitute an “Event of Default”:

(a)           Non-Payment.  Any Borrower or any other Loan Party fails to pay (i) when due, any amount of principal of any Loan or any L/C Borrowing, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)           Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to any Borrower), 6.11 or Article VII; provided that a failure to observe or perform any covenant contained in any of Section 7.01, 7.02, 7.03, 7.04, 7.05, 7.06, 7.07, 7.08, 7.09, 7.11, 7.12 or 7.13 between the Signing Date and the Closing Date (assuming for such purposes that such covenant had been applicable during such period) shall constitute an Event of Default on the Closing Date, but only if such failure shall be unremedied on the Closing Date; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or 8.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof by the Administrative Agent to the US Borrower; or

(d)           Representations and Warranties.  Any representation, warranty or certification made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (and in any respect if qualified by materiality) when made or deemed made; or

(e)           Cross-Default.  Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount of not less than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events not relating to breach by any Loan Party or any Restricted Subsidiary pursuant to the terms of such Swap Contracts), in any case,  the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this Section 8.01(e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that, except with respect to payment events of default, financial covenant events of default or bankruptcy-related events of default under such Indebtedness, any such failure pursuant to this Section 8.01(e) is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f)            Insolvency Proceedings, Etc.  Holdings, any Borrower or any Specified Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or commences any other proceeding involving or affecting its creditors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), compromise, arrangement, adjustment, winding up, administration, liquidation, dissolution, composition or other relief with respect to it or its debts or a material part of its assets; or applies for or consents to the appointment of any receiver, interim-receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, compulsory manager, examiner, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim-receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, compulsory manager, examiner, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) consecutive calendar days (or in the case of any proceeding or other action commenced under the laws of any jurisdiction other than the United States with respect to a UK Loan Party which is not frivolous or vexatious and remains undischarged, undismissed and unstayed for a period of twenty one (21) consecutive calendar days); or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) consecutive calendar days (or in the case of any proceeding or other action commenced under the laws of any jurisdiction other than the United States with respect to a UK Loan Party which is not frivolous or vexatious and remains undischarged, undismissed and unstayed for a period of twenty one (21) consecutive calendar days), or an order for relief is entered in any such proceeding, case or any similar steps or proceedings under Debtor Relief Laws applicable to any Loan Party or any Restricted Subsidiary; or

(g)           Inability To Pay Debts; Attachment.  (i) Holdings, any Borrower or any Specified Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Holdings and its Restricted Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and all such judgments or orders shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i)            ERISA.  An ERISA Event shall have occurred (or a substantially similar event shall have occurred with respect to a Foreign Plan) that, when taken together with all other ERISA Events that have occurred (and substantially similar events that have occurred with respect to Foreign Plans), could reasonably be expected to result in a Material Adverse Effect; or

(j)            Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or satisfaction in full of all the Obligations and termination of the Aggregate Commitments, ceases to be in full force and effect as to any relevant Loan Party; or any Loan Party contests in writing the validity or enforceability of any material provision of any material Loan Document or any subordination provision in respect of any Indebtedness of not less than the Threshold Amount (or any subordination provision in respect of any intercompany Indebtedness of any amount); or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments or as a result of a transaction permitted hereunder or thereunder (including under Section 7.04 or 7.05)), or purports in writing to revoke or rescind any material Loan Document or any subordination provision in respect of Indebtedness of not less than the Threshold Amount (or any subordination provision in respect of any intercompany Indebtedness of any amount); or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            Collateral Documents.  Any material Collateral Document after delivery thereof pursuant to Section 4.02, 6.12 or 6.17 or otherwise shall for any reason (other than pursuant to or as permitted under the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected first priority Lien on and security interest in the Collateral covered thereby, subject to Liens permitted under Section 7.01, or any Loan Party shall assert in writing such invalidity or lack of perfection or priority (other than in a notice to the Administrative Agent that contains solely information intended to be used by the Administrative Agent for the purpose of preserving or maintaining the validity, perfection and priority of the Liens granted pursuant to the Loan Documents), except to the extent that (i) any such perfection or priority is not required hereunder or pursuant to the terms of the Loan Documents, (ii) the loss of any such perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or, in each case to the extent the Administrative Agent has agreed to do so, to file Uniform Commercial Code or PPSA financing statements or continuation statements or other equivalent filings and (iii) except as to Collateral consisting of Material Real Property, to the extent that such losses are covered by a lender’s title insurance policy and the related insurer shall not have denied or disclaimed in writing that such losses are covered by such title insurance policy; or

(m)          UK DB Plan. The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any Loan Party or Subsidiary, if such issue could reasonably be expected to result in a Material Adverse Effect.

Section 8.02          Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (or, in the case of Section 8.02(a) with respect to the Revolving Credit Commitments or Section 8.02(c), the Required Revolving Lenders), take any or all of the following actions:

(a)           declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)           require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default described in Section 8.01(f) with respect to the US Borrower and any other Borrower which may be subject to or bound by any Debtor Relief Laws or proceedings thereunder, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of such Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03          Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized and the Commitments have automatically terminated as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 10.04 and amounts payable under Article III, but not including principal of or interest on any Loan) payable to the Administrative Agent in its capacity as such;

Second, to the payment in full of the Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent, the Swing Line Lender and the L/C Issuers pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any distribution);

Third, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, (i) to payment of (A) that portion of the Secured Obligations constituting unpaid principal of the Loans and (B) any Secured Hedge Obligations and the Cash Management Obligations then due and (ii) to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, in each case, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of all other Secured Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrowers or as otherwise required by Law or pursuant to any intercreditor agreement to which the Administrative Agent is a party.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above and, if no such Secured Obligations remain outstanding, delivered to the Borrowers or as otherwise required by Law or pursuant to any intercreditor agreement to which the Administrative Agent is a party.  Notwithstanding the foregoing, no amounts realized pursuant to an exercise of remedies against Collateral shall be allocated to any Secured Obligations that are not required to be secured by such Collateral.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01          Appointment and Authority.

(a)           Each of the Lenders and the L/C Issuers hereby irrevocably appoints Wells Fargo Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers, rights and remedies as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and the L/C Issuers and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries or Affiliates.

(b)           The L/C Issuers shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the L/C Issuers shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by any L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX and in the definition of “Related Parties” included the L/C Issuers with respect to such acts or omissions and (ii) as additionally provided herein with respect to the L/C Issuers.

(c)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Agents, Arrangers or Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and/or a Hedge Bank or provider of Cash Management Obligations) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Agent, Arranger or Lender (i) for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein, (ii) to manage, supervise and otherwise deal with the Collateral, (iii) to take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents and (iv) except as may be otherwise specified in any Loan Document, to exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Law or otherwise, in each case, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” (and any sub-agents appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Section 10.05 as though such sub-agents were the “collateral agent” under the Loan Documents and as if the term Administrative Agent included the “collateral agent” as if set forth in full herein with respect thereto.

(d)           Each Lender irrevocably authorizes the Administrative Agent to enter into any and all of the Collateral Documents together with such other documents as shall be necessary to give effect to the Lien on the Collateral contemplated by the other Collateral Documents, on its behalf.  The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Loan Documents.  The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  The Administrative Agent’s duties hereunder shall be entirely administrative in nature.  The Administrative Agent (i) is not assuming any obligation under any Loan Document other than as expressly set forth therein and (ii) shall not have implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender and each L/C Issuer hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in this or the immediately preceding sentence or in Section 9.03.  The Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender, and nothing herein or any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.  Any action taken by the Administrative Agent in reliance upon the instructions of the Required Lenders (or, where so required by Section 10.01, such other proportion of Lenders) and the exercise by the Administrative Agent of the powers set forth herein or in the other Loan Documents, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

(e)           Notwithstanding any provision to the contrary in any Loan Document, in relation to the Parallel Debts and any Lien governed by Dutch law, (i) the Administrative Agent shall act in its own name and not as agent of any Secured Party (but always for the benefit of the Secured Parties in accordance with the provisions of the Loan Documents); and the rights, powers and authorities vested in the Administrative Agent pursuant to the Loan Documents are subject to any restrictions imposed by mandatory Dutch law.

Section 9.02          Rights as a Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and may accept fees and other consideration from the Borrowers for services in connection herewith and otherwise without any duty to account therefor to the Lenders.  The Lenders acknowledge that pursuant to such activities, the Administrative Agent and its Related Parties may receive information regarding any Loan Party or any Affiliate of any Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent and its Related Parties shall be under no obligation to provide such information to them.

Section 9.03          Exculpatory Provisions.  No Arranger or Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied (or express) duties or obligations arising under the agency doctrine of any applicable Law or otherwise, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any action (or omit to take an action) or exercise any powers, except rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise (or refrain from exercising) as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action (or omit to take any action) that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws or if the Administrative Agent is not indemnified to its satisfaction; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any Agent-Related Person in any capacity.

The Administrative Agent and the Agent-Related Persons shall not be liable for any action taken or not taken by it or them (i) (A) under or in connection with any of the Loan Documents or (B) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances provided in Section 8.02 and 10.01) or (ii) in the absence of its own gross negligence, or willful misconduct; provided, that the Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and stating it is a “notice of default” is given to the Administrative Agent by a Borrower, a Lender or an L/C Issuer; provided, further, that in the event the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders; it being understood that the failure to give such notice shall not result in any liability on the part of the Administrative Agent.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the representations, warranties, covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the execution, validity, enforceability, effectiveness, genuineness, collectability or sufficiency of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any Collateral, (vi) the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Secured Obligations or as to the use of the proceeds of the Loans, (vii) the properties, books or records of any Loan Party, (viii) the existence or possible existence of any Event of Default or Default or (ix) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit usage or the component amounts thereof.

Section 9.04          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, experts or professional advisors.  No Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 9.05          Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory, indemnification and other provisions of this Article IX shall apply to any such sub-agent and its Related Parties and to the Agent-Related Persons in any role or capacity, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of this Article IX shall apply to any such sub-agent and to the Related Parties of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Related Parties were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise against such sub-agent.

Section 9.06          Resignation of Administrative Agent: Appointment of Successor.  The Administrative Agent may at any time resign or, if it is a Defaulting Lender pursuant to clause (iv) of the definition thereof, be removed by the US Borrower upon ten (10) days’ prior written notice of such resignation or removal to the Lenders, the L/C Issuers and the US Borrower.  Upon receipt of any such notice of resignation or removal, the Required Lenders shall have the right, with the consent of the US Borrower (such consent not to be unreasonably withheld or delayed; provided, that no consent of the US Borrower shall be required if an Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing), to appoint a successor Administrative Agent which shall be a commercial bank or trust company with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000.  If no such successor shall have been so appointed by the Required Lenders and accepted such appointment within thirty (30) days after notice of the Administrative Agent’s resignation or removal, then, (i) in the case of a resignation of the Administrative Agent, the resigning Administrative Agent with the consent of the US Borrower (such consent not to be unreasonably withheld or delayed; provided that no consent of the US Borrower shall be required if an Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing) or (ii) in the case of a removal of the Administrative Agent, the US Borrower, may, with the consent of the Required Lenders, on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent; provided that if no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective after such thirty (30) day period and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any possessory Collateral held by the Administrative Agent on behalf of the Lenders the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly (and each Lender and each L/C Issuer will cooperate with the US Borrower to enable the US Borrower to take such actions), until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring (or retired) or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph) other than its obligations under Section 10.08.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the resignation or removal of the Administrative Agent hereunder and under the other Loan Documents, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

If the Administrative Agent resigns in accordance with this Section 9.06, each Loan Party shall execute such documents and take all such other action as is necessary or (in the opinion of the Administrative Agent) desirable in connection with the substitution, in accordance with applicable law, of the successor Administrative Agent as creditor of the Parallel Debts and as beneficiary of any Lien securing the Parallel Debts.

Section 9.07          Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or L/C Issuer or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder, and made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or L/C Issuer or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, or otherwise, to make any such investigation or any such appraisal on behalf of the Lenders or the L/C Issuers or to provide any Lender or any L/C Issuer with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or issuance of the Letters of Credit or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy or completeness of any information provided to the Lenders or the L/C Issuers.  Except for documents expressly required by this Agreement to be transmitted by the Administrative Agent to the Lenders or any L/C Issuer, the Administrative Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of the Administrative Agent or any of its Related Parties.

Section 9.08          Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent to, and the Administrative Agent shall (on terms reasonably satisfactory to the Administrative Agent):

(a)           release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) on the date upon which all of the Obligations (other than contingent obligations not yet accrued and payable) have been paid in full in cash, all Letters of Credit have been Cash Collateralized or otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant L/C Issuer in its reasonable discretion, or have expired or have been terminated, and the Aggregate Commitments have expired or have been terminated (such date, the “Termination Date”), (ii) that is Disposed of as part of or in connection with any Disposition permitted hereunder to any Person other than Holdings or any of its Subsidiaries , (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders or such other number or percentage of Lenders required by Section 10.01, (iv) owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to Section 9.08(c) or (v) as expressly provided in the Collateral Documents;

(b)           subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(i), 7.01(o) or (if and to the extent such Lien is of the same type as the Liens permitted by Section 7.01(i)) 7.01(t) and to execute and deliver any requested intercreditor agreements (including customary European style protections to the extent relevant) with respect thereto;

(c)           release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur with respect to an entity that ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary if such Subsidiary Guarantor continues to be a guarantor in respect of any Junior Financing unless and until each guarantor is (or is being simultaneously) released from its guarantee with respect to such Junior Financing; and

(d)           enter into subordination or intercreditor agreements or arrangements (including customary European style protections to the extent relevant) with respect to Indebtedness that is required or permitted to be pari passu with or subordinated to the Obligations or Secured Obligations pursuant to Section 7.03.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.08 or enter into the arrangements described in Section 9.08(d).  In each case as specified in this Section 9.08, the Administrative Agent will (and each Lender hereby authorizes the Administrative Agent to), at the Borrowers’ expense, deliver, upon the request of the applicable Loan Party, to such Loan Party or any designee of such Loan Party any certificates, powers or other physical collateral held by it and relating to such item of Collateral (but subject to the requirements of any applicable intercreditor agreement) and execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, subordinate any Lien in such item of Collateral, release such Subsidiary Guarantor from its obligations under the Guaranty or execute and deliver the agreements described in Section 9.08(d), in each case, in accordance with the terms of the Loan Documents and this Section 9.08; provided that the Borrowers shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrowers certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents as the Administrative Agent shall reasonably request.

Each Secured Party hereby further authorizes the Administrative Agent on behalf of and for the benefit of the Secured Parties, (a) to be the agent for and representative of the Secured Parties with respect to the Collateral and the Collateral Documents and (b) to take any actions thereunder as determined by the Administrative Agent to be necessary or advisable.  Each Secured Party hereby further authorizes the Administrative Agent on behalf of and for the benefit of the Secured Parties to enter into any intercreditor agreement reasonably required by the Loan Documents, and each Secured Party agrees to be bound by the terms of any such intercreditor agreement; provided that the Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Secured Hedge Obligations or Cash Management Obligations except as set forth below.

Anything contained in any of the Loan Documents to the contrary notwithstanding, each Borrower, the Administrative Agent and each Secured Party hereby agree that (i) unless the Administrative Agent consents thereto, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Documents, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of itself, the Lenders and the L/C Issuers in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Administrative Agent shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

No Swap Contract will create (or be deemed to create) in favor of any Lender that is a counterparty thereto, and no agreement governing any Cash Management Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto, any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under the Loan

Documents except as expressly provided in Section 8.03.  By accepting the benefits of the Collateral, such counterparty or, in the case of Cash Management Obligations, such other Secured Party shall be deemed to have appointed the Administrative Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this paragraph.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not the Administrative Agent, a Lender or an L/C Issuer as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article IX and Sections 2.13, 10.08 and 10.09 and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, another proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 9.12 only to the extent of liabilities, costs and expenses relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall be such Secured Party’s pro rata share (based on the amount of Secured Obligations owing to such Secured Party relative to the aggregate amount of Secured Obligations) of such liabilities, costs and expenses, (ii) except as set forth specifically herein, the Administrative Agent, the Lenders and the L/C Issuers shall be entitled to act in their sole discretion, without regard to the interest of such Secured Party, regardless of whether any Secured Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Secured Obligation and (iii) except as specifically set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

Section 9.09          No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agent, the Documentation Agents or any other Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder, it being understood and agreed that each of the Arrangers, the Syndication Agent and the Documentation Agents shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents and all of the other benefits of this Article IX.  Without limitation of the foregoing, neither the Arrangers, the Syndication Agent nor the Documentation Agents in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, any Loan Party or any other Person.

Section 9.10          Appointment of Supplemental Administrative Agents.

(a)           It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b)           In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrowers to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)           Should any instrument in writing from any Borrower or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.11          Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit outstandings and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

Section 9.12          Indemnification of Administrative Agent.  Each Lender, on a pro rata basis, based on its Aggregate Exposure Percentage, severally agrees to indemnify the Administrative Agent, the L/C Issuers, the Swing Line Lender and their respective Related Parties, to the extent that the Administrative Agent, the L/C Issuers, the Swing Line Lender or their respective Related Parties shall not have been reimbursed by any Loan Party (including any amounts required to be reimbursed by a Loan Party pursuant to Section 10.04 but not so reimbursed by any such Loan Party, and not in lieu of such Loan Party’s obligation thereunder), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including fees and disbursements of legal, financial and other advisors) or disbursements of any kind or nature whatsoever (including Taxes, interest and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) which may be imposed on, incurred by or on behalf of or asserted against the Administrative Agent, the L/C Issuers, the Swing Line Lender or their respective Related Parties in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as the Administrative Agent, an L/C Issuer or the Swing Line Lender in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, the applicable L/C Issuer’s, the Swing Line Lender’s or their respective Related Parties’, as applicable, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment.  If any indemnity furnished to the Administrative Agent, an L/C Issuer, the Swing Line Lender or any of their respective Related Parties for any purpose shall, in the opinion of the Administrative Agent, such L/C Issuer or the Swing Line Lender, as applicable, be insufficient or become impaired, the Administrative Agent, such L/C Issuer or the Swing Line Lender, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify the Administrative Agent, any L/C Issuer, the Swing Line Lender or any of their respective Related Parties against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share (based on its Aggregate Exposure Percentage) thereof; provided, further, that this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent, any L/C Issuer, the Swing Line Lender or any of their respective Related Parties against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

In addition, each Lender hereby severally agrees to reimburse the Administrative Agent and each of its Related Parties (to the extent required to be reimbursed by a Loan Party pursuant to Section 10.04 but not so reimbursed by any such Loan Party, and not in lieu of such Loan Party’s obligation thereunder) promptly upon demand for such Lender’s pro rata share based on its Aggregate Exposure Percentage of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by the Administrative Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

Section 9.13          Agency for Perfection.  The Administrative Agent hereby appoints, authorizes and directs each Secured Party to act as collateral sub-agent for the Administrative Agent and the other Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including (without limiting Section 6.12(d)(viii)) any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Secured Party, and may further authorize and direct such Secured Party to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.  For the avoidance of doubt, nothing in this Section 9.13 is intended to require the parties hereto to enter into any account control agreements not otherwise required hereunder.  For the avoidance of doubt, any Secured Party that is appointed as a collateral sub-agent for the Administrative Agent shall be entitled to the benefits set forth in Section 9.05.

Section 9.14          Parallel Debt.

(a)           In respect of ensuring the validity and enforceability of any Collateral Document governed by the laws of the Netherlands and without prejudice to the provisions of the Loan Documents, the UK Borrower hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent amounts equal to the amounts payable by it in respect of its Secured Obligations as they may exist from time to time, which undertaking the Administrative Agent hereby accepts.  Each payment undertaking of the UK Borrower to the Administrative Agent under this Section 9.14 is hereinafter to be referred to as a “Parallel Debt”.  Each Parallel Debt will be payable in the currency or currencies of the relevant Secured Obligation and will become due and payable as and when the Secured Obligation to which it corresponds becomes due and payable.

(b)           Each of the parties hereto hereby acknowledges that:

(i)            each Parallel Debt constitutes an undertaking, obligation and liability of the UK Borrower to the Administrative Agent which is separate and independent from, and without prejudice to, the Secured Obligation to which it corresponds; and

(ii)           each Parallel Debt represents the Administrative Agent’s own separate and independent claim to receive payment of such Parallel Debt from the UK Borrower and shall not constitute the Administrative Agent and any other Secured Party as joint creditors of any Secured Obligation.

(c)           To the extent the Administrative Agent irrevocably receives any amount in payment of a Parallel Debt of the UK Borrower, the Administrative Agent shall distribute such amount among the Secured Parties that are the creditors of the Secured Obligations of the UK Borrower in accordance with the terms of this Agreement, as if such amount were received by the Administrative Agent in payment of the Secured Obligation to which it corresponds.

(d)           Upon irrevocable receipt by a Secured Party of any amount on a distribution by the Administrative Agent under Section 9.14(c) in respect of a payment on a Parallel Debt, the Secured Obligation to which the Parallel Debt corresponds shall be reduced by the same amount.

ARTICLE X

MISCELLANEOUS

Section 10.01       Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the applicable Borrower or Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender or extend the Commitment Termination Date without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or 4.03, or the waiver of any Default or Event of Default or the waiver of (or amendment to the terms of) any mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)           postpone any date scheduled for any payment of principal, premium, interest or fees, without the written consent of each Lender directly and adversely affected thereby (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c)           reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing or (subject to clause (iii) of the second proviso to this Section 10.01) reduce or forgive any fees or premium payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate;

(d)           (i) change any provision of this Section 10.01 without the written consent of each Lender directly and adversely affected thereby, (ii) reduce the voting percentage set forth in the definition of “Required Lenders” or Section 10.07(a) (solely with regard to the ability of any Borrower to assign or otherwise transfer any of its rights or obligations hereunder) without the consent of each Lender or (iii) change or waive any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the consent of each Lender;

(e)           release all or substantially all of the Collateral in any transaction or series of related transactions (it being understood that a transaction permitted under Sections 7.04 and 7.05 shall not constitute the release of all or substantially all of the Collateral), without the written consent of each Lender;

(f)            other than in connection with a transaction permitted under Sections 7.04 and 7.05, release all or substantially all of the aggregate value of the Guarantees without the written consent of each Lender;

(g)           change the currency of the payment of any Loan or the currency of the funding of any Loan or amend the definition of “Alternative Currency” without the written consent of each Lender;

(h)           amend Section 8.03 or 2.12(f) in a manner that directly and adversely affects any Class without the consent of Lenders of such Class holding more than fifty percent (50%) of the Loans of such Class (or, in the case of any Revolving Credit Facility, without the consent of the Required Revolving Lenders);

(i)            except as expressly set forth herein (including Section 2.14 or 2.15 or this Section 10.01), amend Section 2.12(a) or 2.13 without the consent of each Lender directly and adversely affected thereby (it being understood that Sections 2.14, 2.15 and 10.07 may be amended with the consent of the Required Lenders only);

(j)            waive any condition set forth in Section 4.03 as to any Credit Extension under any Revolving Credit Facility without the written consent of the Required Revolving Lenders; and

(k)           revise or waive any requirement in Section 2.03(a)(ii)(F) or 2.03(g) requiring Cash Collateral for Letters of Credit outstanding after the Maturity Date of any Revolving Credit Lender or release Cash Collateral for Letters of Credit outstanding after the Maturity Date of any Revolving Credit Lender, in each case to the extent such Revolving Credit Lender’s commitment to fund its participation in such Letters of Credit remains outstanding after such Maturity Date, without the written consent of such Revolving Credit Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document (it being understood that the Required Lenders may agree to grant forbearance without the consent of the Administrative Agent) and (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) the principal and accrued and unpaid interest of such Lender’s Loans shall not be reduced or forgiven without the consent of such Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the US Borrower (a) to add one or more additional credit facilities to this Agreement with respect to which the US Borrower shall be the borrower and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans of the US Borrower and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, in the event that the US Borrower requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders or all Lenders directly and adversely affected thereby, and such modification or amendment is agreed to by the Required Lenders, then with the consent of the US

Borrower and the Required Lenders, the US Borrower and the Lenders shall be permitted to amend the Agreement without the consent of the Non-Consenting Lenders to provide for (a) the termination of the Commitment of each Non-Consenting Lender that is (x) a Revolving Credit Lender, (y) a Term Lender or (z) both, at the election of the US Borrower and the Required Lenders, (b) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Lenders (with the written consent thereof), so that the total Commitment after giving effect to such amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment, (c) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Lenders, as the case may be, as may be necessary to repay in full, at par, the outstanding Loans of the Non-Consenting Lenders (including any amounts payable pursuant to Section 3.05 and other amounts owed to such Lender hereunder) immediately before giving effect to such amendment and (d) such other modifications to this Agreement as may be necessary to effect the foregoing clauses (a), (b) and (c).

In addition, notwithstanding anything to the contrary contained in this Section 10.01 or any Loan Document, (a) the US Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the US Borrower and the Administrative Agent to effect the provisions of Section 2.14, 2.15 or 2.16, (b) if the Administrative Agent and the US Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the US Borrower shall be permitted to amend such provision; (c) guarantees, collateral security documents and related documents executed by the US Borrower or any of its Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local Law, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents; and (d) the US Borrower and the Administrative Agent may, without the input or consent any other Lender, (x) effect amendments to the schedules and/or the exhibits to this Agreement and the other Loan Documents on the Closing Date, if the Administrative Agent has determined that such amendments are appropriate or (y) effect amendments to Section 4.02(a) or 4.02(b) to extend the date required for the delivery of any item described in such provision beyond the Closing Date (it being understood that under no circumstances shall the Administrative Agent be required to consent to any amendment or modification described in this clause (d)).

Section 10.02       Notices and Other Communications; Facsimile Copies.

(a)           General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile or other electronic transmission).  All such written notices shall be mailed, faxed or delivered (including electronically) to the applicable address, facsimile number or electronic mail address, as follows:

(i)            if to any Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number or electronic mail address specified for such Person on Schedule 10.02 or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other parties; and

(ii)           if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the US Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto, (B) if delivered by mail, four (4) Business Days after deposit in the mail, postage prepaid, (C) if delivered by facsimile, when sent and receipt has been confirmed, and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person.  In no event shall a telephone or voice-mail message be effective as a notice, communication or confirmation hereunder; provided, however, this sentence shall not limit Section 9.04.

(b)           Reliance by Agents and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Borrower (or the Borrower Representative on its behalf) even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower in accordance with Section 10.05.

Section 10.03       No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04       Attorney Costs and Expenses.  Each Borrower agrees (a) to pay or reimburse the Arrangers and the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated by any such amendment, waiver, consent or other modification are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, but limited, in the case of legal fees and expenses to Attorney Costs of Latham & Watkins LLP incurred on or prior to the Closing Date or in connection with matters incident to the closing and thereafter to one (1) counsel to the Administrative Agent and, if necessary, of one (1) local counsel in each relevant material jurisdiction, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), but limited, in the case of legal fees and expenses, to the Attorney Costs of one (1) counsel to the Administrative Agent and the Lenders, taken as a whole, and, if necessary, of one (1) local counsel to the Administrative Agent and the Lenders, taken as a whole, in each relevant material jurisdiction (and, solely in the case of an actual or potential conflict of interest, one (1) additional counsel to all similarly affected Persons, taken as a whole, and if necessary, one (1) additional counsel to all similarly affected Persons in each relevant material jurisdiction, taken as a whole).  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and Taxes related thereto, and other reasonable out-of-pocket expenses incurred by any Agent.  All amounts due under this Section 10.04 shall be paid within thirty (30) days following receipt by the Borrowers of a written demand therefor (together with reasonable backup documentation).  The agreements in this Section 10.04 shall survive the Termination Date.

Section 10.05       Indemnification by the Borrowers.  The Borrowers shall indemnify and hold harmless the Administrative Agent, each Arranger, each Lender and their respective Affiliates and their respective Affiliates’ directors, officers, employees, partners, counsel, agents, attorneys-in-fact, trustees and advisors and other representatives and the successors and assigns of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs, which shall be limited to one (1) counsel to the Indemnitees taken as a whole and, if necessary, one (1) local counsel to such Indemnitees taken as a whole in each relevant material jurisdiction (and in the case of an actual or potential conflict of interest among or between Indemnitees, one (1) additional counsel to the similarly affected Indemnitees taken as a whole and, if necessary, one (1) additional local counsel to such Indemnitees taken as a whole in each relevant material jurisdiction)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee, in each case, in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property or facility currently owned or operated by any Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability to the extent related to any Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by any Borrower or any other Loan Party) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) have been determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Indemnitees) or (y) arise from claims of any of the Indemnitees solely against one (1) or more Indemnitees (other than claims against an Indemnitee in its capacity as Administrative Agent, Arranger or other Agent) that have not resulted from the action, inaction, participation or contribution of Holdings, any Borrower or any Affiliates of the foregoing or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors; provided, further, that Section 3.01 (instead of this Section 10.05) shall govern indemnities with respect to Taxes, except that Taxes representing losses, claims, damages, etc., with respect to a non-Tax claim will be covered by this Section 10.05 (without duplication of Section 3.01).  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through SyndTrak, IntraLinks, the internet, email or other similar information transmission systems in connection with this Agreement, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that nothing contained in this sentence shall limit any Borrower’s indemnification and reimbursement obligations under this Agreement.  The Borrowers shall not be liable for any settlement in respect of any Indemnified Liabilities effected without the Borrowers’ consent (which consent shall not be unreasonably withheld), but if settled with the Borrowers’ written consent, or (without limitation of the Borrowers’ obligations set forth above) if there is a final judgment against an Indemnitee, the Borrowers agree to indemnify and hold harmless each Indemnitee in the manner set forth above.  The Borrowers shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Indemnified Liability against such Indemnitee in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (a) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such claimed or threatened Indemnified Liability, (b) does not include any statement as to any admission of fault, culpability or failure to act by or on behalf of such Indemnitee and (c) includes customary confidentiality provisions reasonably acceptable to such Indemnitee.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.  All amounts due under this Section 10.05 shall be reimbursed within thirty (30) days of written demand therefor (together with reasonable backup documentation).  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender or L/C Issuer and the Termination Date.  For purposes hereof, “Related Indemnitee” of an Indemnitee means (1) any Controlling Person or Controlled Affiliate of such Indemnitee, (2) the respective partners, directors, officers, or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (3) the respective agents, advisors or other representatives of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnitee, Controlling Person or such Controlled Affiliate; provided that each reference to a Related Indemnitee in this sentence pertains to a Related Indemnitee involved in performing services under this Agreement and the Facilities.  Notwithstanding the foregoing, if it is found by a final, non-appealable judgment of a court of competent jurisdiction in any such action, proceeding or investigation that any loss, claim, damage or liability of any Indemnitee has resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Indemnitees) or a material breach of the Loan Documents by such Indemnitee (or any of its Related Indemnitees), such Indemnitee will repay such portion of the reimbursed amounts previously paid to such Indemnitee under this Section 10.05 that is attributable to expenses incurred in relation to the act or omission of such Indemnitee which is the subject of such finding.

Section 10.06       Marshalling; Payments Set Aside.  Neither the Administrative Agent nor any Lender (including any L/C Issuer) shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Secured Obligations.  To the extent that any payment by or on behalf of any Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

Section 10.07       Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and any such assignment without such consent shall be null and void (for the avoidance of doubt, any such transfer that occurs pursuant to a transaction permitted under Section 7.04 is permitted hereunder without any such consent), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or 10.07(i), as the case may be, or (iv) to an SPC in accordance with the provisions of Section 10.07(h).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility or $1,000,000, in the case of any assignment in respect of any Term Loans (provided, however, that concurrent assignments to or by Approved Funds will be treated as a single assignment for the purpose of meeting the minimum transfer requirements), (ii) except in the case of an assignment to a Lender (or, in respect of any Revolving Credit Facility, a Revolving Credit Lender), an Affiliate of a Lender (or, in respect of any Revolving Credit Facility, a Revolving Credit Lender) or an Approved Fund (but subject to clause (iv) below), each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), 8.01(f) or 8.01(g)(i) has occurred and is continuing, the US Borrower consents to such assignment (each such consent not to be unreasonably withheld or delayed); provided that (1) the US Borrower shall be deemed to have consented to any such assignment of Term Loans unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof and (2) no consent of US Borrower shall be required for any initial assignment of Commitments made by Wells Fargo Bank, National Association to effect the primary syndication of the Commitments to Lenders identified to the US Borrower and approved by the US Borrower in writing on or before the Closing Date, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (iii) shall not (x) apply to rights in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis, (iv) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuers and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed), (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption together with a processing and recordation fee of $3,500 (which fee (x) the US Borrower shall not have an obligation to pay except as required in Section 3.07 and (y) may be waived or reduced by the Administrative Agent in its discretion), and (vi) the assigning Lender shall deliver any Notes evidencing such Loans to the US Borrower or the Administrative Agent.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment and shall continue to be bound by Section 10.08).  Upon request, the relevant Borrower (at its expense) shall execute and deliver a Note to the assignee Lender; provided that if such Borrower has previously issued an assigning Lender a Note, then such Borrower shall have no obligation to deliver a Note to the assignee Lender except upon the surrender by the assigning Lender of its Note (or receipt by such Borrower (or the Borrower Representative on its behalf) of a certificate of loss including reasonably satisfactory indemnification provisions).

(c)           The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of its interests in the Loans, L/C Obligations, L/C Borrowings and amounts due under the Loan Documents as set forth in the Register and as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, any Arranger, any Agent, any Lender (solely with respect to such Lender’s interest) and any L/C Issuer, at any reasonable time and from time to time upon reasonable prior notice.  Notwithstanding anything to the contrary contained in this Agreement, the Credit Extensions and Obligations are intended to be treated as registered obligations for U.S. federal income Tax purposes.  Any right or title in or to any Credit Extensions and Obligations (including with respect to the principal amount and any interest thereon) may only be assigned or otherwise transferred through the Register. This Section 10.07 shall be construed so that the Credit Extensions and Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, Treasury Regulation Section 5f.103-1(c) and any other related regulations (or any successor provisions of the Code or such regulations).

(d)           The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(e)           Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, any Borrower, Holdings or any Affiliate of any Borrower or Holdings) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the clauses (a) through (j) of the first proviso to Section 10.01 that directly and adversely affects such Participant.  Subject to Section 10.07(f), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein and in Sections 3.06 and 10.15 read as if a Participant was a Lender and that such documentation required thereunder shall be delivered to the participating Lender and the Administrative Agent) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b), and such Participant agrees to be bound by such Sections, including, for the avoidance of doubt, Sections 10.15 (it being understood that the documentation under Section 10.15 shall be delivered to the participating Lender) and 3.06.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement and other Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (and the Borrowers, to the extent that the Participant requests payment from the Borrowers) shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)            A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation.

(g)           Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the US Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof shall be appropriately reflected in the Register.  Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein and in Sections 3.06 and 10.15), but (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including their obligations under Section 3.01, 3.04 or 3.05), except to the extent that any entitlement to a greater payment under Section 3.01, 3.04 or 3.05 results from a change in Law arising after the grant to such SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, subject to compliance with the provisions of this Section 10.07 regarding the Register and/or the Participant Register, as appropriate, any SPC may (i) with notice to, but without prior consent of, the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)            Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may, without the consent of or notice to the Administrative Agent or any Borrower, create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee is an Eligible Assignee which has complied with the requirements of Section 10.07(b)).

Section 10.08       Confidentiality.  Each of the Agents, the L/C Issuers and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors and representatives on a need to know basis in connection with the Facility (collectively, the “Representatives”) (it being understood that (x) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and (y) the applicable Agent, L/C Issuer or Lender shall be responsible for such Affiliates’ compliance with the terms of this Section 10.08), (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, L/C Issuer or Lender or their respective Affiliates, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process or required by a governmental authority (provided that the Agent, L/C Issuer, Lender or Affiliate that discloses any Information pursuant to clause (b) and this clause (c) shall (i) except with respect to any audit or examination conducted by bank or other applicable financial accountants or any governmental bank or other applicable financial authority exercising examination or regulatory approval, promptly provide the US Borrower advance notice of such disclosure to the extent permitted by applicable Law and (ii) to the extent permitted by applicable Law, use commercially reasonable efforts to ensure that such Information so disclosed is afforded confidential treatment), (d) to any other party to this Agreement, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the US Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee or pledgee (to the extent permitted hereunder) of or Participant in, any of its rights or obligations under this Agreement, (f) with the written consent of the US Borrower, (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08, (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Company Parties received by it from such L/C Issuer or Lender, as applicable), (i) in connection with the exercise of any remedies hereunder or under any other Loan Document in any legal action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder to the extent reasonably necessary in connection with such enforcement, (j) to any direct or indirect contractual counterparty to Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound in writing by the provisions of this Section 10.08 in favor of the Company Parties or by terms substantially similar to the terms of this Section 10.08), (k) to the extent that such Information is received (or has been received) by such Agent, L/C Issuer or Lender or its Affiliate from a third party that is not, to such Agent’s, L/C Issuer’s, Lender’s or Affiliate’s knowledge, as applicable, subject to contractual or fiduciary confidentiality obligations owing to Holdings or any of its Subsidiaries and (l) to the extent such Information is independently developed by such Agent, such L/C Issuer or such Lender.  In addition, the Agents, the L/C Issuers and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents, the L/C Issuers and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions.  For the purposes of this Section 10.08, “Information” means all information received from any Loan Party, any Affiliate of any Loan Party or any representative of any Loan Party or any Affiliate of any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available (or is derived from such information) to any Agent, any L/C Issuer or any Lender prior to disclosure by such Loan Party, Affiliate or representative other than as a result of a breach of this Section 10.08.  The obligations of the Agents, the L/C Issuers and the Lenders under this Section 10.08 shall automatically terminate on the date that is two (2) years following the Termination Date.

Section 10.09       Setoff.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to any Borrower or any other Loan Party, any such notice being waived by each Borrower (on its own behalf and on behalf of each other Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the US Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

Section 10.10       Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11       Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier or other electronic transmission (including portable document format) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by telecopier or other electronic means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12       Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed to be a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13       Survival.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until the Termination Date.  The provisions of Article III and Article IX and Sections 10.04, 10.05, 10.08, 10.16 and 10.17 shall survive and remain in full force and effect following the Termination Date; provided that the obligations of the Agents, the L/C Issuers and the Lenders under Section 10.08 shall automatically terminate on the date that is two (2) years following the Termination Date.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, from and after the Termination Date, each Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Credit Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.03(c).

Section 10.14       Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15       Tax Forms.

(a)           Each Lender (which, for purposes of this Section 10.15 shall include any L/C Issuer and the Swing Line Lender) shall deliver to the applicable Borrower and to the Administrative Agent, whenever reasonably requested by such Borrower or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable Laws and such other reasonably requested information as will permit such Borrower or the Administrative Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Loan Document are subject to withholding Taxes (including, in the case of the US Borrower, United States federal backup withholding) and information reporting requirements, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, such applicable withholding Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding Tax purposes in an applicable jurisdiction (including, if applicable, any documentation necessary to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the proper rate of withholding under FATCA). Without limiting the generality of the foregoing,

(i)            to the extent it is qualified for any exemption from or reduction in United States federal withholding Tax with respect to any Loan made to the US Borrower, each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Non-US Lender”) shall deliver to the US Borrower and the Administrative Agent, on or prior to the Closing Date (or upon accepting an assignment of an interest herein), whichever of the following is applicable:

(A)          two (2) duly signed, properly completed copies of either IRS Form W-8BEN or W-8BEN-E (claiming the benefits of an applicable Tax treaty), W-8EXP or any successor thereto (relating to such Non-US Lender and entitling it to an exemption from, or reduction of, United States federal withholding Tax on specified payments to be made to such Non-US Lender pursuant to this Agreement or any other Loan Document) or IRS

Form W-8ECI or any successor thereto (relating to all payments to be made to such Non-US Lender pursuant to this Agreement or any other Loan Document);

(B)          in the case of a Non-US Lender claiming an exemption under Section 881(c) of the Code, two (2) duly signed, properly completed copies of IRS Form W-8BEN or W-8BEN-E and a certificate substantially in the form of Exhibit J-1 (a “US Tax Certificate”) that establishes in writing to the US Borrower and the Administrative Agent that such Non-US Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code or (z) a controlled foreign corporation described in Section 881(c)(3)(C) of the Code; or

(C)          to the extent it is not a beneficial owner, two (2) duly signed, properly completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Non-US Lender is required to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Non-US Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-US Lender, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a US Tax Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender shall provide a US Tax Certificate substantially in the form of Exhibit J-4 on behalf of such partners (but only to the extent that such partners fail to do so);

(ii)           to the extent it is qualified for any exemption from or reduction in United States federal withholding Tax with respect to any Loan made to the Borrowers, each Lender that lends to the Borrowers shall timely deliver to the US Borrower and the Administrative Agent any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding Tax or otherwise reasonably requested by the US Borrower or the Administrative Agent together with such supplementary documentation as may be prescribed by applicable Laws and otherwise reasonably requested by the US Borrower or the Administrative Agent to permit the US Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(iii)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the US Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the US Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed in Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the US Borrower or the Administrative Agent as may be necessary for the US Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the Signing Date; and

(iv)          in relation to all payments to be made by the UK Borrower, each Lender to the UK Borrower shall, upon request, and as soon as reasonably practicable, cooperate to the extent it is able to do so, with the UK Borrower in completing any procedural formalities necessary for the UK Borrower to obtain authorization to make such a payment without a deduction or withholding for or on account of UK Taxes including, to the extent reasonably practicable, making and filing an appropriate application for relief under a double taxation agreement; provided that, nothing in this Section 10.15 shall require a UK Treaty Lender to register under the HMRC DT Treaty Passport scheme or apply the HMRC DT Treaty Passport scheme to any loan if it has so registered.

(b)           Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “US Lender”) shall deliver to the Administrative Agent and the US Borrower two (2) duly signed, properly completed copies of IRS Form W-9 (or any successor form) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), upon the expiration, obsolescence or invalidity of any previously delivered form or when reasonably requested by the US Borrower or the Administrative Agent, in each case certifying that such US Lender is entitled to an exemption from United States backup withholding Tax.

(c)           From time to time, each Lender shall (A) promptly submit to the applicable Borrower and the Administrative Agent such additional duly and properly completed and signed copies of one or more applicable forms or certificates described in Sections 10.15(a) and 10.15(b) (or applicable successor forms), (1) on or before the date that any such form, certificate or other evidence previously delivered to such Borrower and the Administrative Agent expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the applicable Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the applicable Borrower or the Administrative Agent, and (B) promptly notify the applicable Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any previously claimed exemption or reduction.

(d)           To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender (including, for purposes of this Section 10.15, any L/C Issuer and the Swing Line Lender), an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the obligations of any Loan Party under Section 3.01 or 3.04, each Lender shall, and does hereby, indemnify the Administrative Agent, within thirty (30) calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority (whether or not correctly or legally incurred or asserted) (i) that are attributable to such Lender (including because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective) and (ii) that are attributable to such Lender’s failure to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.15.  The agreements in this Section 10.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of any Loans and all other Obligations hereunder.

(e)           Notwithstanding anything to the contrary in this Section 10.15, no Lender or Agent shall be required to deliver any documentation described in Sections 10.15(a)(i), 10.15(a)(iii) or 10.15(b) that it is not legally eligible to deliver or, in the case of any other documentation required under this Section 10.15, that would, in the reasonable judgment of such Lender or Agent, subject such Lender or Agent to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Agent.

Section 10.16       GOVERNING LAW.

(a)           THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN ANY LOAN DOCUMENT EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, HOLDINGS, EACH BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND APPELLATE COURTS FROM ANY THEREOF (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT OR ANY LENDER IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY A LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO).  HOLDINGS, EACH BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 10.17       WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18       Binding Effect.  This Agreement shall become effective when it shall have been executed by Holdings and each Borrower and the Administrative Agent shall have been notified by each Lender, the Swing Line Lender and each L/C Issuer that each such Lender, the Swing Line Lender and each such L/C Issuer have executed it and thereafter shall be binding upon and inure to the benefit of each

Borrower, each Agent, each Lender and each L/C Issuer and their respective successors and permitted assigns.

Section 10.19       USA PATRIOT Act Notice.  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower and each other Loan Party, which information includes the name and address of each Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower and each other Loan Party in accordance with the PATRIOT Act.

Section 10.20       No Advisory or Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby, Holdings and each Borrower acknowledges and agrees that (a) the Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Holdings and each Borrower, on the one hand, and the Arrangers, the Agents and the Lenders, on the other hand, and Holdings and each Borrower are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, each of the Arrangers, the Agents and the Lenders is and has been acting solely as a principal and is not the agent or fiduciary for Holdings or any Borrower; and (c) the Arrangers, the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or Tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Holdings and each Borrower have consulted their own legal, accounting, regulatory and Tax advisors to the extent they have deemed appropriate.

Section 10.21       Material Non-Public Information.

(a)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.08 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

(c)           Each Borrower hereby authorizes the Administrative Agent to distribute the execution versions of the Loan Documents and the financial statements to be furnished pursuant to Section 6.01(a) and 6.01(b) to all Lenders, including Public Lenders.

Section 10.22       Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent; it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of the Administrative Agent or the Required Lenders, as applicable, in accordance with the terms hereof.

Section 10.23       Borrower Representative.  Each Borrower hereby appoints the US Borrower to act as its agent hereunder (in such capacity, the “Borrower Representative”).  The Borrower Representative will act as agent on behalf of each Borrower for purposes of issuing Loan Notices and notices of conversion/continuation or similar notices, giving instructions with respect to the disbursement of the proceeds of Loans and Letters of Credit, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents.  The US Borrower hereby accepts such appointment as the Borrower Representative.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 10.24       Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.25       Canadian Anti-Money Laundering & Anti-Terrorism Legislation.  If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of CAML, then the Administrative Agent: (a) shall be deemed to have done so as an agent for each Lender and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable CAML; and (b) shall provide to the Lenders copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.  Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ACUSHNET HOLDINGS CORP., as Holdings

By:	/s/ William C. Burke
Name:	William C. Burke
Title:	Treasurer

ACUSHNET COMPANY, as US Borrower and Borrower Representative

By:	/s/ Walter R. Uihlein
Name:	Walter R. Uihlein
Title:	President and CEO

ACUSHNET CANADA INC., as Canadian Borrower

By:	/s/ Ted Manning
Name:	Ted Manning
Title:	President

ACUSHNET EUROPE LIMITED, as UK Borrower

By:	/s/ George E. Sine
Name:	George E. Sine
Title:	Director

[Signature Page to Acushnet Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, an L/C Issuer, Swing Line Lender and a Lender

By:	/s/ Jon. W. Peterson
Name:	Jon W. Peterson
Title:	Senior Vice President

[Signature Page to Acushnet Credit Agreement]

PNC Bank, National Association,
as a Lender

By:	/s/ Michael Richards
Name:	Michael Richards
Title:	Senior Vice President

[Signature Page to Acushnet Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Joon Hur
Name:	Joon Hur
Title:	Vice President

[Signature Page to Acushnet Credit Agreement]

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as a Lender

By:	/s/ Michael N. Tam
Name:	Michael N. Tam
Title:	Senior Vice President

[Signature Page to Acushnet Credit Agreement]

Morgan Stanley Bank, N.A.,
as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Acushnet Credit Agreement]

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Lender

By:	/s/ Adrienne Young
Name:	Adrienne Young
Title:	Vice-President

[Signature Page to Acushnet Credit Agreement]

Bank of Montreal,
as a Lender

By:	/s/ Joan Murphy
Name:	Joan Murphy
Title:	Director

[Signature Page to Acushnet Credit Agreement]

Bank of Montreal (London Branch),
as a Lender

By:	/s/ Tony Ebdon
Name:	Tony Ebdon
Title:	Managing Director

By:	/s/ Andy McClinton
Name:	Andy McClinton
Title:	Managing Director

[Signature Page to Acushnet Credit Agreement]

Bank of the West,
as a Lender

By:	/s/ Francesco Ingargiola
Name:	Francesco Ingargiola
Title:	Director

By:	/s/ Harry Yergey
Name:	Harry Yergey
Title:	Managing Director

[Signature Page to Acushnet Credit Agreement]

Branch Banking And Trust Company,
as a Lender

By:	/s/ Jeff Skalka
Name:	Jeff Skalka
Title:	Vice President

[Signature Page to Acushnet Credit Agreement]

TD Bank, N.A., as a Lender

By:	/s/ Jason Siewert
Name:	Jason Siewert
Title:	Senior Vice President

[Signature Page to Acushnet Credit Agreement]

People’s United Bank, N.A.,
as a Lender

By:	/s/ Yvette D. Hawkins
Name:	Yvette D. Hawkins
Title:	Senior Vice President

[Signature Page to Acushnet Credit Agreement]

The Huntington National Bank,
as a Lender

By:	/s/ Jared Shaner
Name:	Jared Shaner
Title:	Vice President

[Signature Page to Acushnet Credit Agreement]

DEUTSCHE BANK AG NEW YORK
BRANCH,
as a Lender

By:	/s/ Marcus M. Tarkington
Name:	Marcus M. Tarkington
Title:	Director

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

[Signature Page to Acushnet Credit Agreement]

UBS AG, Stamford Branch,
as a Lender

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Director

By:	/s/ Craig Pearson
Name:	Craig Pearson
Title:	Associate Director

[Signature Page to Acushnet Credit Agreement]

Nomura Corporate Funding Americas, LLC,
as a Lender

By:	/s/ Sean Kelly
Name:	Sean Kelly
Title:	Managing Director

[Signature Page to Acushnet Credit Agreement]

Schedule 1.01(a)

Foreign Security Agreements

1.              Canadian Security Agreement, by the Canadian Borrower and the Foreign Guarantor in favor of the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit L.

2.              UK Share Charge relating to the shares of the UK Borrower, by the Foreign Guarantor in favor of the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit M.

3.              UK Debenture, by the UK Borrower in favor of the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit N.

4.              Dutch Pledge of Moveable Assets, by the UK Borrower, the Administrative Agent and Acushnet Nederland B.V., dated as of the Closing Date and substantially in the form of Exhibit O.

5.              Equitable Mortgage over Shares in Acushnet Cayman Limited, by the US Borrower in favor of the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit P.

6.              Share Pledge Agreement relating to the shares of Acushnet Footjoy (Thailand) Limited, by the US Borrower in favor of the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit Q.

Schedule 1.01(b)

Foreign Stock or Share Certificates

Grantor	Foreign Subsidiary/Foreign Borrower	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No.	Par Value
Acushnet Company	Acushnet Cayman Limited	Cayman Islands Company Limited by Shares	2	2	65%	1	US $1.00
Acushnet Company	Acushnet Footjoy (Thailand) Limited	Thai Company	1,576,260	1,576,260	65%	25, 28, 29, 30, 31, 32, 34	Baht 100
Acushnet International Inc.	Acushnet Europe Limited	UK Company	300,699	300,699	100%	12	£1
Acushnet International Inc.	Acushnet Canada Inc.	Corporation	1	1	100%	C-1	None.

Schedule 2.01(a)

Initial Term Commitments

Lender	Commitment	Applicable Percentage
Wells Fargo Bank, National Association	$65,559,440.56	17.48%
PNC Bank, National Association	$52,447,552.45	13.99%
JPMorgan Chase Bank, N.A. / JPMorgan Chase Bank, N.A., Toronto Branch	$39,335,664.34	10.49%
Morgan Stanley Bank, N.A.	$39,335,664.34	10.49%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$39,335,664.34	10.49%
Bank of Montreal / Bank of Montreal (London Branch)	$24,256,993.00	6.47%
Bank of the West	$24,256,993.00	6.47%
Branch Banking And Trust Company	$24,256,993.00	6.47%
TD Bank, N.A.	$24,256,993.00	6.47%
Peoples United Bank, N.A.	$15,734,265.74	4.20%
The Huntington National Bank	$15,734,265.74	4.20%
Deutsche Bank AG New York Branch	$10,489,510.49	2.80%
Total	$375,000,000	100%

Schedule 2.01(b)

Delayed Draw Term Commitments

Lender	Commitment	Applicable Percentage
Wells Fargo Bank, National Association	$17,482,517.48	17.48%
PNC Bank, National Association	$13,986,013.99	13.99%
JPMorgan Chase Bank, N.A. / JPMorgan Chase Bank, N.A., Toronto Branch	$10,489,510.49	10.49%
Morgan Stanley Bank, N.A.	$10,489,510.49	10.49%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$10,489,510.49	10.49%
Bank of Montreal / Bank of Montreal (London Branch)	$6,468,531.47	6.47%
Bank of the West	$6,468,531.47	6.47%
Branch Banking And Trust Company	$6,468,531.47	6.47%
TD Bank, N.A.	$6,468,531.47	6.47%
Peoples United Bank, N.A.	$4,195,804.19	4.20%
The Huntington National Bank	$4,195,804.19	4.20%
Deutsche Bank AG New York Branch	$2,797,202.80	2.80%
Total	$100,000,000	100%

Schedule 2.01(c)

Revolving Credit Commitments

Lender	Commitment	Applicable Percentage
Wells Fargo Bank, National Association	$41,958,041.96	15.26%
PNC Bank, National Association	$33,566,433.56	12.21%
JPMorgan Chase Bank, N.A. / JPMorgan Chase Bank, N.A., Toronto Branch	$25,174,825.17	9.15%
Morgan Stanley Bank, N.A.	$25,174,825.17	9.15%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$25,174,825.17	9.15%
UBS AG, Stamford Branch	$20,000,000.00	7.27%
Bank of Montreal / Bank of Montreal (London Branch)	$15,524,475.53	5.65%
Bank of the West	$15,524,475.53	5.65%
Branch Banking And Trust Company	$15,524,475.53	5.65%
TD Bank, N.A.	$15,524,475.53	5.65%
Nomura Corporate Funding Americas, Inc.	$15,000,000.00	5.45%
Peoples United Bank, N.A.	$10,069,930.07	3.66%
The Huntington National Bank	$10,069,930.07	3.66%
Deutsche Bank AG New York Branch	$6,713,286.71	2.44%
Total	$275,000,000	100%

Schedule 2.03

Existing Letters of Credit

1.                                      Standby Letter of Credit number IS0011775 dated October 20, 2014 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $2,800,000.

2.                                      Trade Letter of Credit number IC5011187US dated January 21, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $31,401.49.

3.                                      Trade Letter of Credit number IC5011188US dated January 21, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $1,544.75.

4.                                      Trade Letter of Credit number IC5011189US dated January 21, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $1,608.00.

5.                                      Trade Letter of Credit number IC5011190US dated January 21, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $7,020.00.

6.                                      Trade Letter of Credit number IC5011191US dated January 21, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $16,374.63.

7.                                      Trade Letter of Credit number IC5011192US dated January 21, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $1,599.98.

8.                                      Trade Letter of Credit number IC5011193US dated January 21, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $2,216.50.

9.                                      Trade Letter of Credit number IC5011194US dated January 21, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $51.60.

10.                               Trade Letter of Credit number IC5011304US dated February 5, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $11,169.03.

11.                               Trade Letter of Credit number IC5011332US dated February 10, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $41,494.32.

12.                               Trade Letter of Credit number IC5011334US dated February 10, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $65,513.60.

13.                               Trade Letter of Credit number IC5011335US dated February 10, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $71.60.

14.                               Trade Letter of Credit number IC5011337US dated February 10, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $297,309.75.

15.                               Trade Letter of Credit number IC5011338US dated February 10, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $132,300.00.

16.                               Trade Letter of Credit number IC5011340US dated February 10, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $651,525.48.

17.                               Trade Letter of Credit number IC5011342US dated February 10, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $488,969.25.

18.                               Trade Letter of Credit number IC5011343US dated February 10, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $294,156.45.

19.                               Trade Letter of Credit number IC5011344US dated February 10, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $24,150.00.

20.                               Trade Letter of Credit number IC5011708US dated March 16, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $1,191,391.15.

21.                               Trade Letter of Credit number IC5011709US dated March 16, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $501,228.00.

22.                               Trade Letter of Credit number IC5011710US dated March 16, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $520,330.13.

23.                               Trade Letter of Credit number IC5011711US dated March 16, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $51,450.00.

24.                               Trade Letter of Credit number IC5011712US dated March 16, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $381,873.45.

25.                               Trade Letter of Credit number IC5011713US dated March 16, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $57,172.50.

26.                               Trade Letter of Credit number IC5011714US dated March 16, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $120,015.00.

27.                               Trade Letter of Credit number IC5011727US dated March 16, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $80,173.42.

28.                               Trade Letter of Credit number IC5011992US dated April 11, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $873,520.54.

29.                               Trade Letter of Credit number IC5011993US dated April 11, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $17,010.00.

30.                               Trade Letter of Credit number IC5011994US dated April 12, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $535,762.50.

31.                               Trade Letter of Credit number IC5011995US dated April 12, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $345,918.30.

32.                               Trade Letter of Credit number IC5011996US dated April 12, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $417,428.34.

33.                               Trade Letter of Credit number IC5011997US dated April 12, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $26,565.00.

34.                               Trade Letter of Credit number IC5011998US dated April 12, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $462,089.25.

35.                               Trade Letter of Credit number IC5011999US dated April 12, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $360,003.00.

36.                               Trade Letter of Credit number IC5012000US dated April 12, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $54,180.00.

37.                               Trade Letter of Credit number UAU0000000386898 dated April 20, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $357,258.40.

38.                               Trade Letter of Credit number UAU0000000386900 dated April 12, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $57,321.40.

39.                               Trade Letter of Credit number UAU0000000503050 dated April 15, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $246,889.10.

40.                               Trade Letter of Credit number UAU0000000505495 dated April 18, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $24,366.00.

41.                               Trade Letter of Credit number UAU0000000508287 dated April 19, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $93,335.90.

42.                               Trade Letter of Credit number UAU0000000508288 dated April 19, 2016 between Acushnet Company and Wells Fargo Bank, National Association in the amount of $55,060.20.

43.                               Additional trade letters of credit between Acushnet Company and Wells Fargo Bank, National Association, issued after the Signing Date and prior to the Closing Date and appended to this Schedule 2.03 on the Closing Date, as agreed between the U.S. Borrower and the L/C Issuer.

Schedule 5.06

Litigation

None.

Schedule 5.08(c)

Environmental Compliance

5.08(c)(i) — Listed Sites

Ball Plant C -  700 Belleville Avenue, New Bedford, MA 02745 is on the CERCLIS list.

Ball Plant 1 (formerly owned) - 4 Slocum Street, Acushnet, MA 02743 is on the CERCLIS and MA Contingency Plan lists.

5.08(c)(ii) — Release Sites and Offsite Locations

None.

Schedule 5.08(d)

Release of Hazardous Materials

None.

Schedule 5.11

Subsidiaries

Subsidiary	Jurisdiction of Formation	Authorized Equity Interests	Issued and Outstanding	Ownership Interest
AASI, Inc.	Delaware	1,000	1,000	100% wholly-owned by Acushnet Company
Webb Acquisition Co.	Delaware	1,000	100	100% wholly-owned by Acushnet Company
Acushnet Footjoy (Thailand) Limited	Thailand	1,576,260	1,576,260	100% wholly-owned by Acushnet Company
Acushnet Cayman Limited	Cayman Islands	50,000	2	100% wholly-owned by Acushnet Company
Acushnet International Inc.	Delaware	2,000	2,000	100% wholly-owned by Acushnet Company
Acushnet Australia Pty. Ltd.	Australia	Not Applicable	500,000	100% wholly-owned by Acushnet International Inc.
Acushnet Canada Inc.	Canada	Unlimited Number	1	100% wholly-owned by Acushnet International Inc.
Acushnet Korea Co., Ltd.	South Korea	40,000	10,000	100% wholly-owned by Acushnet International Inc.
Acushnet Hong Kong Limited	Hong Kong	1,000	1	100% wholly-owned by Acushnet International Inc.
Acushnet Golf Products Trading (Shenzhen) Co. Ltd.	China	Not Applicable	Not Applicable	100% wholly-owned by Acushnet Hong Kong Limited.
Acushnet Japan, Inc.	Delaware	1,000	100	100% wholly-owned by Acushnet International Inc.
Acushnet Golf (Thailand) Limited	Thailand	100,000	100,000	100% wholly-owned by Acushnet International Inc.
Acushnet Malaysia Sdn. Bhd.	Malaysia	100,000	2	100% wholly-owned by Acushnet International Inc.

Acushnet New Zealand Limited	New Zealand	1	1	100% wholly-owned by Acushnet International Inc.
Acushnet Singapore Pte Ltd.	Singapore	100,000	2	100% wholly-owned by Acushnet International Inc.
ACTM LLC	Delaware	Not Applicable	Not Applicable	100% wholly-owned by Acushnet International Inc.
Acushnet Netherlands Manufacturing C.V.	Netherlands	Not Applicable	Not Applicable	99% owned by Acushnet International Inc., 1% owned by ACTM LLC
Acushnet Netherlands Manufacturing B.V.	Netherlands	90,000	18,000	100% wholly-owned by Acushnet Netherlands Manufacturing C.V.
Acushnet Netherlands Services B.V.	Netherlands	90,000	18,000	100% wholly-owned by Acushnet Netherlands Manufacturing B.V.
Acushnet Titleist (Thailand) Limited	Thailand	12,448,800	12,448,800	99.8% owned by Acushnet Netherlands Manufacturing B.V., 0.1% owned by Acushnet Netherlands Manufacturing C.V. and 0.1% owned by Acushnet Netherlands Services B.V.
Acushnet Europe Limited	United Kingdom	301,000	300,699	100% owned by Acushnet International Inc.
Acushnet France S.A.S.	France	91,762	91,762	100% owned by Acushnet Europe Limited
Acushnet Denmark ApS	Denmark	250	250	100% owned by Acushnet Europe Limited
Acushnet GmbH	Germany	€153,587.56 of subscribed capital	None	100% owned by Acushnet Europe Limited

Acushnet Nederland B.V.	Netherlands	2,000	400	100% owned by Acushnet Europe Limited
Acushnet Osterreich GmbH	Austria	€36,336.42 of subscribed capital	None	100% owned by Acushnet Europe Limited
Acushnet South Africa (Pty.) Ltd.	South Africa	13,000,000	11,949,600	100% owned by Acushnet Europe Limited
Acushnet Sverige Aktiebolag	Sweden	10,000	10,000	100% owned by Acushnet Europe Limited
Acushnet Ireland Limited	Ireland	100	100	100% owned by Acushnet Europe Limited
Acushnet Espana, S.L.U.	Spain	4,000	4,000	100% owned by Acushnet Europe Limited

Schedule 5.23

Canadian Pension Plans

None.

Schedule 6.17

Post-Closing Matters

None.

Schedule 7.01(b)

Existing Liens

Liens in an aggregate amount equal to £1,300,000 on cash collateral in connection with a bond issued for the benefit of Her Majesty’s Revenue and Customs authority on behalf of Acushnet Europe Limited.

Debtor	Secured Party	State	Jurisdiction	Original File Number
Acushnet Company	First Bank of Highland Park.	DE	Secretary of State	#2007 0769850
Acushnet Company	BankFinancial FSB	DE	Secretary of State	#2007 0769850
Acushnet Company	Merrimak Capital Company LLC	DE	Secretary of State	#2008 2101259
Acushnet Company	First Bank of Highland Park	DE	Secretary of State	#2008 2101259
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2011 1974313
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2011 2432717
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2011 2717679
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2011 3909903
Acushnet Company	Bank of Cape Cod	DE	Secretary of State	#2011 4939958
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2012 0026890
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2012 0395535
Acushnet Company	Life Fitness, a division of Brunswick Corporation	DE	Secretary of State	#2012 1871401

Acushnet Company	Bank of Cape Cod	DE	Secretary of State	#2012 3207240
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2012 4080851
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2013 0098690
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2013 0207705
Acushnet Company	Life Fitness, a division of Brunswick Corporation	DE	Secretary of State	#2013 0208679
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2013 0549676
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2013 0875469
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2013 0875477
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2013 0968314
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2013 1041053
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2013 1190454
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2013 1229781
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2013 1460493
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2013 1460501
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2013 1535575

Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2013 2256841
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2013 3767226
Acushnet Company	Tyco Global Financial Solutions	DE	Secretary of State	#2013 4165271
Acushnet Company	CIT Finance, LLC	DE	Secretary of State	#2013 4165271
Acushnet Company	Wells Fargo Equipment Finance	DE	Secretary of State	#2013 4653375
Acushnet Company	Wells Fargo Equipment Finance	DE	Secretary of State	#2013 4653383
Acushnet Company	Wells Fargo Equipment Finance	DE	Secretary of State	#2013 5081667
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2013 5118139
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2014 0263962
Acushnet Company	Wells Fargo Equipment Finance	DE	Secretary of State	#2014 1935139
Acushnet Company	Wells Fargo Equipment Finance	DE	Secretary of State	#2014 2252211
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2015 0943133
Acushnet Company	CIT Finance LLC	DE	Secretary of State	#2015 1270973
Acushnet Company	Meridan Leasing Corporation	DE	Secretary of State	#2015 1467090
Acushnet Company	Crestmark Equipment Finance, Inc.	DE	Secretary of State	#2015 1856250
Acushnet Company	Wells Fargo Equipment Finance	DE	Secretary of State	#2015 2986239

Acushnet Company	Wells Fargo Equipment Finance	DE	Secretary of State	#2016 0362135

Schedule 7.02(f)

Existing Investments

1.              Ownership of the Subsidiaries listed on Schedule 5.11.

2.              Acushnet Company Limited owns 40% of Excel Industrial Limited and Acushnet Lionscore Limited.

3.              Existing contributions and future contributions to be made to the Acushnet Company Supplemental Retirement Plan trust for the Chief Executive Officer of the US Borrower and contributions to the Acushnet Company Supplemental Retirement Plan trust for employees.

4.              Guarantees by Acushnet Company in respect of items 5, 7 and 8 listed on Schedule 7.03(b).

5.              Acushnet Company Excess Deferral Plan.

Schedule 7.03(b)

Existing Indebtedness

1.                                      Indebtedness in connection with the overdraft agreement between Mitsui Sumitomo Bank and Acushnet Japan, Inc. in the amount of JPY 1.5 billion dated as of May 27, 2015.

2.                                      Indebtedness in connection with the overdraft agreement between the Mizuho Bank and Acushnet Japan, Inc. in the amount of JPY 600 million dated as of December 17, 2010.

3.                                      Indebtedness in connection with the overdraft agreement between the Mizuho Bank and Acushnet Japan, Inc. in the amount of JPY 600 million dated as of January 31, 2012.

4.                                      Indebtedness in connection with the financing between the Tokyo Mitsubishi Bank and Acushnet Japan, Inc. in the amount of JPY 600 million dated as of January 13, 2008.

5.                                      Indebtedness under the Revolving Credit Facilities Agreement between Siam Commercial Bank Public Company Limited and Acushnet Footjoy (Thailand) Limited in the amount of Baht 160,000,000 dated as of December 26, 2014.

6.                                      Indebtedness in connection with the credit facility letter between Citibank, N.A Bangkok Branch and Acushnet Footjoy (Thailand) Limited in the amount of Baht 150,000,000 dated as of March 10, 2015.

7.                                      Indebtedness in connection with the Master Agreement between Westpac Banking Corporation and Acushnet Australia Pty Ltd. in the amount of 5,000,000 AUD dated as of August 18, 2011.

8.                                      Indebtedness in connection with the credit line facility letter agreement between Westpac Banking Corporation and Acushnet New Zealand Inc. in the amount of NZD 600,000 dated as of August 18, 2011.

9.                                      Indebtedness in connection with the Overdraft Agreement between Shinhan Bank Co. Ltd and Acushnet Korea Co. Ltd in the amount of KRW 15,000,000,000 dated as of September 6, 2015.

10.                               Indebtedness in connection with the Credit Line Facility Agreement between KEB Korean Exchange Bank and Acushnet Korea Co. Ltd in the amount of KRW 8,000,000,000 dated as of August 11, 2015.

11.                               Indebtedness in connection with the Letter of Guarantee (Custom Bond) Agreement with The Bank of Tokyo-Mitsubishi UFJ, Ltd and the Acushnet Company in the amount of up to JPY 350,000,000.

12.                               Capital Lease Agreements with Wells Fargo in the amount of $2,777,723.05.

13.                               Capital Lease Agreements with Comsource in the amount of $145,418.

14.                               Bond issued for £1,300,000 the benefit of Her Majesty’s Revenue and Customs authority on behalf of Acushnet Europe Limited.

Schedule 7.06(j)

Existing Convertible Notes and Warrants

Convertible Notes

1.                                      Convertible notes in the original aggregate principal amount of $353.0 million issued by Alexandria Holdings Corp. on July 29, 2011 to Odin 3, LLC; WB Atlas, LLC; and Neoplux No. 1 Private Equity.

2.                                      Convertible notes in the original amount of $9.5 million issued by Alexandria Holdings Corp. on January 20, 2012 to Odin 4, LLC.

Bonds with Common Stock Warrants

1.                                      Bonds in the original aggregate principal amount of $168.0 million issued by Alexandria Holdings Corp. on July 29, 2011 to Odin 3, LLC; WB Atlas, LLC; and Neoplux No. 1 Private Equity and the common stock warrants for the purchase of 1,680,000 shares of Alexandria Holdings Corp.’s common stock issued in connection therewith at an exercise price of $100 per share.

2.                                      $4.5 million (original amount) of bonds and common stock warrants to purchase 45,159 shares common stock issued on January 20, 2012 by Alexandria Holdings Corp. to Odin 4, LLC.

Redeemable Convertible Preferred Stock

1.                                      1,790,000 shares of Series A redeemable convertible preferred stock issued by Alexandria Holdings Corp. on July 29, 2011 at a price of $100 per share in the original aggregate amount of $179.0 million to Odin 3, LLC; WB Atlas, LLC; and Neoplux No. 1 Private Equity.

2.                                      48,027 shares of Series A redeemable convertible preferred stock issued by Alexandria Holdings Corp. on January 20, 2012 at a price of $100 per share in the original amount of $4.8 million to Odin 4, LLC.

Schedule 7.08

Affiliated Transactions

Convertible notes and bonds with common stock warrants listed on Schedule 7.06(j).

Schedule 7.09

Burdensome Agreements

None.

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notices

Administrative Agent’s Office and Address for Notices:

Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender

MC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Tel: 704-590-2730

Fax: 704-590-3481

Email: agencyservices.requests@wellsfargo.com

With a copy to:

Wells Fargo Bank, National Association, as Administrative Agent

1808 Aston Avenue, Suite 250

Carlsbad, California 92008

Attention: Loan Administrations

Tel: 760-918-2700

Fax: 760-918-2727

Loan Parties Address for Notices:

c/o Acushnet Company

333 Bridge Street

Fairhaven, MA 02719

Attention: John Hardy, Assistant Treasurer

Tel: 508-979-3730

Fax: 508-979-3248

Email: John_Hardy@AcushnetGolf.com

c/o Acushnet Company

333 Bridge Street

Fairhaven, MA 02719

Attention: William Burke, Senior Vice President and Chief Financial Officer

Tel: 508-979-3694

Fax: 508-979-3927

Email: William_Burke@AcushnetGolf.com

With a copy to:

c/o Acushnet Company

333 Bridge Street

Fairhaven, MA 02719

Attention: Joseph Naumnan, Executive Vice President, Corporate and Legal

Tel: 508-979-3661

Fax: 508-979-3063

EXHIBIT A-1

FORM OF LOAN NOTICE

Date:  [•]

To:                                                                             Wells Fargo Bank, National Association, as Administrative Agent
MC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services
Tel:  704-590-2730
Fax:  704-590-3481
Email:  agencyservices.requests@wellsfargo.com

With a copy to:            Wells Fargo Bank, National Association, as Administrative Agent
1808 Aston Avenue, Suite 250
Carlsbad, California 92008
Attention:  Loan Administration
Tel:  760-918-2700
Fax:  760-918-2727

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of April 27, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada, Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, collectively, the “Borrowers” and individually, each a “Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer.

The [US Borrower] [Canadian Borrower] [UK Borrower] [(or the Borrower Representative on its behalf)] hereby requests (select one):

A Borrowing of:

☐	Term Loans
☐	Revolving Credit Loans

OR

☐	A conversion or continuation of [Revolving Credit Loans] [Term Loans]

1.	On (a Business Day).

2.	In the amount of [$] [CDN$] [€] [£] [¥] .

3.	Comprised of .
(Class and Type of Loan requested)

4.	For Eurodollar Rate Loans: with an Interest Period of month(s).

5.	To the account designated below:

Bank to be Credited:

Bank Address:

Account No.:

ABA No.:

Reference Information:

[After giving effect to any Revolving Credit Borrowing, (i) the aggregate Outstanding Amount of the Revolving Credit Loans of the Borrowers plus the aggregate Outstanding Amount of all L/C Obligations plus the aggregate Outstanding Amount of all Swing Line Loans does not exceed the aggregate Revolving Credit Commitments, (ii) the Outstanding Amount of the Revolving Credit Loans denominated in Alternative Currencies plus the Outstanding Amount of the L/C Obligations attributable to Letters of Credit denominated in Alternative Currencies does not exceed the Alternative Currency Sublimit, (iii) the Outstanding Amount of the Revolving Credit Loans made to the Canadian Borrower does not exceed the Canadian Borrower Sublimit and (iv) the Outstanding Amount of the Revolving Credit Loans made to the UK Borrower does not exceed the UK Borrower Sublimit.](1)

[Upon acceptance of any or all of the Loans offered by the Lenders in response to this request, the Borrowers shall be deemed to have represented and warranted that the conditions to lending specified in Sections [4.02(e), 4.02(g), 4.02(i),](2) 4.03(a) and 4.03(b) of the Credit Agreement have been satisfied (for the avoidance of doubt, any requested conversion of Loans to another Type or continuation of a Eurodollar Rate Loan or a Credit Extension in respect of commitments for Extended Term Loans or Extended Revolving Credit Commitments or (except as set forth in Section 2.14 of the Credit Agreement) commitments for New Term Loans or New Revolving Credit Commitments shall not be subject to the conditions precedent set forth in Sections 4.03(a) and 4.03(b) of the Credit Agreement).]

[Signature Page Follows]

(1)                                 Applicable with respect to a Borrowing of Revolving Credit Loans.

(2)                                 Applicable with respect to initial Borrowing only.

2

[ACUSHNET COMPANY,
as [US Borrower] [Borrower Representative]

By:
Name:
Title:]

[ACUSHNET CANADA, INC.,
as Canadian Borrower

By:
Name:
Title:]

[ACUSHNET EUROPE LIMITED,
as UK Borrower

By:
Name:
Title:]

3

EXHIBIT A-2

FORM OF PREPAYMENT NOTICE

To:                                                                             Wells Fargo Bank, National Association, as Administrative Agent
MC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services
Tel:  704-590-2730
Fax:  704-590-3481
Email:  agencyservices.requests@wellsfargo.com

With a copy to:            Wells Fargo Bank, National Association, as Administrative Agent
1808 Aston Avenue, Suite 250
Carlsbad, California 92008
Attention:  Loan Administration
Tel:  760-918-2700
Fax:  760-918-2727

Re:          Acushnet Company Credit Agreement

Date:  [•]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of April 27, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada, Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, collectively, the “Borrowers” and individually, each a “Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer.

The [US Borrower] [Canadian Borrower] [UK Borrower] [(or the Borrower Representative on its behalf)] hereby gives you notice pursuant to Section 2.05 of the Credit Agreement that it shall be making a prepayment under the Credit Agreement:

(A) Type of Loans being repaid:	[Base Rate Loans] [Eurodollar Rate Loans]

(B) Class of Loans being prepaid:	[Term Loans] [Revolving Credit Loans]

(C) Principal amount of Borrowing being prepaid:	[$] [CDN$] [€] [£] [¥]

(D) Date of prepayment:

1

(E) Type of prepayment:	[Mandatory](3) [Optional]

[This prepayment notice and the obligation to make a prepayment pursuant to this notice shall be conditioned upon the occurrence of [   ].](4)

[Signature Page Follows]

(3)                                 To be accompanied by a reasonably detailed calculation of the amount of prepayment.

(4)                                 Insert language if the prepayment is to be conditioned on the occurrence of the receipt of funds from an asset disposition, the incurrence of indebtedness or similar event.

2

[ACUSHNET COMPANY,
as [US Borrower] [Borrower Representative]

By:
Name:
Title:]

[ACUSHNET CANADA, INC.,
as Canadian Borrower

By:
Name:
Title:]

[ACUSHNET EUROPE LIMITED,
as UK Borrower

By:
Name:
Title:]

3

EXHIBIT A-3

FORM OF REQUEST FOR L/C ISSUANCE

Date:  [•]

To:                                                                             Wells Fargo Bank, National Association, as L/C Issuer
MC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services
Tel:  704-590-2730
Fax:  704-590-3481
Email:  agencyservices.requests@wellsfargo.com

With a copy to:            Wells Fargo Bank, National Association, as Administrative Agent
1808 Aston Avenue, Suite 250
Carlsbad, California 92008
Attention:  Loan Administration
Tel:  760-918-2700
Fax:  760-918-2727

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of April 27, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada, Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, collectively, the “Borrowers” and individually, each a “Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby requests an [issuance] [amendment] [extension] of a Letter of Credit.  Enclosed herewith is the related Letter of Credit Application, with the information required pursuant to Section 2.03(b)(i) of the Credit Agreement.

Any Credit Extension requested herein complies with the Credit Agreement, including Section 4.03 of the Credit Agreement.

Upon the issuance of a Letter of Credit by the L/C Issuer in response to this request, the US Borrower shall be deemed to have represented and warranted that the conditions to its issuance specified in Sections 4.03(a) and 4.03(b) of the Credit Agreement have been satisfied.

[Signature Page Follows]

1

ACUSHNET COMPANY,
as US Borrower

By:
Name:
Title:

2

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

To:                                                                             Wells Fargo Bank, National Association,
  as Swing Ling Lender and Administrative Agent
MC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services
Tel:  704-590-2730
Fax:  704-590-3481
Email:  agencyservices.requests@wellsfargo.com

With a copy to:            Wells Fargo Bank, National Association,
  as Administrative Agent
1808 Aston Avenue, Suite 250
Carlsbad, California 92008
Attention:  Loan Administration
Tel:  760-918-2700
Fax:  760-918-2727

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of April 27, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada, Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, collectively, the “Borrowers” and individually, each a “Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby requests a Swing Line Loan:

1.             On                                     (a Business Day).

2.             In the amount of $                       .

3.             To the account designated below:

Bank to be Credited:

Bank Address:

Account No.:

ABA No.:

1

Reference Information:

After giving effect to any Swing Line Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of the Borrowers plus the aggregate Outstanding Amount of all L/C Obligations plus the aggregate Outstanding Amount of all Swing Line Loans does not exceed the aggregate Revolving Credit Commitments.

Upon acceptance of the Swing Line Loan offered by the Lenders in response to this request, the US Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Sections 4.03(a) and 4.03(b) of the Credit Agreement have been satisfied.

[Signature Page Follows]

2

ACUSHNET COMPANY,
as US Borrower

By:
Name:
Title:

3

EXHIBIT C-1

FORM OF TERM NOTE

Date:  [•]

FOR VALUE RECEIVED, the undersigned, hereby promise to pay to                       or its registered assigns (the “Term Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Term Loan made by the Term Lender to the US Borrower (as defined below) under that certain Credit Agreement dated as of April 27, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada, Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, collectively, the “Borrowers” and individually, each a “Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer.

The US Borrower promises to pay interest on the aggregate unpaid principal amount of each Term Loan made by the Term Lender to the US Borrower under the Credit Agreement from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Term Lender in Dollars and in immediately available funds.  While any Event of Default set forth in Section 8.01(a), 8.01(f) or 8.01(g) of the Credit Agreement exists, the applicable unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note (this “Term Note”) is one of the Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term Note is also entitled to the benefits of the Guaranty made by each of the US Guarantors and is secured by the Collateral granted by the US Borrower and each of the US Guarantors. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note may become, or may be declared to be, as applicable, immediately due and payable all as provided in the Credit Agreement.  Term Loans made by the Term Lender shall be evidenced by one or more loan accounts or records maintained by the Term Lender in the ordinary course of business.  The Term Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The US Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

1

ACUSHNET COMPANY,
as US Borrower

By:
Name:
Title:

2

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Term Loan Made	Amount of Term Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

3

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

Date:  [•]

FOR VALUE RECEIVED, the undersigned, hereby promises to pay to                or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrowers (as defined below) under that certain Credit Agreement dated as of April 27, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada, Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, collectively, the “Borrowers” and individually, each a “Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned promises to pay interest on the aggregate unpaid principal amount of each Revolving Credit Loan from time to time made by the Lender to the [Borrowers(5)/the undersigned(6)] under the Credit Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars or other Alternative Currency in accordance with the Credit Agreement and in immediately available funds.  While any Event of Default set forth in Section 8.01(a), 8.01(f) or 8.01(g) of the Credit Agreement exists, the applicable unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Credit Note (this “Revolving Credit Note”) is one of the Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Revolving Credit Note is also entitled to the benefits of the Guaranty [made by each of the US Guarantors and is secured by the Collateral granted by the US Borrower and each of the US Guarantors](7) [made by the Foreign Guarantor, the US Borrower and each of the US Guarantors and is secured by the Collateral granted by the Canadian Borrower, the Foreign Guarantor, the US Borrower and each of the US Guarantors](8) [made by the Foreign Guarantor, the US Borrower and each of the US Guarantors and is secured by the Collateral granted by the UK Borrower, the Foreign Guarantor, the US Borrower and each of the US Guarantors](9).  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Credit Note may become, or may be declared to be, as applicable, immediately due and payable all as provided in the Credit Agreement.  Revolving Credit

(5)                                                         Insert for Revolving Credit Note signed by the US Borrower.

(6)                                                         Insert for Revolving Credit Note signed by a Foreign Borrower.

(7)                                                         Insert for Revolving Credit Note signed by the US Borrower.

(8)                                                         Insert for Revolving Credit Note signed by the Canadian Borrower.

(9)                                                         Insert for Revolving Credit Note singed by the UK Borrower.

1

Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The undersigned, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

2

[ACUSHNET COMPANY,
as US Borrower

By:
Name:
Title:

ACUSHNET CANADA, INC.,
as Canadian Borrower

By:
Name:
Title:

ACUSHNET EUROPE LIMITED,
as UK Borrower

By:
Name:
Title:](10)

(10)                          Each Revolving Credit Note shall be signed by one Borrower.

3

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

4

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  [•]

To:                                                                             Wells Fargo Bank, National Association,
  as Administrative Agent
MC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services
Tel:  704-590-2730
Fax:  704-590-3481
Email:  agencyservices.requests@wellsfargo.com

With a copy to:            Wells Fargo Bank, National Association,
  as Administrative Agent
1808 Aston Avenue, Suite 250
Carlsbad, California 92008
Attention:  Loan Administration
Tel:  760-918-2700
Fax:  760-918-2727

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of April 27, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada, Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, collectively, the “Borrowers” and individually, each a “Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer.

I, the undersigned Responsible Officer of the US Borrower, hereby certify, solely in my capacity as an officer of the US Borrower and not in an individual capacity, as of the date hereof, that I am the [                    ] of the US Borrower, and that, as such, I am authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the US Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements.]

1.             Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the US Borrower ended as of the above date, setting forth in comparative form the figures for the previous fiscal year together with the report and opinion of the US Borrower’s independent certified public accountants required by Section 6.01(a) of the Credit Agreement, the management discussion and analysis required by Section 6.02(b), letters delivered by the independent certified public accounts to the US Borrower during such fiscal year and reasonably detailed forecasts prepared by management of the US Borrower on a quarterly basis of consolidated

1

balance sheets, income statements and cash flow statements of the US Borrower and its Subsidiaries for the fiscal year following the fiscal year ended as of the above date.

[Use following paragraph 1 for fiscal quarter-end financial statements.]

1.             Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the US Borrower ended as of the above date, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, which financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the US Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and the management discussion and analysis required by Section 6.02(b).

2.             The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a review of the activities of the US Borrower during such fiscal period.

[select one:]

3.             To the knowledge of the undersigned, no Default has occurred and is continuing.

-or-

[The following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status and the steps being taken to remedy such Default:]

4.             The financial covenant analyses and information set forth on Schedule 2 attached hereto are delivered in compliance with Section 6.02(a).

[Use following paragraphs for Certificate delivered with fiscal year-end financial statements.]

5.             [Attached hereto as Schedule 3 are executed copies of Intellectual Property Security Agreements required by Section 6.12(c) of the Credit Agreement to be delivered herewith with respect to all applicable After Acquired Intellectual Property described therein.](11)

6.             [Attached hereto as Schedule 4 is a description of the following, to the extent any of the following has occurred within the reporting period covered by this certificate:  (i) any Loan Party’s creation or acquisition after April 27, 2016 of any Intellectual Property registrations and applications made with any United States federal Governmental Authority and (ii) any Loan Party’s obtaining knowledge that any application or registration made with any United States federal Governmental Authority relating to any Material Intellectual Property owned by any Loan Party has become abandoned or dedicated to the public domain, or subject to any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Copyright Office, the United States Patent and Trademark Office, the Canadian Intellectual Property Office or any court, but not including routine office actions issued in the normal course of

(11)                          If applicable.

2

prosecution) regarding such Grantor’s ownership of any Material Intellectual Property, its right to register the same, or to keep and maintain the same.](12)

7.             [Attached hereto as Schedule 5 is a description of all Commercial Tort Claims (other than with a claim for damages that could reasonably be expected to be less than $[1,000,000]) to which any Loan Party has acquired since the later of the Closing Date and the date of the last Compliance Certificate.](13)

8.             [Attached hereto as Schedule 6 is a description of each event pursuant to which any Pledgor, as a result of its ownership of its Pledged Equity Interests, has become entitled to receive or has received any Certificated Security (including, without limitation, any Certificated Security representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Pledged Equity Interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any ownership interests of the Pledged Equity Interests, or otherwise in respect thereof.](14)

9.             [Attached hereto as Schedule 7 are certificates and Instruments representing or evidencing any Pledged Equity or other Pledged Collateral (in excess of $[1,000,000] in the case of Pledged Debt Instruments, Pledged Debt Securities or Chattel Paper (including Additional Pledged Collateral (in excess of $[1,000,000] in the case of Pledged Debt Instruments, Pledged Debt Securities or Chattel Paper)), in suitable form for transfer by delivery, or as applicable, accompanied by such Pledgor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank or, in respect of such Instruments, if consented to by the Administrative Agent, shall contain the legend set out in [Section 6(e)(iii)] of the Guaranty and Security Agreement, which the Pledgor has acquired since the later of the Closing Date and the date of the last Compliance Certificate.](15)

10.          Attached hereto as Schedule 8 is consolidating financial information reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from the consolidated financial statements in Schedule 1 hereto.(16)

[Signature Page Follows]

(12)                          If applicable.  Capitalized terms have the meaning as defined in the Guaranty and Security Agreement.

(13)                          If applicable.  Include reasonable description and summary thereof.

(14)                          If applicable.  Capitalized terms have the meaning as defined in the Guaranty and Security Agreement.  Note requirement to comply with Section 6(e)(i) of the Guaranty and Security Agreement.

(15)                          If applicable.  Capitalized terms have the meaning as defined in the Guaranty and Security Agreement.  Note requirement to comply with Section 6(e)(ii) of the Guaranty and Security Agreement.

(16)                          To be delivered only if applicable pursuant to Section 6.01(d) of the Credit Agreement.  Such adjustments may be expressed in footnote form.

3

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of              ,      .

ACUSHNET COMPANY,
as US Borrower

By:
Name:
Title:

4

Schedule 1 to
Exhibit D

[AUDITED FINANCIAL STATEMENTS
(as required by Section 6.01(a) of the Credit Agreement)]

[UNAUDITED FINANCIAL STATEMENTS
(as required by Section 6.01(b) of the Credit Agreement)]

5

Schedule 2 to
Exhibit D

For the [Quarter/Year] ended                     (“Statement Date”)

($ in 000’s)

Section 7.10(a) - Net Average Total Leverage Ratio:

I.             Average Consolidated Funded Debt

A.	Consolidated Funded Debt as of the last day of the first fiscal quarter of the Test Period	$

B.	Consolidated Funded Debt as of the last day of the second fiscal quarter of the Test Period	$

C.	Consolidated Funded Debt as of the last day of the third fiscal quarter of the Test Period	$

D.	Consolidated Funded Debt as of the last day of the fourth fiscal quarter of the Test Period	$

E.	The sum of Lines I.A through I.D	$

F.	Average Consolidated Funded Debt prior to adjustment in Line I.G (Line I.E divided by 4)	$

G.	Increase pursuant to the proviso in the definition of “Net Average Total Leverage Ratio”	$

II.            Consolidated EBITDA

A.	Consolidated Net Income for the Test Period	$

B.

an amount which, in the determination of such Consolidated Net Income for the Test Period, has been deducted or netted from gross revenues (except with respect to Line II.B(viii) or II.B(x) below) for, without duplication:

(i.e. the sum of Lines II.B(i) through II.B(xi) below)

$

(i)

interest expense and, to the extent not reflected in such interest expense, any losses with respect to obligations under any Swap Contracts or other derivative instruments (including any applicable termination payment) entered into for the purpose of hedging interest rate risk, any bank and financing fees, any costs of surety bonds in connection with financing activities, commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar

$

6

facilities or financing and Swap Contracts

(ii)

provision for Taxes based on income or profits or capital, excise Taxes and franchise Taxes, including such Taxes at either the federal, state, provincial, foreign or municipal levels, including any penalties and interest and adjusted for any amounts payable or to be received pursuant to any permitted Tax sharing or Tax indemnification arrangement, in each case, in respect of such Taxes

$

(iii)	the total amount of depreciation and amortization expense, including amortization of intangibles and expenses related to Capitalized Software Expenditures and Capitalized Leases	$

(iv)

(A) the Transaction Expenses and (B) any costs and expenses incurred in connection with any Qualifying Public Offering, Investment, Disposition, Equity Issuance or Debt Issuance (including fees and expenses related to the Facilities and any amendments, supplements and modifications thereof or in respect of any refinancing transaction), or repayment of Indebtedness, in each case, permitted hereunder, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses (in each case, whether or not consummated)

$

(v)

any costs, charges, accruals and reserves in connection with any integration, transition, facilities openings, vacant facilities, consolidations, business optimization, entry into new markets, including consulting fees, restructuring, severance and curtailments or modifications to pension or post-retirement employee benefit plans

$

(vi)	the amount of any expense or deduction associated with income attributable to non-controlling interests	$

(vii)

any non-cash charges, losses or expenses (including Tax reclassification related to Tax contingencies in a prior period), but excluding any non-cash charge relating to write-offs or write-downs of inventory or accounts receivable or representing amortization of a prepaid cash item that was paid but not expensed in a prior period; provided that, if any such non-cash charges, losses or expenses represent an accrual or reserve for potential cash items in any future period, the US Borrower may elect not to add back such non-cash charges, losses or expenses in the current period

$

(viii)

cash actually received during the Test Period, and not included in Consolidated Net Income in any period, to the extent that the non-cash gain relating to such cash receipt was deducted in the calculation of Consolidated EBITDA pursuant to Line II.C below for any previous period and not added back

$

7

(ix)	extraordinary, unusual or non-recurring losses or charges (including extraordinary losses or charges resulting from legal settlements, fines, judgments or orders)	$

(x)

the amount of cost savings, expense reductions and synergies projected by the US Borrower in good faith to be realized as a result of specified actions taken or expected in good faith to be taken within twelve (12) months in connection with any Permitted Acquisition, Investment, business combination, divestiture or similar transaction (calculated on a pro forma basis as though such cost savings, expense reductions and synergies had been realized on the first day of the Test Period), net of the amount of actual benefits realized during the Test Period from such Permitted Acquisition, Investment, business combination, divestiture or similar transaction; provided that such cost savings, expense reductions and synergies are reasonably identifiable, factually supportable and certified by the chief financial officer or treasurer of the US Borrower; provided that such benefit is expected to be realized within twelve (12) months of taking such action

$

(xi)	the amount of any payments in connection with the Equity Appreciation Rights Plan (including any cash payments in lieu of stock payments)	$

C.

an amount which, in the determination of Consolidated Net Income for the Test Period, has been included for non-cash income or gains during the Test Period (other than with respect to payments actually received and the reversal of any accrual or reserve to the extent not previously added back in any prior period)

$

D.	all cash payments made during the Test Period on account of non-cash charges added to Consolidated Net Income pursuant to Line II.B(vii) above in the Test Period or in a prior period	$

E.	the amount of additions associated with losses attributable to non-controlling interests, expressed as a positive number	$

F	extraordinary, unusual or non-recurring gains (including extraordinary gains resulting from legal settlements, fines, judgments or orders)	$

G.	Consolidated EBITDA (Line II.A, plus Line II.B, minus Line II.C, minus Line II.D, minus Line II.E, minus Line II.F)	$

III.	Net Average Total Leverage Ratio (Line I.F divided by Line II.G)	to 1.00

	Maximum Permitted under Section 7.10(a) for the Test Periods ending March 31, 2017 and June 30, 2017	3.50 to 1.00

8

Maximum Permitted under Section 7.10(a) for each other Test Period	3.25 to 1.00

9

Section 7.10(b) — Consolidated Interest Coverage Ratio:

IV.          Consolidated EBITDA

A.	Consolidated EBITDA for the Test Period (Line II.G above)	$

V.            Consolidated Interest Expense

A.	Consolidated Interest Expense for the Test Period	$

VI.	Consolidated Interest Coverage Ratio (Line V.A divided by Line IV.A)	to 1:00

	Minimum Permitted under Section 7.10(b) for the Test Period	4.00 to 1.00

10

Schedule 3 to
Exhibit D

[Attach executed copies of Intellectual Property Security Agreements required by Section 6.12(c) of the Credit Agreement to be delivered herewith with respect to all applicable After Acquired Intellectual Property described therein.](17)

(17)         To be included in any Certificate in respect of any fiscal year of the US Borrower, if applicable.

11

Schedule 4 to
Exhibit D

[See attached.]

12

Schedule 5 to
Exhibit D

[See attached.]

13

Schedule 6 to
Exhibit D

[See attached.]

14

Schedule 7 to
Exhibit D

[See attached.]

15

Schedule 8 to
Exhibit D

[See attached.]

16

EXHIBIT E

FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any L/C Obligations and in Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity, in each case related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is a Lender, an Affiliate/Approved Fund of [identify Lender](18)

3.	Borrowers: Acushnet Company, Acushnet Canada, Inc. and Acushnet Europe Limited

4.             Administrative Agent:    Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.             Credit Agreement:     Credit Agreement dated as of April 27, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada, Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the

(18)         Select as applicable.

1

US Borrower and the Canadian Borrower, collectively, the “Borrowers” and individually, each a “Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer

6.             Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(19)
Term Loan Facility	$	$		%
Delayed Draw Term Loan Facility	$	$		%
Revolving Credit Facility	$	$		%

[7.           Trade Date:                            ](20)

[8.           UK Tax Confirmation:       The Assignee confirms that the person beneficially entitled to interest payable to that Lender in respect of a Loan to the UK Borrower is either: (i) a company resident in the United Kingdom for United Kingdom tax purposes or (ii) a partnership each member of which is (1) a company resident in the United Kingdom; or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 19 of the CTA).](21)

Effective Date:                     , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signature Page Follows]

(19)         Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(20)         To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

(21)         Include if the Assignee is lending to the UK Borrower and such Assignee falls within clause (b) of the definition of “UK Qualifying Lender”.

2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] (22) Accepted:

ACUSHNET COMPANY,
as US Borrower

By:
Name:
Title:

[WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender and L/C Issuer

By:
Name:
Title: ](23)

(22)         To be included to the extent consent is required.

(23)         To be completed to the extent assignment is of a Revolving Credit Commitment or consent is otherwise required.

3

ANNEX 1 to
Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1          Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 5.05 or delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit H to the Credit Agreement, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 10.15 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

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3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

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EXHIBIT F

Form of Guaranty and Security Agreement

[See Attached.]

1

GUARANTY AND SECURITY AGREEMENT

dated as of [ • ], 2016

by and among

ACUSHNET HOLDINGS CORP.,
as Holdings

and

ACUSHNET COMPANY,
as US Borrower

and certain of its Subsidiaries

in favor of

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

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i

ii

Schedules

Schedule 1	–	Commercial Tort Claims
Schedule 2	–	Pledged Equity Interests
Schedule 3	–	Pledged Debt Securities and Pledged Debt Instruments
Schedule 4	–	State of Organization; Organizational Identification Number; Legal Name; Type of Organization
Schedule 5	–	Names; Trade Names; Merger Partners
Schedule 6	–	Chief Executive Office; Mailing Addresses; Locations of Collateral and Books and Records
Schedule 7	–	Letters of Credit
Schedule 8	–	Material Real Property
Schedule 9	–	Intellectual Property
Schedule 10	–	Financing Statements

Exhibits

Exhibit A	–	Copyright Security Agreement
Exhibit B	–	Patent Security Agreement
Exhibit C	–	Trademark Security Agreement
Exhibit D	–	Form of Guaranty and Security Agreement Supplement

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GUARANTY AND SECURITY AGREEMENT

THIS GUARANTY AND SECURITY AGREEMENT (this “Agreement”) dated as of [ • ], 2016, by and among ACUSHNET HOLDINGS CORP., a Delaware corporation (“Holdings”), ACUSHNET COMPANY, a Delaware corporation (the “US Borrower”) and each Subsidiary Guarantor (as defined in the Credit Agreement) signatory hereto (together with any other Subsidiary that executes a Guaranty and Security Agreement Supplement pursuant to Section 16 hereof), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”) for the benefit of the Secured Parties (as defined in the Credit Agreement).

W I T N E S S E T H:

WHEREAS, Holdings, the US Borrower, Acushnet Canada Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, the “Borrowers”), the Lenders from time to time party thereto (the “Lenders”) and the Administrative Agent are all party to that certain Credit Agreement dated as of April 27, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Lenders have agreed to establish certain credit facilities in favor of the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, Holdings and the Borrowers are members of an affiliated group of companies that includes the Subsidiary Guarantors (Holdings, the US Borrower and each Subsidiary Guarantor, each referred to herein, individually, as a “Grantor” and a “Guarantor” and, collectively, as the “Grantors” and the “Guarantors”);

WHEREAS, the Borrowers and the Grantors are engaged in related businesses and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, it is a condition precedent to the obligations of the Administrative Agent, the L/C Issuers (as defined in the Credit Agreement), the Swing Line Lender (as defined in the Credit Agreement), the Lenders and any Affiliate of a Lender to whom Secured Obligations are owed from time to time and certain other Secured Parties that each Grantor enter into this Agreement in favor of the Administrative Agent for the benefit of the Secured Parties; and

WHEREAS, each Grantor desires to execute this Agreement to satisfy the conditions described immediately above.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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SECTION 1.                Defined Terms.

(a)           The following terms, when used in this Agreement, shall have the following meanings:

“Agreement” shall have the meaning given to that term in the introductory paragraph hereof.

“Account Debtor” shall have the meaning ascribed to such term in the UCC.

“Accounts” shall mean, for any Person, all “accounts” (as defined in the UCC), now or hereafter owned or acquired by such Person or in which such Person now or hereafter has or acquires any rights and, in any event, shall mean and include (a) any and all receivables, including all accounts created by, or arising from, all of such Person’s sales, leases, rentals or other dispositions of Goods or renditions of services to its customers (whether or not they have been earned by performance), including those accounts arising from sales, leases, rentals or other dispositions of Goods or rendition of services made under any of the trade names, logos or styles of such Person, or through any division of such Person; (b) Instruments, Documents, Chattel Paper, Contracts, Contract Rights, acceptances, and tax refunds relating to any of the foregoing or arising therefrom; (c) unpaid seller’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to any of the foregoing or arising therefrom; (d) rights to any Goods relating to any of the foregoing or arising therefrom, including rights to returned, reclaimed or repossessed Goods; (e) reserves and credit balances relating to any of the foregoing or arising therefrom; (f) Supporting Obligations and Letter-of-Credit Rights relating to any of the foregoing or arising therefrom; (g) insurance policies or rights relating to any of the foregoing; (h) General Intangibles relating to any of the foregoing or arising therefrom, including all Payment Intangibles and other rights to payment and books and records and any electronic media and software relating thereto; (i) notes, deposits or property of Account Debtors relating to any of the foregoing or arising therefrom securing the obligations of any such Account Debtors to such Person; (j) Healthcare Insurance Receivables; and (k) cash and non-cash Proceeds of any and all the foregoing.

“Additional Pledged Collateral” shall mean any Pledged Collateral acquired by any Grantor after the date hereof and in which a Security Interest is granted pursuant to Section 3, including, to the extent a Security Interest is granted therein pursuant to such Section 3, (i) all additional Indebtedness from time to time owed to any Grantor by any obligor on the Pledged Debt Instruments and the Instruments evidencing such Indebtedness and (ii) all interest, cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing.

“Administrative Agent” shall have the meaning given to that term in the introductory paragraph hereof.

“Borrowers” shall have the meaning given to that term in the recitals hereto.

“Canadian Borrower” shall have the meaning given to that term in the recitals hereto.

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“Chattel Paper” shall mean all “chattel paper” (as defined in the UCC) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights, or other receipts of any Grantor, evidencing or representing rights or interest in such chattel paper.

“Collateral” shall mean, collectively, each Grantor’s right, title and interest in and to each of the following, whether now or hereafter existing or now owned or hereafter acquired or arising:

(i)                                     all Accounts (including all Receivables);

(ii)                                  all Chattel Paper (whether tangible or electronic);

(iii)                               all Contracts;

(iv)                              all Contract Rights;

(v)                                 all Deposit Accounts;

(vi)                              all Documents;

(vii)                           all Equipment;

(viii)                        all Fixtures;

(ix)                              all General Intangibles (including any Pledged Collateral);

(x)                                 all Instruments (including any Pledged Collateral);

(xi)                              all Intellectual Property;

(xii)                           all Inventory;

(xiii)                        all Investment Property (including any Pledged Collateral);

(xiv)                       all Pledged Collateral;

(xv)                          all Software;

(xvi)                       all Commercial Tort Claims set forth on Schedule 1 or otherwise disclosed in writing to the Administrative Agent pursuant to Section 6(c);

(xvii)                    all money, cash and cash equivalents;

(xviii)                 all Supporting Obligations and Letter-of-Credit Rights;

(xix)                       all other Goods and personal property, whether tangible or intangible and whether or not delivered, including such other

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                                                Goods and property (A) the sale or lease of which gives or purports to give rise to any Account or other Collateral, including all Inventory and other merchandise returned or rejected by or repossessed from customers or (B) securing any Account or other Collateral, including all rights as an unpaid vendor or lienor (including stoppage in transit, replevin and reclamation) with respect to such other Goods and personal property;

(xx)                          all substitutes and replacements for, accessories, attachment, and other additions to, any of the above and all products or masses into which any Goods are physically united such that their identity is lost;

(xxi)                       all books and records pertaining to any of the Collateral or any Account Debtor, or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof, including all correspondence, files (including credit files), Software, computer programs, printouts, tapes, discs and other computer materials and records;

(xxii)                    all policies and certificates of insurance relating to any of the foregoing, now owned or hereafter acquired, evidencing or pertaining to any and all items of Collateral; and

(xxiii)                 all products and Proceeds of all or any of the Collateral described above (including any claim to any item referred to in this definition, and any claim against any third party for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under, or unearned premiums with respect to, policies of insurance) in whatever form, including cash, Instruments, Chattel Paper, security agreements and other documents.

Notwithstanding the foregoing, “Collateral”, and each component definition thereof, shall not include (i) any Excluded Assets, (ii) the Equity Interests of any CFC or Foreign Subsidiary Holding Company to the extent such Equity Interests exceed 65% of the voting power of all classes of Equity Interests of such CFC or Foreign Subsidiary Holding Company entitled to vote or (iii) the Equity Interests of a Subsidiary of a CFC.  When the term “Collateral” is used without reference to a Grantor, then it shall be deemed to be a collective reference to the “Collateral” of all Grantors.

“Commercial Tort Claims” shall mean, as to any Person, all “commercial tort claims” as such term is used in the UCC in or under which such Person may now or hereafter have any right, title or interest.

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“Contract Rights” shall mean, as to any Person, all of such Person’s then owned or existing and future acquired or arising rights under Contracts not yet fully performed and not evidenced by an Instrument or Chattel Paper.

“Contracts” shall mean, as to any Person, all “contracts” as such term is used in the UCC, and, in any event shall mean and include all of such Person’s then owned or existing and future acquired or arising contracts, undertakings or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which such Person may now or hereafter have any right, title or interest, including any agreement relating to Inventory, the terms of payment or the terms of performance of any Account or any other Collateral.

“Copyright License” shall mean, as to any Person, any and all rights granted to or from such Person under any written license, contract or other agreement granting any right to use, copy, distribute, display, publicly perform, and/or create derivative works derived from any Copyright.

“Copyright Security Agreement” shall mean a Copyright Security Agreement, substantially in the form of Exhibit A hereto, executed and delivered by any Grantor granting a Security Interest in its Copyrights, as may be amended, modified or supplemented, from time to time, in accordance with its terms.

“Copyrights” shall mean, as to any Person, all of the following now owned or hereafter acquired by such Person or in which any Person now has or hereafter acquires any rights, priorities and privileges, including all rights to sue at law or in equity for any past, present, or future infringement or other impairment thereof, including the right to receive all Proceeds and damages therefrom, whether arising under United States, multinational or foreign laws or otherwise: (a) all copyrights (whether registered or unregistered), including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Credit Agreement” shall have the meaning given to that term in the recitals hereto.

“Deposit Accounts” shall mean, as to any Person, all “deposit accounts” (as defined in the UCC) now owned or hereafter acquired by such Person, or in which such Person has or acquires any rights, or other receipts, covering, evidencing or representing rights or interest in such deposit accounts, and, in any event, shall mean and include all of such Person’s demand, time, savings, passbook, money market or like depositor accounts and all certificates of deposit, maintained with a bank, savings and loan association, credit union or like organization (other than an account evidenced by a certificate of deposit that is an Instrument).

“Documents” shall mean, as to any Person, all “documents” (as defined in the UCC) now owned or hereafter acquired by such Person or in which such Person has or acquires any rights, or other receipts, covering, evidencing or representing Goods, and, in any event shall mean and include all of such Person’s certificates or documents of origin and of title, warehouse receipts and manufacturers statements of origin.

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“Equipment” shall mean, as to any Person, all “equipment” (as defined in the UCC) now owned or hereafter acquired by such Person and wherever located, and, in any event, shall mean and include all machinery, apparatus, equipment, furniture, furnishings, processing equipment, conveyors, machine tools, engineering processing equipment, manufacturing equipment, materials handling equipment, trade fixtures, trucks, tractors, rolling stock, fittings, trailers, forklifts, vehicles, computers and other electronic data processing, other office equipment of such Person, and all other tangible personal property (other than Inventory) of every kind and description used in such Person’s business operations or owned by such Person or in which such Person has an interest and any and all additions, substitutions and replacements of any of the foregoing, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, all fuel therefor and all manuals, drawings, instructions, warranties and rights with respect thereto.

“Fixtures” shall mean, as to any Person, all “fixtures” (as defined in the UCC) now owned or hereafter acquired by such Person or in which such Person has or acquires any rights, or other receipts, of such Person covering, evidencing or representing rights or interest in such fixtures.

“General Intangibles” shall mean, as to any Person, all “general intangibles” (as defined in the UCC) now owned or hereafter acquired by such Person or in which such Person has or acquires any rights and, in any event, shall mean and include all right, title and interest in or under all contracts, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in limited liability companies, partnerships, joint ventures and other business associations that do not otherwise constitute Investment Property, licenses, permits, inventions (whether or not patented or patentable), technical information, designs, knowledge, software, data bases, data, skill, expertise, experience, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), reversions and any rights thereto and any other amounts payable to such Person from any benefit plan, multiemployer plan or other employee benefit plan, uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments and rights of indemnification.

“Goods” shall mean, as to any Person, all “goods” (as defined in the UCC), now owned or hereafter acquired and, in any event, shall mean and include all of such Person’s then owned or existing and future acquired or arising movables, Fixtures, Equipment, Inventory and other tangible personal property.

“Grantor” and “Grantors” shall have the meaning given to each term in the recitals hereto and shall include their respective successors and assigns.

“Guarantor” and “Guarantors” shall have the meaning given to each term in the recitals hereto and shall include their respective successors and assigns.

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“Instruments” shall mean, as to any Person, all “instruments” (as defined in Article 9 of the UCC) now owned or hereafter acquired by such Person or in which such Person has or acquires any rights and, in any event, shall mean and include all promissory notes, all certificates of deposit and all letters of credit evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Accounts or other obligations owed to such Person.

“Intellectual Property” shall mean, as to any Person, all of the following now owned or hereafter acquired by such Person or in or under which such Person has or acquires any rights, priorities and privileges, including all rights to sue at law or in equity for any past, present, or future infringement or other impairment thereof, including the right to receive all Proceeds and damages therefrom, whether arising under United States, multinational or foreign laws or otherwise: (a) all Patents, Copyrights, Trademarks, trade secrets, know-how, and proprietary or confidential information; and (b) Patent Licenses, Trademark Licenses, Copyright Licenses and other licenses to use any of the items described in the preceding clause (a).

“Inventory” shall mean, as to any Person, all “inventory” (as defined in the UCC) now owned or hereafter acquired by such Person or in which such Person has or acquires any rights and, in any event, shall mean and include (i) inventory, merchandise, Goods and other personal property intended for sale or lease or for display or demonstration, (ii) work in process, (iii) raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of the foregoing or otherwise used or consumed in the conduct of business and (iv) Documents evidencing, and General Intangibles relating to, any of the foregoing.

“Investment Accounts” shall mean any and all “securities accounts” (as defined in the UCC), brokerage accounts and commodities accounts now owned or hereafter acquired by such Person, or in which such Person has or acquires any rights.

“Investment Property” shall mean, as to any Person, all “investment property” (as defined in the UCC) now owned or hereafter acquired by such Person or in which such Person has or acquires any rights and, in any event, shall mean and include (i) all “certificated securities”, “uncertificated securities”, “security entitlements”, “securities accounts”, “commodity contracts” and “commodity accounts” (as all such terms are defined in the UCC) of such Person (ii) any other securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (iii) all securities entitlements of such Person, including the rights of such Person to any Investment Accounts and the financial assets held by a financial intermediary in such accounts and any free credit balance or other money owing by any financial intermediary with respect to such accounts; (iv) all commodity contracts of such Person; and (v) all Investment Accounts of such Person.

“Issuers” shall mean the collective reference to each of the issuers of Pledged Equity Interests, including the Persons identified on Schedule 2 (as such schedule may be amended or supplemented from time to time), together with any successors to such Persons (including any successor contemplated by the Credit Agreement).

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“Lenders” shall have the meaning given to that term in the recitals hereto and shall include their respective successors and assigns.

“Letter-of-Credit Rights” shall mean, as to any Person, “letter-of-credit rights” (as defined in the UCC), now owned or hereafter acquired by such Person, and, in any event, shall mean and include rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance.

“License” shall mean, as to any Person, any Copyright License, Patent License or Trademark License granted to such Person or any other license of rights or interests in Intellectual Property granted to such Person.

“Material Intellectual Property” shall mean any Intellectual Property owned by or licensed to a Grantor and material to the conduct of the business or the operations of the US Borrower and its Subsidiaries, taken as a whole.

“Obligee Guarantor” shall have the meaning given to that term in Section 2(f) hereof.

“Patent License” shall mean, as to any Person, any and all rights granted to or from such Person under any written license, contract or other agreement granting any right under or with respect to any Patent.

“Patent Security Agreement” shall mean a Patent Security Agreement, substantially in the form of the Exhibit B hereto, executed and delivered by any Grantor granting a Security Interest in any of its Patents, as may be amended, modified or supplemented, from time to time, in accordance with its terms.

“Patents” shall mean, as to any Person, all of the following now owned or hereafter acquired by such Person or in which such Person has or acquires any rights, priorities and privileges, including all rights to sue at law or in equity for any past, present or future infringement or other impairment thereof, including the right to receive all Proceeds and damages therefrom, whether arising under United States, multinational or foreign laws or otherwise: (a) all letters patent of the United States, and any other country or any political subdivision thereof, all registrations, issuances and recordings thereof, and all applications for letters patent in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country; and (b) all reissues, continuations, continuations-in-part and extensions thereof.

“Permitted Lien” shall mean any Lien created hereunder or otherwise permitted in accordance with Section 7.01 of the Credit Agreement.

“Pledged Collateral” shall mean, collectively, Pledged Debt Instruments, Pledged Equity Interests, Pledged Debt Securities, all Chattel Paper, certificates or other instruments representing any of the foregoing, all Security Entitlements of any Grantor in respect of any of the foregoing, and any Proceeds thereof.  Pledged Collateral may be Chattel Paper, General Intangibles, Instruments or Investment Property.

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“Pledged Debt Instruments” shall mean all right, title and interest of any Pledgor in Instruments evidencing any Indebtedness owed to such Pledgor, including all Indebtedness described on Schedule 3 (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein.

“Pledged Debt Securities” shall mean all debt securities (other than Pledged Debt Instruments) now owned or hereafter acquired by any Grantor, including the debt securities listed on Schedule 3, together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any Person that may be issued or granted to, or held by, any Grantor.

“Pledged Equity Interests” shall mean, with respect to any Pledgor, all Equity Interests in any corporation, limited liability company, general partnership, limited partnership, limited liability partnership or other partnership, including all Equity Interests listed on Schedule 2 as held by such Pledgor (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such interests and any interest of such Pledgor on the books and records of such corporation, partnership or limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests.

“Pledgor” shall mean the US Borrower and each other Grantor to the extent it owns or holds any of the Pledged Collateral.

“Proceeds” shall mean all proceeds (including proceeds of proceeds) of any of the Collateral including all: (i) rights, benefits, distributions, premiums, profits, dividends, interest, cash, Instruments, Documents, Accounts, Contract Rights, Inventory, Equipment, General Intangibles, Payment Intangibles, Deposit Accounts, Chattel Paper, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for, or as a replacement of or a substitution for, any of the Collateral, or proceeds thereof; (ii) “proceeds,” as such term is defined in Section 9-102(a)(64) of the UCC; (iii) proceeds of any insurance, indemnity, warranty, or guaranty (including guaranties of delivery) payable from time to time with respect to any of the Collateral, or proceeds thereof; and (iv) payments (in any form whatsoever) made or due and payable to a Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral, or proceeds thereof.

“Receivable” shall mean any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Account).

“Security Interests” shall mean the security interests granted to the Administrative Agent for the benefit of the Secured Parties pursuant to Section 3 as well as all other security interests created or assigned as additional security for the Secured Obligations pursuant to the provisions of this Agreement.

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“Software” shall mean, as to any Person, all “software” (as defined in the UCC), now owned or hereafter acquired by such Person, including all computer programs and all related documentation provided in connection with a transaction related to any program.

“Supporting Obligations” shall mean, as to any Person, all “supporting obligations” (as defined in the UCC), now owned or hereafter acquired by such Person, and, in any event, shall mean and include letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, Investment Property and all of such Person’s mortgages, deeds to secure debt and deeds of trust on real or personal property, guaranties, leases, security agreements, and other agreements and property which secure or relate to any collateral, or are acquired for the purpose of securing and enforcing any item thereof.

“Trademark License” shall mean, as to any Person, any and all rights granted to or from such Person under any written license, contract or other agreement granting any right to use any Trademark.

“Trademarks” shall mean, as to any Person, all of the following, now owned or hereafter acquired by such Person or in which such Person has or acquires any such rights, priorities and privileges, including all rights to sue at law or in equity for any past, present or future infringement or other impairment thereof, including the right to receive all Proceeds and damages therefrom, whether arising under United States, multinational or foreign laws or otherwise: (i) all trademarks, service marks, trade names, service names, trade dress, logos, internet domain names, and other source or business identifiers (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof or any other country or any political subdivision thereof, (ii) all reissues, extensions or renewals thereof and (iii) all goodwill associated with or symbolized by any of the foregoing.

“Trademark Security Agreement” shall mean a Trademark Security Agreement, substantially in the form of the Exhibit C hereto, executed and delivered by any Grantor granting a Security Interest in any of its Trademarks, as may be amended, modified or supplemented, from time to time, in accordance with its terms.

“UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“UK Borrower” shall have the meaning given to that term in the recitals hereto.

“US Borrower” shall have the meaning given to that term in the introductory paragraph hereof.

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(b)           Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the respective meanings given to them in the Credit Agreement.

(c)           In addition, terms used herein without definition that are defined in the UCC have the respective meanings given to them in the UCC and if defined in more than one article of the UCC, such terms shall have the meaning given to them in Article 9 of the UCC.

(d)           In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”  The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in this Agreement.  Unless otherwise noted, references herein to an Annex, Schedule, Section, subsection or clause refer to the appropriate Annex or Schedule to, or Section, subsection or clause of this Agreement.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  Where the context requires, provisions relating to any Collateral, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or any relevant part thereof.  Any reference in this Agreement to a Loan Document shall include all appendices, exhibits and schedules thereto, and, unless specifically stated otherwise all amendments, restatements, supplements or other modifications thereto, and as the same may be in effect at any time such reference becomes operative.  As used herein, the words “include”, “includes” and “including” are not limiting shall be deemed to be followed by the phrase “without limitation”, except when used in the computation of time periods.

SECTION 2.                Guaranty.

(a)           General.

(i)            Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties, the full, prompt and complete payment and performance by the Borrowers and the Guarantors when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.

(ii)           Each of the Guarantors hereby agrees, jointly and severally, in furtherance of the foregoing and not in limitation of any other right which the Secured Parties hereunder may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower or any Guarantor to pay any of the Secured Obligations when and as the same shall become due and payable (whether at the stated maturity, by acceleration or otherwise), the Guarantors will pay or cause to be paid, in immediately available funds, to the Administrative Agent, for the ratable benefit of the Secured Parties, an amount equal to the sum of the unpaid principal amount of all Secured Obligations guaranteed by them then due as aforesaid, accrued and unpaid interest, fees and

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commissions on such Secured Obligations (including interest, fees and commissions which, but for any Borrower or Guarantor becoming the subject of a case under the Bankruptcy Code, would have accrued on such Secured Obligations, whether or not a claim is allowed against such Borrower or Guarantor for such interest, fees and commissions in the related bankruptcy case) and all other Secured Obligations then owed to the Secured Parties as aforesaid, without set-off or counterclaim and paid to the Administrative Agent, for the ratable benefit of the Secured Parties, at the Administrative Agent’s Office.  Each of the Guarantors hereby agrees that any payment made pursuant to this Agreement shall be subject to the benefits and protections of Section 3.01 of the Credit Agreement.

(iii)          Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Guarantor by applicable law, including applicable federal and state laws relating to the insolvency of debtors.

(iv)          Each Guarantor agrees that the Secured Obligations may, at any time and from time to time, exceed the amount of the liability of such Guarantor hereunder without impairing the guaranty contained in this Section 2 or affecting the rights and remedies of the Secured Parties hereunder.

(v)           The guaranty contained in this Section 2 shall remain in full force and effect until the Termination Date, notwithstanding that, from time to time, during the term of the Credit Agreement, any of the Borrowers or Guarantors may be free from any Secured Obligations.  Each Guarantor hereby irrevocably waives any right to revoke this guaranty as to future transactions giving rise to any Secured Obligations.

(vi)          No payment made by any of the Borrowers, any of the Guarantors or any other Person or received or collected by the Administrative Agent, for the benefit of the Secured Parties, from any of the Borrowers, any of the Guarantors, or any other Person by virtue of any suit, action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of any of the Secured Obligations, shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Secured Obligations or any payment received or collected from such Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations guaranteed by it hereunder up to the maximum liability of such Guarantor hereunder until the Termination Date, notwithstanding that, from time to time, during the term of the Credit Agreement, any of the Borrowers or Guarantors may be free from any Secured Obligations.

(b)           Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2(c).  The provisions of this Section 2(b) shall in no respect limit the obligations and liabilities of any Guarantor to the Secured Parties, and each Guarantor shall remain liable to the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

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(c)           No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Secured Parties, each Guarantor agrees, until the Termination Date, not to exercise each and every claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with the guaranty under this Section 2 or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor with respect to the Secured Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any Borrower or any other Guarantor and (c) any benefit of, and any right to participate in, any collateral security now or hereafter held by the Administrative Agent or any Secured Party and each Guarantor agrees not to seek any contribution from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until the Termination Date.  Each Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason or to result in a liability of such Guarantor that exceeds the amount that can be guaranteed by such Guarantor by applicable law, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or any other Guarantor or against any collateral security, and any rights of contribution such Guarantor may have against any such Borrower or other Guarantor, shall be junior and subordinate to any rights any Secured Party may have against any Borrower, to all right, title and interest any Secured Party may have in any such collateral security, and to any right any Secured Party may have against such other Guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time prior to the Termination Date, such amount shall be held in trust for the Administrative Agent on behalf of the other Secured Parties and shall forthwith be paid over to the Administrative Agent, for the ratable benefit of the Secured Parties, to be credited and applied against the Secured Obligations, whether matured or unmatured, in accordance with the terms hereof and the Credit Agreement.

(d)           Waivers by the Guarantors.  Each Guarantor waives, to the maximum extent permitted by applicable law: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against any of the Borrowers, any of the Guarantors, any other guarantor or any other Person, (ii) proceed against or exhaust any collateral security held from any of the Borrowers, any of the other Guarantors or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of any of the Borrowers or any other Person or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor, including any defense based on or arising out of the lack of validity or the unenforceability of the Credit Agreement or any other Loan Document, any of the Secured

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Obligations or any agreement or instrument relating thereto or any other collateral security therefor or guaranty or right of offset with respect thereto, at any time or from time to time, held by any Secured Party or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than indefeasible payment in full of the Secured Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Secured Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default or nonpayment pursuant to any Loan Document or any agreement or instrument related thereto, notices of any creation, renewal, extension, accrual or modification of the Secured Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 2(e) and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

(e)           Guaranty Absolute and Unconditional.  Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of or proof of reliance by any Secured Party upon the guaranty contained in this Section 2 or acceptance of the guaranty contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained in this Section 2; and all dealings between any of the Borrowers and any of the Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this Section 2.  Each Guarantor understands and agrees, to the extent permitted by applicable law, that the guaranty contained in this Section 2 shall be construed as a continuing, absolute, irrevocable, independent and unconditional guaranty of payment when due and not of collectability.  Each Guarantor agrees the guaranty contained in this Section 2 is a primary obligation of each Guarantor and not merely a contract of surety.  Each Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses (other than any suit for breach of a contractual provision of any of the Loan Documents) that it may have arising out of or in connection with any and all of the following: (i) any change in the time, place, manner or place of payment of, and any amendment, waiver, modification of, or increase in, the Secured Obligations, (ii) any exchange, taking, or release of Collateral or any exercise of any remedies with respect to any Collateral, (iii) any change in the structure or existence of any Borrower or Guarantor, (iv) any application of Collateral to any of the Secured Obligations or (v) any other circumstance whatsoever (other than indefeasible payment in full of the Secured Obligations guaranteed by it hereunder) (with or without notice to or knowledge of any Borrower or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower or Guarantor for the Secured Obligations, or of such Guarantor under the guaranty contained in this Section 2, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any of the Secured Parties may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and

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remedies as it may have against any Borrower, any Guarantor or any other Person or against any collateral security or guaranty for the Secured Obligations guaranteed by such Guarantor hereunder or any right of offset with respect thereto, and any failure by any of the Secured Parties to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any Guarantor or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of any Borrower, any Guarantor or any other Person or any such collateral security, guaranty or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(f)            Subordination of Other Obligations.  Any indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Secured Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall, upon written notice to the US Borrower from the Administrative Agent (which notice need not be given during the occurrence of a bankruptcy or similar event with respect to any Borrower), be held in trust for the Administrative Agent, on behalf of the Secured Parties, and shall forthwith be paid over to Administrative Agent, for the benefit of the Secured Parties, to be credited and applied against the Secured Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

(g)           Authority of the Guarantors or the Borrowers.  It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

(h)           Financial Condition of the Borrowers and Guarantors.  Any Loan may be made to any Borrower or continued from time to time, any Letter of Credit may be issued for the account of the US Borrower and its Restricted Subsidiaries and any Swap Contract or Cash Management Obligation may be entered into from time to time by the US Borrower or any Subsidiary Guarantor, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of such Borrower or Subsidiary Guarantor at the time of any such Loan or continuation or at the time such Swap Contract or Cash Management Obligation is entered into, as the case may be.  No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower or Guarantor.  Each Guarantor has adequate means to obtain information from each Borrower and Guarantor on a continuing basis concerning the financial condition of each Borrower and Guarantor and its ability to perform its obligations under the Loan Documents, the Swap Contracts and the Cash Management Obligations, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Borrower and Guarantor and of all circumstances bearing upon the risk of nonpayment of the Secured Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower or Guarantor now known or hereafter known by any Secured Party.

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(i)            Bankruptcy, etc.

(i)            The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any Guarantor or by any defense which any Borrower or any Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(ii)           Each Guarantor acknowledges and agrees that any interest on any portion of the Secured Obligations which accrues after the commencement of any case or proceeding referred to in Section 2(a) (or, if interest or fees on any portion of the Secured Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest or fees as would have accrued on such portion of the Secured Obligations if such case or proceeding had not been commenced) shall be included in the Secured Obligations because it is the intention of the Guarantors and the Secured Parties that the Secured Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Secured Obligations.

(iii)          In the event that all or any portion of the Secured Obligations are paid by any Borrower or any Guarantor, the obligations of the other Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Secured Obligations for all purposes hereunder.

(j)            Keepwell.  Each Qualified ECP Guarantor (as defined below) hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Guarantor to honor all of its obligations under the guaranty in this Section 2 and the other Loan Documents in respect of Swap Obligations; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2, or otherwise under the Credit Agreement or any other Loan Document, voidable under Debtor Relief Laws and not for any greater amount.  Subject to Sections 17 and 18, the obligations of each Qualified ECP Guarantor under this Section 2 shall remain in full force and effect until the Termination Date.  Each Qualified ECP Guarantor intends that this Section 2(j) constitute, and this Section 2(j) shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.  For purposes of this Section 2(j), “Qualified ECP Guarantor” means, in respect of any Swap Obligation, the US Borrower and each other Guarantor, in each case, that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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SECTION 3.                The Security Interests.

(a)           As security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of its Secured Obligations, each Grantor does hereby mortgage, pledge, assign and convey unto the Administrative Agent, for the benefit of the Secured Parties, and does hereby grant to the Administrative Agent, for the benefit of the Secured Parties, a continuing Lien on and Security Interest in all of the right, title and interest of such Grantor in, to and under all of the Collateral (and all rights therein) whether now existing or hereafter, from time to time, created or acquired.

(b)           The Security Interests of the Administrative Agent under this Agreement extend to all Collateral that any Grantor may acquire, at any time, during the continuation of this Agreement.

SECTION 4.                Grantors Remain Obligated.  Notwithstanding any other provision of this Agreement to the contrary, (a) neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any contract or other agreement included as part of the Collateral, by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Secured Party of any payment relating thereto, (b) the exercise by the Administrative Agent of any rights under this Agreement or otherwise in respect of the Collateral shall not release any Grantor from its obligations under any contract or other agreement included as part of the Collateral and (c) neither the Administrative Agent nor any Secured Party shall be obligated to take any of the following actions with respect to any contract or other agreement included as part of the Collateral: (i) perform any obligation of any Grantor, (ii) make any payment, (iii) make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party, (iv) present or file any claim or (v) take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

SECTION 5.                Representations and Warranties.

(a)           Representations and Warranties of Each Guarantor.  Each Guarantor hereby represents and warrants to each Secured Party that the representations and warranties set forth in Article V of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which representation and warranty is hereby incorporated herein by reference, are true and correct in all material respects (and in all respects if qualified by materiality) as of the date hereof and as of any other date required under Section 4.02 of the Credit Agreement, except for any such representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects (and in all respects if qualified by materiality) as of the respective date or for the respective period, as the case may be, and the Administrative Agent and each Secured Party shall be entitled to rely on each such representation and warranty as if fully set forth herein; provided, that each reference in each such representation and warranty to any Borrower’s knowledge shall, for the purposes of this Section 5(a), be deemed to be a reference to such Guarantor’s knowledge.

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(b)           Representations and Warranties of Each Grantor.  Each Grantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, as follows:

(i)            Such Grantor has good and marketable title to all of its Collateral, free and clear of any Liens other than Permitted Liens, and has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder.

(ii)           Except in relation to Collateral held in Deposit Accounts and Investment Accounts, as of the date hereof, none of the Collateral is in the possession of a Person (other than any Grantor and except for any Collateral in physical possession of the Administrative Agent or its designee, in transit, out for repair in the ordinary course of business or in possession of a third party pursuant to a lease, sub-lease, license or sub-license of real property for office space to the extent set forth in such agreement) asserting any claim thereto or Lien thereon (other than Permitted Liens).

(iii)          All Inventory and Equipment are insured in accordance with the requirements set forth in Section 6.07 of the Credit Agreement.

(iv)          On the date hereof, no amount payable to such Grantor in excess of $1,000,000 under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent.

(v)           Schedule 4 correctly sets forth, as of the date hereof, each Grantor’s state of organization, organizational identification number, correct legal name and type of organization as indicated on the public record of such Grantor’s jurisdiction of organization.

(vi)          Schedule 5 correctly sets forth, as of the date hereof, (A) all names and trade names that each Grantor has used within the last five (5) years, (B) the names of all Persons that have merged into or been acquired by such Grantor and any changes in the jurisdiction of organization or incorporation or corporate structure (e.g. merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) of each Grantor, the date of such change and a description of such change and (C) any changes of the chief executive office of each Grantor, in each case within the last five (5) years.

(vii)         Schedule 6 correctly sets forth, as of the date hereof, (A) each Grantor’s chief executive office, (B) the locations in the United States of America where books or records relating to the Collateral are maintained, (C) all other locations in the Unites States of America where tangible assets of each Grantor in excess of $2,500,000 are located, including Inventory and Equipment, and (D) each Grantor’s mailing address (if different from the chief executive office).

(viii)        Schedule 7 correctly sets forth, as of the date hereof, all letters of credit in excess of $1,000,000 under which any Grantor is a beneficiary.

(ix)          Schedule 1 correctly sets forth, as of the date hereof, all Commercial Tort Claims in excess of $1,000,000 owned by any Grantor.

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(x)           Schedule 8 correctly sets forth all Material Real Property of each Grantor as of the Closing Date.

(xi)          Schedule 9 correctly sets forth, as of the date hereof, all United States Intellectual Property registrations and applications of such Grantor made with any United States federal Governmental Authority and all Licenses under which a Grantor is an exclusive licensee of United States registered or applied for Intellectual Property, in each case, that constitutes Material Intellectual Property.

(xii)         Upon the (i) proper filing of the financing statements set forth on Schedule 10 in the Office of the Secretary of State of the State of Delaware, the security interest in favor of the Administrative Agent in each Grantor’s rights in that portion of the Collateral in which a valid security interest may be created under Article 9 of the UCC described in such financing statements will be perfected to the extent a security interest in such Collateral can be perfected under the UCC by the filing of a financing statement in that office, and (ii) making appropriate filings with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, such security interest in the Copyrights, Trademarks and Patents registered in the United States for which UCC filings are insufficient will be perfected.

(c)           Representations and Warranties of Each Pledgor.  To induce the Administrative Agent and the Secured Parties to enter into the Credit Agreement and to induce the Secured Parties to extend credit in the nature of the Secured Obligations, each Pledgor hereby represents and warrants to the Administrative Agent and each other Secured Party and agrees that:

(i)            Schedule 2 sets forth, as of the date hereof, (a) all of the Pledged Equity Interests owned by any Pledgor, (b) the Issuer of such Pledged Equity Interest, (c) the percentage of the total amount of Equity Interests such Pledged Equity Interests represent and (d) the percentage of the total amount of Equity Interests of such Pledged Equity Interest that are pledged hereunder; provided, however, in the case of Equity Interests of a CFC or a Foreign Subsidiary Holding Company, such percentage specified on Schedule 2 shall not, solely with respect to voting Equity Interests, exceed 65% of the voting power of all classes of Equity Interests of such CFC or Foreign Subsidiary Holding Company entitled to vote.

(ii)           Except as set forth on Schedule 2, each Pledgor has not acquired any Equity Interests of another entity or substantially all the assets of another entity, within the five (5) years preceding the date hereof.

(iii)          All the Pledged Equity Interests pledged by such Pledgor hereunder have been duly authorized and validly issued and, to the extent applicable, are fully paid and non-assessable.

(iv)          Such Pledgor is the record and beneficial owner of, and has good title to, the Pledged Collateral pledged by it hereunder, free of any and all Liens in favor

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of any other Person, except the Security Interest created by this Agreement or Permitted Liens.

(v)           All Pledged Collateral and, if applicable, any Additional Pledged Collateral, consisting of Certificated Securities or Instruments have been delivered to the Administrative Agent to the extent required by Section 6 hereof.

(vi)          Schedule 3 sets forth, as of the date hereof, under the heading “Pledged Debt Instruments” and “Pledged Debt Securities”, respectively, all of the Pledged Debt Instruments and Pledged Debt Securities in excess of $1,000,000 owned by any Pledgor.

(vii)         None of the Pledged Equity Interests is or represents interests in Issuers that have opted to be treated as “securities” under Article 8 of the Uniform Commercial Code of any jurisdiction, unless a certificate representing such Pledged Equity Interest and undated transfer power covering such certificate has been delivered hereunder in accordance with Sections 6(e)(i) and 6(e)(ii).

SECTION 6.                Further Assurances; Covenants.

(a)           General.

(i)            Each Grantor hereby authorizes the Administrative Agent, its counsel or its representatives, at any time and from time to time, to file financing statements and amendments or continuation statements that describe the collateral covered by such financing statements as “all assets of Debtor”, “all personal property of Debtor” or words of similar effect, in such jurisdictions as the Administrative Agent may deem necessary or desirable in order to perfect the Security Interests granted by such Grantor under this Agreement and enable the Administrative Agent to exercise and enforce its rights and remedies hereunder in respect of the Collateral.  Each Grantor will, from time to time, at its expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any filings with the United States Patent and Trademark Office or the United States Copyright Office, Copyright or Patent filings and any filings of financing or continuation statements under the UCC) that, from time to time, may be necessary, or that the Administrative Agent may reasonably request, in order to create, preserve, perfect, confirm or validate the Security Interests or to enable the Administrative Agent to obtain the full benefits of this Agreement, or to enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies hereunder with respect to any of its Collateral; provided, however, that (i) no actions or filings shall be required to be taken to perfect or prioritize any Security Interest in Excluded Perfection Assets (except, for the avoidance of doubt, to the extent perfection of the security interest in such assets occurs automatically or may be accomplished solely by the filing of an “all assets” Uniform Commercial Code financing statement), (ii) no Grantor shall be required to complete any filings or other action with respect to the perfection of the Security Interests created hereby in any jurisdiction outside of the United States and (iii) in no event shall any Grantor be required to execute any control or similar agreement.  Each Grantor shall

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pay the actual costs of, or incidental to, any recording or filing of any financing statements, financing statement amendments, continuation statements, Trademark Security Agreements, Patent Security Agreements or Copyright Security Agreements concerning the Collateral.

(ii)           At any time when an Event of Default has occurred and is continuing, upon request to the US Borrower of the Administrative Agent (which request need not be given during the occurrence of a bankruptcy or similar event relating to any Borrower), no Grantor shall permit its tangible assets, including such Grantor’s Inventory and Equipment, to be in the possession of any other Person (except for Inventory or Equipment in possession of the Administrative Agent, in transit, out for repair in the ordinary course of business or in possession of a third party pursuant to a lease, sub-lease, license or sub-license of real property for office space to the extent set forth in such agreement) unless pursuant to an agreement in form and substance satisfactory to the Administrative Agent and (A) such Person has acknowledged that (1) it holds possession of such Inventory, Equipment or other tangible assets, as the case may be, for the Administrative Agent’s benefit, subject to the Administrative Agent’s instructions and (2) such Person does not have a Lien on such Inventory, Equipment or other tangible assets, other than a Permitted Lien, (B) such Person agrees not to hold such Inventory, Equipment or other tangible assets on behalf of any other Person and (C) upon request by the Administrative Agent, such Person agrees to issue and deliver to the Administrative Agent, warehouse receipts, bills of lading or any similar documents relating to such Collateral in the Administrative Agent’s name and in form and substance acceptable to the Administrative Agent.

(iii)          Each Grantor will, promptly upon the reasonable request of the Administrative Agent, provide to the Administrative Agent all information and evidence the Administrative Agent may reasonably request concerning the Collateral, to enable the Administrative Agent to enforce the provisions of this Agreement.

(iv)          Subject to the limitations set forth in Section 6(a)(i), each Grantor shall promptly take all actions necessary or reasonably requested by the Administrative Agent in order to maintain the perfected status and priority of the Security Interests, in each case subject to Permitted Liens.

(v)           Unless authorized by the Administrative Agent in writing, no Grantor shall file any amendment to, or termination of, a financing statement naming any Grantor as debtor and the Administrative Agent as secured party, or any correction statement with respect thereto, in any jurisdiction until the Termination Date.

(vi)          Each Grantor shall defend its title, and use commercially reasonable efforts to defend its interest in and to, and the Security Interests in, the Collateral against the claims and demands of all Persons (other than Permitted Liens and the holders thereof).

(b)           Intellectual Property.  Each Grantor shall notify the Administrative Agent, no later than the time when the delivery of the Compliance Certificate pursuant to

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Section 6.02(a) of the Credit Agreement is required, of each of the following, to the extent any of the following has occurred within the reporting period covered by such financial information: (i) any Grantor’s creation or acquisition after the date of this Agreement of any Material Intellectual Property registrations and applications made with any United States federal Governmental Authority and (ii) any Grantor’s obtaining knowledge that any application or registration made with any United States federal Governmental Authority relating to any Material Intellectual Property owned by any Grantor has or is reasonably likely to become abandoned or dedicated to the public domain, or subject to any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Copyright Office, the United States Patent and Trademark Office or any court, but not including routine office actions issued in the normal course of prosecution) regarding such Grantor’s ownership of any Material Intellectual Property, its right to register the same, or to keep and maintain the same.

(c)           Commercial Tort Claims.  If any Grantor shall, at any time, acquire a Commercial Tort Claim, other than those listed on Schedule 1 attached hereto or with a claim for damages that could reasonably be expected to be less than $1,000,000, such Grantor shall promptly (and in any event no later than the time when delivery of the Compliance Certificate pursuant to Section 6.02(a) of the Credit Agreement is required following such acquisition or promptly following such acquisition during an Event of Default) notify the Administrative Agent thereof in writing, providing a reasonable description and summary thereof, and if requested shall execute a supplement to this Agreement granting a Security Interest in such Commercial Tort Claim to the Administrative Agent.

(d)           Covenants of Each Grantor.  Each Grantor (other than the US Borrower) covenants and agrees with the Secured Parties that such Grantor shall observe, comply with, and perform each of the covenants set forth in Articles VI and VII of the Credit Agreement applicable to such Grantor.  Without limiting the foregoing, to the extent the US Borrower has agreed to cause any Grantor to perform or observe any of the covenants set forth in Articles VI and VII of the Credit Agreement, such covenants shall be applicable to such Grantor.

(e)           Covenants of Each Pledgor.  Each Pledgor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement, until the Termination Date:

(i)            If such Pledgor shall, as a result of its ownership of its Pledged Equity Interests, become entitled to receive or shall receive any Certificated Security (including any Certificated Security representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Pledged Equity Interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any ownership interests of the Pledged Equity Interests, or otherwise in respect thereof, such Pledgor shall accept the same as the agent of the Administrative Agent, hold the same in trust for the Administrative Agent and promptly (and in any event no later than the time when delivery of the Compliance Certificate pursuant to Section 6.02(a) of the Credit Agreement is required following such acquisition, or promptly following such acquisition during an Event of Default)

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deliver the same forthwith to the Administrative Agent in the exact form received, duly endorsed by such Pledgor to the Administrative Agent, if required, together with an undated transfer power covering such certificate duly executed in blank by such Grantor, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations; provided, that, pursuant to this Agreement, in no event shall there be pledged, nor shall any Pledgor be required to pledge, (i) solely with respect to voting Equity Interests, more than 65% of the voting power of all classes of such Equity Interests of any CFC or Foreign Subsidiary Holding Company entitled to vote, (ii) the Equity Interests of a Subsidiary of a CFC or (iii) Equity Interests constituting Excluded Assets.

(ii)           Such Pledgor shall, except as otherwise required under Section 6(e)(i), promptly (and in any event no later than the time when delivery of the Compliance Certificate pursuant to Section 6.02(a) of the Credit Agreement is required following the acquisition thereof, or promptly following such acquisition during an Event of Default) deliver to the Administrative Agent, all certificates and Instruments representing or evidencing any Pledged Collateral (in excess of $1,000,000 in the case of Pledged Debt Instruments, Pledged Debt Securities or Chattel Paper) (including Additional Pledged Collateral (in excess of $1,000,000 in the case of Pledged Debt Instruments, Pledged Debt Securities or Chattel Paper)), whether now existing or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Pledgor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent.  While an Event of Default exists, the Administrative Agent shall have the right, at any time, in its discretion and without notice to any Pledgor, (A) to transfer to or to register in its name or in the name of its nominees any Pledged Collateral and (B) to exchange any certificate or instrument representing or evidencing any Pledged Collateral for certificates or instruments of smaller or larger denominations.  Except as expressly permitted by the Credit Agreement, such Grantor shall not grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any Investment Property to any Person other than the Administrative Agent.

(iii)          If any amount in excess of $1,000,000 payable under or in connection with any Collateral owned by such Pledgor shall be or become evidenced by an Instrument, such Pledgor shall promptly deliver (and in any event no later than the time when delivery of the Compliance Certificate pursuant to Section 6.02(a) of the Credit Agreement is required following the acquisition thereof, or promptly following such acquisition during an Event of Default) such Instrument to the Administrative Agent, duly executed in a manner reasonably satisfactory to the Administrative Agent, or, if consented to by the Administrative Agent, shall mark all such Instruments with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Wells Fargo Bank, National Association, as Administrative Agent, and any purchase or other transfer of this interest is a violation of the rights of Wells Fargo Bank, National Association, as Administrative Agent.”

(iv)          Such Pledgor shall maintain the Security Interest in such Pledgor’s Pledged Collateral as a perfected, first priority security interest (subject only to Permitted

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Liens) and shall defend such Security Interest against the claims and demands of all Persons whomsoever (other than Permitted Liens and the holders thereof).  Subject to the limitations set forth in Section 6(a)(i), at any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Pledgor, such Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Pledgor.

(v)           If any of the Collateral is or shall become evidenced or represented by an Uncertificated Security, such Pledgor shall use commercially reasonable efforts to cause the Issuer thereof either (i) to register the Administrative Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Pledgor and the Administrative Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Administrative Agent without further consent of such Pledgor, such agreement to be in form and substance reasonably satisfactory to the Administrative Agent.

(vi)          To the extent that the Organization Documents of any limited liability company or limited partnership that has issued any Pledged Equity Interests provide that the Equity Interests in such limited liability company or such limited partnership shall be a “security” as defined under Article 8 of the UCC such limited liability company or limited partnership shall certificate such Equity Interests and the applicable Grantor shall comply with Sections 6(e)(i) and 6(e)(ii) with respect thereto.

(vii)         Such Pledgor consents to the transfer of any partnership interest and any limited liability company interest constituting Pledged Equity Interests to the Administrative Agent or its nominee or transferee during the continuance of an Event of Default and to the substitution of the Administrative Agent or its nominee or transferee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto, in each case, subject to the terms of the applicable operating agreements or partnership agreements.

SECTION 7.                Insurance, Reporting and Recordkeeping.  Each Grantor covenants and agrees with the Administrative Agent that, from and after the date of this Agreement and until the termination of this Agreement pursuant to Section 17(a):

(a)           Insurance.  Except to the extent prohibited by applicable law, each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent), so long as any Event of Default shall have occurred and be continuing, as such Grantor’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Grantor on any check or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance.  The Administrative Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.  This appointment is coupled with an interest and is irrevocable.

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(b)           Maintenance of Records Generally.  Each Grantor shall keep and maintain, at its own cost and expense, records of its Collateral, complete in all material respects, including a record of all payments received and all credits granted with respect to the Collateral and all other dealings with its Collateral.   All the Chattel Paper of each Grantor will be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Wells Fargo Bank, National Association, as Administrative Agent” or words of similar effect.  For the Administrative Agent’s further security, each Grantor agrees that, upon the occurrence of and during the continuation of any Event of Default, such Grantor shall deliver and turn over full and complete copies of any such books and records to the Administrative Agent or to its representatives, at any time, on demand of the Administrative Agent.

SECTION 8.                General Authority.  Each Grantor hereby irrevocably appoints the Administrative Agent its true and lawful attorney-in-fact, with full power of substitution, in the name of such Grantor, the Administrative Agent or otherwise, for the sole use and benefit of the Administrative Agent on its behalf and on behalf of the Secured Parties, but at such Grantor’s expense, to exercise, at any time, all or any of the following powers:

(i)            to file the financing statements, financing statement amendments and continuation statements referred to in Section 6(a)(i);

(ii)           to endorse any checks or other instruments or orders in connection therewith;

(iii)          to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due with respect to any Collateral or by virtue thereof;

(iv)          to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or appropriate to accomplish the purposes of this Agreement;

(v)           to settle, compromise, compound, prosecute or defend any action or proceeding with respect to any Collateral;

(vi)          to sell, transfer, assign or otherwise deal in or with the Collateral or the Proceeds or avails thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof;

(vii)         to extend the time of payment with reference to the Collateral and to make any allowance and other adjustments with reference to the Collateral; and

(viii)        to pay or discharge taxes and liens levied or placed on or threatened against the Collateral, effect any repairs or purchase any insurance called for by the Loan Documents and pay all or any part of the premiums therefor and the costs thereof;

provided, however, that the powers described in clauses (ii) through (viii) above may be exercised by the Administrative Agent only if an Event of Default has occurred and is

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continuing.  The appointment as attorney-in-fact under this Section 8 is irrevocable until the Termination Date and coupled with an interest.

SECTION 9.                Remedies Upon an Event of Default.

(a)           If any Event of Default has occurred and is continuing, the Administrative Agent may, without further notice to the Grantors, exercise all rights and remedies under this Agreement or any other Loan Document or that are available to a secured creditor upon default under the UCC (whether or not the UCC applies to the affected Collateral), or that are otherwise available at law or in equity, at any time, in any order and in any combination, including collecting any and all Secured Obligations from the Grantors or third parties, and, in addition, the Administrative Agent or its designee may sell the Collateral or any part thereof at public or private sale, for cash, upon credit or for future delivery, and at such price or prices as the Administrative Agent may deem satisfactory.  The Administrative Agent shall give the Grantors no less than ten (10) days prior written notice of the time and place of any sale or other intended disposition of Collateral, except for any Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, in which case the Administrative Agent shall give notice of such sale as early as possible.  Each Grantor agrees that any such notice constitutes “reasonable notification” within the meaning of Section 9-611 of the UCC (to the extent such Section or any successor provision under the UCC is applicable).

(b)           The Administrative Agent or any Secured Party may be the purchaser (including pursuant to credit bidding approved by the Administrative Agent) of any or all of the Collateral so sold at any public sale (or, if such Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations or if otherwise permitted by applicable law, at any private sale) and thereafter hold the same, absolutely, free from any right or claim of any kind.  Each Grantor agrees during an Event of Default to execute and deliver such documents and take such other action as the Administrative Agent deems necessary or advisable in order that any such sale may be made in compliance with law.  Upon any such sale, the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold.  Each purchaser at any such sale shall hold the Collateral so sold to it absolutely free from any claim or right of any kind, including any equity or right of redemption of the Grantors.  To the extent permitted by law, each Grantor hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted.  The notice (if any) of such sale shall (1) in case of a public sale, state the time and place fixed for such sale, and (2) in the case of a private sale, state the day after which such sale may be consummated.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix in the notice of such sale.  At any such sale, Collateral may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may determine.  The Administrative Agent shall not be obligated to make any such sale pursuant to any such notice.  The Administrative Agent may, without notice or publication (other than any notices required by this Section 9 or by applicable law), adjourn any public or private sale or cause the same to be adjourned, from time to time, by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.  In case of any sale of all or any part of the Collateral on credit or for future delivery, such Collateral so sold may be retained by the Administrative Agent until the selling price is paid

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by the purchaser thereof, but the Administrative Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for such Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice.  The Administrative Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

(c)           If any Event of Default has occurred and is continuing, for the purpose of enforcing any and all rights and remedies under this Agreement, the Administrative Agent may, with reasonable advance notice to the Grantors (i) require any Grantor to, and each Grantor agrees that it will, at the joint and several expense of the Grantors, and upon the Administrative Agent’s request, forthwith assemble all or any part of its Collateral as directed by the Administrative Agent and make it available at a place designated by the Administrative Agent which is, in the Administrative Agent’s opinion, reasonably convenient to the Administrative Agent and such Grantor, whether at the premises of such Grantor or otherwise, (ii) to the extent permitted by applicable law, enter, with or without process of law and without breach of the peace, any premise where any such Collateral is or may be located and, without charge or liability to the Administrative Agent, seize and remove such Collateral from such premises, (iii) have access to and use such Grantor’s books and records, computers and software (subject to the terms of applicable licenses) relating to the Collateral and (iv) prior to the disposition of any of the Collateral, store or transfer such Collateral without charge in or by means of any storage or transportation facility owned or leased by such Grantor, process, repair or recondition such Collateral or otherwise prepare it for disposition in any manner and, to the extent the Administrative Agent deems reasonably appropriate or necessary and in connection with such preparation and disposition, use without charge any Intellectual Property used or owned by such Grantor.

(d)           Without limiting the generality of the foregoing, if any Event of Default has occurred and is continuing:

(i)            Upon the Administrative Agent’s request, each Grantor will promptly notify each Account Debtor, in respect of any Account or Instrument of such Grantor, that such Collateral has been assigned to the Administrative Agent hereunder and that any payments due or to become due in respect of such Collateral are to be made directly to the Administrative Agent.  Notwithstanding the foregoing, each Grantor hereby authorizes the Administrative Agent, upon the occurrence and during the continuance of an Event of Default; (A) to directly contact and notify the Account Debtors or obligors under any Accounts of the assignment of such Collateral to the Administrative Agent; (B) to direct such Account Debtor or obligors to make payment of all amounts due or to become due thereunder directly to the Administrative Agent; and (C) upon such notification and at the expense of such Grantor, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.  Once any such notice has been given to any Account Debtor or other Person obligated on the Collateral, such Grantor shall not give any contrary instructions to such Account Debtor or other Person without the Administrative Agent’s prior written consent.  If, notwithstanding the giving of any notice, any Account Debtor or other Person shall make

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payments to a Grantor, such Grantor shall hold all such payments it receives in trust for the Administrative Agent, for the account of the Secured Parties, and shall immediately, upon receipt, deliver the same to the Administrative Agent.

(ii)           The Administrative Agent may establish or cause to be established one or more lockboxes or other arrangements for the deposit of Proceeds of Accounts, and in such case, each Grantor shall cause to be forwarded to the Administrative Agent, on a daily basis, all checks and other items of payment and deposit slips related thereto for deposit in such lockboxes.

(iii)          The Administrative Agent may (without assuming any obligations or liability thereunder), at any time and from time to time, enforce (and shall have the exclusive right to enforce) against any licensee or sub-licensee all rights and remedies of any Grantor in, to and under any Licenses and take or refrain from taking any action in connection therewith, in each case, subject to the terms of the applicable License.  Each Grantor hereby releases the Administrative Agent from, and agrees to hold the Administrative Agent free and harmless from and against any claims arising out of, any lawful action so taken or omitted to be taken with respect hereto, except for the Administrative Agent’s gross negligence or willful misconduct, as determined by a final and non-appealable decision of a court of competent jurisdiction.

(iv)          Upon request by the Administrative Agent, each Grantor agrees to execute and deliver to the Administrative Agent powers of attorney, in form and substance satisfactory to the Administrative Agent, for the implementation of any lease, assignment, License, sublicense, grant of option, sale or other disposition of any Intellectual Property, in each case subject to the terms of the applicable License.  In the event of any such disposition pursuant to this Section 9, each Grantor shall supply to the Administrative Agent its customer lists and other records relating to such Intellectual Property and the distribution of said products.

(v)           For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby (a) grants to the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense (subject to the terms of any applicable License) any Intellectual Property now used, owned or hereafter acquired by such Grantor, and wherever the same may be located, and such license shall include reasonable access to all media in which any of the licensed items may be recorded or stored and to all Software used for the compilation or printout thereof, in each case, subject to any Grantor’s security policies and obligations of confidentiality, the right to prosecute and maintain all Intellectual Property and the right to sue for past, present or future infringement of the Intellectual Property; provided, however, that nothing in this Section 9 shall require a Grantor to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, License, agreement, instrument or other

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document evidencing, giving rise to a right to use or theretofore granted with respect to such property; provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks; and (b) irrevocably agrees that the Administrative Agent may sell any of such Grantor’s Inventory directly to any Person, including Persons who have previously purchased the Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Agreement, may sell Inventory which bears any Trademark owned by or, subject to the applicable license, licensed to such Grantor and any Inventory that is covered by any Copyright owned by or, subject to the applicable license, licensed to such Grantor and the Administrative Agent may finish any work in process and affix any Trademark owned by or, subject to the applicable license, licensed to such Grantor and sell such Inventory as provided herein.

(e)           The Administrative Agent, on behalf of the Secured Parties, and, by accepting the benefits of this Agreement, the Secured Parties, expressly acknowledge and agree that this Agreement may be enforced only by the action of the Administrative Agent and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the Collateral, it being understood and agreed that such rights and remedies shall be exercised exclusively by the Administrative Agent, for the benefit of the Secured Parties, in accordance with the terms of this Agreement.

SECTION 10.              Limitation on the Administrative Agent’s Duty in Respect of Collateral.

(a)           Beyond reasonable care in the custody thereof, the Administrative Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

(b)           The Administrative Agent shall be deemed to have exercised reasonable care in the custody of the Collateral of any Grantor in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.  The Administrative Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Administrative Agent in good faith.

(c)           Neither the Administrative Agent nor any Secured Party shall be required to marshal any present or future Collateral for, or other assurance of payment of, the Secured Obligations or to resort to such Collateral or other assurances of payment in any particular order.  All of the rights of the Administrative Agent hereunder and of the Administrative Agent or any other Secured Party in respect of such Collateral and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising.  To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshalling of Collateral which might cause delay in or impede the enforcement of the

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Administrative Agent’s rights under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefit of all such laws.

SECTION 11.              Voting Rights; Dividends and Interest.

(a)           Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have provided at least three (3) Business Days’ prior notice to the US Borrower that the rights of the Grantor under this Section 11 are being suspended:

(i)                                     Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof.

(ii)                                  The Administrative Agent shall promptly (after reasonable advance notice) execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 11(a)(i), all at the expense of such Grantor.

(iii)                               Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are not prohibited by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws.  So long as no Event of Default has occurred and is continuing, the Administrative Agent shall promptly deliver to each Grantor any Pledged Collateral in its possession if requested to be delivered to the issuer thereof in connection with any exchange, sale or redemption of such Pledged Collateral not prohibited by the Credit Agreement.

(b)           During the continuance of an Event of Default, after the Administrative Agent shall have provided the US Borrower with the notice required under Section 11(a) of the suspension of the Grantors’ rights under Section 11(a)(iii), then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to Section 11(a)(iii) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain any dividends, interest, principal or other distributions in respect of Pledged Collateral.  All dividends, interest, principal or other distributions received by any Grantor in violation of the provisions of this Section 11(b) shall be held in trust for the benefit of the Administrative Agent and the Secured Parties, shall be segregated from other property or funds of such Grantor and

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shall be promptly (and in any event within ten (10) days) delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent).

(c)           During the continuance of an Event of Default, after the Administrative Agent shall have provided the US Borrower with the notice required under Section 11(a) of the suspension of its rights under Section 11(a)(i), then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 11(a)(i), and the obligations of the Administrative Agent under Section 11(a)(ii) shall cease and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.  After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of Section 11(a)(i), and the obligations of the Administrative Agent under Section 11(a)(ii) shall be reinstated.

(d)           Any notice given by the Administrative Agent to the US Borrower under this Section 11 (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under Section 11(a)(i) or 11(a)(iii) in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights (to the extent provided for herein) so long as an Event of Default has occurred and is continuing.

(e)           Subject to the terms of this Agreement, following at least three (3) Business Days’ prior written notice from the Administrative Agent, each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default, it will comply with instructions of the Administrative Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity Interests hereunder that are not certificated without further consent by the issuer of such Equity Interests.

SECTION 12.              Application of Proceeds.  All monies collected by the Administrative Agent upon the sale or other disposition of any Collateral pursuant to: (i) the enforcement of this Agreement; or (ii) the exercise of any of the remedial provisions hereof, together with all other monies received by the Administrative Agent hereunder (including all monies received in respect of post-petition interest) as a result of the enforcement or exercise of any remedial rights hereunder or of any distribution of any Collateral upon the bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of the obligations and indebtedness of any Grantor, or the application of any Collateral to the payment thereof or any distribution of Collateral upon the liquidation or dissolution of any Grantor, or the winding up of the assets or business of any Grantor shall, in the case of each of clauses (i) and (ii), be applied in the manner set forth in the Credit Agreement.  It is understood and agreed that each Grantor shall remain jointly and severally liable to the

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Secured Parties to the extent of any deficiency between (x) the amount of the Proceeds of the Collateral received by the Administrative Agent hereunder and (y) the aggregate amount of the Secured Obligations.

SECTION 13.              Appointment of Co-Agents.  At any time or times, in order to comply with any legal requirement in any jurisdiction, the Administrative Agent may appoint another bank or trust company or one or more other Persons reasonably acceptable to the Secured Parties and, so long as no Event of Default has occurred or is continuing, the Grantors, either to act as co-agent or co-agents, jointly with the Administrative Agent, or to act as separate agent or agents on behalf of the Administrative Agent and the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of this Section 13).  Any such appointment pursuant to this Section 13 will be made subject to Section 9.10 of the Credit Agreement.

SECTION 14.              Indemnity; Expenses; Governing Law; Jurisdiction; Venue; Waiver of Right to Trial by Jury.  The terms of Sections 10.04, 10.05, 10.16 and 10.17 of the Credit Agreement with respect to expenses, indemnity, governing law, submission to jurisdiction, venue and waiver of right to trial by jury are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

SECTION 15.              Security Interest Absolute.

All rights of the Administrative Agent, the Security Interests and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of:

(a)           the bankruptcy, insolvency or reorganization of any Grantor or any of their Subsidiaries;

(b)           any lack of validity or enforceability of any Loan Document;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Documents including any increase in the Secured Obligations resulting from the extension of additional credit to any Grantor or any of their Subsidiaries or otherwise;

(d)           any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Secured Obligations;

(e)           any manner of application of Collateral, or Proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral for all or any part of the Secured Obligations or any other assets of any Grantor or any of their Subsidiaries;

32

(f)            any change, restructuring or termination of the structure or existence of any Grantor or any of their Subsidiaries; or

(g)           any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Grantor or a third party grantor.

SECTION 16.              Additional Grantors.  If, pursuant to Section 6.12, 6.14 or 7.14 of the Credit Agreement, any Person that is not a Grantor shall be required to become a Grantor hereunder, such Person shall execute and deliver to the Administrative Agent a Guaranty and Security Agreement Supplement substantially in the form of Exhibit D hereto and shall thereafter for all purposes be party hereto as a “Grantor”, “Guarantor” and “Pledgor” having the same rights, benefits and obligations as a Grantor, Guarantor and Pledgor, respectively, initially a party hereto.

SECTION 17.              Termination of Security Interests; Release of Collateral.

(a)           On the Termination Date, (i) the Security Interests shall terminate, (ii) all rights to the Collateral shall revert to the Grantors and (iii) this Agreement (including the guaranty contained in Section 2) shall terminate.

(b)           On the Termination Date and in connection with any other Lien released or subordinated pursuant to Section 9.08 of the Credit Agreement, the Administrative Agent will, at the expense of such Grantor, comply with the provisions of Section 9.08 of the Credit Agreement, but without recourse or warranty to the Administrative Agent.

(c)           The Administrative Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with (or which the Administrative Agent in the absence of gross negligence or willful misconduct (as determined by a final, non-appealable decision of a court of competent jurisdiction) believes to be in accordance with) this Section 17.

SECTION 18.              Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 19.              Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Administrative Agent’s Office.

33

SECTION 20.              Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement.  All communications and notices hereunder to the US Borrower or any other Grantor shall be given to it in care of the US Borrower as provided in Section 10.02 of the Credit Agreement.

SECTION 21.              No Waiver; Remedies Cumulative.  No failure or delay by the Administrative Agent in exercising any right or remedy hereunder, and no course of dealing between any Grantor on the one hand and the Administrative Agent or any Secured Party on the other hand shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder.  The rights and remedies herein and in the other Loan Documents are cumulative and not exclusive of any rights or remedies which the Administrative Agent would otherwise have.  No notice to or demand on any Grantor not required hereunder in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the Administrative Agent’s rights to any other or further action in any circumstances without notice or demand.

SECTION 22.              Successors and Assigns.  This Agreement and all obligations of each Grantor hereunder shall be binding upon the successors and assigns of such Grantor (including any debtor-in-possession on behalf of such Grantor) and shall, together with the rights and remedies of the Administrative Agent, for the benefit of the Secured Parties, hereunder and inure to the benefit of the Administrative Agent, the Secured Parties, all future holders of any instrument evidencing any of the Secured Obligations and their respective successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and any such assignment, transfer or delegation without such consent shall be null and void.  No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the Lien granted to the Administrative Agent for the benefit of the Secured Parties hereunder.

SECTION 23.              Amendments.  No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Grantor herefrom, shall be effective unless the same shall be in writing and effected in accordance with Section 10.01 of the Credit Agreement and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 24.              Severability.  In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 25.              Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts (including by telecopy or other electronic communication), all of which shall together constitute one and the same

34

instrument.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic communication shall be equally effective as delivery of an original executed counterpart hereof.

SECTION 26.              Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

[Signatures on Following Page]

35

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty and Security Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

ACUSHNET HOLDINGS CORP.

By:
Name:
Title:

ACUSHNET COMPANY

By:
Name:
Title:

AASI INC.

By:
Name:
Title:

WEBB ACQUISITION CO.

By:
Name:
Title:

ACUSHNET JAPAN INC.

By:
Name:
Title:

[Signature Page to Acushnet Guaranty and Security Agreement]

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Signature Page to Acushnet Guaranty and Security Agreement]

Schedule 1
Commercial Tort Claims

38

Schedule 2
Pledged Equity Interests

Domestic Subsidiaries

Name	State of Incorporation/ Formation	Type of Entity/ Organizational #	Tax ID #	Loan Party / % Ownership by Holdings	% Pledged

Foreign Subsidiaries

Name	State of Incorporation/ Formation	Type of Entity/ Organizational #	Tax ID #	Loan Party / % Ownership by Holdings	% Pledged

Acquisitions of Equity Interests or Assets

Debtor/Grantor	Date of Acquisition	Description of Acquisition including full legal name of seller and seller’s jurisdiction of organization and seller’s chief executive office

39

Schedule 3
Pledged Debt Securities and Pledged Debt Instruments

40

Schedule 4
State of Organization; Organizational Identification Number; Legal Name

Name of Grantor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization / Formation or Residence	Organizational Identification Number

41

Schedule 5
Names; Trade Names; Merger Partners

42

Schedule 6
Chief Executive Office; Mailing Addresses;
Locations of Collateral and Books and Records

Name of Grantor	Chief Executive Office and Mailing Address	Location of Collateral and Operations	Location of Books and Records

43

Schedule 7
Letters of Credit

44

Schedule 8
Material Real Property

Grantor	Property Location	County	Nature and Use

45

Schedule 9
Intellectual Property

46

Schedule 10
Financing Statements

[See attached.]

47

Exhibit A
Copyright Security Agreement

48

GRANT OF SECURITY INTEREST

IN COPYRIGHTS

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, [               ], a [               ] (the “Grantor”), with principal offices at [               ], on this [   ] day of [          ], 20[  ], hereby assigns and grants to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Grantee”) with principal offices at 1808 Aston Avenue, Suite 250, Carlsbad, California 92008, a security interest in (i) all of the Grantor’s right, title and interest in and to the copyrights, copyright registrations, copyright applications and copyright licenses (the “Copyrights”) set forth on Schedule A attached hereto and all reissues, extensions or renewals thereof; (ii) all Proceeds (as such term is defined in the Guaranty and Security Agreement referred to below) of the Copyrights and (iii) all causes of action arising prior to or after the date hereof for infringement of any of the Copyrights.

THIS GRANT OF SECURITY INTEREST (this “Grant”), is made to secure the satisfactory performance and payment of all the “Secured Obligations” of the Grantor, as such term is defined in the Guaranty and Security Agreement among Grantor, the other grantors from time to time party thereto and the Grantee, dated as of [ • ], 2016 (as the same may be amended, restated, modified and/or supplemented from time to time, the “Guaranty and Security Agreement”).

THE SECURITY INTEREST IN THE COPYRIGHTS BEING GRANTED HEREUNDER SHALL NOT BE CONSTRUED AS AN ABSOLUTE ASSIGNMENT, BUT AS AN ASSIGNMENT TO SECURE GRANTOR’S OBLIGATIONS TO GRANTEE UNDER THE GUARANTY AND SECURITY AGREEMENT.

This Grant has been granted in conjunction with the security interest granted to the Grantee under the Guaranty and Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are without prejudice to, and are in addition to, those set forth in the Guaranty and Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Guaranty and Security Agreement, the provisions of the Guaranty and Security Agreement shall govern. This Grant may be executed in counterparts.  To the extent applicable, the parties hereto authorize and request that the Register of Copyrights of the United States record this security interest in the Copyrights.

The terms of Sections 10.04, 10.05, 10.16 and 10.17 of the Credit Agreement with respect to expenses, indemnity, governing law, submission to jurisdiction, venue and waiver of right to trial by jury are incorporated herein by reference, mutatis mutandis.

[SIGNATURES ON THE FOLLOWING PAGE]

49

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the date referenced above.

[ ], as Grantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION as Grantee

By:
Name:
Title:

50

Exhibit B
Patent Security Agreement

51

GRANT OF SECURITY INTEREST

IN PATENTS

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, [               ], a [               ] (the “Grantor”), with principal offices at [               ], on this [   ] day of [                ], 20[  ], hereby assigns and grants to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Grantee”) with principal offices at 1808 Aston Avenue, Suite 250, Carlsbad, California 92008, a security interest in all of the Grantor’s right, title and interest in and to the patents, patent applications and patent licenses (the “Patents”) set forth on Schedule A attached hereto and all reissues, continuations, continuations-in-part and extensions thereof, in each case together with all Proceeds (as such term is defined in the Guaranty and Security Agreement referred to below) of the Patents, and all causes of action arising prior to or after the date hereof for infringement of any of the Patents.

THIS GRANT OF SECURITY INTEREST (this “Grant”), is made to secure the satisfactory performance and payment of all the “Secured Obligations” of the Grantor, as such term is defined in the Guaranty and Security Agreement among Grantor, the other grantors from time to time party thereto and the Grantee, dated as of [ • ], 2016 (as the same may be amended, restated, modified and/or supplemented from time to time, the “Guaranty and Security Agreement”).

THE SECURITY INTEREST IN THE PATENTS BEING GRANTED HEREUNDER SHALL NOT BE CONSTRUED AS AN ABSOLUTE ASSIGNMENT, BUT AS AN ASSIGNMENT TO SECURE GRANTOR’S OBLIGATIONS TO GRANTEE UNDER THE GUARANTY AND SECURITY AGREEMENT.

This Grant has been granted in conjunction with the security interest granted to the Grantee under the Guaranty and Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are without prejudice to, and are in addition to, those set forth in the Guaranty and Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Guaranty and Security Agreement, the provisions of the Guaranty and Security Agreement shall govern. This Grant may be executed in counterparts.  To the extent applicable, the parties hereto authorize and request that the Commissioner of Patents and Trademarks of the United States record this security interest in the Patents.

The terms of Sections 10.04, 10.05, 10.16 and 10.17 of the Credit Agreement with respect to expenses, indemnity, governing law, submission to jurisdiction, venue and waiver of right to trial by jury are incorporated herein by reference, mutatis mutandis.

[SIGNATURES ON THE FOLLOWING PAGE]

52

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the date referenced above.

[ ], as Grantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION as Grantee

By:
Name:
Title:

53

Exhibit C
Trademark Security Agreement

54

GRANT OF SECURITY INTEREST

IN TRADEMARKS

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, [               ] (the “Grantor”), with principal offices at [               ], on this [    ] day of [                ], 20[  ], hereby assigns and grants to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Grantee”) with principal offices at 1808 Aston Avenue, Suite 250, Carlsbad, California 92008, a security interest in all of the Grantor’s right, title and interest in and to the trademarks, trademark registrations, trademark applications and trademark licenses (the “Marks”) set forth on Schedule A attached hereto and all reissues, extensions or renewals thereof, and the goodwill of the businesses with which the Marks are associated; in each case together with all Proceeds (as such term is defined in the Guaranty and Security Agreement referred to below) of the Marks, and all causes of action arising prior to or after the date hereof for infringement of any of the Marks or unfair competition regarding the same.

THIS GRANT OF SECURITY INTEREST (this “Grant”), is made to secure the satisfactory performance and payment of all the “Secured Obligations” of the Grantor, as such term is defined in the Guaranty and Security Agreement among Grantor, the other grantors from time to time party thereto and the Grantee, dated as of [ • ], 2016 (as the same may be amended, restated, modified and/or supplemented from time to time, the “Guaranty and Security Agreement”).

THE SECURITY INTEREST IN THE MARKS BEING GRANTED HEREUNDER SHALL NOT BE CONSTRUED AS AN ABSOLUTE ASSIGNMENT, BUT AS AN ASSIGNMENT TO SECURE GRANTOR’S OBLIGATIONS TO GRANTEE UNDER THE GUARANTY AND SECURITY AGREEMENT.

This Grant has been granted in conjunction with the security interest granted to the Grantee under the Guaranty and Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are without prejudice to, and are in addition to, those set forth in the Guaranty and Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Guaranty and Security Agreement, the provisions of the Guaranty and Security Agreement shall govern. This Grant may be executed in counterparts.  To the extent applicable, the parties hereto authorize and request that the Commissioner of Patents and Trademarks of the United States record this security interest in the Marks.

The terms of Sections 10.04, 10.05, 10.16 and 10.17 of the Credit Agreement with respect to expenses, indemnity, governing law, submission to jurisdiction, venue and waiver of right to trial by jury are incorporated herein by reference, mutatis mutandis.

[SIGNATURES ON THE FOLLOWING PAGE]

55

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the date referenced above.

[ ], as Grantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION as Grantee

By:
Name:
Title:

56

Exhibit D
Form of Guaranty and Security Agreement Supplement

57

FORM OF GUARANTY AND SECURITY AGREEMENT SUPPLEMENT

THIS GUARANTY AND SECURITY AGREEMENT SUPPLEMENT dated as of [               ], 20[  ] (this “Supplement”) executed and delivered by [               ], a [               ] (the “New Grantor”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, pursuant to that certain Credit Agreement dated as of April 27, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ACUSHNET COMPANY, a Delaware corporation (the “US Borrower), ACUSHNET HOLDINGS CORP., a Delaware corporation (“Holdings”), the several banks, financial institutions and lenders from time to time parties thereto (the “Lenders”), and the Administrative Agent and other parties thereto, the Administrative Agent and the Lenders have agreed to make available to the Borrowers certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, to secure obligations owing by the Loan Parties under the Credit Agreement and the other Loan Documents, the US Borrower and the other “Grantors” thereunder have executed and delivered that certain Guaranty and Security Agreement dated as of [ • ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty and Security Agreement”) in favor of the Administrative Agent and the Secured Parties;

WHEREAS, the New Grantor, which will benefit directly and indirectly from the financial accommodations extended by the Lenders, will execute this Supplement to become a party to the Guaranty and Security Agreement.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Grantor, the New Grantor hereby agrees as follows:

SECTION 1. Accession to Guaranty and Security Agreement; Grant of Security Interest.

The New Grantor agrees that it is a “Grantor”, “Guarantor” and “Pledgor” under the Guaranty and Security Agreement and assumes all obligations of a “Grantor”, “Guarantor” and “Pledgor” thereunder, all as if the New Grantor were an original signatory to the Guaranty and Security Agreement.  Without limiting the generality of the foregoing, the New Grantor hereby:

(a)           as security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of its Secured Obligations, mortgages, pledges, assigns and conveys unto the Administrative Agent, for the benefit of the Secured Parties, and grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing Lien on and Security Interest in all of the right, title and interest of such New Grantor in, to and under all of the Collateral (and all rights therein) whether now existing or hereafter, from time to time, created or acquired;

58

(b)           makes to the Administrative Agent and the Secured Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and Security Agreement (as modified hereby) and agrees to be bound by each of the covenants contained in the Guaranty and Security Agreement, including those contained in Section 6 thereof to the same extent as each other Grantor set forth therein; and

(c)           consents and agrees to each other provision set forth in the Guaranty and Security Agreement to the same extent as each other Grantor set forth therein.

SECTION 2. Supplement to Schedules.

The information set forth in Exhibit I attached hereto is hereby added to the information set forth in Schedules 1 through 9 of the Guaranty and Security Agreement.

SECTION 3. GOVERNING LAW; Miscellaneous.

The terms of Sections 10.04, 10.05, 10.16 and 10.17 of the Credit Agreement with respect to expenses, indemnity, governing law, submission to jurisdiction, venue and waiver of right to trial by jury are incorporated herein by reference, mutatis mutandis, and the New Grantor hereby agrees to such terms.

SECTION 4. Definitions.

Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Guaranty and Security Agreement or the Credit Agreement, as applicable.

[Signatures on Next Page]

59

IN WITNESS WHEREOF, the New Grantor has caused this Guaranty and Security Agreement Supplement to be duly executed and delivered by its duly authorized officers as of the date first written above.

[NEW GRANTOR]

By:
Name:
Title:

Address for Notices:

Attention:

Telecopy Number:

Telephone Number:

Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

60

Exhibit I to
Guaranty and Security Agreement Supplement

[See attached.]

61

EXHIBIT G

Form of Foreign Guaranty Agreement

[See Attached.]

1

FOREIGN GUARANTY AND PLEDGE AGREEMENT

Dated as of [ • ], 2016

between

ACUSHNET INTERNATIONAL INC.,
as Pledgor

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

i

ii

FOREIGN GUARANTY AND PLEDGE AGREEMENT, dated as of [ • ], 2016, between ACUSHNET INTERNATIONAL INC., a Delaware corporation (together with its successors and assigns, the “Guarantor” or “Pledgor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity and together with its successors and assigns in such capacity, the “Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of April 27, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the Canadian Borrower, the “Foreign Borrowers”; the Foreign Borrowers, together with the US Borrowers, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and the Agent, and (ii) the other Secured Parties (as defined in the Credit Agreement).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Foreign Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Foreign Borrowers are members of an affiliated group of companies that includes the Pledgor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Foreign Borrowers to make valuable transfers to the Pledgor;

WHEREAS, the Foreign Borrowers and the Pledgor are engaged in related businesses, and the Pledgor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Foreign Borrowers under the Credit Agreement that the Pledgor shall have executed and delivered this Agreement to the Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders and L/C Issuers to make their respective extensions of credit to the Foreign Borrowers thereunder and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Pledgor hereby agrees with the Agent, for the benefit of the Secured Parties, as follows:

SECTION 1.         DEFINED TERMS

1.1          Definitions.  (a)  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit

1

Agreement, and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Certificated Security, Securities Account, Supporting Obligations and Uncertificated Security.

(b)           The following terms shall have the following meanings:

“Additional Pledged Equity Interests” shall mean all Equity Interests in the Issuers acquired by the Pledgor after the date hereof.

“Agreement” shall mean this Foreign Guaranty and Pledge Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral” shall have the meaning set forth in Section 3.

“Credit Agreement” shall have the meaning set forth in the preamble hereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of the equity of such Person, including, if such person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and, if such Person is a trust, all beneficial interests therein, and shall also include any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such corporation, partnership, limited liability company or trust, whether outstanding on the date hereof or issued on or after the date hereof.

“Guarantor” shall have the meaning set forth in the recitals hereto.

“Initial Pledged Equity Interests” shall mean all Equity Interests in the Issuers now owned by the Pledgor, including the Equity Interests listed on Schedule 1 hereto.

“Issuer” shall mean each of the Canadian Borrower and the UK Borrower.

“Pledged Equity Interests” shall mean the Initial Pledged Equity Interests and any Additional Pledged Equity Interests.

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include all dividends or other income from the Pledged Equity Interests, collections thereon and distributions or payments with respect thereto.

“Secured Obligations” shall mean the Secured Obligations (as defined in the Credit Agreement) solely with respect to such obligations of each of the Foreign Borrowers in its capacity as such under the Credit Agreement_ and the guarantee of such obligations provided in Section 2 of this Agreement.

2

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

1.2          Other Definitional Provisions.  (a)  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “Section,” “Schedule,” “Exhibit” and “Annex” are to this Agreement unless otherwise specified and references to any Schedule, Exhibit or Annex shall mean such Schedule, Exhibit or Annex as amended or supplemented from time to time in accordance with this Agreement.

(b)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)           The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein shall mean payment in cash in immediately available funds.

(d)           The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(e)           All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.         GUARANTY

2.1          General.

(a)           The Guarantor hereby unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties, the full, prompt and complete payment and performance by each Foreign Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.

(b)           The Guarantor hereby agrees in furtherance of the foregoing and not in limitation of any other right which the Secured Parties hereunder may have at law or in equity against the Guarantor by virtue hereof, that upon the failure of any Foreign Borrower to pay any of the Secured Obligations when and as the same shall become due and payable (whether at the stated maturity, by acceleration or otherwise), the Guarantor will pay or cause to be paid, in immediately available funds, to the Administrative Agent, for the ratable benefit of the Secured Parties, an amount equal to the sum of the unpaid principal amount of all Secured Obligations

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guaranteed by them then due as aforesaid, accrued and unpaid interest, fees and commissions on such Secured Obligations (including interest, fees and commissions which, but for any Foreign Borrower becoming the subject of a case under the Bankruptcy Code, would have accrued on such Secured Obligations, whether or not a claim is allowed against such Foreign Borrower for such interest, fees and commissions in the related bankruptcy case) and all other Secured Obligations then owed to the Secured Parties as aforesaid, without set-off or counterclaim and paid to the Administrative Agent, for the ratable benefit of the Secured Parties, at the Administrative Agent’s Office.  The Guarantor hereby agrees that any payment made pursuant to this Agreement shall be subject to the benefits and protections of Section 3.01 of the Credit Agreement.

(c)           Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of the Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by the Guarantor by applicable law, including applicable federal and state laws relating to the insolvency of debtors.

(d)           The Guarantor agrees that the Secured Obligations may, at any time and from time to time, exceed the amount of the liability of the Guarantor hereunder without impairing the guaranty contained in this Section 2 or affecting the rights and remedies of the Secured Parties hereunder.

(e)           The guaranty contained in this Section 2 shall remain in full force and effect until the Termination Date, notwithstanding that, from time to time, during the term of the Credit Agreement, any of the Foreign Borrowers or the Guarantor may be free from any Secured Obligations.  The Guarantor hereby irrevocably waives any right to revoke this guaranty as to future transactions giving rise to any Secured Obligations.

(f)            No payment made by any of the Foreign Borrowers, the Guarantor or any other Person or received or collected by the Administrative Agent, for the benefit of the Secured Parties, from any of the Foreign Borrowers, the Guarantor, or any other Person by virtue of any suit, action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of any of the Secured Obligations, shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by the Guarantor in respect of the Secured Obligations or any payment received or collected from the Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations guaranteed by it hereunder up to the maximum liability of the Guarantor hereunder until the Termination Date, notwithstanding that, from time to time, during the term of the Credit Agreement, any of the Foreign Borrowers or the Guarantor may be free from any Secured Obligations.

2.2          No Subrogation.  Notwithstanding any payment made by the Guarantor hereunder or any set-off or application of funds of the Guarantor by the Secured Parties, the Guarantor agrees, until the Termination Date, not to exercise each and every claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Foreign Borrower or any of its assets in connection with the guaranty under this Section 2 or the performance by the Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and

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including (a) any right of subrogation, reimbursement or indemnification that the Guarantor now has or may hereafter have against any Foreign Borrower with respect to the Secured Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any Foreign Borrower and (c) any benefit of, and any right to participate in, any collateral security now or hereafter held by the Administrative Agent or any Secured Party and the Guarantor agrees not to seek any contribution from any Foreign Borrower in respect of payments made by the Guarantor hereunder, until the Termination Date.  The Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason or to result in a liability of the Guarantor that exceeds the amount that can be guaranteed by the Guarantor by applicable law, any rights of subrogation, reimbursement or indemnification the Guarantor may have against any Foreign Borrower or against any collateral security, and any rights of contribution the Guarantor may have against any such Foreign Borrower, shall be junior and subordinate to any rights any Secured Party may have against any Foreign Borrower, to all right, title and interest any Secured Party may have in any such collateral security, and to any right any Secured Party may have against the Guarantor.  If any amount shall be paid to the Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time prior to the Termination Date, such amount shall be held in trust for the Administrative Agent on behalf of the other Secured Parties and shall forthwith be paid over to the Administrative Agent, for the ratable benefit of the Secured Parties, to be credited and applied against the Secured Obligations, whether matured or unmatured, in accordance with the terms hereof and the Credit Agreement.

2.3          Waivers by the Guarantor.  The Guarantor waives, to the maximum extent permitted by applicable law: (a) any right to require any Secured Party, as a condition of payment or performance by the Guarantor, to (i) proceed against any of the Foreign Borrowers or any other Person, (ii) proceed against or exhaust any collateral security held from any of the Foreign Borrowers or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any of the Foreign Borrowers or any other Person or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Foreign Borrower, including any defense based on or arising out of the lack of validity or the unenforceability of the Credit Agreement or any other Loan Document, any of the Secured Obligations or any agreement or instrument relating thereto or any other collateral security therefor or guaranty or right of offset with respect thereto, at any time or from time to time, held by any Secured Party or by reason of the cessation of the liability of any Foreign Borrower from any cause other than indefeasible payment in full of the Secured Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Secured Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of the Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure,

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perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default or nonpayment pursuant to any Loan Document or any agreement or instrument related thereto, notices of any creation, renewal, extension, accrual or modification of the Secured Obligations or any agreement related thereto, notices of any extension of credit to any Foreign Borrower and notices of any of the matters referred to in Section 2(d) and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

2.4          Guaranty Absolute and Unconditional.  The Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of or proof of reliance by any Secured Party upon the guaranty contained in this Section 2 or acceptance of the guaranty contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained in this Section 2; and all dealings between any of the Foreign Borrowers and the Guarantor, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this Section 2.  The Guarantor understands and agrees, to the extent permitted by applicable law, that the guaranty contained in this Section 2 shall be construed as a continuing, absolute, irrevocable, independent and unconditional guaranty of payment when due and not of collectability.  The Guarantor agrees the guaranty contained in this Section 2 is a primary obligation of the Guarantor and not merely a contract of surety.  The Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses (other than any suit for breach of a contractual provision of any of the Loan Documents) that it may have arising out of or in connection with any and all of the following: (i) any change in the time, place, manner or place of payment of, and any amendment, waiver, modification of, or increase in, the Secured Obligations, (ii) any exchange, taking, or release of Collateral or any exercise of any remedies with respect to any Collateral, (iii) any change in the structure or existence of any Foreign Borrower or the Guarantor, (iv) any application of Collateral to any of the Secured Obligations or (v) any other circumstance whatsoever (other than indefeasible payment in full of the Secured Obligations guaranteed by it hereunder) (with or without notice to or knowledge of any Foreign Borrower or the Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of any Foreign Borrower or the Guarantor for the Secured Obligations, or of the Guarantor under the guaranty contained in this Section 2, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Guarantor, any of the Secured Parties may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Foreign Borrower or any other Person or against any collateral security or guaranty for the Secured Obligations guaranteed by the Guarantor hereunder or any right of offset with respect thereto, and any failure by any of the Secured Parties to make any such demand, to pursue such other rights or remedies or to collect any payments from any Foreign Borrower, the Guarantor or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of any Foreign Borrower, the Guarantor or any other Person or any such collateral security, guaranty or right of offset, shall not relieve the Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether

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express, implied or available as a matter of law, of any Secured Party against the Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.5          Subordination of Other Obligations.  Any indebtedness of any Foreign Borrower now or hereafter held by the Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Secured Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall, upon written notice to the US Borrower from the Administrative Agent (which notice need not be given during the occurrence of a bankruptcy or similar event with respect to any Borrower), be held in trust for the Administrative Agent, on behalf of the Secured Parties, and shall forthwith be paid over to Administrative Agent, for the benefit of the Secured Parties, to be credited and applied against the Secured Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

2.6          Authority of the Guarantor or the Foreign Borrowers.  It is not necessary for any Secured Party to inquire into the capacity or powers of the Guarantor or any Foreign Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

2.7          Financial Condition of the Borrowers and the Guarantor.  Any Loan may be made to any Foreign Borrower or continued from time to time and any Letter of Credit may be issued for the account of any Foreign Borrower in accordance with the Credit Agreement, in each case without notice to or authorization from the Guarantor regardless of the financial or other condition of such Foreign Borrower at the time of any such Loan is entered into, as the case may be.  No Secured Party shall have any obligation to disclose or discuss with the Guarantor its assessment, or the Guarantor’s assessment, of the financial condition of any Foreign Borrower or the Guarantor.  The Guarantor has adequate means to obtain information from each Foreign Borrower on a continuing basis concerning the financial condition of each Foreign Borrower and its ability to perform its obligations under the Loan Documents, and the Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Foreign Borrower and of all circumstances bearing upon the risk of nonpayment of the Secured Obligations.  The Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of any Foreign Borrower or the Guarantor now known or hereafter known by any Secured Party.

2.8          Bankruptcy, etc.

(a)           The obligations of the Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Foreign Borrower or the Guarantor or by any defense which any Foreign Borrower or the Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

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(b)           The Guarantor acknowledges and agrees that any interest on any portion of the Secured Obligations which accrues after the commencement of any case or proceeding referred to in Section 2(a) (or, if interest or fees on any portion of the Secured Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest or fees as would have accrued on such portion of the Secured Obligations if such case or proceeding had not been commenced) shall be included in the Secured Obligations because it is the intention of the Guarantor and the Secured Parties that the Secured Obligations which are guaranteed by the Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve any Foreign Borrower of any portion of such Secured Obligations.

(c)           In the event that all or any portion of the Secured Obligations are paid by any Foreign Borrower or the Guarantor, the obligations of the Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Secured Obligations for all purposes hereunder.

SECTION 3.         GRANT OF SECURITY INTEREST;
CONTINUING LIABILITY UNDER COLLATERAL

(a)           The Pledgor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by the Pledgor or in which the Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(i)        all Pledged Equity Interests;

(ii)       the certificates, if any, representing such Pledged Equity Interests and any interest of the Pledgor on the books and records of any Issuer and any securities entitlements relating thereto and all dividends, distributions, cash warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Equity Interests and any other warrant, right or option or other agreement to acquire any of the foregoing, all management rights, all voting rights, any interest in any capital account of a member in such limited liability company, all rights as and to become a shareholder, member or partner of any Issuer, as applicable, all rights of the Pledgor under any shareholder or voting trust agreement or similar agreement in respect of any Issuer, all of the Pledgor’s right, title and interest as a member to any and all assets or properties of any Issuer, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing;

(iii)      [Reserved];

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(iv)      all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(v)       to the extent not otherwise included all Proceeds of any and all of the foregoing.

(b)           Notwithstanding the foregoing, “Collateral”, and each component definition thereof, shall not include any Excluded Assets.  Notwithstanding anything herein to the contrary, (i) the Pledgor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Agent or any Secured Party, and (ii) the Pledgor shall remain liable under each of the agreements included in the Collateral, including any agreements relating to Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Agent or any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to any Pledged Equity Interests.

SECTION 4.         REPRESENTATIONS AND WARRANTIES

To induce the Agent, the L/C Issuer and the Lenders to enter into the Credit Agreement and to induce the Lenders and the L/C Issuer to make their respective extensions of credit to the Foreign Borrowers thereunder, the Pledgor hereby represents and warrants to the Secured Parties on the Closing Date and on the date of each Credit Extension (and for the purposes of making such representations and warranties set forth in this Section 4 in connection with each Credit Extension, the Pledgor may, prior to the making of any such representation and warranty, amend and supplement all Schedules as applicable but once made, such representation and warranty shall, as of such making, be deemed to have been made based on the Schedules in effect at such date), that:

4.1          Representations in Credit Agreement.  The representations and warranties set forth in Article V of the Credit Agreement as they relate to the Pledgor or to the Loan Documents to which the Pledgor is a party (in each case, as if the Pledgor were a “Loan Party” with respect to all Obligations under the Credit Agreement and insofar as such representations and warranties apply to this Agreement), each of which is hereby incorporated herein by reference, are true and correct, in all material respects, except for representations and warranties that are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct (after giving effect to any such qualification therein) in all respects as of such date, in each case unless expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the Secured Parties shall be entitled to

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rely on each of such representations and warranties as if they were fully set forth herein, provided that each reference in each such representation and warranty to any Foreign Borrower’s knowledge shall, for the purposes of this Section 4.l, be deemed to be a reference to the Pledgor’s knowledge.

4.2          Title; No Other Liens.  The Pledgor owns each item of the Collateral free and clear of any and all Liens or claims, including liens arising as a result of the Pledgor becoming bound (as a result of merger or otherwise) as Pledgor under a security agreement or pledge agreement entered into by another Person, except for Permitted Liens.  No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Agent, for the benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement.

4.3          Valid, Perfected First Priority Liens.  The security interests granted pursuant to this Agreement constitute a legal and valid security interest in favor of the Agent, for the benefit of the Secured Parties, securing the payment and performance of the Pledgor’s Secured Obligations and upon completion of the filings and other actions specified on Schedule 2 (all of which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Agent in duly completed and duly executed form, as applicable, and may be filed by the Agent at any time) and payment of all filing fees, will constitute fully perfected security interests in all of the Collateral, prior to all other Liens on the Collateral except for Permitted Liens.  Without limiting the foregoing, the Pledgor has taken all actions specified in Section 5.2 to establish the Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Collateral constituting Certificated Securities or Uncertificated Securities.

4.4          Name; Jurisdiction of Organization, Etc.   The Pledgor’s exact legal name (as indicated on the public record of the Pledgor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of the Pledgor’s chief executive office or sole place of business are specified on Schedule 3.  The Pledgor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.  Except as otherwise indicated on Schedule 3, the jurisdiction of the Pledgor’s organization of formation is required to maintain a public record showing the Pledgor to have been organized or formed.  Except as specified on Schedule 3, it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (if applicable) or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as Pledgor under a security agreement entered into by another Person, which has not heretofore been terminated.  Unless otherwise stated on Schedule 3, the Pledgor is not a transmitting utility as defined in UCC § 9-102(a)(80).

4.5          Pledged Equity Interests.  (a)  Schedule 1 hereto sets forth all of the Initial Pledged Equity Interests owned by the Pledgor and such Initial Pledged Equity Interests constitute 100% of the issued and outstanding shares of stock of the Issuers.

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(b)           All of the shares of the Pledged Equity Interests have been duly and validly issued and are fully paid and nonassessable.  The Pledgor is not in default of its obligations under any Organizational Document of any Issuer.

(c)           No consent, approval or authorization of any Person is required for the pledge by the Pledgor of the Pledged Equity Interests pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor, whether under the Organizational Documents of the Issuers or otherwise, except such as have been obtained and are in full force and effect.

(d)           There are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

SECTION 5.         COVENANTS

The Pledgor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Termination Date:

5.1          Covenants in Credit Agreement.  The Pledgor shall take, or shall refrain from taking, as the case may be, each action that is reasonably necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by the Pledgor or any of its Subsidiaries.

5.2          Delivery and Control of Pledged Equity Interests.

(a)           If any of the Collateral is or shall become evidenced or represented by any Certificated Security, such Certificated Security shall be promptly delivered to the Agent (and in any event no later than the time when delivery of the next Compliance Certificate pursuant to Section 6.02(a) of the Credit Agreement is required), duly endorsed in a manner satisfactory to the Agent, to be held as Collateral pursuant to this Agreement.

(b)           If any of the Collateral is or shall become evidenced or represented by an Uncertificated Security, the Pledgor shall use commercially reasonable efforts to cause the Issuer thereof either (i) to register the Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with the Pledgor and the Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Agent without further consent of the Pledgor, such agreement to be in form and substance reasonably satisfactory to the Agent.

5.3          Maintenance of Perfected Security Interest; Further Documentation.

(a)           The Pledgor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall use commercially reasonable efforts to defend such security interest against the claims and demands of all Persons whomsoever (other than Permitted Liens and the holders thereof).

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(b)           The Pledgor shall furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of the Pledgor as the Agent may reasonably request, all in reasonable detail.

(c)           At any time and from time to time, upon the written request of the Agent, and at the sole expense of the Pledgor, the Pledgor shall promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby, in each case subject to Permitted Liens.

5.4          Changes in Locations, Name, Jurisdiction of Incorporation, Etc.  The Pledgor will not, except upon fifteen (15) days’ prior written notice to the Agent and delivery to the Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(a)           without limiting the prohibitions on mergers involving the Pledgor contained in the Credit Agreement, change its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business, if applicable, from that referred to in Section 4.4; or

(b)           change its legal name, identity or structure to such an extent that any financing statement filed by the Agent in connection with this Agreement would become misleading.

5.5          Notices.  The Pledgor will advise the Agent promptly, in reasonable detail, of:

(a)           any Lien (other than any Permitted Lien) on any of the Collateral which would adversely affect the ability of the Agent to exercise any of its remedies hereunder; and

(b)           the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the security interests created hereby.

5.6          Pledged Equity Interests.  (a)  If the Pledgor shall become entitled to receive or shall receive any stock or other ownership certificate (including any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), or option or rights in respect of the capital stock or other Pledged Equity Interest of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Equity Interests, or otherwise in respect thereof, the Pledgor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Agent in the exact form received, duly endorsed by

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the Pledgor to the Agent, if required, together with an undated stock power covering such certificate duly executed in blank by the Pledgor and with, if the Agent so requests, signature guaranteed, to be held by the Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations.  If an Event of Default shall have occurred and be continuing, any sums paid upon or in respect of the Pledged Equity Interests upon the liquidation or dissolution of any Issuer shall be paid over to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Equity Interests or any property shall be distributed upon or with respect to the Pledged Equity Interests pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Agent, be delivered to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations.  If an Event of Default shall have occurred and be continuing and any sums of money or property so paid or distributed in respect of the Pledged Equity Interests shall be received by the Pledgor, the Pledgor shall, until such money or property is paid or delivered to the Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of the Pledgor, as additional collateral security for the Secured Obligations.

(b)           Without the prior written consent of the Agent, the Pledgor will not (i) vote to enable, or take any other action to permit, any Issuer to amend its Organizational Documents in any manner that materially changes the rights of the Pledgor with respect to any Pledged Equity Interests or adversely affects the validity, perfection or priority of the Agent’s security interest therein, (ii) permit any Issuer to issue any additional Equity Interests of any nature or issue securities convertible into Equity Interests of any Issuer or grant the right of purchase or exchange for any Equity Interests of any Issuer, (iii) enter into any agreement or undertaking restricting the right or ability of the Pledgor or the Agent to sell, assign or transfer any of the Pledged Equity Interests or Proceeds thereof or any interest therein or (iv) cause or permit the Issuer of any Pledged Equity Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Equity Interests to be treated as securities for purposes of the UCC; provided, however, that notwithstanding the foregoing, if any Issuer takes any such action in violation of the foregoing in clause (iii), the Pledgor shall promptly notify the Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Agent’s “control” thereof.

5.7          Voting and Other Rights with Respect to Pledged Equity Interests.

(a)           Unless an Event of Default shall have occurred and be continuing, the Pledgor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests in the ordinary course of business of the Issuers, to the extent permitted by the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Equity Interests; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which, in the Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

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(b)           If an Event of Default shall occur and be continuing:  (i) all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights with respect to Pledged Equity Interests which it would otherwise be entitled to exercise shall cease and all such rights shall thereupon become vested in the Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (ii) the Agent shall have the right, without notice to the Pledgor, to transfer all or any portion of the Pledged Equity Interests to its name or the name of its nominee or agent.  In addition, the Agent shall have the right at any time, without notice to the Pledgor, to exchange any certificates or instruments representing any Pledged Equity Interests for certificates or instruments of smaller or larger denominations.  In order to permit the Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, the Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to the Agent all proxies, dividend payment orders and other instruments as the Agent may from time to time reasonably request and the Pledgor acknowledges that the Agent may utilize the power of attorney set forth herein.

(c)           The Pledgor hereby authorizes and instructs each Issuer to (i) comply with any instruction received by it from the Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor, and the Pledgor agrees that such Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Equity Interests directly to the Agent.

SECTION 6.         REMEDIAL PROVISIONS

6.1          Proceeds to be Turned Over To Agent.  If an Event of Default shall occur and be continuing, all Proceeds received by the Pledgor consisting of cash, Cash Equivalents, checks and other near-cash items shall be held by the Pledgor in trust for the Secured Parties, segregated from other funds of the Pledgor, and shall, forthwith upon receipt by the Pledgor, be turned over to the Agent in the exact form received by the Pledgor (duly endorsed by the Pledgor to the Agent, if required).

6.2          Application of Proceeds.

(a)           Subject to Section 6.2(b) below, at such intervals as may be agreed upon by the Foreign Borrowers and the Agent (acting with the consent of the Required Lenders), or, if an Event of Default shall have occurred and be continuing, at any time at the Agent’s election, the Agent may (and, if directed by the Required Lenders, shall), notwithstanding the provisions of Sections 2.05(b) and 2.06(b) of the Credit Agreement, apply all or any part of the Collateral and/or net Proceeds thereof (after deducting fees and expenses as provided in Section 6.3) realized through the exercise by the Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2 (all references in this Section 6.2 to Proceeds shall include proceeds of such guarantee), in payment of the Secured Obligations.  The Agent shall apply any such Collateral or Proceeds to be applied in the manner set forth in the Credit Agreement.

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Any Proceeds not applied shall be held by the Agent as Collateral.

(b)           Notwithstanding the foregoing, with respect to any Letters of Credit issued by an L/C Issuer, if such L/C Issuer, or the Agent on behalf of such L/C Issuer, shall have received any Collateral to “cash collateralize” any such Letter of Credit, all such Collateral shall first be applied to satisfy any reimbursement obligations and other obligations owing to the L/C Issuer in respect of such Letter of Credit before it may be applied as set forth in Section 6.2(a).

6.3          Code and Other Remedies.

(a)           If an Event of Default shall occur and be continuing, the Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and all rights under any other applicable law or in equity.  Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Pledgor or any other Person (all and each of which demands, presentments, protests, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party, on the internet or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold or to become the licensor of all or any such Collateral, free of any right or equity of redemption in the Pledgor, which right or equity is hereby waived and released.  For purposes of bidding and making settlement or payment of the purchase price for all or a portion of the Collateral sold at any such sale made in accordance with the UCC or other applicable laws, including the Bankruptcy Code, the Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled to credit bid and use and apply the Secured Obligations (or any portion thereof) as a credit on account of the purchase price for any Collateral payable by the Agent at such sale, such amount to be apportioned ratably to the Secured Obligations of the Secured Parties in accordance with their pro rata share of such Secured Obligations.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Agent may adjourn any public or private sale from time to time by

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announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  The Agent may sell the Collateral without giving any warranties as to the Collateral.  The Agent may specifically disclaim or modify any warranties of title or the like.  The foregoing will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.  The Pledgor agrees that it would not be commercially unreasonable for the Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  The Pledgor hereby waives any claims against the Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Agent accepts the first offer received and does not offer such Collateral to more than one offeree.  The Pledgor further agrees, at the Agent’s request, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at the Pledgor’s premises or elsewhere.  The Agent shall have the right to enter onto the property where any Collateral is located without any obligation to pay rent and take possession thereof with or without judicial process.  The Agent shall have no obligation to marshal any of the Collateral.

(b)           The Agent shall deduct from such Proceeds all reasonable costs and expenses of every kind incurred in connection with the exercise of its rights and remedies against the Collateral or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including reasonable attorneys’ fees and disbursements.  Any net Proceeds remaining after such deductions shall be applied or retained by the Agent in accordance with Section 6.2.  Only after such application and after the payment by the Agent of any other amount required by any provision of law, including Section 9-615(a) of the UCC, need the Agent account for the surplus, if any, to the Pledgor.  If the Agent sells any of the Collateral upon credit, the Pledgor will be credited only with payments actually made by the purchaser and received by the Agent.  In the event the purchaser fails to pay for the Collateral, the Agent may resell the Collateral and the Pledgor shall be credited with proceeds of the sale.  To the extent permitted by applicable law, the Pledgor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by it or them of any rights hereunder.

6.4          Effect of Securities Laws.  The Pledgor recognizes that the Agent may be unable to effect a public sale of any or all of the Pledged Equity Interests by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

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6.5          Deficiency.  The Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

SECTION 7.         POWER OF ATTORNEY AND FURTHER ASSURANCES

7.1          Agent’s Appointment as Attorney-in-Fact, Etc.

(a)           The Pledgor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Pledgor hereby gives the Agent the power and right, on behalf of the Pledgor, without notice to or assent by the Pledgor, to do any or all of the following:

(i)            in the name of the Pledgor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys with respect to any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due with respect to any other Collateral whenever payable;

(ii)           pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or purchase any insurance called for by the terms of the Loan Documents and pay all or any part of the premiums therefor and the costs thereof;

(iii)          execute, in connection with any sale provided for in Section 6.3 or 6.4, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iv)          (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against the Pledgor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate; and

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(7) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent’s option and the Pledgor’s expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Agent agrees that, except as provided in Section 7.1(b), it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)           If the Pledgor fails to perform or comply with any of its agreements contained herein, the Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Agent shall not exercise this power without first making demand on the Pledgor and the Pledgor failing to promptly comply therewith.

(c)           The expenses of the Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Revolving Credit Loans that are Base Rate Loans under the Credit Agreement, from the date of payment by the Agent to the date reimbursed by the Pledgor, shall be payable by the Pledgor to the Agent on demand.

(d)           The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Termination Date.

7.2          Authorization of Financing Statements.  The Pledgor acknowledges that pursuant to Section 9-509(b) of the UCC and any other applicable law, the Agent is authorized to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Agent under this Agreement.  The Pledgor agrees that such financing statements may describe the collateral in the same manner as described in the Security Documents or such other description as the Agent, in its sole judgment, determines is necessary or advisable.  A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

7.3          Further Assurances.  The Pledgor agrees that from time to time, at the expense of the Pledgor, it shall promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable, or that the Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Agent to

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exercise and enforce its rights and remedies hereunder in respect of any Collateral.  Without limiting the generality of the foregoing, the Pledgor shall:

(i)        file such financing or continuation statements, or amendments thereto and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;

(ii)       at the Agent’s reasonable request, appear in and defend any action or proceeding that may affect the Pledgor’s title to or the Agent’s interest in all or any part of the Collateral; and

(iii)      furnish the Agent with such information regarding the Collateral, including the location thereof, as the Agent may reasonably request from time to time.

SECTION 8.         THE COLLATERAL AGENT

8.1          Authority of Agent.

(a)           The Pledgor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and the Pledgor, the Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Pledgor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

(b)           The Agent has been appointed to act as Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties.  The Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement.  The provisions of the Credit Agreement relating to the Agent, including the provisions relating to resignation or removal of the Agent (subject to Section 7.3(e) hereof) and the powers and duties and immunities of the Agent, are incorporated herein by this reference and shall survive any termination of the Credit Agreement.

8.2          Duty of Agent.  The Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Agent deals with similar property for its own account.  Neither the Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys or other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the

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Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers.  The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to the Pledgor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from their own gross negligence or willful misconduct in breach of a duty owed to the Pledgor.

8.3          Exculpation of the Agent.

(a)           The Agent shall not be responsible to any Secured Party for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any Security Document or the validity or perfection of any security interest or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Agent to the Secured Parties or by or on behalf of any Secured Party to the Agent or any Secured Party in connection with the Security Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Secured Obligations, nor shall the Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Security Documents or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.

(b)           Neither the Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Secured Parties for any action taken or omitted by the Agent under or in connection with any of the Security Documents except to the extent caused solely and proximately by the Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  The Agent shall be entitled to refrain from any act or the taking of any action in connection herewith or any of the Security Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Agent shall have been instructed in respect thereof by the Required Lenders and, upon such instruction, the Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such written instructions.  Without prejudice to the generality of the foregoing, (i) the Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Pledgor and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Secured Party shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any of the Security Documents in accordance with the Credit Agreement.

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(c)           Without limiting the indemnification provisions of the Credit Agreement, each of the Secured Parties not party to the Credit Agreement severally agrees to indemnify the Agent, to the extent that the Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the Security Documents or otherwise in its capacity as the Agent in any way relating to or arising out of this Agreement or the Security Documents; provided, no such Secured Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely and proximately from the Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts insufficiently indemnified against until such additional indemnity is furnished.

(d)           No direction given to the Agent which imposes, or purports to impose, upon the Agent any obligation not set forth in or arising under this Agreement or any Security Document accepted or entered into by the Agent shall be binding upon the Agent.

(e)           The Agent may resign at any time in accordance with Section 9.06 of the Credit Agreement.  After the Agent’s resignation in accordance with Section 9.06 of the Credit Agreement, the provisions of Section 8 hereof and of Article IX of the Credit Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.  Upon the acceptance of any appointment as the Agent by a successor Agent in accordance with Section 9.06 of the Credit Agreement, the retiring Agent shall promptly transfer all Collateral within its possession or control to the possession or control of the successor Agent and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer the rights of the Agent in respect of the Collateral to the successor Agent.

8.4          Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Security Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article 7 shall apply to any such sub-agent and to any of the Affiliates of the Agent and any such sub-agents, and shall apply to their respective activities as if such sub-agent and Affiliates were named herein in connection with the transactions contemplated hereby and by the Security Documents.  Notwithstanding anything herein to the contrary, each sub-agent appointed by the Agent or Affiliate of the Agent or Affiliate of any such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of

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the Credit Parties and the Secured Parties, and such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent or Affiliate acting in such capacity.

8.5          No Individual Foreclosure, Etc.  No Secured Party shall have any right individually to realize upon any of the Collateral except to the extent expressly contemplated by this Agreement or the other Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral provided under any other Loan Documents, to have agreed to the foregoing provisions and the other provisions of this Agreement.  Without limiting the generality of the foregoing, each Secured Party authorizes the Agent to credit bid all or any part of the Secured Obligations held by it.

SECTION 9.         MISCELLANEOUS

9.1          Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.01 of the Credit Agreement.

9.2          Notices.  All notices, requests and demands to or upon the Agent or the Pledgor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement; provided that any such notice, request or demand to or upon the Pledgor shall be addressed to the Pledgor at its notice address set forth on Schedule 4.

9.3          No Waiver by Course of Conduct; Cumulative Remedies.  No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4          Enforcement Expenses; Indemnification.

(a)           The terms of Sections 3.01, 10.04, 10.05, 10.16 and 10.17 of the Credit Agreement with respect to expenses, indemnity, governing law, submission to jurisdiction, venue and waiver of right to trial by jury are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(b)           The Pledgor consents to service of process in the manner provided in Section 10.02 of the Credit Agreement (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law).

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9.5          Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that the Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void.

9.6          Set-Off.  The Pledgor hereby irrevocably authorizes each Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to the Pledgor, any such notice being expressly waived by the Pledgor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such party to or for the credit or the account of the Pledgor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of the Pledgor to such Secured Party hereunder and claims of every nature and description of such Secured Party against the Pledgor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured, provided that, if such Secured Party is a Lender, it complies with Section 10.09 of the Credit Agreement.  Each Secured Party exercising any right of set-off shall notify the Pledgor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off) which such Secured Party may have.

9.7          Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

9.8          Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.9          Section Headings.  The section headings and Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

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9.10        Integration/Conflict.  This Agreement and the other Loan Documents represent the entire agreement of the Pledgor, the Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and supercede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  There are no promises, undertakings, representations or warranties by the Agent or any other Secured Party relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein.

9.11        [Reserved].

9.12        [Reserved].

9.13        Acknowledgments.  The Pledgor hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)           no Secured Party has any fiduciary relationship with or duty to the Pledgor arising out of or in connection with this Agreement or any of the other Loan Documents and the provisions of Section 10.20 of the Credit Agreement are incorporated herein, mutatis mutandis (to apply to this Agreement rather than the Credit Agreement), and the relationship between the Pledgor, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Pledgor and the Secured Parties.

9.14        Releases.

(a)           On the Termination Date, (i) the security interests granted pursuant to this Agreement shall terminate, (ii) all rights to the Collateral shall revert to the Pledgor and (iii) this Agreement (including the guaranty contained in Section 2) shall terminate.

(b)           On the Termination Date and in connection with any other Lien released or subordinated pursuant to Section 9.08 of the Credit Agreement, the Administrative Agent will, at the expense of such Pledgor, comply with the provisions of Section 9.08 of the Credit Agreement, but without recourse or warranty to the Administrative Agent.

(c)           The Administrative Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with (or which the Administrative Agent in the absence of gross negligence or willful misconduct (as determined by a final, non-appealable decision of a court of competent jurisdiction) believes to be in accordance with) this Section 9.14.

(d)           The Pledgor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement

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originally filed in connection herewith without the prior written consent of the Agent, subject to the Pledgor’s rights under Section 9-509(d)(2) of the UCC.

[Signatures on Following Page]

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IN WITNESS WHEREOF, each of the undersigned has caused this Foreign Guaranty and Pledge Agreement to be duly executed and delivered as of the date first above written.

PLEDGOR:

ACUSHNET INTERNATIONAL INC.

By:
Name:
Title:

[Signature Page to Acushnet Pledge Agreement]

AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

[Signature Page to Acushnet Foreign Guaranty and Pledge Agreement]

Schedule 1

DESCRIPTION OF PLEDGED EQUITY INTERESTS

Pledgor	Issuer	Issuer’s Jurisdiction Under New York UCC Section 9-305(a)(2)	Class of Stock	Stock Certificate No.	Percentage of Shares	No. of Shares

1

Schedule 2

FILINGS AND OTHER ACTIONS
REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

Actions with respect to Pledged Equity Interests

1

Schedule 3

PLEDGOR’S EXACT LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Exact Legal Name	Jurisdiction of Organization	Organizational I.D.	Chief Executive Office or Sole Place of Business

1

Schedule 4

NOTICE ADDRESS OF THE PLEDGOR

1

EXHIBIT H

Form of Acushnet Japan Pledge Agreement

[See Attached.]

1

PLEDGE AGREEMENT

Dated as of [ • ], 2016

between

ACUSHNET INTERNATIONAL INC.,
as Pledgor

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

i

ii

PLEDGE AGREEMENT, dated as of [ • ], 2016, between ACUSHNET INTERNATIONAL INC., a Delaware corporation (together with its successors and assigns, the “Pledgor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity and together with its successors and assigns in such capacity, the “Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of April 27, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the Canadian Borrower, the “Foreign Borrowers”; the Foreign Borrowers, together with the US Borrowers, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and the Agent, and (ii) the other Secured Parties (as defined in the Credit Agreement).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers are members of an affiliated group of companies that includes the Pledgor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to the Pledgor;

WHEREAS, the Borrowers and the Pledgor are engaged in related businesses, and the Pledgor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Pledgor shall have executed and delivered this Agreement to the Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders and L/C Issuers to make their respective extensions of credit to the Borrowers thereunder, to induce the Qualified Counterparties to enter into Secured Hedge Agreements and Secured Cash Management Agreements and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Pledgor hereby agrees with the Agent, for the benefit of the Secured Parties, as follows:

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SECTION 1.                            DEFINED TERMS

1.1                               Definitions.  (a)  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Certificated Security, Securities Account, Supporting Obligations and Uncertificated Security.

(b)                                 The following terms shall have the following meanings:

“Additional Pledged Equity Interests” shall mean all Equity Interests in the Issuer acquired by the Pledgor after the date hereof.

“Agreement” shall mean this Pledge Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral” shall have the meaning set forth in Section 2.

“Credit Agreement” shall have the meaning set forth in the preamble hereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of the equity of such Person, including, if such person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and, if such Person is a trust, all beneficial interests therein, and shall also include any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such corporation, partnership, limited liability company or trust, whether outstanding on the date hereof or issued on or after the date hereof.

“Initial Pledged Equity Interests” shall mean all Equity Interest in the Issuer now owned by the Pledgor, including the Equity Interests listed on Schedule 1 hereto.

“Issuer” shall mean Acushnet Japan, Inc., a Delaware corporation.

“Pledged Equity Interests” shall mean the Initial Pledged Equity Interests and any Additional Pledged Equity Interests.

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include all dividends or other income from the Pledged Equity Interests, collections thereon and distributions or payments with respect thereto.

“Qualified Counterparty” shall mean (a) any Hedge Bank or (b) any Person that was a Lender, an Agent or an Arranger or an Affiliate of a Lender, an Agent or an

2

Arranger, in its capacity as a party to a Secured Cash Management Agreement, at the time such Secured Cash Management Agreement was entered into.

“Secured Cash Management Agreement” shall mean any cash management agreement pursuant to which Cash Management Obligations arise that is entered into by the US Borrower or any Subsidiary Guarantor and any Person that was a Lender, an Agent or an Arranger or an Affiliate of a Lender, an Agent or an Arranger at the time such Secured Cash Management Agreement was entered into.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

1.2                               Other Definitional Provisions.  (a)  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “Section,” “Schedule,” “Exhibit” and “Annex” are to this Agreement unless otherwise specified and references to any Schedule, Exhibit or Annex shall mean such Schedule, Exhibit or Annex as amended or supplemented from time to time in accordance with this Agreement.

(b)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)                                  The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein shall mean payment in cash in immediately available funds.

(d)                                 The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(e)                                  All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.                            GRANT OF SECURITY INTEREST;
CONTINUING LIABILITY UNDER COLLATERAL

(a)                                 The Pledgor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by the Pledgor or in which the Pledgor now has or at any time in the future may acquire any right, title

3

or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(i)                         all Pledged Equity Interests;

(ii)                      the certificates, if any, representing such Pledged Equity Interests and any interest of the Pledgor on the books and records of the Issuer and any securities entitlements relating thereto and all dividends, distributions, cash warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Equity Interests and any other warrant, right or option or other agreement to acquire any of the foregoing, all management rights, all voting rights, any interest in any capital account of a member in such limited liability company, all rights as and to become a shareholder, member or partner of the Issuer, as applicable, all rights of the Pledgor under any shareholder or voting trust agreement or similar agreement in respect of the Issuer, all of the Pledgor’s right, title and interest as a member to any and all assets or properties of the Issuer, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing;

(iii)                   [Reserved];

(iv)                  all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(v)                     to the extent not otherwise included all Proceeds of any and all of the foregoing.

(b)                                 Notwithstanding the foregoing, “Collateral”, and each component definition thereof, shall not include any Excluded Assets. Notwithstanding anything herein to the contrary, (i) the Pledgor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Agent or any Secured Party, and (ii) the Pledgor shall remain liable under each of the agreements included in the Collateral, including any agreements relating to Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Agent or any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to any Pledged Equity Interests.

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SECTION 3.                            REPRESENTATIONS AND WARRANTIES

To induce the Agent, the L/C Issuer and the Lenders to enter into the Credit Agreement and to induce the Lenders and the L/C Issuer to make their respective extensions of credit to the Borrowers thereunder, and to induce the Qualified Counterparties to enter into Secured Cash Management Agreements and Secured Hedge Agreements, the Pledgor hereby represents and warrants to the Secured Parties on the Closing Date and on the date of each Credit Extension (and for the purposes of making such representations and warranties set forth in this Section 3 in connection with each Credit Extension, the Pledgor may, prior to the making of any such representation and warranty, amend and supplement all Schedules as applicable but once made, such representation and warranty shall, as of such making, be deemed to have been made based on the Schedules in effect at such date), that:

3.1                               Representations in Credit Agreement.  The representations and warranties set forth in Article V of the Credit Agreement as they relate to the Pledgor or to the Loan Documents to which the Pledgor is a party (in each case, as if the Pledgor were a “Loan Party” with respect to all Obligations under the Credit Agreement and insofar as such representations and warranties apply to this Agreement), each of which is hereby incorporated herein by reference, are true and correct, in all material respects, except for representations and warranties that are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct (after giving effect to any such qualification therein) in all respects as of such date, in each case unless expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the Secured Parties shall be entitled to rely on each of such representations and warranties as if they were fully set forth herein, provided that each reference in each such representation and warranty to any Borrower’s knowledge shall, for the purposes of this Section 3.l, be deemed to be a reference to the Pledgor’s knowledge.

3.2                               Title; No Other Liens.  The Pledgor owns each item of the Collateral free and clear of any and all Liens or claims, including liens arising as a result of the Pledgor becoming bound (as a result of merger or otherwise) as Pledgor under a security agreement or pledge agreement entered into by another Person, except for Permitted Liens.  No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Agent, for the benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement.

3.3                               Valid, Perfected First Priority Liens.  The security interests granted pursuant to this Agreement constitute a legal and valid security interest in favor of the Agent, for the benefit of the Secured Parties, securing the payment and performance of the Pledgor’s Secured Obligations and upon completion of the filings and other actions specified on Schedule 2 (all of which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Agent in duly completed and duly executed form, as applicable, and may be filed by the Agent at any time) and payment of all filing fees, will constitute fully perfected security interests in all of the Collateral, prior to all other Liens on the Collateral except for Permitted Liens.  Without limiting the foregoing, the Pledgor has taken all actions specified in Section 4.2 to establish the Agent’s “control” (within the meanings of

5

Sections 8-106 and 9-106 of the UCC) over any portion of the Collateral constituting Certificated Securities or Uncertificated Securities.

3.4                               Name; Jurisdiction of Organization, Etc.  The Pledgor’s exact legal name (as indicated on the public record of the Pledgor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of the Pledgor’s chief executive office or sole place of business are specified on Schedule 3.  The Pledgor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.  Except as otherwise indicated on Schedule 3, the jurisdiction of the Pledgor’s organization of formation is required to maintain a public record showing the Pledgor to have been organized or formed.  Except as specified on Schedule 3, it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (if applicable) or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as Pledgor under a security agreement entered into by another Person, which has not heretofore been terminated.  Unless otherwise stated on Schedule 3, the Pledgor is not a transmitting utility as defined in UCC § 9-102(a)(80).

3.5                               Pledged Equity Interests.  (a)  Schedule 1 hereto sets forth all of the Initial Pledged Equity Interests owned by the Pledgor and such Initial Pledged Equity Interests constitute 100% of the issued and outstanding shares of stock of the Issuer.

(b)                                 All of the shares of the Pledged Equity Interests have been duly and validly issued and are fully paid and nonassessable.  The Pledgor is not in default of its obligations under any Organizational Document of the Issuer.

(c)                                  No consent, approval or authorization of any Person is required for the pledge by the Pledgor of the Pledged Equity Interests pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor, whether under the Organizational Documents of the Issuer or otherwise, except such as have been obtained and are in full force and effect.

(d)                                 There are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

SECTION 4.                            COVENANTS

The Pledgor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Termination Date:

4.1                               Covenants in Credit Agreement.  The Pledgor shall take, or shall refrain from taking, as the case may be, each action that is reasonably necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by the Pledgor or any of its Subsidiaries.

6

4.2                               Delivery and Control of Pledged Equity Interests.

(a)                                 If any of the Collateral is or shall become evidenced or represented by any Certificated Security, such Certificated Security shall be promptly delivered to the Agent (and in any event no later than the time when delivery of the next Compliance Certificate pursuant to Section 6.02(a) of the Credit Agreement is required), duly endorsed in a manner satisfactory to the Agent, to be held as Collateral pursuant to this Agreement.

(b)                                 If any of the Collateral is or shall become evidenced or represented by an Uncertificated Security, the Pledgor shall use commercially reasonable efforts to cause the Issuer either (i) to register the Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with the Pledgor and the Agent that the Issuer will comply with instructions with respect to such Uncertificated Security originated by the Agent without further consent of the Pledgor, such agreement to be in form and substance reasonably satisfactory to the Agent.

4.3                               Maintenance of Perfected Security Interest; Further Documentation.

(a)                                 The Pledgor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.3 and shall use commercially reasonable efforts to defend such security interest against the claims and demands of all Persons whomsoever (other than Permitted Liens and the holders thereof).

(b)                                 The Pledgor shall furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of the Pledgor as the Agent may reasonably request, all in reasonable detail.

(c)                                  At any time and from time to time, upon the written request of the Agent, and at the sole expense of the Pledgor, the Pledgor shall promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby, in each case subject to Permitted Liens.

4.4                               Changes in Locations, Name, Jurisdiction of Incorporation, Etc.  The Pledgor will not, except upon fifteen (15) days’ prior written notice to the Agent and delivery to the Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(a)                                 without limiting the prohibitions on mergers involving the Pledgor contained in the Credit Agreement, change its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business, if applicable, from that referred to in Section 3.4; or

7

(b)                                 change its legal name, identity or structure to such an extent that any financing statement filed by the Agent in connection with this Agreement would become misleading.

4.5                               Notices.  The Pledgor will advise the Agent promptly, in reasonable detail, of:

(a)                                 any Lien (other than any Permitted Lien) on any of the Collateral which would adversely affect the ability of the Agent to exercise any of its remedies hereunder; and

(b)                                 the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the security interests created hereby.

4.6                               Pledged Equity Interests.  (a)  If the Pledgor shall become entitled to receive or shall receive any stock or other ownership certificate (including any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), or option or rights in respect of the capital stock or other Pledged Equity Interest of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Equity Interests, or otherwise in respect thereof, the Pledgor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Agent in the exact form received, duly endorsed by the Pledgor to the Agent, if required, together with an undated stock power covering such certificate duly executed in blank by the Pledgor and with, if the Agent so requests, signature guaranteed, to be held by the Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations.  If an Event of Default shall have occurred and be continuing, any sums paid upon or in respect of the Pledged Equity Interests upon the liquidation or dissolution of the Issuer shall be paid over to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Equity Interests or any property shall be distributed upon or with respect to the Pledged Equity Interests pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Agent, be delivered to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations.  If an Event of Default shall have occurred and be continuing and any sums of money or property so paid or distributed in respect of the Pledged Equity Interests shall be received by the Pledgor, the Pledgor shall, until such money or property is paid or delivered to the Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of the Pledgor, as additional collateral security for the Secured Obligations.

(b)                                 Without the prior written consent of the Agent, the Pledgor will not (i) vote to enable, or take any other action to permit, the Issuer to amend its Organizational Documents in any manner that materially changes the rights of the Pledgor with respect to any Pledged Equity Interests or adversely affects the validity, perfection or priority of the Agent’s security interest therein, (ii) permit the Issuer to issue any additional Equity Interests of any nature or issue securities convertible into Equity Interests of Issuer or grant the right of purchase

8

or exchange for any Equity Interests of the Issuer, (iii) enter into any agreement or undertaking restricting the right or ability of the Pledgor or the Agent to sell, assign or transfer any of the Pledged Equity Interests or Proceeds thereof or any interest therein or (iv) cause or permit the Issuer of any Pledged Equity Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Equity Interests to be treated as securities for purposes of the UCC; provided, however, that notwithstanding the foregoing, if the Issuer takes any such action in violation of the foregoing in clause (iii), the Pledgor shall promptly notify the Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Agent’s “control” thereof.

4.7                               Voting and Other Rights with Respect to Pledged Equity Interests.

(a)                                 Unless an Event of Default shall have occurred and be continuing, the Pledgor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests in the ordinary course of business of the Issuer, to the extent permitted by the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Equity Interests; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which, in the Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b)                                 If an Event of Default shall occur and be continuing:  (i) all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights with respect to Pledged Equity Interests which it would otherwise be entitled to exercise shall cease and all such rights shall thereupon become vested in the Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (ii) the Agent shall have the right, without notice to the Pledgor, to transfer all or any portion of the Pledged Equity Interests to its name or the name of its nominee or agent.  In addition, the Agent shall have the right at any time, without notice to the Pledgor, to exchange any certificates or instruments representing any Pledged Equity Interests for certificates or instruments of smaller or larger denominations.  In order to permit the Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, the Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to the Agent all proxies, dividend payment orders and other instruments as the Agent may from time to time reasonably request and the Pledgor acknowledges that the Agent may utilize the power of attorney set forth herein.

(c)                                  The Pledgor hereby authorizes and instructs the Issuer to (i) comply with any instruction received by it from the Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor, and the Pledgor agrees that the Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Equity Interests directly to the Agent.

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SECTION 5.                            REMEDIAL PROVISIONS

5.1                               Proceeds to be Turned Over To Agent.  If an Event of Default shall occur and be continuing, all Proceeds received by the Pledgor consisting of cash, Cash Equivalents, checks and other near-cash items shall be held by the Pledgor in trust for the Secured Parties, segregated from other funds of the Pledgor, and shall, forthwith upon receipt by the Pledgor, be turned over to the Agent in the exact form received by the Pledgor (duly endorsed by the Pledgor to the Agent, if required).

5.2                               Application of Proceeds.

(a)                                 Subject to Section 5.2(b) below, at such intervals as may be agreed upon by the Borrowers and the Agent (acting with the consent of the Required Lenders), or, if an Event of Default shall have occurred and be continuing, at any time at the Agent’s election, the Agent may (and, if directed by the Required Lenders, shall), notwithstanding the provisions of Sections 2.05(b) and 2.06(b) of the Credit Agreement, apply all or any part of the Collateral and/or net Proceeds thereof (after deducting fees and expenses as provided in Section 5.3) realized through the exercise by the Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2 of the Guaranty and Security Agreement (all references in this Section 5.2 to Proceeds shall include proceeds of such guarantee), in payment of the Secured Obligations.  The Agent shall apply any such Collateral or Proceeds to be applied in the manner set forth in the Credit Agreement.

Any Proceeds not applied shall be held by the Agent as Collateral.

(b)                                 Notwithstanding the foregoing, with respect to any Letters of Credit issued by an L/C Issuer, if such L/C Issuer, or the Agent on behalf of such L/C Issuer, shall have received any Collateral to “cash collateralize” any such Letter of Credit, all such Collateral shall first be applied to satisfy any reimbursement obligations and other obligations owing to the L/C Issuer in respect of such Letter of Credit before it may be applied as set forth in Section 5.2(a).

5.3                               Code and Other Remedies.

(a)                                 If an Event of Default shall occur and be continuing, the Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and all rights under any other applicable law or in equity.  Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Pledgor or any other Person (all and each of which demands, presentments, protests, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party, on the internet or

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elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold or to become the licensor of all or any such Collateral, free of any right or equity of redemption in the Pledgor, which right or equity is hereby waived and released.  For purposes of bidding and making settlement or payment of the purchase price for all or a portion of the Collateral sold at any such sale made in accordance with the UCC or other applicable laws, including the Bankruptcy Code, the Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled to credit bid and use and apply the Secured Obligations (or any portion thereof) as a credit on account of the purchase price for any Collateral payable by the Agent at such sale, such amount to be apportioned ratably to the Secured Obligations of the Secured Parties in accordance with their pro rata share of such Secured Obligations.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  The Agent may sell the Collateral without giving any warranties as to the Collateral.  The Agent may specifically disclaim or modify any warranties of title or the like.  The foregoing will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.  The Pledgor agrees that it would not be commercially unreasonable for the Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  The Pledgor hereby waives any claims against the Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Agent accepts the first offer received and does not offer such Collateral to more than one offeree.  The Pledgor further agrees, at the Agent’s request, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at the Pledgor’s premises or elsewhere.  The Agent shall have the right to enter onto the property where any Collateral is located without any obligation to pay rent and take possession thereof with or without judicial process.  The Agent shall have no obligation to marshal any of the Collateral.

(b)                                 The Agent shall deduct from such Proceeds all reasonable costs and expenses of every kind incurred in connection with the exercise of its rights and remedies against the Collateral or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including reasonable attorneys’ fees and disbursements.  Any net Proceeds remaining after such deductions shall be applied or retained by the Agent in accordance with Section 5.2.  Only after such application and

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after the payment by the Agent of any other amount required by any provision of law, including Section 9-615(a) of the UCC, need the Agent account for the surplus, if any, to the Pledgor.  If the Agent sells any of the Collateral upon credit, the Pledgor will be credited only with payments actually made by the purchaser and received by the Agent.  In the event the purchaser fails to pay for the Collateral, the Agent may resell the Collateral and the Pledgor shall be credited with proceeds of the sale.  To the extent permitted by applicable law, the Pledgor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by it or them of any rights hereunder.

5.4                               Effect of Securities Laws.  The Pledgor recognizes that the Agent may be unable to effect a public sale of any or all of the Pledged Equity Interests by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Issuer would agree to do so.

5.5                               Deficiency.  The Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

SECTION 6.                            POWER OF ATTORNEY AND FURTHER ASSURANCES

6.1                               Agent’s Appointment as Attorney-in-Fact, Etc.

(a)                                 The Pledgor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Pledgor hereby gives the Agent the power and right, on behalf of the Pledgor, without notice to or assent by the Pledgor, to do any or all of the following:

(i)                                     in the name of the Pledgor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys with respect to any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed

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appropriate by the Agent for the purpose of collecting any and all such moneys due with respect to any other Collateral whenever payable;

(ii)                                  pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or purchase any insurance called for by the terms of the Loan Documents and pay all or any part of the premiums therefor and the costs thereof;

(iii)                               execute, in connection with any sale provided for in Section 5.3 or 5.4, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iv)                              (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against the Pledgor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate; and (7) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent’s option and the Pledgor’s expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Agent agrees that, except as provided in Section 6.1(b), it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.

(b)                                 If the Pledgor fails to perform or comply with any of its agreements contained herein, the Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Agent shall not exercise this power without first making demand on the Pledgor and the Pledgor failing to promptly comply therewith.

(c)                                  The expenses of the Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Revolving Credit Loans that are

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Base Rate Loans under the Credit Agreement, from the date of payment by the Agent to the date reimbursed by the Pledgor, shall be payable by the Pledgor to the Agent on demand.

(d)                                 The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Termination Date.

6.2                               Authorization of Financing Statements.  The Pledgor acknowledges that pursuant to Section 9-509(b) of the UCC and any other applicable law, the Agent is authorized to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Agent under this Agreement.  The Pledgor agrees that such financing statements may describe the collateral in the same manner as described in the Security Documents or such other description as the Agent, in its sole judgment, determines is necessary or advisable.  A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

6.3                               Further Assurances.  The Pledgor agrees that from time to time, at the expense of the Pledgor, it shall promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable, or that the Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder in respect of any Collateral.  Without limiting the generality of the foregoing, the Pledgor shall:

(i)                         file such financing or continuation statements, or amendments thereto and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;

(ii)                      at the Agent’s reasonable request, appear in and defend any action or proceeding that may affect the Pledgor’s title to or the Agent’s interest in all or any part of the Collateral; and

(iii)                   furnish the Agent with such information regarding the Collateral, including the location thereof, as the Agent may reasonably request from time to time.

SECTION 7.                            LIEN ABSOLUTE; WAIVER OF SURETYSHIP DEFENSES

7.1                               Lien Absolute, Waivers  All rights of Agent hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of, shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all, rights, claims or defenses that it might otherwise have (now or in the future) with respect to, in each case, each of the following (whether or not the Pledgor has knowledge thereof):

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(i)                         the validity or enforceability of the Credit Agreement or any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, any of the Secured Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party;

(ii)                      any renewal, extension or acceleration of, or any increase in the amount of the Secured Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Loan Documents or any Secured Hedge Agreement or Secured Cash Management Agreement;

(iii)                   any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Loan Documents, any Secured Hedge Agreement or any Secured Cash Management Agreement, at law, in equity or otherwise) with respect to the Secured Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Secured Obligations;

(iv)                  any change, reorganization or termination of the corporate structure or existence of any Borrower or the Pledgor or any of their Subsidiaries and any corresponding restructuring of the Secured Obligations;

(v)                     any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Secured Obligations or any subordination of the Secured Obligations to any other obligations;

(vi)                  the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Secured Obligations or any other impairment of such collateral;

(vii)               any exercise of remedies with respect to any security for the Secured Obligations (including any collateral, including the Collateral securing or purporting to secure any of the Secured Obligations) at such time and in such order and in such manner as the Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that the Pledgor would otherwise have and without limiting the generality of the foregoing or any other provisions hereof, the Pledgor hereby expressly waives any and all benefits which might otherwise be available to the Pledgor under applicable law; and

(viii)            any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of the Pledgor as an obligor in respect of the Secured Obligations or which constitutes, or might be construed to constitute, an

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equitable or legal discharge of any Borrower or the Pledgor for the Secured Obligations, or of the Pledgor under the guarantee contained in this Section 2 or of any security interest granted by the Pledgor, whether in a Bankruptcy Proceeding or in any other instance.

(b)                                 In addition, the Pledgor further waives any and all other defenses, set-offs or counterclaims (other than a defense of payment or performance in full hereunder) which may at any time be available to or be asserted by it, any Borrower or the Pledgor or Person against any Secured Party, including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury.

(c)                                  The Pledgor waives diligence, presentment, protest, marshaling, demand for payment, notice of dishonor, notice of default and notice of nonpayment to or upon any Borrower, the Pledgor or any other Guarantor with respect to the Secured Obligations.  Except for notices provided for herein, the Pledgor hereby waives notice (to the extent permitted by applicable law) of any kind in connection with this Agreement or any collateral securing the Secured Obligations, including the Collateral.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Pledgor, Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, the Pledgor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, the Pledgor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, the Pledgor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Pledgor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Secured Party against the Pledgor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

SECTION 8.                            THE COLLATERAL AGENT

8.1                               Authority of Agent.

(a)                                 The Pledgor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and the Pledgor, the Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Pledgor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

(b)                                 The Agent has been appointed to act as Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties.  The Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or

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refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement.  The provisions of the Credit Agreement relating to the Agent, including the provisions relating to resignation or removal of the Agent (subject to Section 7.3(e) hereof) and the powers and duties and immunities of the Agent, are incorporated herein by this reference and shall survive any termination of the Credit Agreement.

8.2                               Duty of Agent.  The Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Agent deals with similar property for its own account.  Neither the Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys or other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers.  The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to the Pledgor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from their own gross negligence or willful misconduct in breach of a duty owed to the Pledgor.

8.3                               Exculpation of the Agent.

(a)                                 The Agent shall not be responsible to any Secured Party for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any Security Document or the validity or perfection of any security interest or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Agent to the Secured Parties or by or on behalf of any Secured Party to the Agent or any Secured Party in connection with the Security Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Secured Obligations, nor shall the Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Security Documents or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.

(b)                                 Neither the Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Secured Parties for any action taken or omitted by the Agent under or in connection with any of the Security Documents except to the extent caused solely and proximately by the Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  The Agent shall be entitled to

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refrain from any act or the taking of any action in connection herewith or any of the Security Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Agent shall have been instructed in respect thereof by the Required Lenders and, upon such instruction, the Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such written instructions.  Without prejudice to the generality of the foregoing, (i) the Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Pledgor and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Secured Party shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any of the Security Documents in accordance with the Credit Agreement.

(c)                                  Without limiting the indemnification provisions of the Credit Agreement, each of the Secured Parties not party to the Credit Agreement severally agrees to indemnify the Agent, to the extent that the Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the Security Documents or otherwise in its capacity as the Agent in any way relating to or arising out of this Agreement or the Security Documents; provided, no such Secured Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely and proximately from the Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts insufficiently indemnified against until such additional indemnity is furnished.

(d)                                 No direction given to the Agent which imposes, or purports to impose, upon the Agent any obligation not set forth in or arising under this Agreement or any Security Document accepted or entered into by the Agent shall be binding upon the Agent.

(e)                                  The Agent may resign at any time in accordance with Section 9.06 of the Credit Agreement.  After the Agent’s resignation in accordance with Section 9.06 of the Credit Agreement, the provisions of Section 8 hereof and of Article IX of the Credit Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.  Upon the acceptance of any appointment as the Agent by a successor Agent in accordance with Section 9.06 of the Credit Agreement, the retiring Agent shall promptly transfer all Collateral within its possession or control to the possession or control of the successor Agent and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer the rights of the Agent in respect of the Collateral to the successor Agent.

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8.4                               Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Security Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article 7 shall apply to any such sub-agent and to any of the Affiliates of the Agent and any such sub-agents, and shall apply to their respective activities as if such sub-agent and Affiliates were named herein in connection with the transactions contemplated hereby and by the Security Documents.  Notwithstanding anything herein to the contrary, each sub-agent appointed by the Agent or Affiliate of the Agent or Affiliate of any such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Secured Parties, and such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent or Affiliate acting in such capacity.

8.5                               No Individual Foreclosure, Etc.  No Secured Party shall have any right individually to realize upon any of the Collateral except to the extent expressly contemplated by this Agreement or the other Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral provided under any other Loan Documents, to have agreed to the foregoing provisions and the other provisions of this Agreement.  Without limiting the generality of the foregoing, each Secured Party authorizes the Agent to credit bid all or any part of the Secured Obligations held by it.

8.6                               Qualified Counterparties.  No Qualified Counterparty that obtains the benefits of the Security Documents or any Collateral by virtue of the provisions of the Credit Agreement or of the Security Documents, shall have any right to notice of any action or to consent to, direct or object to any action under any Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Agreement to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements unless the Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Agent may request, from the applicable Qualified Counterparty.

SECTION 9.                            MISCELLANEOUS

9.1                               Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.01 of the Credit Agreement.

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9.2                               Notices.  All notices, requests and demands to or upon the Agent or the Pledgor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement; provided that any such notice, request or demand to or upon the Pledgor shall be addressed to the Pledgor at its notice address set forth on Schedule 4.

9.3                               No Waiver by Course of Conduct; Cumulative Remedies.  No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4                               Enforcement Expenses; Indemnification.

(a)                                 The terms of Sections 3.01, 10.04, 10.05, 10.16 and 10.17 of the Credit Agreement with respect to expenses, indemnity, governing law, submission to jurisdiction, venue and waiver of right to trial by jury are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(b)                                 The Pledgor consents to service of process in the manner provided in Section 10.02 of the Credit Agreement (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law).

9.5                               Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that the Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void.

9.6                               Set-Off.  The Pledgor hereby irrevocably authorizes each Secured Party (other than any Qualified Counterparty) at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to the Pledgor, any such notice being expressly waived by the Pledgor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such party to or for the credit or the account of the Pledgor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of the Pledgor to such Secured Party hereunder and claims of every nature and description of such Secured Party against the Pledgor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has

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made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured, provided that, if such Secured Party is a Lender, it complies with Section 10.09 of the Credit Agreement.  If any right of set-off is exercised by any Qualified Counterparty pursuant to the terms of any Secured Hedge Agreement or Secured Cash Management Agreement, such Qualified Counterparty hereby agrees to deliver to the Agent the value of the set-off and appropriation permitted by this Section 8.6 for application in accordance with Section 5.2.  Each Secured Party exercising any right of set-off shall notify the Pledgor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off) which such Secured Party may have.

9.7                               Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

9.8                               Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.9                               Section Headings.  The section headings and Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10                        Integration/Conflict.  This Agreement and the other Loan Documents represent the entire agreement of the Pledgor, the Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and supercede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  There are no promises, undertakings, representations or warranties by the Agent or any other Secured Party relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein.

9.11                        [Reserved].

9.12                        [Reserved].

9.13                        Acknowledgments.  The Pledgor hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

21

(b)                                 no Secured Party has any fiduciary relationship with or duty to the Pledgor arising out of or in connection with this Agreement or any of the other Loan Documents and the provisions of Section 10.20 of the Credit Agreement are incorporated herein, mutatis mutandis (to apply to this Agreement rather than the Credit Agreement), and the relationship between the Pledgor, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Pledgor and the Secured Parties.

9.14                        Releases.

(a)                                 On the Termination Date, (i) the security interests granted pursuant to this Agreement shall terminate, (ii) all rights to the Collateral shall revert to the Pledgor and (iii) this Agreement shall terminate.

(b)                                 On the Termination Date and in connection with any other Lien released or subordinated pursuant to Section 9.08 of the Credit Agreement, the Administrative Agent will, at the expense of such Pledgor, comply with the provisions of Section 9.08 of the Credit Agreement, but without recourse or warranty to the Administrative Agent.

(c)                                  The Administrative Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with (or which the Administrative Agent in the absence of gross negligence or willful misconduct (as determined by a final, non-appealable decision of a court of competent jurisdiction) believes to be in accordance with) this Section 9.14.

(d)                                 The Pledgor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Agent, subject to the Pledgor’s rights under Section 9-509(d)(2) of the UCC.

[Signatures on Following Page]

22

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

PLEDGOR:

ACUSHNET INTERNATIONAL INC.

By:
Name:
Title:

[Signature Page to Acushnet Japan Pledge Agreement]

AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

[Signature Page to Acushnet Japan Pledge Agreement]

Schedule 1

DESCRIPTION OF PLEDGED EQUITY INTERESTS

Pledgor	Issuer	Issuer’s Jurisdiction Under New York UCC Section 9-305(a)(2)	Class of Stock	Stock Certificate No.	Percentage of Shares	No. of Shares

1

Schedule 2

FILINGS AND OTHER ACTIONS
REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

Actions with respect to Pledged Equity Interests

1

Schedule 3

PLEDGOR’S EXACT LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Exact Legal Name	Jurisdiction of Organization	Organizational I.D.	Chief Executive Office or Sole Place of Business

1

Schedule 4

NOTICE ADDRESS OF THE PLEDGOR

1

EXHIBIT I

ADMINISTRATIVE QUESTIONNAIRE

[Available upon request from the Administrative Agent.]

1

EXHIBIT J-1

FORM OF
SECTION 10.15(a) US TAX CERTIFICATE
(For Non-US Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of April 27, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada, Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, collectively, the “Borrowers” and individually, each a “Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer.

Pursuant to the provisions of Section 10.15(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a 10-percent shareholder of the US Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the US Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the US Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the US Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the US Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each applicable payment is to be made to the undersigned, or in either of the two calendar years preceding any such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1

[NAME OF LENDER]

By:
Name:
Title:

Dated:

2

EXHIBIT J-2

FORM OF
SECTION 10.15(a) US TAX CERTIFICATE
(For Non-US Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of April 27, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada, Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, collectively, the “Borrowers” and individually, each a “Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer.

Pursuant to the provisions of Section 10.15(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a 10-percent shareholder of the US Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the US Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each applicable payment is to be made to the undersigned, or in either of the two calendar years preceding any such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Dated:

2

EXHIBIT J-3

FORM OF
SECTION 10.15(a) US TAX CERTIFICATE
(For Non-US Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of April 27, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada, Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, collectively, the “Borrowers” and individually, each a “Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer.

Pursuant to the provisions of Section 10.15(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a 10-percent shareholder of the US Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the US Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each applicable payment is to be made to the undersigned, or in either of the two calendar years preceding any such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Dated:

2

EXHIBIT J-4

FORM OF
SECTION 10.15(a) US TAX CERTIFICATE
(For Non-US Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of April 27, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada, Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, collectively, the “Borrowers” and individually, each a “Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer.

Pursuant to the provisions of Section 10.15(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members claiming the portfolio interest exemption is a 10-percent shareholder of the US Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members claiming the portfolio interest exemption is a “controlled foreign corporation related to the US Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the US Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the US Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the US Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each applicable payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1

[NAME OF LENDER]

By:
Name:
Title:

Dated:

2

EXHIBIT K-1

FORM OF SOLVENCY CERTIFICATE

[ • ], 2016

This Solvency Certificate is being executed and delivered pursuant to Section 4.01(a)(vi) of that certain Credit Agreement dated as of April 27, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada, Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, collectively, the “Borrowers” and individually, each a “Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer.

I, [•], the [Chief Financial Officer/Treasurer] of the US Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.                                      I am generally familiar with the businesses and assets of the US Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the US Borrower pursuant to the Credit Agreement; and

2.                                      As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the US Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of the US Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the present fair salable value of the assets of the US Borrower is not less than the amount that will be required to pay the probable liability of the US Borrower on its debts as they become absolute and matured in the ordinary course of business or become otherwise due; (iii) the capital of the US Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the US Borrower or its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the US Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business or become otherwise due.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:	[•]
Title:	[Chief Financial Officer/Treasurer]

2

EXHIBIT K-2

FORM OF CANADIAN BORROWER SOLVENCY CERTIFICATE

[ • ], 2016

This Solvency Certificate is being executed and delivered pursuant to Section 4.01(a)(vi) of that certain Credit Agreement dated as of April 27, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada, Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, collectively, the “Borrowers” and individually, each a “Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer.

I, [•], the [Chief Financial Officer/Treasurer] of the Canadian Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.                                      I am generally familiar with the businesses and assets of the Canadian Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Canadian Borrower pursuant to the Credit Agreement; and

2.                                      To my knowledge, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions,

(i)             the Canadian Borrower and its Subsidiaries, taken as a whole, is able to meet its obligations as they generally become due;

(ii)          the Canadian Borrower and its Subsidiaries, taken as a whole, has not ceased paying its current obligations in the ordinary course of business as they generally become due; and

(iii)       the aggregate of the Canadian Borrower’s property and its Subsidiaries’ property, taken as a whole, is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient to enable payment of all its obligations, including contingent liabilities, due and accruing due.  For the purposes hereof, the amount of the contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

1

IN WITNESS WHEREOF, I have executed this Canadian Borrower Solvency Certificate on the date first written above.

By:
Name:	[•]
Title:	[Chief Financial Officer/Treasurer]

2

EXHIBIT K-3

FORM OF UK BORROWER SOLVENCY CERTIFICATE

[ • ], 2016

This Solvency Certificate is being executed and delivered pursuant to Section 4.01(a)(vi) of that certain Credit Agreement dated as of April 27, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada, Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, collectively, the “Borrowers” and individually, each a “Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer.

I, [•], the [Chief Financial Officer/Treasurer] of the UK Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.                                      I am generally familiar with the businesses and assets of the UK Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the UK Borrower pursuant to the Credit Agreement; and

2.                                      As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the UK Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of the UK Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the present fair salable value of the assets of the UK Borrower is not less than the amount that will be required to pay the probable liability of the UK Borrower on its debts as they become absolute and matured in the ordinary course of business or become otherwise due; (iii) the capital of the UK Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the UK Borrower or its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the UK Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business or become otherwise due.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

1

IN WITNESS WHEREOF, I have executed this UK Borrower Solvency Certificate on the date first written above.

By:
Name:	[•]
Title:	[Chief Financial Officer/Treasurer]

2

EXHIBIT L

Form of Canadian Security Agreement

[See Attached.]

1

CANADIAN SECURITY AGREEMENT

dated as of [ • ], 2016

by and among

ACUSHNET CANADA INC.,
as Canadian Borrower

and

ACUSHNET INTERNATIONAL INC.

as a Pledgor

in favour of

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

i

SECTION 18.	Reinstatement	28

SECTION 19.	Notices	28

SECTION 20.	No Waiver; Remedies Cumulative	28

SECTION 21.	Successors and Assigns	29

SECTION 22.	Amendments	29

SECTION 23.	Severability	29

SECTION 24.	Counterparts	29

SECTION 25.	Headings Descriptive	29

ii

Schedules

Schedule 1	–	Pledged Equity Interests
Schedule 2	–	Pledged Debt Securities and Pledged Debt Instruments
Schedule 3	–	Jurisdiction of Organization; Organizational Identification Number; Legal Name
Schedule 4	–	Names; Trade Names; Merger Partners
Schedule 5	–	Chief Executive Office; Registered Office; Mailing Addresses; Locations of Collateral and Books and Records
Schedule 6	–	Letters of Credit
Schedule 7	–	Material Real Property
Schedule 8	–	Intellectual Property

Exhibits

Exhibit A	–	Copyright Security Agreement
Exhibit B	–	Patent Security Agreement
Exhibit C	–	Trade-mark Security Agreement
Exhibit D	–	Industrial Design Security Agreement
Exhibit E	–	Form of Canadian Security Agreement Supplement

iii

CANADIAN SECURITY AGREEMENT

THIS CANADIAN SECURITY AGREEMENT (this “Agreement”) dated as of [ • ], 2016, by ACUSHNET CANADA INC. (the “Canadian Borrower”), ACUSHNET INTERNATIONAL INC., a Delaware corporation (“Acushnet International”) and any additional entities which become parties to this Agreement by executing a Canadian Security Agreement Supplement hereto substantially in the form of Exhibit E hereto (such additional entities, together with the Canadian Borrower, each a “Grantor” and collectively, the “Grantors”) in favour of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”) for the benefit of the Secured Parties (as defined in the Credit Agreement).

W I T N E S S E T H:

WHEREAS, Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), the Canadian Borrower, Acushnet Europe Limited, a company incorporated under the laws of England and Wales (the “UK Borrower” and, together with the US Borrower and the Canadian Borrower, the “Borrowers”), the Lenders from time to time party thereto (the “Lenders”) and the Administrative Agent are all party to that certain Credit Agreement dated as of April 27, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Lenders have agreed to establish certain credit facilities in favour of the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Grantors will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, it is a condition precedent to the obligations of the Administrative Agent, the L/C Issuers (as defined in the Credit Agreement), the Swing Line Lender (as defined in the Credit Agreement), the Lenders and any Affiliate of a Lender to whom Secured Obligations are owed from time to time and certain other Secured Parties that each Grantor enter into this Agreement in favour of the Administrative Agent for the benefit of the Secured Parties; and

WHEREAS, the Grantors desire to execute this Agreement to satisfy the conditions described immediately above.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                  Defined Terms.

(a)           The following terms, when used in this Agreement, shall have the following meanings:

1

“Agreement” shall have the meaning given to that term in the introductory paragraph hereof.

“Account Debtor” shall mean any Person who is or may become obligated to any Grantor under, with respect to or on account of an Account, Chattel Paper, or Instrument.

“Accounts” shall mean, for any Person, all “accounts” (as defined in the PPSA), now or hereafter owned or acquired by such Person or in which such Person now or hereafter has or acquires any rights and, in any event, shall mean and include (a) any and all receivables, including all accounts created by, or arising from, all of such Person’s sales, leases, rentals or other dispositions of Goods or renditions of services to its customers (whether or not they have been earned by performance), including those accounts arising from sales, leases, rentals or other dispositions of Goods or rendition of services made under any of the trade names, logos or styles of such Person, or through any division of such Person; (b) Instruments, Documents of Title, Chattel Paper, Contracts, Contract Rights, acceptances, and tax refunds relating to any of the foregoing or arising therefrom; (c) unpaid seller’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to any of the foregoing or arising therefrom; (d) rights to any Goods relating to any of the foregoing or arising therefrom, including rights to returned, reclaimed or repossessed Goods; (e) reserves and credit balances relating to any of the foregoing or arising therefrom; (f) Supporting Obligations relating to any of the foregoing or arising therefrom; (g) insurance policies or rights relating to any of the foregoing; (h) Intangibles relating to any of the foregoing or arising therefrom and other rights to payment and books and records and any electronic media and software relating thereto; (i) notes, deposits or property of Account Debtors relating to any of the foregoing or arising therefrom securing the obligations of any such Account Debtors to such Person; (j) Healthcare Insurance Receivables; and (k) cash and non-cash Proceeds of any and all the foregoing.

“Additional Pledged Collateral” shall mean any Pledged Collateral acquired by any Pledgor after the date hereof and in which a Security Interest is granted pursuant to Section 2, including, to the extent a Security Interest is granted therein pursuant to such Section 2, (i) all additional Indebtedness from time to time owed to any Grantor by any obligor on the Pledged Debt Instruments and the Instruments evidencing such Indebtedness and (ii) all interest, cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing.

“Administrative Agent” shall have the meaning given to that term in the introductory paragraph hereof.

“Borrowers” shall have the meaning given to that term in the recitals hereto.

“Canadian Borrower” shall have the meaning given to that term in the introductory paragraph hereof.

“Chattel Paper” shall mean all “chattel paper” (as defined in the PPSA) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights, or other receipts of any Grantor, evidencing or representing rights or interest in such chattel paper.

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“Collateral” shall mean, collectively, each Grantor’s right, title and interest in and to each of the following, whether now or hereafter existing or now owned or hereafter acquired or arising:

(i)                                     all Accounts (including all Receivables);

(ii)                                  all Chattel Paper (whether tangible or electronic);

(iii)                               all Contracts;

(iv)                              all Contract Rights;

(v)                                 all Deposit Accounts;

(vi)                              all Documents of Title;

(vii)                           all Equipment;

(viii)                        all fixtures

(ix)                              all Intangibles (including any Pledged Collateral);

(x)                                 all Instruments (including any Pledged Collateral);

(xi)                              all Intellectual Property;

(xii)                           all Inventory;

(xiii)                        all Investment Property (including any Pledged Collateral);

(xiv)                       all Pledged Collateral;

(xv)                          all Software;

(xvi)                       all money, cash and cash equivalents;

(xvii)                    all Supporting Obligations;

(xviii)                 all other Goods and personal property, whether tangible or intangible and whether or not delivered, including such other Goods and property (A) the sale or lease of which gives or purports to give rise to any Account or other Collateral, including all Inventory and other merchandise returned or rejected by or repossessed from customers or (B) securing any Account or other Collateral, including all rights as an unpaid vendor or lienor (including stoppage in transit, replevin and reclamation) with respect to such other Goods and personal property;

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(xix)                       all substitutes and replacements for, accessories, attachment, and other additions to, any of the above and all products or masses into which any Goods are physically united such that their identity is lost;

(xx)                          all books and records pertaining to any of the Collateral or any Account Debtor, or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof, including all correspondence, files (including credit files), Software, computer programs, printouts, tapes, discs and other computer materials and records;

(xxi)                       all policies and certificates of insurance relating to any of the foregoing, now owned or hereafter acquired, evidencing or pertaining to any and all items of Collateral; and

(xxii)                    all products and Proceeds of all or any of the Collateral described above (including any claim to any item referred to in this definition, and any claim against any third party for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under, or unearned premiums with respect to, policies of insurance) in whatever form, including cash, Instruments, Chattel Paper, security agreements and other documents.

Notwithstanding the foregoing, “Collateral”, and each component definition thereof, shall not include (i) any Excluded Assets and (ii) “consumer goods” as defined in the PPSA. When the term “Collateral” is used without reference to a Grantor, then it shall be deemed to be a collective reference to the “Collateral” of all Grantors.

“Contract Rights” shall mean, as to any Person, all of such Person’s then owned or existing and future acquired or arising rights under Contracts not yet fully performed and not evidenced by an Instrument or Chattel Paper.

“Contracts” shall mean and include all of any Person’s then owned or existing and future acquired or arising contracts, undertakings or agreements (other than rights evidenced by Chattel Paper, Documents of Title or Instruments) in or under which such Person may now or hereafter have any right, title or interest, including any agreement relating to Inventory, the terms of payment or the terms of performance of any Account or any other Collateral.

“Copyright License” shall mean, as to any Person, any and all rights granted to or from such Person under any written license, contract or other agreement granting any right to use, copy, distribute, display, publicly perform, and/or create derivative works derived from any Copyright.

“Copyright Security Agreement” shall mean a Copyright Security Agreement, substantially in the form of Exhibit A hereto, executed and delivered by any Grantor granting a

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Security Interest in its Copyrights, as may be amended, modified or supplemented, from time to time, in accordance with its terms.

“Copyrights” shall mean, as to any Person, all of the following now owned or hereafter acquired by such Person or in which any Person now has or hereafter acquires any rights, priorities and privileges, including all rights to sue at law or in equity for any past, present, or future infringement or other impairment thereof, including the right to receive all Proceeds and damages therefrom, whether arising under Canadian, multinational or foreign laws or otherwise: (a) all copyrights (whether registered or unregistered) including all registrations, recordings and applications in the Canadian Intellectual Property Office or in any similar office or agency of Canada, any province or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Credit Agreement” shall have the meaning given to that term in the recitals hereto.

“Deposit Accounts” shall mean, as to any Person, all of such Person’s demand, time, savings, passbook, money market or like depositor accounts and all certificates of deposit, maintained with a bank, savings and loan association, credit union or like organization (other than an account evidenced by a certificate of deposit that is an Instrument) now owned or hereafter acquired by such Person, or in which such Person has or acquires any rights, or other receipts, covering, evidencing or representing rights or interest in such deposit accounts.

“Documents of Title” shall mean, as to any Person, all “documents of title” (as defined in the PPSA) now owned or hereafter acquired by such Person or in which such Person has or acquires any rights, or other receipts, covering, evidencing or representing Goods, and, in any event shall mean and include all of such Person’s certificates or documents of origin and of title, warehouse receipts and manufacturers statements of origin.

“Equipment” shall mean, as to any Person, all “equipment” (as defined in the PPSA) now owned or hereafter acquired by such Person and wherever located, and, in any event, shall mean and include all machinery, apparatus, equipment, furniture, furnishings, processing equipment, conveyors, machine tools, engineering processing equipment, manufacturing equipment, materials handling equipment, trade fixtures, trucks, tractors, rolling stock, fittings, trailers, forklifts, vehicles, computers and other electronic data processing, other office equipment of such Person, and all other tangible personal property (other than Inventory) of every kind and description used in such Person’s business operations or owned by such Person or in which such Person has an interest and any and all additions, substitutions and replacements of any of the foregoing, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, all fuel therefor and all manuals, drawings, instructions, warranties and rights with respect thereto.

“Goods” shall mean, as to any Person, all “goods” (as defined in the PPSA), now owned or hereafter acquired and, in any event, shall mean and include all of such Person’s then owned or existing and future acquired or arising movables, fixtures, Equipment, Inventory and other tangible personal property.

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“Grantor” and “Grantors” shall have the meaning given to each term in the recitals hereto and shall include their respective successors and assigns.

“Industrial Design Security Agreement” shall mean an Industrial Design Security Agreement, substantially in the form of Exhibit D hereto, executed and delivered by any Grantor granting a Security Interest in its Industrial Designs, as may be amended, modified or supplemented, from time to time, in accordance with its terms.

“Industrial Designs” shall mean, as to any Person, all of the following, now owned or hereafter acquired by such Person or in which such Person has or acquires any such rights, priorities and privileges, including all rights to sue at law or in equity for any past, present or future infringement or other impairment thereof, including the right to receive all Proceeds and damages therefrom, whether arising under Canadian, multinational or foreign laws or otherwise: (i) all industrial designs including without limitation, all inventions and improvements described and claimed therein now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the Canadian Intellectual Property Office or in any similar office or agency of Canada, any province or territory thereof or any other country or any political subdivision thereof; and (ii) all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon.

“Industrial Design Licenses” shall mean, as to any Person, any and all rights granted to or from such Person under any written license, contract or other agreement granting any right to use any Industrial Design.

“Instruments” shall mean, as to any Person, all “instruments” (as defined in the PPSA) now owned or hereafter acquired by such Person or in which such Person has or acquires any rights and, in any event, shall mean and include all promissory notes, all certificates of deposit and all letters of credit evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Accounts or other obligations owed to such Person.

“Intangibles” shall mean, as to any Person, all “intangibles” (as defined in the PPSA) now owned or hereafter acquired by such Person or in which such Person has or acquires any rights and, in any event, shall mean and include all right, title and interest in or under all contracts, Licenses, Copyrights, Trade-marks, Industrial Designs, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in limited liability companies, partnerships, joint ventures and other business associations that do not otherwise constitute Investment Property, licenses, permits, inventions (whether or not patented or patentable), technical information, designs, knowledge, software, data bases, data, skill, expertise, experience, goodwill (including the goodwill associated with any Trade-mark or Trade-mark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), reversions and any rights thereto and any other amounts payable to such Person from any benefit plan, multiemployer plan or other employee benefit plan, uncertificated

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securities, choses in action, deposit, chequing and other bank accounts, rights to receive tax refunds and other payments and rights of indemnification.

“Intellectual Property” shall mean, as to any Person, all of the following now owned or hereafter acquired by such Person or in or under which such Person has or acquires any rights, priorities and privileges, including all rights to sue at law or in equity for any past, present, or future infringement or other impairment thereof, including the right to receive all Proceeds and damages therefrom, whether arising under Canadian, multinational or foreign laws or otherwise: (a) all Patents, Copyrights, Industrial Designs, Trade-marks, trade secrets, know-how, and proprietary or confidential information; and (b) Patent Licenses, Trade-mark Licenses, Industrial Design Licenses, Copyright Licenses and other licenses to use any of the items described in the preceding clause (a).

“Inventory” shall mean, as to any Person, all “inventory” (as defined in the PPSA) now owned or hereafter acquired by such Person or in which such Person has or acquires any rights and, in any event, shall mean and include (i) inventory, merchandise, Goods and other personal property intended for sale or lease or for display or demonstration, (ii) work in process, (iii) raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of the foregoing or otherwise used or consumed in the conduct of business and (iv) Documents of Title evidencing, and Intangibles relating to, any of the foregoing.

“Investment Accounts” shall mean any and all “securities accounts” (as defined in the STA), brokerage accounts and commodities accounts now owned or hereafter acquired by such Person, or in which such Person has or acquires any rights.

“Investment Property” shall mean, as to any Person, all “investment property” (as defined in the PPSA) now owned or hereafter acquired by such Person or in which such Person has or acquires any rights and, in any event, shall mean and include (i) all “securities”, “certificated securities”, “uncertificated securities”, “security entitlements”, and “securities accounts”, (as all such terms are defined in the STA) of such Person (ii) any other securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (iii) all securities entitlements of such Person, including the rights of such Person to any Investment Accounts and the financial assets held by a financial intermediary in such accounts and any free credit balance or other money owing by any financial intermediary with respect to such accounts; and (iv) all Investment Accounts of such Person.

“Issuers” shall mean the collective reference to each of the issuers of Pledged Equity Interests, including the Persons identified on Schedule 2 (as such schedule may be amended or supplemented from time to time), together with any successors to such Persons (including any successor contemplated by the Credit Agreement).

“Lenders” shall have the meaning given to that term in the recitals hereto and shall include their respective successors and assigns.

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“License” shall mean, as to any Person, any Copyright License, Patent License, Industrial Design License or Trade-mark License granted to such Person or any other license of rights or interests in Intellectual Property granted to such Person.

“Material Intellectual Property” shall mean any Intellectual Property owned by or licensed to a Grantor and material to the conduct of the business or the operations of the Canadian Borrower and its Subsidiaries, taken as a whole.

“Patent License” shall mean, as to any Person, any and all rights granted to or from such Person under any written license, contract or other agreement granting any right under or with respect to any Patent.

“Patent Security Agreement” shall mean a Patent Security Agreement, substantially in the form of the Exhibit B hereto, executed and delivered by any Grantor granting a Security Interest in any of its Patents, as may be amended, modified or supplemented, from time to time, in accordance with its terms.

“Patents” shall mean, as to any Person, all of the following now owned or hereafter acquired by such Person or in which such Person has or acquires any rights, priorities and privileges, including all rights to sue at law or in equity for any past, present or future infringement or other impairment thereof, including the right to receive all Proceeds and damages therefrom, whether arising under Canadian, multinational or foreign laws or otherwise: (a) all patents of Canada and any other country or any political subdivision thereof, all registrations, issuances and recordings thereof, and all applications in the Canadian Intellectual Property Office or in any similar office or agency of the Canada, any province or territory thereof, or any other country; and (b) all reissues, continuations, continuations-in-part and extensions thereof.

“Permitted Lien” shall mean any Lien created hereunder or otherwise permitted in accordance with Section 7.01 of the Credit Agreement.

“Pledged Collateral” shall mean, collectively, Pledged Debt Instruments, Pledged Equity Interests, Pledged Debt Securities, all Chattel Paper, certificates or other instruments representing any of the foregoing, all Security Entitlements of any Grantor in respect of any of the foregoing, and any Proceeds thereof.  Pledged Collateral may be Chattel Paper, Intangibles, Instruments or Investment Property.

“Pledged Debt Instruments” shall mean all right, title and interest of any Pledgor in Instruments evidencing any Indebtedness owed to such Pledgor, including all Indebtedness described on Schedule 2 (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein.

“Pledged Debt Securities” shall mean all debt securities (other than Pledged Debt Instruments) now owned or hereafter acquired by any Grantor, including the debt securities listed on Schedule 2, together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any Person that may be issued or granted to, or held by, any Grantor.

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“Pledged Equity Interests” shall mean, with respect to any Pledgor, all Equity Interests in any corporation, limited liability company, general partnership, limited partnership, limited liability partnership or other partnership, including all Equity Interests listed on Schedule 1 as held by such Pledgor (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such interests and any interest of such Pledgor on the books and records of such corporation, partnership or limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests.

“Pledgor” shall mean Acushnet International and each other Grantor to the extent it owns or holds any of the Pledged Collateral.

“Proceeds” shall mean all proceeds (including proceeds of proceeds)  of any of the Collateral including all: (i) rights, benefits, distributions, premiums, profits, dividends, interest, cash, Instruments, Documents of Title, Accounts, Contract Rights, Inventory, Equipment, Intangibles, Payment Intangibles, Deposit Accounts, Chattel Paper, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for, or as a replacement of or a substitution for, any of the Collateral, or proceeds thereof; (ii) “proceeds,” as such term is defined in the PPSA; (iii) proceeds of any insurance, indemnity, warranty, or guarantee (including guarantees of delivery) payable from time to time with respect to any of the Collateral, or proceeds thereof; and (iv) payments (in any form whatsoever) made or due and payable to a Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral, or proceeds thereof.

“Receivable” shall mean any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Account).

“Receiver” shall have the meaning given to that term in Section 8(e) hereof.

“Secured Obligations” shall mean the “Secured Obligations” (as such term is defined in the Credit Agreement) solely with respect to such obligations of Acushnet Canada Inc. in its capacity as the Canadian Borrower under the Credit Agreement.

“Security Interests” shall mean the security interests granted to the Administrative Agent for the benefit of the Secured Parties pursuant to Section 2 as well as all other security interests created or assigned as additional security for the Secured Obligations pursuant to the provisions of this Agreement.

“Software” shall mean, as to any Person, all software, now owned or hereafter acquired by such Person, including all computer programs and all related documentation provided in connection with a transaction related to any program.

“STA” means the Securities Transfer Act, 2006 (Ontario), including the regulations thereto, provided that, to the extent that perfection or the effect of perfection or non-

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perfection or the priority of any Lien created hereunder on Collateral that is Investment Property is governed by the laws in effect in any province or territory of Canada other than Ontario in which there is in force legislation substantially the same as the Securities Transfer Act, 2006 (Ontario) (an “Other STA Province”), then “STA” shall mean such other legislation as in effect from time to time in such Other STA Province for purposes of the provisions hereof referring to or incorporating by reference provisions of the STA; and to the extent that such perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the laws of a jurisdiction other than Ontario or an Other STA Province, then references herein to the STA shall be disregarded except for the terms “certificated security” and “uncertificated security”, which shall have the meanings herein as defined in the Securities Transfer Act, 2006 (Ontario) regardless of whether the STA is in force in the applicable jurisdiction.

“Supporting Obligations” shall mean, as to any Person, all letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents of Title, Intangibles, Instruments, Investment Property and all of such Person’s mortgages, deeds to secure debt and deeds of trust on real or personal property, guaranties, leases, security agreements, and other agreements and property which secure or relate to any collateral, or are acquired for the purpose of securing and enforcing any item thereof.

“Trade-mark License” shall mean, as to any Person, any and all rights granted to or from such Person under any written license, contract or other agreement granting any right to use any Trade-mark.

“Trade-marks” shall mean, as to any Person, all of the following, now owned or hereafter acquired by such Person or in which such Person has or acquires any such rights, priorities and privileges, including all rights to sue at law or in equity for any past, present or future infringement or other impairment thereof, including the right to receive all Proceeds and damages therefrom, whether arising under Canadian, multinational or foreign laws or otherwise: (i) all trade-marks, service marks, trade names, service names, trade dress, logos, internet domain names, and other source or business identifiers (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith in the Canadian Intellectual Property Office or in any similar office or agency of Canada, any province or territory thereof or any other country or any political subdivision thereof, (ii) all reissues, extensions or renewals thereof and (iii) all goodwill associated with or symbolized by any of the foregoing.

“Trade-mark Security Agreement” shall mean a Trade-mark Security Agreement, substantially in the form of the Exhibit C hereto, executed and delivered by any Grantor granting a Security Interest in any of its Trade-marks, as may be amended, modified or supplemented, from time to time, in accordance with its terms.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if the perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security as in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or

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such other applicable legislation (including the Quebec Civil Code) as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Borrower” shall have the meaning given to that term in the recitals hereto.

“US Borrower” shall have the meaning given to that term in the recitals hereto.

(b)           Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the respective meanings given to them in the Credit Agreement.

(c)           In addition, terms used herein without definition that are defined in the PPSA have the respective meanings given to them in the PPSA.

(d)           In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”  The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in this Agreement.  Unless otherwise noted, references herein to an Annex, Schedule, Section, subsection or clause refer to the appropriate Annex or Schedule to, or Section, subsection or clause of this Agreement.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  Where the context requires, provisions relating to any Collateral, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or any relevant part thereof.  Any reference in this Agreement to a Loan Document shall include all appendices, exhibits and schedules thereto, and, unless specifically stated otherwise all amendments, restatements, supplements or other modifications thereto, and as the same may be in effect at any time such reference becomes operative.  As used herein, the words “include”, “includes” and “including” are not limiting shall be deemed to be followed by the phrase “without limitation”, except when used in the computation of time periods.

SECTION 2.                The Security Interests.

(a)           As security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of its Secured Obligations, each Grantor does hereby mortgage, pledge, assign and convey unto the Administrative Agent, for the benefit of the Secured Parties, and does hereby grant to the Administrative Agent, for the benefit of the Secured Parties, a continuing Lien on and Security Interest in all of the right, title and interest of such Grantor in, to and under all of the Collateral (and all rights therein) whether now existing or hereafter, from time to time, created or acquired. For greater certainty, in the case of Acushnet International, such mortgage, pledge, assignment and conveyance, and grant of a Lien on and Security Interest in its right, title and interest in the Collateral hereunder shall extend only to its Pledged Collateral, and all general references to a Grantor and the Collateral hereunder, shall apply to Acushnet International only in relation to such Pledged Collateral.

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(b)           The Security Interests of the Administrative Agent under this Agreement extend to all Collateral that any Grantor may acquire, at any time, during the continuation of this Agreement.

SECTION 3.                Grantors Remain Obligated.  Notwithstanding any other provision of this Agreement to the contrary, (a) neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any contract or other agreement included as part of the Collateral, by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Secured Party of any payment relating thereto, (b) the exercise by the Administrative Agent of any rights under this Agreement or otherwise in respect of the Collateral shall not release any Grantor from its obligations under any contract or other agreement included as part of the Collateral and (c) neither the Administrative Agent nor any Secured Party shall be obligated to take any of the following actions with respect to any contract or other agreement included as part of the Collateral: (i) perform any obligation of any Grantor, (ii) make any payment, (iii) make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party, (iv) present or file any claim or (v) take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

SECTION 4.                Representations and Warranties.

(a)           Representations and Warranties of Each Grantor.  Each Grantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, as follows:

(i)            Such Grantor has good and marketable title to all of its Collateral, free and clear of any Liens other than Permitted Liens, and has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder.

(ii)           Except in relation to Collateral held in Deposit Accounts and Investment Accounts, as of the date hereof, none of the Collateral is in the possession of a Person (other than any Grantor and except for any Collateral in physical possession of the Administrative Agent or its designee, in transit, out for repair in the ordinary course of business or in possession of a third party pursuant to a lease, sub-lease, license or sub-license of real property for office space to the extent set forth in such agreement) asserting any claim thereto or Lien thereon (other than Permitted Liens).

(iii)          All Inventory and Equipment are insured in accordance with the requirements set forth in Section 6.07 of the Credit Agreement.

(iv)          On the date hereof, no amount payable to such Grantor in excess of $1,000,000 under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent.

(v)           Schedule 3 correctly sets forth, as of the date hereof, each Grantor’s jurisdiction of organization, organizational identification number (if any), correct legal name and type of organization as indicated on the public record of such Grantor’s jurisdiction of organization.

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(vi)          Schedule 4 correctly sets forth, as of the date hereof, (A) all names and trade names that each Grantor has used within the last five (5) years, (B) the names of all Persons that have merged into or been acquired by such Grantor and any changes in the jurisdiction of organization or incorporation or corporate structure (e.g. merger, amalgamation, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) of each Grantor, the date of such change and a description of such change and (C) any changes of the chief executive office of each Grantor, in each case within the last five (5) years.

(vii)         Schedule 5 correctly sets forth, as of the date hereof, (A) each Grantor’s registered office and chief executive office, (B) the locations in Canada where books or records relating to the Collateral are maintained, (C) all other locations in Canada where tangible assets of each Grantor in excess of $1,000,000 are located, including Inventory and Equipment and (D) each Grantor’s mailing address (if different from the chief executive office).

(viii)        Schedule 6 correctly sets forth, as of the date hereof, all letters of credit in excess of $1,000,000 under which any Grantor is a beneficiary.

(ix)          Schedule 7 correctly sets forth all Material Real Property of each Grantor as of the Closing Date.

(x)           Schedule 8 correctly sets forth, as of the date hereof, all Canadian Intellectual Property registrations and applications of such Grantor made with any Canadian Governmental Authority and all Licenses under which a Grantor is an exclusive licensee of Canadian registered or applied for Intellectual Property, in each case, that constitutes Material Intellectual Property.

(xi)          Upon the  (i) proper filing of financing statements under the PPSA, the security interest in favour of the Administrative Agent in each Grantor’s rights in that portion of the Collateral in which a valid security interest may be created under the PPSA described in such financing statements will be perfected to the extent a security interest in such Collateral can be perfected under the PPSA by the filing of a financing statement and (ii) making appropriate filings with the Canadian Intellectual Property Office, such security interest in the Copyrights, Trade-marks, Patents and Industrial Designs in Canada for which PPSA filings are insufficient will be perfected.

(b)           Representations and Warranties of Each Pledgor.  To induce the Administrative Agent and the Secured Parties to enter into the Credit Agreement and to induce the Secured Parties to extend credit in the nature of the Secured Obligations, each Pledgor hereby represents and warrants to the Administrative Agent and each other Secured Party and agrees that:

(i)            Schedule 1 sets forth, as of the date hereof, (a) all of the Pledged Equity Interests owned by any Pledgor, (b) the Issuer of such Pledged Equity Interest, (c) the percentage of the total amount of Equity Interests

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such Pledged Equity Interests represent and (d) the percentage of the total amount of Equity Interests of such Pledged Equity Interest that are pledged hereunder.

(ii)           Except as set forth on Schedule 1, each Pledgor that is a Grantor has not acquired any Equity Interests of another entity or substantially all the assets of another entity, within the five (5) years preceding the date hereof.

(iii)          All the Pledged Equity Interests pledged by such Pledgor hereunder have been duly authorized and validly issued and, to the extent applicable, are fully paid and non-assessable.

(iv)          Such Pledgor is the record and beneficial owner of, and has good title to, the Pledged Collateral pledged by it hereunder, free of any and all Liens in favour of any other Person, except the Security Interest created by this Agreement or Permitted Liens.

(v)           All Pledged Collateral and, if applicable, any Additional Pledged Collateral, consisting of Certificated Securities or Instruments have been delivered to the Administrative Agent to the extent required by Section 5 hereof.

(vi)          Schedule 2 sets forth, as of the date hereof, under the heading “Pledged Debt Instruments” and “Pledged Debt Securities”, respectively, all of the Pledged Debt Instruments and Pledged Debt Securities in excess of $1,000,000 owned by any Pledgor.

(vii)         None of the Pledged Equity Interests is or represents interests in Issuers that have opted to be treated as “securities” under the STA, unless a certificate representing such Pledged Equity Interest and undated transfer power covering such certificate has been delivered hereunder in accordance with Sections 5(d)(i) and 5(d)(ii).

SECTION 5.                Further Assurances; Covenants.

(a)           General.

(i)            Each Grantor hereby authorizes the Administrative Agent, its counsel or its representatives, at any time and from time to time, to file financing statements and financing change statements that describe the collateral covered by such financing statements as “all assets of Debtor”, “all personal property of Debtor” or words of similar effect, in such jurisdictions as the Administrative Agent may deem necessary or desirable in order to perfect the Security Interests granted by such Grantor under this Agreement and enable the Administrative Agent to exercise and enforce its rights and remedies hereunder in respect of the Collateral.  Each Grantor will, from time to time, at its expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any filings with the Canadian Intellectual Property Office and any filings of financing statements or financing change statements under the PPSA) that, from time to time, may be necessary, or that the Administrative Agent may reasonably request, in order to create, preserve, perfect, confirm or validate the Security Interests or to enable the Administrative Agent

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to obtain the full benefits of this Agreement, or to enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies hereunder with respect to any of its Collateral; provided, however, that (i) no actions or filings shall be required to be taken to perfect or prioritize any Security Interest in Excluded Perfection Assets (except, for the avoidance of doubt, to the extent perfection of the security interest in such assets occurs automatically or may be accomplished solely by the filing of an “all assets” PPSA financing statement), (ii) no Grantor shall be required to complete any filings or other action with respect to the perfection of the Security Interests created hereby in any jurisdiction outside of Canada and (iii) in no event shall any Grantor be required to execute any control or similar agreement.  Each Grantor shall pay the actual costs of, or incidental to, any recording or filing of any financing statements, financing change statements, Trade-mark Security Agreements, Patent Security Agreements, Industrial Design Security Agreements or Copyright Security Agreements concerning the Collateral.

(ii)           At any time when an Event of Default has occurred and is continuing, upon request to the US Borrower of the Administrative Agent (which request need not be given during the occurrence of a bankruptcy or similar event relating to any Borrower), no Grantor shall permit its tangible assets, including such Grantor’s Inventory and Equipment, to be in the possession of any other Person (except for Inventory or Equipment in possession of the Administrative Agent, in transit, out for repair in the ordinary course of business or in possession of a third party pursuant to a lease, sub-lease, license or sub-license of real property for office space to the extent set forth in such agreement) unless pursuant to an agreement in form and substance satisfactory to the Administrative Agent and (A) such Person has acknowledged that (1) it holds possession of such Inventory, Equipment or other tangible assets, as the case may be, for the Administrative Agent’s benefit, subject to the Administrative Agent’s instructions and (2) such Person does not have a Lien on such Inventory, Equipment or other tangible assets, other than a Permitted Lien, (B) such Person agrees not to hold such Inventory, Equipment or other tangible assets on behalf of any other Person and (C) upon request by the Administrative Agent, such Person agrees to issue and deliver to the Administrative Agent, warehouse receipts, bills of lading or any similar documents relating to such Collateral in the Administrative Agent’s name and in form and substance acceptable to the Administrative Agent.

(iii)          Each Grantor will, promptly upon the reasonable request of the Administrative Agent, provide to the Administrative Agent all information and evidence the Administrative Agent may reasonably request concerning the Collateral, to enable the Administrative Agent to enforce the provisions of this Agreement.

(iv)          Subject to the limitations set forth in Section 5(a)(i), each Grantor shall promptly take all actions necessary or reasonably requested by the Administrative Agent in order to maintain the perfected status and priority of the Security Interests, in each case subject to Permitted Liens.

(v)           Unless authorized by the Administrative Agent in writing, no Grantor shall file any financing statement, financing change statement, partial discharge

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or discharge  in respect of any registration pertaining to the Collateral, including without limitation, registrations under the PPSA, naming any Grantor as debtor and the Administrative Agent as secured party, in any jurisdiction until the Termination Date.

(vi)          Each Grantor shall defend its title, and use commercially reasonable efforts to defend its interest in and to, and the Security Interests in, the Collateral against the claims and demands of all Persons (other than Permitted Liens and the holders thereof).

(b)           Intellectual Property.  Each Grantor shall notify the Administrative Agent, no later than the time when the delivery of the Compliance Certificate pursuant to Section 6.02(a) of the Credit Agreement is required, of each of the following, to the extent any of the following has occurred within the reporting period covered by such financial information: (i) any Grantor’s creation or acquisition after the date of this Agreement of any Material Intellectual Property registrations and applications made with any Canadian Governmental Authority and (ii) any Grantor’s obtaining knowledge that any application or registration made with any Canadian Governmental Authority relating to any Material Intellectual Property owned by any Grantor has or is reasonably likely to become abandoned or dedicated to the public domain, or subject to any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the Canadian Intellectual Property Office or any court, but not including routine office actions issued in the normal course of prosecution) regarding such Grantor’s ownership of any Material Intellectual Property, its right to register the same, or to keep and maintain the same.

(c)           Covenants of Each Grantor.  Each  Grantor covenants and agrees with the Secured Parties that such Grantor shall observe, comply with, and perform each of the covenants set forth in Articles VI and VII of the Credit Agreement applicable to such Grantor.  Without limiting the foregoing, to the extent the US Borrower has agreed to cause any Grantor to perform or observe any of the covenants set forth in Articles VI and VII of the Credit Agreement, such covenants shall be applicable to such Grantor.

(d)           Covenants of Each Pledgor.  Each Pledgor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement, until the Termination Date:

(i)            If such Pledgor shall, as a result of its ownership of its Pledged Equity Interests, become entitled to receive or shall receive any Certificated Security (including any Certificated Security representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Pledged Equity Interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any ownership interests of the Pledged Equity Interests, or otherwise in respect thereof, such Pledgor shall accept the same as the agent of the Administrative Agent, hold the same in trust for the Administrative Agent and promptly (and in any event no later than the time when delivery of the Compliance Certificate pursuant to Section 6.02(a) of the Credit Agreement is required following such acquisition, or promptly following such acquisition during an Event of Default)

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deliver the same forthwith to the Administrative Agent in the exact form received, duly endorsed by such Pledgor to the Administrative Agent, if required, together with an undated transfer power covering such certificate duly executed in blank by such Pledgor, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations; provided, that, pursuant to this Agreement, in no event shall there be pledged, nor shall any Pledgor be required to pledge Equity Interests constituting Excluded Assets.

(ii)           Such Pledgor shall, except as otherwise required under Section 5(d)(i), promptly (and in any event no later than the time when delivery of the Compliance Certificate pursuant to Section 6.02(a) of the Credit Agreement is required following the acquisition thereof, or promptly following such acquisition during an Event of Default) deliver to the Administrative Agent, all certificates and Instruments representing or evidencing any Pledged Collateral (in excess of $1,000,000 in the case of Pledged Debt Instruments, Pledged Debt Securities or Chattel Paper) (including Additional Pledged Collateral (in excess of $1,000,000 in the case of Pledged Debt Instruments, Pledged Debt Securities or Chattel Paper)), whether now existing or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Pledgor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent.  While an Event of Default exists, the Administrative Agent shall have the right, at any time, in its discretion and without notice to any Pledgor, (A) to transfer to or to register in its name or in the name of its nominees any Pledged Collateral and (B) to exchange any certificate or instrument representing or evidencing any Pledged Collateral for certificates or instruments of smaller or larger denominations.  Except as expressly permitted by the Credit Agreement, such Grantor shall not grant “control” (within the meaning of such term under the STA) over any Investment Property to any Person other than the Administrative Agent.

(iii)          If any amount in excess of $1,000,000 payable under or in connection with any Collateral owned by such Pledgor shall be or become evidenced by an Instrument, such Pledgor shall promptly deliver (and in any event no later than the time when delivery of the Compliance Certificate pursuant to Section 6.02(a) of the Credit Agreement is required following the acquisition thereof, or promptly following such acquisition during an Event of Default) such Instrument to the Administrative Agent, duly executed in a manner reasonably satisfactory to the Administrative Agent, or, if consented to by the Administrative Agent, shall mark all such Instruments with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Wells Fargo Bank, National Association, as Administrative Agent, and any purchase or other transfer of this interest is a violation of the rights of Wells Fargo Bank, National Association, as Administrative Agent.”

(iv)          Such Pledgor shall maintain the Security Interest in such Pledgor’s Pledged Collateral as a perfected, first priority security interest (subject only to Permitted Liens) and shall defend such Security Interest against the claims and demands of all Persons whomsoever (other than Permitted Liens and the holders thereof).  Subject to the limitations set forth in Section 5(a)(i), at any time and from time to time, upon the written

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request of the Administrative Agent, and at the sole expense of such Pledgor, such Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Pledgor.

(v)           If any of the Collateral is or shall become evidenced or represented by an Uncertificated Security, such Pledgor shall use commercially reasonable efforts to cause the Issuer thereof either (i) to register the Administrative Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Pledgor and the Administrative Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Administrative Agent without further consent of such Pledgor, such agreement to be in form and substance reasonably satisfactory to the Administrative Agent.

(vi)          To the extent that the Organization Documents of any limited liability company or limited partnership that has issued any Pledged Equity Interests provide that the Equity Interests in such limited liability company or such limited partnership shall be a “security” as defined under the PPSA such limited liability company or limited partnership shall certificate such Equity Interests and the applicable Grantor shall comply with Sections 5(d)(i) and 5(d)(ii) with respect thereto.

(vii)         Such Pledgor consents to the transfer of any partnership interest and any limited liability company interest constituting Pledged Equity Interests to the Administrative Agent or its nominee or transferee during the continuance of an Event of Default and to the substitution of the Administrative Agent or its nominee or transferee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto, in each case, subject to the terms of the applicable operating agreements or partnership agreements.

SECTION 6.                Insurance, Reporting and Recordkeeping.  Each Grantor covenants and agrees with the Administrative Agent that, from and after the date of this Agreement and until the termination of this Agreement pursuant to Section 17(a):

(a)           Insurance.  Except to the extent prohibited by applicable law, each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent), so long as any Event of Default shall have occurred and be continuing, as such Grantor’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Grantor on any cheque or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance.  The Administrative Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.  This appointment is coupled with an interest and is irrevocable.

(b)           Maintenance of Records Generally.  Each Grantor shall keep and maintain, at its own cost and expense, records of its Collateral, complete in all material respects,

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including a record of all payments received and all credits granted with respect to the Collateral and all other dealings with its Collateral.   All the Chattel Paper of each Grantor will be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Wells Fargo Bank, National Association, as Administrative Agent” or words of similar effect.  For the Administrative Agent’s further security, each Grantor agrees that, upon the occurrence of and during the continuation of any Event of Default, such Grantor shall deliver and turn over full and complete copies of any such books and records to the Administrative Agent or to its representatives, at any time, on demand of the Administrative Agent.

SECTION 7.                General Authority.  Each Grantor hereby irrevocably appoints the Administrative Agent its true and lawful attorney-in-fact, with full power of substitution, in the name of such Grantor, the Administrative Agent or otherwise, for the sole use and benefit of the Administrative Agent on its behalf and on behalf of the Secured Parties, but at such Grantor’s expense, to exercise, at any time, all or any of the following powers:

(i)            to file the financing statements and financing change statements referred to in Section 5(a)(i);

(ii)           to endorse any cheques or other instruments or orders in connection therewith;

(iii)          to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due with respect to any Collateral or by virtue thereof;

(iv)          to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or appropriate to accomplish the purposes of this Agreement;

(v)           to settle, compromise, compound, prosecute or defend any action or proceeding with respect to any Collateral;

(vi)          to sell, transfer, assign or otherwise deal in or with the Collateral or the Proceeds or avails thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof;

(vii)         to extend the time of payment with reference to the Collateral and to make any allowance and other adjustments with reference to the Collateral; and

(viii)        to pay or discharge taxes and liens levied or placed on or threatened against the Collateral, effect any repairs or purchase any insurance called for by the Loan Documents and pay all or any part of the premiums therefor and the costs thereof;

provided, however, that the powers described in clauses (ii) through (viii) above may be exercised by the Administrative Agent only if an Event of Default has occurred and is continuing.  The appointment as attorney-in-fact under this Section 7 is irrevocable until the Termination Date and coupled with an interest.

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SECTION 8.                Remedies Upon an Event of Default.

(a)           If any Event of Default has occurred and is continuing, the Administrative Agent may, without further notice to the Grantors, exercise all rights and remedies under this Agreement or any other Loan Document or that are available to a secured creditor upon default under the PPSA (whether or not the PPSA applies to the affected Collateral), or that are otherwise available at law or in equity, at any time, in any order and in any combination, including collecting any and all Secured Obligations from the Grantors or third parties, and, in addition, the Administrative Agent or its designee may sell the Collateral or any part thereof at public or private sale, for cash, upon credit or for future delivery, and at such price or prices as the Administrative Agent may deem satisfactory.  The Administrative Agent shall give the Grantors   no less than ten (10) days prior written notice of the time and place of any sale or other intended disposition of Collateral, except for any Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, in which case the Administrative Agent shall give notice of such sale as early as possible.   Each Grantor agrees that, to the extent notification of sale shall be required by applicable law, any such notice shall constitute reasonable notification

(b)           The Administrative Agent or any Secured Party may be the purchaser (including pursuant to credit bidding approved by the Administrative Agent) of any or all of the Collateral so sold at any public sale (or, if such Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations or if otherwise permitted by applicable law, at any private sale) and thereafter hold the same, absolutely, free from any right or claim of any kind.  Each Grantor agrees during an Event of Default to execute and deliver such documents and take such other action as the Administrative Agent deems necessary or advisable in order that any such sale may be made in compliance with law.  Upon any such sale, the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold.  Each purchaser at any such sale shall hold the Collateral so sold to it absolutely free from any claim or right of any kind, including any equity or right of redemption of the Grantors.  To the extent permitted by law, each Grantor hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted.  The notice (if any) of such sale shall (1) in case of a public sale, state the time and place fixed for such sale, and (2) in the case of a private sale, state the day after which such sale may be consummated.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix in the notice of such sale.  At any such sale, Collateral may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may determine.  The Administrative Agent shall not be obligated to make any such sale pursuant to any such notice.  The Administrative Agent may, without notice or publication (other than any notices required by this Section 8 or by applicable law), adjourn any public or private sale or cause the same to be adjourned, from time to time, by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.  In case of any sale of all or any part of the Collateral on credit or for future delivery, such Collateral so sold may be retained by the Administrative Agent until the selling price is paid by the purchaser thereof, but the Administrative Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for such Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice.  The Administrative Agent, instead of

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exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

(c)           If any Event of Default has occurred and is continuing, for the purpose of enforcing any and all rights and remedies under this Agreement, the Administrative Agent may, with reasonable advance notice to the Grantors (i) require any Grantor to, and each Grantor agrees that it will, at the joint and several expense of the Grantors, and upon the Administrative Agent’s request, forthwith assemble all or any part of its Collateral as directed by the Administrative Agent and make it available at a place designated by the Administrative Agent which is, in the Administrative Agent’s opinion, reasonably convenient to the Administrative Agent and such Grantor, whether at the premises of such Grantor or otherwise, (ii) to the extent permitted by applicable law, enter, with or without process of law and without breach of the peace, any premise where any such Collateral is or may be located and, without charge or liability to the Administrative Agent, seize and remove such Collateral from such premises, (iii) have access to and use such Grantor’s books and records, computers and software (subject to the terms of applicable licenses) relating to the Collateral and (iv) prior to the disposition of any of the Collateral, store or transfer such Collateral without charge in or by means of any storage or transportation facility owned or leased by such Grantor, process, repair or recondition such Collateral or otherwise prepare it for disposition in any manner and, to the extent the Administrative Agent deems reasonably appropriate or necessary and in connection with such preparation and disposition, use without charge any Intellectual Property used or owned by such Grantor.

(d)           Without limiting the generality of the foregoing, if any Event of Default has occurred and is continuing:

(i)            Upon the Administrative Agent’s request, each Grantor will promptly notify each Account Debtor, in respect of any Account or Instrument of such Grantor, that such Collateral has been assigned to the Administrative Agent hereunder and that any payments due or to become due in respect of such Collateral are to be made directly to the Administrative Agent.  Notwithstanding the foregoing, each Grantor hereby authorizes the Administrative Agent, upon the occurrence and during the continuance of an Event of Default; (A) to directly contact and notify the Account Debtors or obligors under any Accounts of the assignment of such Collateral to the Administrative Agent; (B) to direct such Account Debtor or obligors to make payment of all amounts due or to become due thereunder directly to the Administrative Agent; and (C) upon such notification and at the expense of such Grantor, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.  Once any such notice has been given to any Account Debtor or other Person obligated on the Collateral, such Grantor shall not give any contrary instructions to such Account Debtor or other Person without the Administrative Agent’s prior written consent.  If, notwithstanding the giving of any notice, any Account Debtor or other Person shall make payments to a Grantor, such Grantor shall hold all such payments it receives in trust for the Administrative Agent, for the account of the Secured Parties, and shall immediately, upon receipt, deliver the same to the Administrative Agent.

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(ii)           The Administrative Agent may establish or cause to be established one or more lockboxes or other arrangements for the deposit of Proceeds of Accounts, and in such case, each Grantor shall cause to be forwarded to the Administrative Agent, on a daily basis, all cheques and other items of payment and deposit slips related thereto for deposit in such lockboxes.

(iii)          The Administrative Agent may (without assuming any obligations or liability thereunder), at any time and from time to time, enforce (and shall have the exclusive right to enforce) against any licensee or sub-licensee all rights and remedies of any Grantor in, to and under any Licenses and take or refrain from taking any action in connection therewith, in each case, subject to the terms of the applicable License.  Each Grantor hereby releases the Administrative Agent from, and agrees to hold the Administrative Agent free and harmless from and against any claims arising out of, any lawful action so taken or omitted to be taken with respect hereto, except for the Administrative Agent’s gross negligence or willful misconduct, as determined by a final and non-appealable decision of a court of competent jurisdiction.

(iv)          Upon request by the Administrative Agent, each Grantor agrees to execute and deliver to the Administrative Agent powers of attorney, in form and substance satisfactory to the Administrative Agent, for the implementation of any lease, assignment, License, sublicense, grant of option, sale or other disposition of any Intellectual Property, in each case subject to the terms of the applicable License.  In the event of any such disposition pursuant to this Section 8, each Grantor shall supply to the Administrative Agent its customer lists and other records relating to such Intellectual Property and the distribution of said products.

(v)           For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby (a) grants to the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense (subject to the terms of any applicable License) any Intellectual Property now used, owned or hereafter acquired by such Grantor, and wherever the same may be located, and such license shall include reasonable access to all media in which any of the licensed items may be recorded or stored and to all Software used for the compilation or printout thereof, in each case, subject to any Grantor’s security policies and obligations of confidentiality, the right to prosecute and maintain all Intellectual Property and the right to sue for past, present or future infringement of the Intellectual Property; provided, however, that nothing in this Section 8 shall require a Grantor to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, License, agreement, instrument or other document evidencing, giving rise to a right to use or theretofore granted with respect to such property; provided, further, that such licenses to be granted hereunder with respect to Trade-marks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trade-marks are used sufficient to preserve the

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validity of such Trade-marks;  and (b) irrevocably agrees that the Administrative Agent may sell any of such Grantor’s Inventory directly to any Person, including Persons who have previously purchased the Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Agreement, may sell Inventory which bears any Trade-mark owned by or, subject to the applicable license, licensed to such Grantor and any Inventory that is covered by any Copyright owned by or, subject to the applicable license, licensed to such Grantor and the Administrative Agent may finish any work in process and affix any Trade-mark owned by or, subject to the applicable license, licensed to such Grantor and sell such Inventory as provided herein.

(e)           The Administrative Agent may appoint or reappoint by instrument in writing, any Person or Persons, whether an officer or officers or an employee or employees of each Grantor or not, to be an interim receiver, receiver or receivers (hereinafter called a “Receiver”, which term when used herein shall include a receiver and manager) of the Collateral of such Grantor (including any interest, income or profits therefrom) and may remove any Receiver so appointed and appoint another in his/her/its stead.  Any such Receiver shall, to the extent permitted by applicable law, so far as concerns responsibility for his/her/its acts, be deemed the agent of the Grantor and not of the Administrative Agent, and, in the absence of the Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction, the Administrative Agent shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver or his/her/its servants, agents or employees.   The term “Administrative Agent” when used in the remedial sections of this Agreement will include any such receiver, interim receiver, receiver manager or agent so appointed and the agents, officers and employees of such receiver, interim receiver, receiver and manager or agent.

(f)            The Administrative Agent, on behalf of the Secured Parties, and, by accepting the benefits of this Agreement, the Secured Parties, expressly acknowledge and agree that this Agreement may be enforced only by the action of the Administrative Agent and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the Collateral, it being understood and agreed that such rights and remedies shall be exercised exclusively by the Administrative Agent, for the benefit of the Secured Parties, in accordance with the terms of this Agreement.

SECTION 9.                Limitation on the Administrative Agent’s Duty in Respect of Collateral.

(a)           Beyond reasonable care in the custody thereof, the Administrative Agent shall have no duty as to any Collateral   in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

(b)           The Administrative Agent shall be deemed to have exercised reasonable care in the custody of the Collateral of any Grantor in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.  The Administrative Agent shall not be liable or responsible for any loss or damage to any of the

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Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Administrative Agent in good faith.

(c)           Neither the Administrative Agent nor any Secured Party shall be required to marshal any present or future Collateral for, or other assurance of payment of, the Secured Obligations or to resort to such Collateral or other assurances of payment in any particular order.  All of the rights of the Administrative Agent hereunder and of the Administrative Agent or any other Secured Party in respect of such Collateral and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising.  To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshalling of Collateral which might cause delay in or impede the enforcement of the Administrative Agent’s rights under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefit of all such laws.

SECTION 10.              Voting Rights; Dividends and Interest.

(a)           Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have provided at least three (3) Business Days’ prior notice to the US Borrower that the rights of the Pledgor under this Section 10 are being suspended:

(i)                                   Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof.

(ii)                                The Administrative Agent shall promptly (after reasonable advance notice) execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 10(a)(i), all at the expense of such Pledgor.

(iii)                             Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are not prohibited by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws.  So long as no Event of Default has occurred and is continuing, the Administrative Agent shall promptly deliver to each Pledgor any Pledged Collateral in its possession if requested to be delivered to the issuer thereof in connection with any

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exchange, sale or redemption of such Pledged Collateral not prohibited by the Credit Agreement.

(b)           During the continuance of an Event of Default, after the Administrative Agent shall have provided the US Borrower with the notice required under Section 10(a) of the suspension of the Pledgor’ rights under Section 10(a)(iii), then all rights of any Pledgor to dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to Section 10(a)(iii) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain any dividends, interest, principal or other distributions in respect of Pledged Collateral.  All dividends, interest, principal or other distributions received by any Pledgor in violation of the provisions of this Section 10(b) shall be held in trust for the benefit of the Administrative Agent and the Secured Parties, shall be segregated from other property or funds of such Pledgor and shall be promptly (and in any event within ten (10) days) delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent).

(c)           During the continuance of an Event of Default, after the Administrative Agent shall have provided the US Borrower with the notice required under Section 10(a) of the suspension of its rights under Section 10(a)(i), then all rights of any Pledgor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 10(a)(i), and the obligations of the Administrative Agent under Section 10(a)(ii) shall cease and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgor to exercise such rights.  After all Events of Default have been cured or waived, each Pledgor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 10(a)(i), and the obligations of the Administrative Agent under Section 10(a)(ii) shall be reinstated.

(d)           Any notice given by the Administrative Agent to the US Borrower under this Section 10 (i) shall be given in writing, (ii) may be given with respect to one or more of the Pledgors at the same or different times and (iii) may suspend the rights of the Pledgors under Section 10(a)(i) or 10(a)(iii) in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights (to the extent provided for herein) so long as an Event of Default has occurred and is continuing.

(e)           Subject to the terms of this Agreement, following at least three (3) Business Days’ prior written notice from the Administrative Agent, each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default, it will comply with instructions of the Administrative Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity Interests hereunder that are not certificated without further consent by the issuer of such Equity Interests.

25

SECTION 11.              Application of Proceeds.  All monies collected by the Administrative Agent upon the sale or other disposition of any Collateral pursuant to: (i) the enforcement of this Agreement; or (ii) the exercise of any of the remedial provisions hereof, together with all other monies received by the Administrative Agent hereunder (including all monies received in respect of post-petition interest) as a result of the enforcement or exercise of any remedial rights hereunder or of any distribution of any Collateral upon the bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of the obligations and indebtedness of any Grantor, or the application of any Collateral to the payment thereof or any distribution of Collateral upon the liquidation or dissolution of any Grantor, or the winding up of the assets or business of any Grantor shall, in the case of each of clauses (i) and (ii), be applied in the manner set forth in the Credit Agreement.  It is understood and agreed that each Grantor shall remain jointly and severally liable to the Secured Parties to the extent of any deficiency between (x) the amount of the Proceeds of the Collateral received by the Administrative Agent hereunder and (y) the aggregate amount of the Secured Obligations.

SECTION 12.              Appointment of Co-Agents.  At any time or times, in order to comply with any legal requirement in any jurisdiction, the Administrative Agent may appoint another bank or trust company or one or more other Persons reasonably acceptable to the Secured Parties and, so long as no Event of Default has occurred or is continuing, the Grantors, either to act as co-agent or co-agents, jointly with the Administrative Agent, or to act as separate agent or agents on behalf of the Administrative Agent and the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of this Section 12).  Any such appointment pursuant to this Section 12 will be made subject to Section 9.10 of the Credit Agreement.

SECTION 13.              Indemnity; Expenses.  The terms of Sections 10.04 and 10.05 of the Credit Agreement with respect to expenses and indemnity are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

SECTION 14.              Governing Law; Jurisdiction; Venue;

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE IN THE PROVINCE OF ONTARIO.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE PROVINCE OF ONTARIO, PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE ADMINISTRATIVE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GRANTOR, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS

26

PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND APPELLATE COURTS FROM ANY THEREOF.  EACH GRANTOR, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED HERETO.

SECTION 15.              Security Interest Absolute.

All rights of the Administrative Agent, the Security Interests and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of:

(a)           the bankruptcy, insolvency or reorganization of any Grantor or any of their Subsidiaries;

(b)           any lack of validity or enforceability of any Loan Document;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Documents including any increase in the Secured Obligations resulting from the extension of additional credit to any Grantor or any of their Subsidiaries or otherwise;

(d)           any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Secured Obligations;

(e)           any manner of application of Collateral, or Proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral for all or any part of the Secured Obligations or any other assets of any Grantor or any of their Subsidiaries;

(f)            any change, restructuring or termination of the structure or existence of any Grantor or any of their Subsidiaries; or

(g)           any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Grantor or a third party grantor.

SECTION 16.              Additional Grantors.  If, pursuant to Section 6.12, 6.14 or 7.14 of the Credit Agreement, any Person that is not a Grantor shall be required to become a Grantor hereunder, such Person shall execute and deliver to the Administrative Agent a Canadian Security Agreement Supplement substantially in the form of Exhibit E hereto and shall thereafter for all purposes be party hereto as a “Grantor” and “Pledgor” having the same rights, benefits and obligations as a Grantor and Pledgor, respectively, initially a party hereto.

27

SECTION 17.              Termination of Security Interests; Release of Collateral.

(a)           On the Termination Date, (i) the Security Interests shall terminate, (ii) all rights to the Collateral shall revert to the Grantors and (iii) this Agreement shall terminate.

(b)           On the Termination Date and in connection with any other Lien released or subordinated pursuant to Section 9.08 of the Credit Agreement, the Administrative Agent will, at the expense of such Grantor, comply with the provisions of Section 9.08 of the Credit Agreement, but without recourse or warranty to the Administrative Agent.

(c)           The Administrative Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with (or which the Administrative Agent in the absence of gross negligence or willful misconduct (as determined by a final, non-appealable decision of a court of competent jurisdiction) believes to be in accordance with) this Section 17.

SECTION 18.              Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver, receiver-manager, interim receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 19.              Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement.  All communications and notices hereunder to any Grantor shall be given to it in care of the US Borrower as provided in Section 10.02 of the Credit Agreement.

SECTION 20.              No Waiver; Remedies Cumulative.  No failure or delay by the Administrative Agent in exercising any right or remedy hereunder, and no course of dealing between any Grantor on the one hand and the Administrative Agent or any Secured Party on the other hand shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder.  The rights and remedies herein and in the other Loan Documents are cumulative and not exclusive of any rights or remedies which the Administrative Agent would otherwise have.  No notice to or demand on any Grantor not required hereunder in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the Administrative Agent’s rights to any other or further action in any circumstances without notice or demand.

28

SECTION 21.              Successors and Assigns.  This Agreement and all obligations of each Grantor hereunder shall be binding upon the successors and assigns of such Grantor (including any debtor-in-possession on behalf of such Grantor) and shall, together with the rights and remedies of the Administrative Agent, for the benefit of the Secured Parties, hereunder and inure to the benefit of the Administrative Agent, the Secured Parties, all future holders of any instrument evidencing any of the Secured Obligations and their respective successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and any such assignment, transfer or delegation without such consent shall be null and void.  No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the Lien granted to the Administrative Agent for the benefit of the Secured Parties hereunder.

SECTION 22.              Amendments.  No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Grantor herefrom, shall be effective unless the same shall be in writing and effected in accordance with Section 10.01 of the Credit Agreement and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 23.              Severability.  In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 24.              Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts (including by telecopy or other electronic communication), all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic communication shall be equally effective as delivery of an original executed counterpart hereof.

SECTION 25.              Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

[Signatures on Following Page(s)]

29

IN WITNESS WHEREOF, the parties hereto have caused this Canadian Security Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

ACUSHNET CANADA INC.

By:
Name:
Title:

ACUSHNET INTERNATIONAL INC.

By:
Name:
Title:

[Signature Page to Acushnet Canadian Security Agreement]

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Signature Page to Acushnet Canadian Security Agreement]

Schedule 1
Pledged Equity Interests

Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)

Acquisitions of Equity Interests or Assets

Debtor/Grantor	Date of Acquisition	Description of Acquisition including full legal name of seller and seller’s jurisdiction of organization and seller’s chief executive office

32

Schedule 2
Pledged Debt Securities and Pledged Debt Instruments

33

Schedule 3
Jurisdiction of Organization; Organizational Identification Number; Legal Name

Name of Grantor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number (if any)

34

Schedule 4
Names; Trade Names; Merger Partners

35

Schedule 5
Chief Executive Office; Registered Office; Mailing Addresses;
Locations of Collateral and Books and Records

Name of Grantor	Chief Executive Office and Mailing Address	Registered Office	Location of Collateral and Operations	Location of Books and Records

36

Schedule 6
Letters of Credit

37

Schedule 7
Material Real Property

Grantor	Property Location	County	Nature and Use

38

Schedule 8
Intellectual Property

Copyrights, Copyright Applications and Copyright Licenses

Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

Patents, Patent Applications and Patent Licenses

Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

Trade-marks, Trade-mark Applications and Trade-mark Licenses

Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

Industrial Designs and Industrial Design Licenses

Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

39

Exhibit A
Copyright Security Agreement

[See attached.]

40

GRANT OF SECURITY INTEREST

IN COPYRIGHTS

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, [                              ], a [                              ] (the “Grantor”), with principal offices at [                              ], on this [      ] day of [                    ], 20[    ], hereby assigns and grants to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Grantee”) with principal offices at 1808 Aston Avenue, Suite 250, Carlsbad, California 92008, a security interest in (i) all of the Grantor’s right, title and interest in and to the copyrights, copyright registrations, copyright applications and copyright licenses (the “Copyrights”) set forth on Schedule A attached hereto and all reissues, extensions or renewals thereof; (ii) all Proceeds (as such term is defined in the Canadian Security Agreement referred to below) of the Copyrights and (iii) all causes of action arising prior to or after the date hereof for infringement of any of the Copyrights.

THIS GRANT OF SECURITY INTEREST (this “Grant”), is made to secure the satisfactory performance and payment of all the “Secured Obligations” of the Grantor, as such term is defined in the Canadian Security Agreement among the Grantor, the other grantors from time to time party thereto and the Grantee, dated as of [ • ], 2016 (as the same may be amended, restated, modified and/or supplemented from time to time, the “Canadian Security Agreement”).

THE SECURITY INTEREST IN THE COPYRIGHTS BEING GRANTED HEREUNDER SHALL NOT BE CONSTRUED AS AN ABSOLUTE ASSIGNMENT, BUT AS AN ASSIGNMENT TO SECURE THE GRANTOR’S OBLIGATIONS TO GRANTEE UNDER THE CANADIAN SECURITY AGREEMENT.

This Grant has been granted in conjunction with the security interest granted to the Grantee under the Canadian Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are without prejudice to, and are in addition to, those set forth in the Canadian Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Canadian Security Agreement, the provisions of the Canadian Security Agreement shall govern. This Grant may be executed in counterparts.  The Grantor authorizes and request that the Registrar of Copyrights record this Grant.

[SIGNATURES ON THE FOLLOWING PAGE]

41

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the date referenced above.

[ ], as Grantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Grantee

By:
Name:
Title:

42

Schedule A to Copyright Security Agreement

Copyrights, Copyright Applications and Copyright Licenses

Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

43

Exhibit B
Patent Security Agreement

[See attached.]

44

GRANT OF SECURITY INTEREST

IN PATENTS

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, [                              ], a [                              ] (the “Grantor”), with principal offices at [                              ], on this [      ] day of [                                ], 20[  ], hereby assigns and grants to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Grantee”) with principal offices at 1808 Aston Avenue, Suite 250, Carlsbad, California 92008, a security interest in all of the Grantor’s right, title and interest in and to the patents, patent applications and patent licenses (the “Patents”) set forth on Schedule A attached hereto and all reissues, continuations, continuations-in-part and extensions thereof, in each case together with all Proceeds (as such term is defined in the Canadian Security Agreement referred to below) of the Patents, and all causes of action arising prior to or after the date hereof for infringement of any of the Patents.

THIS GRANT OF SECURITY INTEREST (this “Grant”), is made to secure the satisfactory performance and payment of all the “Secured Obligations” of the Grantor, as such term is defined in the Canadian Security Agreement among the Grantor, the other grantors from time to time party thereto and the Grantee, dated as of [ • ], 2016 (as the same may be amended, restated, modified and/or supplemented from time to time, the “Canadian  Security Agreement”).

THE SECURITY INTEREST IN THE PATENTS BEING GRANTED HEREUNDER SHALL NOT BE CONSTRUED AS AN ABSOLUTE ASSIGNMENT, BUT AS AN ASSIGNMENT TO SECURE THE GRANTOR’S OBLIGATIONS TO GRANTEE UNDER THE CANADIAN SECURITY AGREEMENT.

This Grant has been granted in conjunction with the security interest granted to the Grantee under the Canadian Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are without prejudice to, and are in addition to, those set forth in the Canadian Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Canadian Security Agreement, the provisions of the Canadian Security Agreement shall govern. This Grant may be executed in counterparts.  The Grantor authorizes and request that the Commissioner of Patents record this Grant.

[SIGNATURES ON THE FOLLOWING PAGE]

45

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the date referenced above.

[ ], as Grantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Grantee

By:
Name:
Title:

46

Schedule A to Patent Security Agreement

Patents, Patent Applications and Patent Licenses

Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

47

Exhibit C
Trade-mark Security Agreement

[See attached.]

48

GRANT OF SECURITY INTEREST

IN TRADE-MARKS

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, [                              ] (the “Grantor”), with principal offices at [                              ], on this [        ] day of [                                ], 20[    ], hereby assigns and grants to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Grantee”) with principal offices at 1808 Aston Avenue, Suite 250, Carlsbad, California 92008, a security interest in all of the Grantor’s right, title and interest in and to the trade-marks, trade-mark registrations, trade-mark applications and trade-mark licenses (the “Marks”) set forth on Schedule A attached hereto and all reissues, extensions or renewals thereof, and the goodwill of the businesses with which the Marks are associated; in each case together with all Proceeds (as such term is defined in the Canadian Security Agreement referred to below) of the Marks, and all causes of action arising prior to or after the date hereof for infringement of any of the Marks or unfair competition regarding the same.

THIS GRANT OF SECURITY INTEREST (this “Grant”), is made to secure the satisfactory performance and payment of all the “Secured Obligations” of the Grantor, as such term is defined in the Canadian Security Agreement among the Grantor, the other grantors from time to time party thereto and the Grantee, dated as of [ • ], 2016 (as the same may be amended, restated, modified and/or supplemented from time to time, the “Canadian Security Agreement”).

THE SECURITY INTEREST IN THE MARKS BEING GRANTED HEREUNDER SHALL NOT BE CONSTRUED AS AN ABSOLUTE ASSIGNMENT, BUT AS AN ASSIGNMENT TO SECURE THE GRANTOR’S OBLIGATIONS TO GRANTEE UNDER THE CANADIAN SECURITY AGREEMENT.

This Grant has been granted in conjunction with the security interest granted to the Grantee under the Canadian Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are without prejudice to, and are in addition to, those set forth in the Canadian Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Canadian Security Agreement, the provisions of the Canadian Security Agreement shall govern. This Grant may be executed in counterparts.  The Grantor authorizes and request that the Registrar of Trade-marks record this Grant.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the date referenced above.

[ ], as Grantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Grantee

By:
Name:
Title:

49

Schedule A to Trade-mark Security Agreement

Trade-marks, Trade-mark Applications and Trade-mark Licenses

Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

Exhibit D
Industrial Design Security Agreement

[See attached.]

52

GRANT OF SECURITY INTEREST

IN INDUSTRIAL DESIGNS

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, [                              ] (the “Grantor”), with principal offices at [                              ], on this [        ] day of [                                ], 20[    ], hereby assigns and grants to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Grantee”) with principal offices at 1808 Aston Avenue, Suite 250, Carlsbad, California 92008, a security interest in all of the Grantor’s right, title and interest in and to the industrial designs, industrial design registrations, industrial design applications and industrial design licenses (the “Industrial Designs”) set forth on Schedule A attached hereto and all reissues, extensions or renewals thereof, and the goodwill of the businesses with which the Industrial Designs are associated; in each case together with all Proceeds (as such term is defined in the Canadian Security Agreement referred to below) of the Industrial Designs, and all causes of action arising prior to or after the date hereof for infringement of any of the Industrial Designs or unfair competition regarding the same.

THIS GRANT OF SECURITY INTEREST (this “Grant”), is made to secure the satisfactory performance and payment of all the “Secured Obligations” of the Grantor, as such term is defined in the Canadian Security Agreement among the Grantor, the other grantors from time to time party thereto and the Grantee, dated as of [ • ], 2016 (as the same may be amended, restated, modified and/or supplemented from time to time, the “Canadian Security Agreement”).

THE SECURITY INTEREST IN THE INDUSTRIAL DESIGNS BEING GRANTED HEREUNDER SHALL NOT BE CONSTRUED AS AN ABSOLUTE ASSIGNMENT, BUT AS AN ASSIGNMENT TO SECURE THE GRANTOR’S OBLIGATIONS TO GRANTEE UNDER THE CANADIAN SECURITY AGREEMENT.

This Grant has been granted in conjunction with the security interest granted to the Grantee under the Canadian Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are without prejudice to, and are in addition to, those set forth in the Canadian Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Canadian Security Agreement, the provisions of the Canadian Security Agreement shall govern. This Grant may be executed in counterparts.  The Grantor authorizes and request that the Commissioner of Patents record this Grant.

[SIGNATURES ON THE FOLLOWING PAGE]

53

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the date referenced above.

[ ], as Grantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Grantee

By:
Name:
Title:

54

Schedule A to Industrial Design Security Agreement

Industrial Designs and Industrial Design Licenses

Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

55

Exhibit E
Form of Canadian Security Agreement Supplement

[See attached.]

56

FORM OF CANADIAN SECURITY AGREEMENT SUPPLEMENT

THIS CANADIAN SECURITY AGREEMENT SUPPLEMENT dated as of [                              ], 20[    ] (this “Supplement”) executed and delivered by [                              ], a [                              ] (the “New Grantor”) in favour of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, pursuant to that certain Credit Agreement dated as of April 27, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ACUSHNET COMPANY, a Delaware corporation (the “US Borrower), ACUSHNET HOLDINGS CORP., a Delaware corporation (“Holdings”), the several banks, financial institutions and lenders from time to time parties thereto (the “Lenders”), and the Administrative Agent and other parties thereto, the Administrative Agent and the Lenders have agreed to make available to the Borrowers certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, to secure obligations owing by the Loan Parties under the Credit Agreement and the other Loan Documents, the Canadian Borrower, among others, has executed and delivered that certain Canadian Security Agreement dated as of [ • ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Canadian Security Agreement”) in favour of the Administrative Agent and the Secured Parties;

WHEREAS, the New Grantor, which will benefit directly and indirectly from the financial accommodations extended by the Lenders, will execute this Supplement to become a party to the Canadian Security Agreement.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Grantor, the New Grantor hereby agrees as follows:

SECTION 1. Accession to Security Agreement; Grant of Security Interest.

The New Grantor agrees that it is a “Grantor” and “Pledgor” under the Canadian Security Agreement and assumes all obligations of a “Grantor” and “Pledgor” thereunder, all as if the New Grantor were an original signatory to the Canadian Security Agreement.  Without limiting the generality of the foregoing, the New Grantor hereby:

(a)           as security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of its Secured Obligations, mortgages, pledges, assigns and conveys unto the Administrative Agent, for the benefit of the Secured Parties, and grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing Lien on and Security Interest in all of the right, title and interest of such New Grantor in, to and under all of the Collateral (and all rights therein) whether now existing or hereafter, from time to time, created or acquired;

57

(b)           makes to the Administrative Agent and the Secured Parties as of the date hereof each of the representations and warranties contained in Section 4 of the Canadian Security Agreement (as modified hereby) and agrees to be bound by each of the covenants contained in the Canadian Security Agreement, including those contained in Section 5 thereof to the same extent as each other Grantor set forth therein; and

(c)           consents and agrees to each other provision set forth in the Canadian Security Agreement to the same extent as each other Grantor set forth therein.

SECTION 2. Supplement to Schedules.

The information set forth in Exhibit I attached hereto is hereby added to the information set forth in Schedules 1 through 8 of the Canadian Security Agreement.

SECTION 3. GOVERNING LAW; Miscellaneous.

(a)           The terms of Sections 13 and 14 of the Canadian Security Agreement with respect to expenses, indemnity, governing law, submission to jurisdiction, venue and waiver of right to trial by jury are incorporated herein by reference, mutatis mutandis, and the New Grantor hereby agrees to such terms.

SECTION 4. Definitions.

Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Canadian Security Agreement or the Credit Agreement, as applicable.

[Signatures on Next Page]

58

IN WITNESS WHEREOF, the New Grantor has caused this Canadian Security Agreement Supplement to be duly executed and delivered by its duly authorized officers as of the date first written above.

[NEW GRANTOR]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopy Number:
Telephone Number:

Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

59

Exhibit I to
Canadian Security Agreement Supplement

[See attached.]

60

EXHIBIT M

Form of UK Share Charge

[See Attached.]

1

[ • ] 2016

ACUSHNET INTERNATIONAL INC.

(as Chargor)

and

WELLS FARGO BANK,

NATIONAL ASSOCIATION

(as Security Agent)

SHARE CHARGE

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44.20.7710.1000

www.lw.com

THIS DEED is made on [•] 2016

BETWEEN:

(1)                                ACUSHNET INTERNATIONAL INC., a Delaware corporation (the “Chargor”); and

(2)                                WELLS FARGO BANK, NATIONAL ASSOCIATION as security trustee for itself and the other Secured Parties (the “Security Agent”).

IT IS AGREED AS FOLLOWS:

1.                                     INTERPRETATION

1.1                              Definitions

In this Deed:

“Charged Property” means all the assets and undertakings of the Chargor which from time to time are subject of the security created or expressed to be created in favour of the Security Agent by or pursuant to this Deed;

“Credit Agreement” means the senior secured $750,000,000 credit agreement between, amongst others, the UK Borrower, the Lenders, and the Security Agent dated 27 April;

“Lenders” means the Lenders as defined in the Credit Agreement;

“Parties” means each of the parties to this Deed from time to time;

“Quasi-Security” means a transaction in which the Chargor:

(a)                                sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by the Chargor or any other member of its Group;

(b)                                sells, transfers or otherwise disposes of any of its receivables on recourse terms;

(c)                                 enters into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts other than in the ordinary course of business; or

(d)                                enters into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising indebtedness or of financing the acquisition of an asset;

“Receiver” means an administrator, a receiver and manager or (if the Security Agent so specifies in the relevant appointment) receiver in each case appointed under this Deed;

“Related Rights” means all dividends, distributions and other income paid or payable on a Share, together with all shares or other property derived from any Share and all other allotments, accretions, rights, benefits and advantages of all kinds accruing, offered or otherwise derived from or incidental to that Share (whether by way of conversion, redemption, bonus, preference, option or otherwise);

“Secured Obligations” means (a) all Obligations of the UK Borrower, (b) all Secured Hedge Obligations (other than an Excluded Swap Obligation) of the UK Borrower, (c) all Cash Management Obligations of the UK Borrower, including, in each case, interest and fees that accrue after the commencement by or against the UK Borrower of any proceeding under any

Debtor Relief Laws naming the UK Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings (including, for the avoidance of doubt, any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Loan Document, in each case whether or not anticipated as of the date of this Agreement) excluding the UK Borrower’s Parallel Debts and (d) the covenant to pay made by the Chargor pursuant to Clause 2 hereof;

“Secured Parties” means the Secured Parties (as defined in the Credit Agreement) and any Receiver;

“Security” means a mortgage, charge, pledge or lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Shares” means all shares owned by the Chargor in the UK Borrower including but not limited to the shares specified in Schedule 1 (Shares);

“Termination Date” has the meaning given to it under the Credit Agreement;

“Trust Property” means:

(a)                                the Security created or evidenced or expressed to be created or evidenced under or pursuant to any of the Loan Documents (being the “Transaction Security”), and expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;

(b)                                all obligations expressed to be undertaken by the Chargor to pay amounts in respect of its liabilities to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by the Chargor in favour of the Security Agent as trustee for the Secured Parties;

(c)                                 the Security Agent’s interest in any trust fund created pursuant to any turnover of receipt provisions in any Loan Documents; and

(d)                                any other amounts or property, whether rights, entitlements, chooses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Loan Documents to hold as trustee on trust for the Secured Parties; and

“UK Borrower” means Acushnet Europe Limited, a limited liability company incorporated under the laws of England and Wales with company number 01198336 and registered office at Caxton Road, St. Ives Industrial Estate, St Ives, Cambridgeshire PE 27 3LU.

1.2                              Construction

In this Deed, unless a contrary intention appears, a reference to:

(a)                                an “agreement” includes any legally binding arrangement, concession, contract, deed or franchise (in each case whether oral or written);

(b)                                an “amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement and “amend”, “amending” and “amended” shall be construed accordingly;

(c)                                 “assets” includes present and future properties, revenues and rights of every description, provided that “assets” shall exclude any Excluded Assets (as such term is defined in the Credit Agreement);

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(d)                                “including” means including without limitation and “includes” and “included” shall be construed accordingly;

(e)                                 “losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and “loss” shall be construed accordingly;

(f)                                  a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or any two or more of the foregoing; and

(g)                                 a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

1.3                              Other References

(a)                                In this Deed, unless a contrary intention appears, a reference to:

(i)                                    any Party, Secured Party, the Chargor or any other person is, where relevant, deemed to be a reference to or to include, as appropriate, that person’s successors in title, permitted assignees and transferees and in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Loan Documents;

(ii)                                 any Loan Document or other agreement or instrument is to be construed as a reference to that agreement or instrument as amended or novated, including by way of increase of the facilities or other obligations or addition of new facilities or other obligations made available under them or accession or retirement of the parties to these agreements but excluding any amendment or novation made contrary to any provision of any Loan Document;

(iii)                              any clause or schedule is a reference to, respectively, a clause of and schedule to this Deed and any reference to this Deed includes its schedules; and

(iv)                             a provision of law is a reference to that provision as amended or re-enacted.

(b)                                The index to and the headings in this Deed are inserted for convenience only and are to be ignored in construing this Deed.

(c)                                 Words importing the plural shall include the singular and vice versa.

1.4                              Incorporation by reference

Unless the context otherwise requires or unless otherwise defined in this Deed, words and expressions defined in the Credit Agreement have the same meanings when used in this Deed.

1.5                              Miscellaneous

(a)                                Notwithstanding any other provision of this Deed, the obtaining of a moratorium under section 1A of the Insolvency Act 1986, or anything done with a view to obtaining such a moratorium (including any preliminary decision or investigation), shall not be an event causing any floating charge created by this Deed to crystallise or causing restrictions which would not otherwise apply to be imposed on the disposal of property by any Chargor or a ground for the appointment of a Receiver.

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(b)                                The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Deed and no rights or benefits expressly or impliedly conferred by this Deed shall be enforceable under that Act against the Parties by any other person.

(c)                                 The parties hereto intend that this document shall take effect as a deed notwithstanding that any party may only execute this document under hand.

1.6                              Declaration of trust

(a)                                The Security Agent hereby accepts its appointment as agent and trustee by the Secured Parties and declares (and the Chargor hereby acknowledges) that the Trust Property is held by the Security Agent as a trustee for and on behalf of the Secured Parties on the basis of the duties, obligations and responsibilities set out in the Credit Agreement.

(b)                                Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts created by this Deed or any other Loan Document. In performing its duties, obligations and responsibilities, the Security Agent shall be considered to be acting only in a mechanical and administrative capacity or as expressly provided in this Deed and the other Loan Documents.

(c)                                 In acting as trustee for the Secured Parties under this Deed, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.  Any information received by some other division or department of the Security Agent may be treated as confidential and shall not be regarded as having been given to the Security Agent’s trustee division.

2.                                     COVENANT TO PAY

The Chargor, as primary obligor, covenants with the Security Agent (for the benefit of itself and the other Secured Parties) that it will on demand pay the Secured Obligations when they fall due for payment.

3.                                     CHARGING PROVISION

The Chargor, as continuing security for the payment of the Secured Obligations, charges in favour of the Security Agent by way of first fixed charge and with full title guarantee all of the Shares, both present and future, from time to time, owned by it or in which it has an interest, and all corresponding Related Rights

4.                                     FURTHER ASSURANCE

(a)                                The covenants set out in Section 2(1)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 shall extend to include the obligations set out in sub-clause 4 (b) and (c) below.

(b)                                The Chargor shall promptly (and at its own expense) do all such acts (including payment of all stamp duties or fees) or execute or re-execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require):

(i)                                    to perfect the Security created or intended to be created under or evidenced by this Deed (which may include the execution or re-execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or

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are intended to be, the subject of this Deed) or for the exercise of any rights, powers and remedies of the Security Agent, any Receiver or the other Secured Parties provided by or pursuant to this Deed or by law;

(ii)                                 to confer on the Security Agent, or on the Secured Parties, Security over any property and assets of that Chargor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to this Deed; and/or

(iii)                              to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security created under this Deed.

(c)                                 The Chargor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Secured Parties by or pursuant to this Deed.

5.                                     NEGATIVE PLEDGE

The Chargor may not:

(a)                                create or agree to create or permit to subsist any Security or Quasi-Security over all or any part of the Charged Property;

(b)                                sell, transfer, lend or otherwise dispose of all or any part of the Charged Property or the right to receive or to be paid the proceeds arising on the disposal of the same, or agree or attempt to do so; or

(c)                                 dispose of the equity of redemption in respect of all or any part of the Charged Property,

except as expressly permitted by the Credit Agreement or with the prior consent of the Security Agent.

6.                                     REPRESENTATIONS AND WARRANTIES

6.1                              The Chargor represents and warrants to the Security Agent on the date of this Deed and on each date that any representations are repeated under article 5 (Representations and Warranties) of the Credit Agreement that:

(a)                                it is the legal and beneficial owner of the Shares identified against its name in Schedule 1 (Shares) which represent the entire issued share capital of the UK Borrower; and

(b)                                all of those Shares are fully paid; and

(c)                                 the constitutional documents of the Chargor and the UK Borrower do not restrict or otherwise limit the Chargor’s right to transfer or charge its shares in the UK Borrower pursuant to the terms of this Deed; and

(d)                                none of the Charged Property is the subject of any claim, assertion, infringement, attack, right, action or other restriction or arrangement of whatever nature.

6.2                              The Chargor makes the representations set out in sections 5.01 (Existence, Qualification and Power; Compliance with Laws), 5.02 (Authorization; No Contravention); 5.03 (Governmental Authorization; Other Consents) and 5.04 (Binding Effect) of the Credit Agreement, as if references to any Loan Document or Collateral Document contained therein were references

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to this Deed and as if references to “each Loan Party” and Restricted Subsidiaries were references to the Chargor.

7.                                     PROTECTION OF SECURITY

7.1                              The Chargor will promptly deposit with the Security Agent (or as it shall direct) all stocks and share certificates and other documents of title relating to the Shares together with stock transfer forms executed in blank and left undated on the basis that the Security Agent shall be able to hold such documents of title and stock transfer forms until the Secured Obligations have been irrevocably and unconditionally discharged in full and shall be entitled, at any time following the occurrence of an Event of Default which is continuing, under its power of attorney given in this Deed, the stock transfer forms on behalf of the Chargor in favour of itself or such other person as it shall select;

7.2                              The Security Agent may retain any document delivered to it under this Clause 7 or otherwise until the security created under this Deed is released and, if for any reason it ceases to hold any such document before that time, it may by notice to the Chargor require that the document be redelivered to it and the Chargor shall (i) promptly comply (or procure compliance) where such document has been returned to the Chargor, or (ii) promptly comply (or use reasonable endeavours to procure compliance where such document is with a third party) with that notice.

7.3                              Any document required to be delivered to the Security Agent under Clause 7.1 which is for any reason not so delivered or which is released by the Security Agent to the Chargor shall be held on trust by the Chargor for the Security Agent.

8.                                     VOTING AND DISTRIBUTION RIGHTS

8.1                              Prior to the occurrence of an Event of Default which is continuing:

(a)                                the Chargor shall be entitled to receive and retain all dividends, distributions and other moneys paid on or derived from its Shares; and

(b)                                the Chargor shall be entitled to exercise all voting and other rights and powers attaching to its Shares provided that it shall not exercise any such voting rights or powers in any manner which would prejudice the interests of the Secured Parties under this Deed or adversely affect the validity, enforceability or existence of the Charged Property or the Security created under this Deed.

8.2                              Upon the occurrence and during the continuance of an Event of Default, all voting rights in respect of the Shares shall be exercised by the Chargor as directed by the Security Agent (in order to preserve and/or realise the value of the security), unless the Security Agent has notified the Chargor in writing that it wishes to gives up this right.

8.3                              Upon the occurrence and during the continuance of an Event of Default , the Chargor shall hold any dividends, distributions and other monies paid on or derived from the Shares on trust for the Secured Parties and pay the same to, or as directed by, the Security Agent.

8.4                              If, at any time, any Shares are registered in the name of the Security Agent or its nominee, the Security Agent will not be under any duty to ensure that any dividends, distributions or other moneys payable in respect of those Shares are duly and promptly paid or received by it or its nominee, or to verify that the correct amounts are paid or received, or to take any action in connection with the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise on or in respect of or in substitution for, any of those Shares.

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8.5                              After all Events of Default have been cured or waived, the Chargor shall have the exclusive right to exercise the voting and/or consensual rights and powers that the Chargor would otherwise be entitled to exercise pursuant to the terms of Clauses 8.1 to 8.3 of this Deed and the obligations of the Security Agent shall be reinstated.

9.                                     SECURITY AGENT’S POWER TO REMEDY

9.1                              Power to Remedy

If the Chargor fails to comply with any obligation set out in Clause 7 (Protection of Security) or Clause 8 (Voting and Distribution Rights) and that failure is not remedied to the satisfaction of the Security Agent within 14 days of the Security Agent giving notice to the Chargor or the Chargor becoming aware of the failure to comply, it will allow (and irrevocably authorises) the Security Agent or any person which the Security Agent nominates to take any action on behalf of the Chargor which is necessary to ensure that those obligations are complied with.

9.2                              Indemnity

Subject to any limitations in the Credit Agreement, the Chargor will indemnify the Security Agent against all losses properly incurred by the Security Agent as a result of a breach by the Chargor of its obligations under Clause 7 (Protection of Security) or Clause 8 (Voting and Distribution Rights) and in connection with the exercise by the Security Agent of its rights contained in Clause 9.1 above.  All sums the subject of this indemnity will be payable by the Chargor to the Security Agent on demand and if not so paid will bear interest at the Default Rate.  Any unpaid interest will be compounded monthly.

10.                              CONTINUING SECURITY

10.1                       Continuing Security

The Security constituted by this Deed shall be a continuing security notwithstanding any intermediate payment or settlement of all or any part of the Secured Obligations or any other act, matter or thing.

10.2                       Other Security

The Security constituted by this Deed is to be in addition to and shall neither be merged in nor in any way exclude or prejudice or be affected by any other Security or other right which the Security Agent and/or any other Secured Party may now or after the date of this Deed hold for any of the Secured Obligations, and this Security may be enforced against the Chargor without first having recourse to any other rights of the Security Agent or any other Secured Party.

11.                              ENFORCEMENT OF SECURITY

11.1                       Enforcement Powers

For the purpose of all rights and powers implied or granted by statute, the Secured Obligations are deemed to have fallen due on the date of this Deed. The power of sale and other powers conferred by section 101 of the Law of Property Act 1925 and all other enforcement powers conferred by this Deed shall be immediately exercisable at any time after an Event of Default has occurred which is continuing.

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11.2                       Statutory Powers

The powers conferred on mortgagees, receivers or administrative receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (as the case may be) shall apply to the Security created under this Deed, unless they are expressly or impliedly excluded.  If there is ambiguity or conflict between the powers contained in those Acts and those contained in this Deed, those contained in this Deed shall prevail.

11.3                       Exercise of Powers

All or any of the powers conferred upon mortgagees by the Law of Property Act 1925 as varied or extended by this Deed, and all or any of the rights and powers conferred by this Deed on a Receiver (whether expressly or impliedly), may be exercised by the Security Agent without further notice to the Chargor at any time after an Event of Default has occurred which is continuing, irrespective of whether the Security Agent has taken possession or appointed a Receiver of the Charged Property.

11.4                       Disapplication of Statutory Restrictions

The restriction on the consolidation of mortgages and on power of sale imposed by sections 93 and 103 respectively of the Law of Property Act 1925 shall not apply to the security constituted by this Deed.

11.5                       Appropriation under the Financial Collateral Regulations

(a)                                To the extent that any of the Charged Property constitutes “financial collateral” and this deed and the obligations of the Chargor hereunder constitute “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (as amended)), the Security Agent shall have the right to appropriate all or any part of such financial collateral in or towards discharge of the Secured Obligations and may exercise that right to appropriate by giving notice to the Chargor at any time after an Event of Default has occurred which is continuing.

(b)                                The Parties agree that the value of any such appropriated financial collateral shall be: (x) in the case of securities, the price at which such securities can be disposed of by the Security Agent; and (y) in the case of any other asset, the market value of such financial collateral as determined by the Security Agent, in each case, in a commercially reasonable manner (including by way of an independent valuation). The Parties agree that the methods of valuation provided for in this paragraph shall constitute commercially reasonable methods of valuation for the purposes of the Regulations.

12.                              RECEIVERS

12.1                       Appointment of Receiver

(a)                                Subject to paragraph (d) below, at any time after this Deed has become enforceable, or if so requested by the Chargor, the Security Agent may by writing under hand signed by any officer or manager of the Security Agent, appoint any person (or persons) to be a Receiver of all or any part of the Charged Property.

(b)                                Section 109(1) of the Law of Property Act 1925 shall not apply to this Deed.

(c)                                 Paragraph 14 of Schedule B1 to the Insolvency Act 1986 shall apply to any floating charge created by this Deed.

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(d)                                The Security Agent shall be entitled to appoint a Receiver save to the extent prohibited by section 72A Insolvency Act 1986.

12.2                       Powers of Receiver

Each Receiver appointed under this Deed shall have (subject to any limitations or restrictions which the Security Agent may incorporate in the deed or instrument appointing it) all the powers conferred from time to time on receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (each of which is deemed incorporated in this Deed), so that the powers set out in schedule 1 to the Insolvency Act 1986 shall extend to every Receiver, whether or not an administrative receiver.  In addition, notwithstanding any liquidation of the relevant Chargor, each Receiver shall have power to:

(a)                                exercise all voting and other rights attaching to the Shares owned by the Chargor and comprised in the Charged Property, but only following a written notification from either the Receiver or the Security Agent to the Chargor stating that the Security Agent shall exercise all voting rights in respect of the Shares owned by the Chargor and comprised in the Charged Property;

(b)                                redeem any prior Security on or relating to the Charged Property and settle and pass the accounts of the person entitled to that prior Security, so that any accounts so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargor and the money so paid shall be deemed to be an expense properly incurred by the Receiver;

(c)                                 settle any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating to any of the Charged Property; and

(d)                                do all other acts and things (including signing and executing all documents and deeds) as the Receiver considers to be incidental or conducive to any of the matters or powers in this Clause 12.2, or otherwise incidental or conducive to the preservation, improvement or realisation of the Charged Property, and use the name of the Chargor for all such purposes, and in each case may use the name of the Chargor and exercise the relevant power in any manner which he may think fit.

12.3                       Receiver as Agent

Each Receiver shall be the agent of the Chargor, which shall be solely responsible for his acts or defaults, and for his remuneration and expenses, and be liable on any agreements or engagements made or entered into by him.  The Security Agent will not be responsible for any misconduct, negligence or default of a Receiver.

12.4                       Removal of Receiver

The Security Agent may by notice remove from time to time any Receiver appointed by it (subject to the provisions of section 45 of the Insolvency Act 1986 in the case of an administrative receivership) and, whenever it may deem appropriate, appoint a new Receiver in the place of any Receiver whose appointment has terminated, for whatever reason.

12.5                       Remuneration of Receiver

The Security Agent may from time to time fix the remuneration of any Receiver appointed by it.

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13.                              APPLICATION OF PROCEEDS

13.1                       Order of Application

All moneys received or recovered by the Security Agent or any Receiver pursuant to this Deed shall (subject to the claims of any person having prior rights thereto) be applied in the order and manner specified by the Credit Agreement notwithstanding any purported appropriation by the Chargor.

13.2                       Section 109 Law of Property Act 1925

Sections 109(6) and (8) of the Law of Property Act 1925 shall not apply to a Receiver appointed under this Deed.

13.3                       Application against Secured Obligations

Subject to Clause 13.1 above, any moneys or other value received or realised by the Security Agent from the Chargor or a Receiver under this Deed may be applied by the Security Agent to any item of account or liability or transaction forming part of the Secured Obligations to which they may be applicable in any order or manner which the Security Agent may determine.

13.4                       Suspense Account

Until the Secured Obligations are paid in full, the Security Agent or the Receiver (as appropriate) may place and keep (for such time as it shall determine) any money received, recovered or realized pursuant to this Deed or on account of the Chargor’s liability in respect of the Secured Obligations in an interest bearing separate suspense account (to the credit of either the Chargor or the Security Agent or the Receiver as the Security Agent or the Receiver shall think fit) and the Security Agent or the Receiver may retain the same for the period which it considers expedient without having any obligation to apply all or any part of that money in or towards discharge of the Secured Obligations.

14.                              PROTECTION OF SECURITY AGENT AND RECEIVER

14.1                       No Liability

Neither the Security Agent nor any Receiver shall be liable in respect of any of the Charged Property or for any loss or damage which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise any of, their respective powers under the Loan Documents, unless caused by its or his gross negligence or, wilful default.

14.2                       Possession of Charged Property

Without prejudice to Clause 14.1 above, if the Security Agent or the Receiver enters into possession of the Charged Property, it will not be liable to account as mortgagee in possession and may at any time at its discretion go out of such possession.

14.3                       Primary liability of Chargor

The Chargor shall be deemed to be a principal debtor and the sole, original and independent obligor for the Secured Obligations and the Charged Property shall be deemed to be a principal security for the Secured Obligations.  The liability of the Chargor under this Deed and the charges contained in this Deed shall not be impaired by any forbearance, neglect, indulgence, abandonment, extension of time, release, surrender or loss of securities, dealing, variation or arrangement by the Security Agent or any other Secured Party, or by any other act, event or matter whatsoever whereby the liability of the Chargor (as a surety only) or the

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charges contained in this Deed (as secondary or collateral charges only) would, but for this provision, have been discharged.

14.4                       Waiver of defences

The obligations of the Chargor under this Deed will not be affected by an act, omission, matter or thing which, but for this Deed, would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to it or any Secured Party) including:

(a)                                any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)                                 the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)                                 any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Loan Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Loan Document or other document or security;

(f)                                  any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or

(g)                                 any insolvency or similar proceedings.

14.5                       Security Agent

The provisions set out in article 9 (Administrative Agent and Other Agents) of the Credit Agreement shall govern the rights, duties and obligations of the Security Agent under this Deed.

14.6                       Delegation

The Security Agent may delegate by power of attorney or in any other manner all or any of the powers, authorities and discretions which are for the time being exercisable by it under this Deed to any person or persons upon such terms and conditions (including the power to sub-delegate) as it may think fit.  The Security Agent will not be liable or responsible to the Chargor or any other person for any losses arising from any act, default, omission or misconduct on the part of any delegate.

14.7                       Cumulative Powers

The powers which this Deed confers on the Security Agent, the other Secured Parties and any Receiver appointed under this Deed are cumulative, without prejudice to their respective powers under the general law, and may be exercised as often as the relevant person thinks appropriate.  The Security Agent, the other Secured Parties or the Receiver may, in

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connection with the exercise of their powers, join or concur with any person in any transaction, scheme or arrangement whatsoever.  The respective powers of the Security Agent, the other Secured Parties and the Receiver will in no circumstances be suspended, waived or otherwise prejudiced by anything other than an express consent or amendment.

15.                              POWER OF ATTORNEY

The Chargor, by way of security, irrevocably and severally appoints the Security Agent, each Receiver and any person nominated for the purpose by the Security Agent or any Receiver (in writing and signed by an officer of the Security Agent or Receiver) as its attorney (with full power of substitution and delegation) in its name and on its behalf and as its act and deed to execute, seal and deliver (using the company seal where appropriate) and otherwise perfect and do any deed, assurance, agreement,  instrument, act or thing which it ought to execute and do under the terms of this Deed, or which may be required or deemed proper in the exercise of any rights or powers conferred on the Security Agent or any Receiver under this Deed or otherwise for any of the purposes of this Deed, and the Chargor covenants with the Security Agent and each Receiver to ratify and confirm all such acts or things made, done or executed by that attorney.

16.                              PROTECTION FOR THIRD PARTIES

16.1                       No Obligation to Enquire

No purchaser from, or other person dealing with, the Security Agent or any Receiver (or their agents) shall be obliged or concerned to enquire whether:

(a)                                the right of the Security Agent or any Receiver to exercise any of the powers conferred by this Deed has arisen or become exercisable or as to the propriety or validity of the exercise or purported exercise of any such power; or

(b)                                any of the Secured Obligations remain outstanding and/or are due and payable or be concerned with notice to the contrary and the title and position of such a purchaser or other person shall not be impeachable by reference to any of those matters.

16.2                       Receipt Conclusive

The receipt of the Security Agent or any Receiver shall be an absolute and a conclusive discharge to a purchaser, and shall relieve him of any obligation to see to the application of any moneys paid to or by the direction of the Security Agent or any Receiver.

17.                              COSTS AND EXPENSES

The terms of sections 10.04 and 10.05 of the Credit Agreement with respect to expenses and indemnity are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

18.                              REINSTATEMENT AND RELEASE

18.1                       Amounts Avoided

If any amount paid by the Chargor in respect of the Secured Obligations is capable of being avoided or set aside on the liquidation or administration of the Chargor or otherwise, then for the purposes of this Deed that amount shall not be considered to have been paid.

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18.2                       Discharge Conditional

Any settlement or discharge between the Chargor and any Secured Party shall be conditional upon no security or payment to that Secured Party by the Chargor or any other person being avoided, set aside, ordered to be refunded or reduced by virtue of any provision or enactment relating to insolvency and accordingly (but without limiting the other rights of that Secured Party under this Deed) that Secured Party shall be entitled to recover from the Chargor the value which that Secured Party has placed on that security or the amount of any such payment as if that settlement or discharge had not occurred.

18.3                       Covenant To Release

(a)                                On the Termination Date, (i) the security interests granted under this Deed shall terminate, (ii) all rights to the Charged Property shall revert to the Chargor and (iii) this Deed (including the covenant to pay contained in Clause 2) shall terminate.

(b)                                On the Termination Date and in connection with any other Lien released or subordinated pursuant to section 9.08 of the Credit Agreement, the Security Agent will, at the expense of such Chargor, comply with the provisions of section 9.08 of the Credit Agreement, but without recourse or warranty to the Security Agent.

(c)                                 The Security Agent shall have no liability whatsoever to any other Secured Party as the result of any release of the Charged Property by it in accordance with (or which the Security Agent in the absence of gross negligence or willful misconduct (as determined by a final, non-appealable decision of a court of competent jurisdiction) believes to be in accordance with) this Clause 18.3.

19.                              CURRENCY CLAUSES

19.1                       Conversion

All moneys received or held by the Security Agent or any Receiver under this Deed may be converted into any other currency which the Security Agent considers necessary to cover the obligations and liabilities comprised in the Secured Obligations in that other currency at the Security Agent’s spot rate of exchange then prevailing for purchasing that other currency with the existing currency.

19.2                       No Discharge

No payment to the Security Agent (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Chargor in respect of which it was made unless and until the Security Agent has received payment in full in the currency in which the obligation or liability is payable or, if the currency of payment is not specified, was incurred.  To the extent that the amount of any such payment shall on actual conversion into that currency fall short of that obligation or liability expressed in that currency, the Security Agent shall have a further separate cause of action against the Chargor and shall be entitled to enforce the Security constituted by this Deed to recover the amount of the shortfall.

20.                              SET-OFF

20.1                       Set-off rights

The Security Agent may set off any matured obligation due from the Chargor under the Loan Documents (to the extent beneficially owned by the Security Agent y) against any matured obligation owed by the Security Agent to the Chargor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies,

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the Security Agent may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

20.2                       Unliquidated Claims

If, at any time after notice demanding payment of any sum which is then due but unpaid in respect of the Secured Obligations has been given by the Security Agent to the Chargor, the relevant obligation or liability is unliquidated or unascertained, the Security Agent may set-off the amount which it estimates (in good faith) will be the final amount of that obligation or liability once it becomes liquidated or ascertained.

20.3                       No Set-off

The Chargor will pay all amounts payable under this Deed without any set-off, counterclaim or deduction whatsoever unless required by law, in which event the Chargor will pay an additional amount to ensure that the payment recipient receives the amount which would have been payable had no deduction been required to have been made.

21.                              RULING OFF

If the Security Agent or any other Secured Party receives notice of any subsequent Security or other interest affecting any of the Charged Property (except as permitted by the Credit Agreement) it may open a new account for the Chargor in its books.  If it does not do so then (unless it gives express notice to the contrary to the Chargor), as from the time it receives that notice, all payments made by the Chargor to it (in the absence of any express appropriation to the contrary) shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations.

22.                              REDEMPTION OF PRIOR CHARGES

The Security Agent may, at any time after an Event of Default has occurred and is continuing, redeem any prior Security on or relating to any of the Charged Property or procure the transfer of that Security to itself, and may settle and pass the accounts of any person entitled to that prior Security.  Any account so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargor.  The Chargor will on demand pay to the Security Agent all principal moneys and interest and all losses incidental to any such redemption or transfer.

23.                              NOTICES

23.1                       Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated herein or in the Credit Agreement, may be made by fax or letter.

23.2                       Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Deed for any communication or document to be made or delivered under or in connection with this Deed is:

(a)                                in accordance with the provisions of section 10.02 (Notices and Other Communications; Facsimile Copies) of the Credit Agreement (in the case of any person who is a party as at the date of this Deed);

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(b)                                in the case of any person who becomes a party after the date of this Deed, notified in writing to the Security Agent on or prior to the date on which it becomes a party, or any substitute address or fax number as the party may notify to the Security Agent (or the Security Agent may notify to the other Parties, if a change is made by the Security Agent) by not less than five Business Days’ notice.

23.3                       Delivery

(a)                                Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:

(i)                                    if by way of fax, when received in legible form; or

(ii)                                 if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 23.2, if addressed to that department or officer.

(b)                                Any communication or document to be made or delivered to the Security Agent will be effective only when actually received by the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Security Agent’s signature below (or any substitute department or officer as the Security Agent shall specify for this purpose).

24.                              CHANGES TO PARTIES

24.1                       Assignment by the Security Agent

The Security Agent may at any time assign or otherwise transfer all or any part of its rights under this Deed in accordance with the Loan Documents.

24.2                       Changes to Parties

The Chargor authorises and agrees to changes to parties in accordance with the terms of the Credit Agreement and authorises the Security Agent to execute on its behalf any document required to effect the necessary transfer of rights or obligations contemplated by those provisions.

25.                              MISCELLANEOUS

25.1                       Certificates Conclusive

A certificate or determination of the Security Agent as to any amount payable under this Deed will be conclusive and binding on the Chargor, except in the case of manifest error.

25.2                       Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

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25.3                       Invalidity of any Provision

If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

25.4                       Failure to Execute

Failure by one or more parties (“Non-Signatories”) to execute this Deed on the date hereof will not invalidate the provisions of this Deed as between the other Parties who do execute this Deed. Such Non-Signatories may execute this Deed on a subsequent date and will thereupon become bound by its provisions.

26.                              GOVERNING LAW AND JURISDICTION

(a)                                This Deed and any non-contractual claims arising out of or in connection with it shall be governed by and construed in accordance with English law.

(b)                                Subject to sub-clause (c) below, the Parties agree that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed, whether contractual or non-contractual (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”).  The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c)                                 The Parties agree that, for the benefit of the Secured Parties only, nothing in this Deed shall limit the right of the Secured Parties to bring any legal action against the Chargor in any other court of competent jurisdiction.

27.                              SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law, the Chargor:

(a)                                irrevocably appoints Acushnet Europe Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(b)                                agrees that failure by the agent for service of process to notify the relevant Chargor of the process will not invalidate the proceedings concerned.

IN WITNESS whereof this Deed has been duly executed as a deed and is delivered on the date first above written.

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SCHEDULE 1

SHARES

Shares

Name in which the shares are held	Name of company issuing shares	Number and class of shares
Acushnet International Inc.

Acushnet Europe Limited, a limited liability company incorporated under the laws of England and Wales with company number 01198336 and registered office at Caxton Road, St. Ives Industrial Estate, St Ives, Cambridgeshire PE 27 3LU

300,699 ordinary shares of £1 each

SIGNATORIES TO SHARE CHARGE(1)

THE CHARGOR

EXECUTED as a DEED by
ACUSHNET INTERNATIONAL INC. acting by:

[•] as Authorised Signatory:

Notice Details

Address:	[•]

Facsimile:	[•]

Attention:	[•]

Email:	[•]

THE SECURITY AGENT
EXECUTED as a DEED by

WELLS FARGO BANK, NATIONAL ASSOCIATION acting by:

[•] as Authorised Signatory:

Notice Details

Address:	[•]

Facsimile:	[•]

Attention:	[•]

Email:	[•]

(1)  Each party to confirm execution block.

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EXHIBIT N

Form of UK Debenture

[See Attached.]

1

 2016

ACUSHNET EUROPE LIMITED

(as Chargor)

and

[WELLS FARGO BANK,

NATIONAL ASSOCIATION]

(as Security Agent)

DEBENTURE

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44.20.7710.1000

www.lw.com

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BANK ACCOUNTS	32

SCHEDULE 6	33

INSURANCE POLICIES	33

SCHEDULE 7	34

FORMS OF NOTICES	34

SCHEDULE 8	41

FORM OF SECURITY ACCESSION DEED	41

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THIS DEED (the “Debenture”) is made on [•] 2016

BETWEEN:

(1)                                ACUSHNET EUROPE LIMITED., a limited liability company incorporated in England and Wales with registered number 01198336, having its registered office at Caxton Road, St. Ives Industrial Estate, St Ives, Cambridgeshire PE27 3LU (the “Chargor”); and

(2)                                [WELLS FARGO BANK, NATIONAL ASSOCIATION] as security trustee for itself and the other Secured Parties (the “Security Agent”).

IT IS AGREED AS FOLLOWS:

1.                                     INTERPRETATION

1.1                              Definitions

In this Debenture:

“Accounts” means any accounts of the Chargor that may from time to time be identified in writing by a Chargor and the Security Agent, (and any renewal or re-designation of such accounts), together with the debt or debts represented thereby;

“Account Notice” means a notice substantially in the form set out in Part III of Schedule 7 (Forms of Notices);

“Assigned Agreements” means [ • ](1) and any other agreement designated as an Assigned Agreement by a Chargor and the Security Agent;

“Charged Property” means all the assets and undertakings of a Chargor which from time to time are subject of the security created or expressed to be created in favour of the Security Agent by or pursuant to this Debenture and any Security Accession Deed;

“Chargor” means the Chargor and each company which grants security over its assets in favour of the Security Agent by executing a Security Accession Deed;

“Counterparty Notice” means a notice substantially in the form set out in Part I of Schedule 7 (Forms of Notices);

“Credit Agreement” means the $750,000,000 senior secured credit agreement dated 27 April 2016, between, amongst others, the Company, the Chargor, the Canadian Borrower, and the Administrative Agent (each as defined therein);

“Equipment” means all plant, machinery, computers, office and other equipment, furnishings and vehicles and other chattels (excluding any for the time being forming part of the Chargor’s stock in trade or work in progress) together with any spare parts, replacements or modifications and the benefit of all contracts, licences and warranties relating thereto, including but not limited to any assets specified in Schedule 4 (Equipment);

“Event of Default” means an Event of Default as defined in the Credit Agreement;

“Insurance Notice” means a notice substantially in the form set out in Part II of Schedule 7 (Forms of Notices);

(1)  Chargor to confirm whether any material contracts exist

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“Insurance Policies” means all policies of insurance and all proceeds of them either now or in the future held by, or written in favour of, a Chargor or in which it is otherwise interested, including but not limited to the policies of insurance, if any, specified in Schedule 6 (Insurance Policies);

“Intellectual Property” means any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered and the benefit of all applications and rights to use such assets which may now or in the future subsist, including but not limited to the intellectual property, if any, specified in Schedule 3 (Intellectual Property);

“Investment” means any stock, share, debenture, loan stock, securities, bonds, certificates of deposits, options, warrants, interest in any investment fund or investment scheme and any other comparable investment (including all warrants, options and any other rights to subscribe for, convert into or otherwise acquire these investments), including but not limited to the investments, if any, specified in Schedule 2 (Shares and Investments) (including, unless the context otherwise requires, the Shares), in each case whether owned directly by or to the order of a Chargor or by any trustee, fiduciary, nominee or clearance system on its behalf and all Related Rights (including all rights against any such trustee, fiduciary, nominee or clearance system);

“Lenders” means the Lenders as defined in the Credit Agreement;

“Other Debts” means all book debts and other debts and monetary claims (other than Trading Receivables) owing to a Chargor and any proceeds of such debts and claims;

“Parties” means each of the parties to this Debenture from time to time;

“Property” means all freehold and leasehold property from time to time owned by a Chargor or in which a Chargor is otherwise interested and shall include:

(a)                                the proceeds of sale of all or any part of such property;

(b)                                all rights, benefits, privileges, warranties, covenants, easements, appurtenances and licences relating to such property;

(c)                                 all money received by or payable to a Chargor in respect of such property; and

(d)                                all buildings, fixtures and fittings from time to time on such property;

(e)                                 including, but not limited to the property, if any, specified in Schedule 1 (Properties);

“Quasi-Security” means a transaction in which a Chargor:

(a)                                sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by a Chargor or any other member of the Group;

(b)                                sells, transfers or otherwise disposes of any of its receivables on recourse terms;

(c)                                 enters into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)                                enters into any other preferential arrangement having a similar effect,

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in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset;

“Receiver” means an administrator, a receiver and manager or (if the Security Agent so specifies in the relevant appointment) receiver in each case appointed under this Debenture;

“Related Rights” means all dividends, distributions and other income paid or payable on a Share or Investment, together with all shares or other property derived from any Share or Investment and all other allotments, accretions, rights, benefits and advantages of all kinds accruing, offered or otherwise derived from or incidental to that Share or Investment (whether by way of conversion, redemption, bonus, preference, option or otherwise);

“Secured Obligations” means (a) all Obligations of the UK Borrower, (b) all Secured Hedge Obligations (other than an Excluded Swap Obligation) of the UK Borrower, (c) all Cash Management Obligations of the UK Borrower, including, in each case, interest and fees that accrue after the commencement by or against the UK Borrower of any proceeding under any Debtor Relief Laws naming the UK Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings (including, for the avoidance of doubt, any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Loan Document, in each case whether or not anticipated as of the date of this Agreement) excluding the UK Borrower’s Parallel Debts and (d) the covenant to pay made by the Chargor pursuant to Clause 2;

“Secured Parties” means the Secured Parties (as defined in the Credit Agreement) and any Receiver;

“Security” means a mortgage, charge, pledge or lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Security Accession Deed” means a deed executed by a member of the Group substantially in the form set out in Schedule 8 (Form of Security Accession Deed), with those amendments which the Security Agent may approve or reasonably require;

“Shares” means all shares owned by a Chargor in its Subsidiaries including but not limited to the shares, if any, specified in Schedule 2 (Shares and Investments);

“Termination Date” has the meaning given to it under the Credit Agreement;

“Trading Receivables” means all book and other debts arising in the ordinary course of trading; and

“Trust Property” means:

(a)                                the Security created or evidenced or expressed to be created or evidenced under or pursuant to any of the Loan Documents (being the “Transaction Security”), and expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;

(b)                                all obligations expressed to be undertaken by an Obligor to pay amounts in respect of its liabilities to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security Agent as trustee for the Secured Parties;

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(c)                                 the Security Agent’s interest in any trust fund created pursuant to any turnover of receipt provisions in any Loan Documents;

(d)                                any other amounts or property, whether rights, entitlements, chooses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Loan Documents to hold as trustee on trust for the Secured Parties.

1.2                              Construction

In this Debenture, unless a contrary intention appears, a reference to:

(a)                                an “agreement” includes any legally binding arrangement, concession, contract, deed or franchise (in each case whether oral or written);

(b)                                an “amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement and “amend”, “amending” and “amended” shall be construed accordingly;

(c)                                 “assets” includes present and future properties, revenues and rights of every description, provided that “assets” shall exclude any Excluded Assets (as such term is defined in the Credit Agreement);

(d)                                “including” means including without limitation and “includes” and “included” shall be construed accordingly;

(e)                                 “losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and “loss” shall be construed accordingly;

(f)                                  a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or any two or more of the foregoing;

(g)                                 a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

(h)                                the Parties intend that this document shall take effect as a deed notwithstanding the fact that a Party may only execute this document under hand.

1.3                              Other References

(a)                                In this Debenture, unless a contrary intention appears, a reference to:

(i)                                    any Secured Party, Chargor or any other person is, where relevant, deemed to be a reference to or to include, as appropriate, that person’s successors in title, permitted assignees and transferees and in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Loan Documents;

(ii)                                 any Loan Document or other agreement or instrument is to be construed as a reference to that agreement or instrument as amended or novated, including by way of increase of the facilities or other obligations or addition of new facilities or other obligations made available under them or accession or retirement of the parties to these agreements but excluding any amendment or novation made contrary to any provision of any Loan Document;

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(iii)                              any clause or schedule is a reference to, respectively, a clause of and schedule to this Debenture and any reference to this Debenture includes its schedules; and

(iv)                             a provision of law is a reference to that provision as amended or re-enacted.

(b)                                The index to and the headings in this Debenture are inserted for convenience only and are to be ignored in construing this Debenture.

(c)                                 Words importing the plural shall include the singular and vice versa.

1.4                              Incorporation by reference

Unless the context otherwise requires or unless otherwise defined in this Debenture, words and expressions defined in the Credit Agreement have the same meanings when used in this Debenture.

1.5                              Miscellaneous

(a)                                The terms of the documents under which the Secured Obligations arise and of any side letters between a Chargor and any Secured Party relating to the Secured Obligations are incorporated in this Debenture to the extent required for any purported disposition of the Charged Property contained in this Debenture to be a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(b)                                Notwithstanding any other provision of this Debenture, the obtaining of a moratorium under section 1A of the Insolvency Act 1986, or anything done with a view to obtaining such a moratorium (including any preliminary decision or investigation), shall not be an event causing any floating charge created by this Debenture to crystallise or causing restrictions which would not otherwise apply to be imposed on the disposal of property by a Chargor or a ground for the appointment of a Receiver.

(c)                                 The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Debenture and no rights or benefits expressly or impliedly conferred by this Debenture shall be enforceable under that Act against the Parties by any other person.

(d)                                The parties hereto intend that this document shall take effect as a deed notwithstanding that any party may only execute this document under hand.

1.6                              Declaration of trust

(a)                                The Security Agent hereby accepts its appointment as agent and trustee by the Secured Parties and declares (and the Chargor hereby acknowledges) that the Trust Property is held by the Security Agent as a trustee for and on behalf of the Secured Parties on the basis of the duties, obligations and responsibilities set out in the Credit Agreement.

(b)                                Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts created by this Debenture or any other Loan Document. In performing its duties, obligations and responsibilities, the Security Agent shall be considered to be acting only in a mechanical and administrative capacity or as expressly provided in this Debenture and the other Loan Documents.

(c)                                 In acting as trustee for the Secured Parties under this Debenture, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a

7

separate entity from any other of its divisions or departments.  Any information received by some other division or department of the Security Agent may be treated as confidential and shall not be regarded as having been given to the Security Agent’s trustee division.

2.                                     COVENANT TO PAY

The Chargor as primary obligor covenants with the Security Agent (for the benefit of itself and the other Secured Parties) that it will on demand pay the Secured Obligations when they fall due for payment.

3.                                     CHARGING PROVISIONS

3.1                              Specific Security

The Chargor, as continuing security for the payment of the Secured Obligations, charges in favour of the Security Agent with full title guarantee the following assets, both present and future, from time to time owned by it or in which it has an interest, provided that the following shall not include any Excluded Assets (as such term is defined in the Credit Agreement):

(a)                                by way of first legal mortgage all Material Real Property now belonging to or vested in it; and

(b)                                by way of first fixed charge:

(i)                                    all other interests (not effectively charged under Clause 3.1(a)) in any Property and the benefit of all other agreements relating to land;

(ii)                                 all of its rights, title and interest in the Intellectual Property;

(iii)                              all of its rights, title and interest in the Equipment;

(iv)                             all the Investments, Shares and all corresponding Related Rights;

(v)                                all Trading Receivables and all rights and claims against third parties and against any security in respect of those Trading Receivables;

(vi)                             all Other Debts and all rights and claims against third parties against any security in respect of those Other Debts;

(vii)                          all monies standing to the credit of the Accounts and any other bank accounts which it may have with any bank, financial institution or other person and all of its rights, title and interest in relation to those accounts;

(viii)                       all of its rights and interest in the Hedging Agreements;

(ix)                             the benefit of all licences, consents and agreements held by it in connection with the use of any of its assets;

(x)                                its goodwill and uncalled capital; and

(xi)                             if not effectively assigned by Clause 3.2 (Security Assignment), all its rights, title and interest in (and claims under) the Insurance Policies and the Assigned Agreements.

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3.2                              Security Assignment

As further continuing security for the payment of the Secured Obligations, the Chargor assigns absolutely with full title guarantee to the Security Agent all its rights, title and interest, both present and future, from time to time in, provided that the following shall not include any Excluded Assets (as such term is defined in the Credit Agreement):

the Insurance Policies; and

the Assigned Agreements,

subject in each case to reassignment by the Security Agent to the Chargor of all such rights, title and interest upon payment or discharge in full of the Secured Obligations.

3.3                              Floating Charge

(a)                                As further continuing security for the payment of the Secured Obligations, the Chargor charges with full title guarantee in favour of the Security Agent by way of first floating charge all its present and future assets, undertakings and rights, provided that the foregoing shall not include any Excluded Assets (as such term is defined in the Credit Agreement).

(b)                                Paragraph 14 of Schedule B1 to the Insolvency Act 1986 shall apply to the floating charge created by this Debenture.

3.4                              Conversion of Floating Charge

(a)                                The Security Agent may, by notice to a Chargor, convert the floating charge created under this Debenture into a fixed charge with immediate effect as regards those assets specified in the notice, if:

(i)                                    the security constituted by this Debenture has become enforceable in accordance with Clause 11 (Enforcement of Security) of this Debenture; or

(ii)                                 the Security Agent is of the view that any asset charged under the floating charge created under this Debenture is in danger of being seized or sold under any form of distress, attachment, execution or other legal process or is otherwise in jeopardy; or

(iii)                              the Security Agent reasonably considers that it is necessary in order to protect the priority, value or enforceability of the Security created under this Debenture.

(b)                                The floating charge created under this Debenture will automatically (without notice) and immediately be converted into a fixed charge over all the assets of a Chargor which are subject to the floating charge created under this Debenture, if:

(i)                                    the members of that Chargor convene a meeting for the purposes of considering any resolution for its winding-up, dissolution, or a compromise, assignment or arrangement with any creditor;

(ii)                                 that Chargor creates, or purports to create, Security (except as permitted by the Loan Documents or with the prior consent of the Security Agent) on or over any asset which is subject to the floating charge created under this Debenture;

9

(iii)                              any third party takes any step with a view to levying distress, attachment, execution or other legal process against any such asset;

(iv)                             any person (entitled to do so) gives notice of its intention to appoint an administrator to any Chargor or files such a notice with the court; or

(v)                                if any other floating charge created by that Chargor crystallises for any reason.

(c)                                 Upon the conversion of any floating charge pursuant to this Clause 3.4, the relevant Chargor shall, at its own expense, immediately upon request by the Security Agent execute a fixed charge or legal assignment in such form as the Security Agent may require.

3.5                              Property Restricting Charging

There shall be excluded from the charge created by Clause 3.1 (Specific Security) and from the operation of Clause 4 (Further Assurance):

(a)                                any leasehold property held by a Chargor under a lease which prohibits either absolutely or conditionally (including requiring the consent of any third party) that Chargor from creating any charge over its leasehold interest; and

(b)                                any Intellectual Property in which a Chargor has an interest under any licence or other agreement which prohibits either absolutely or conditionally (including requiring the consent of any third party) that Chargor from creating any charge over its interest in that Intellectual Property, in each case until the relevant condition or waiver has been satisfied or obtained.

4.                                     FURTHER ASSURANCE

(a)                                The covenants set out in Section 2(1)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 shall extend to include the obligations set out in sub-clause 4 (b) and (c) below.

(b)                                The Chargor shall promptly (and at its own expense) do all such acts (including payment of all stamp duties or fees) or execute or re-execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions [on terms equivalent or similar to those set out in this Debenture]) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require):

(i)                                    to perfect the Security created or intended to be created under or evidenced by this Debenture (which may include the execution or re-execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of this Debenture) or for the exercise of any rights, powers and remedies of the Security Agent, any Receiver or the other Secured Parties provided by or pursuant to this Debenture or by law;

(ii)                                 to confer on the Security Agent, or on the Secured Parties, Security over any property and assets of the Chargor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to this Debenture; and/or

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(iii)                              to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security created under this Debenture.

(c)                                 The Chargor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Secured Parties by or pursuant to this Debenture.

5.                                     NEGATIVE PLEDGE

No Chargor may:

(a)                                create or agree to create or permit to subsist any Security or Quasi-Security over all or any part of the Charged Property;

(b)                                sell, transfer, lease out, lend or otherwise dispose of all or any part of the Charged Property (other than in respect of assets charged under Clause 3.3 (Floating Charge) on arm’s length terms in the ordinary course of trading) or the right to receive or to be paid the proceeds arising on the disposal of the same, or agree or attempt to do so; or

(c)                                 dispose of the equity of redemption in respect of all or any part of the Charged Property,

except as permitted by the Credit Agreement or with the prior consent of the Security Agent.

6.                                     REPRESENTATIONS AND WARRANTIES

6.1                              General

The Chargor represents and warrants to the Security Agent as set out in this Clause 6 on the date of this Debenture and on each date that the representations are repeated under the Credit Agreement.

6.2                              Material Real Property

Schedule 1 (Properties) identifies all Material Real Property beneficially owned by it as at the date of this Debenture.  There are no proceedings, actions or circumstances relating to any of that property which materially and adversely affect that property’s value or its ability to use that property for the purposes for which it is currently used.

6.3                              Shares

It is the legal and beneficial owner of the Shares identified against its name in Schedule 1 (Properties) which represent the entire issued share capital of the relevant Subsidiaries and all of those Shares are fully paid.

6.4                              Bank Accounts

It is the legal and beneficial owner of the Accounts. It has full power to establish and maintain the Accounts and to enter into and deliver and to create the Security constituted by this Deed.

7.                                     PROTECTION OF SECURITY

7.1                              Title Documents

(a)                                The Chargor will promptly deposit with the Security Agent (or as it shall direct):

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(i)                                    all deeds and documents of title relating to all Material Real Property mortgaged or charged under this Debenture and, if those deeds and documents are with the Land Registry, will promptly deposit them with the Security Agent (or as it shall direct) upon their release;

(ii)                                 all stock and share certificates and other documents of title relating to the Shares and Investments together with stock transfer forms executed in blank and left undated on the basis that the Security Agent shall be able to hold such documents of title and stock transfer forms until the Secured Obligations have been irrevocably and unconditionally discharged in full and shall be entitled, at any time following the occurrence of an Event of Default which is continuing to complete, under its power of attorney given in this Debenture, the stock transfer forms on behalf of the Chargor in favour of itself or such other person as it shall select;

(iii)                              copies of all Insurance Policies; and

(iv)                             following an Event of Default which is continuing, all other documents relating to the Charged Property which the Security Agent may from time to time reasonably require.

(b)                                The Security Agent may retain any document delivered to it under this Clause 7.1 or otherwise until the security created under this Debenture is released and, if for any reason it ceases to hold any such document before that time, it may by notice to the Chargor require that the document be redelivered to it and the Chargor shall (i) promptly comply (or procure compliance) where such document has been returned to the Chargor, or (ii) promptly comply (or use reasonable endeavours to procure compliance where such document is with a third party) with that notice.

(c)                                 Any document required to be delivered to the Security Agent under Clause 7.1(a) which is for any reason not so delivered or which is released by the Security Agent to the Chargor shall be held on trust by the Chargor for the Security Agent.

7.2                              Insurance Policies, Assigned Agreements and Hedging Agreements

(a)                                The Chargor will:

(i)                                    promptly following execution of this Debenture (or in respect of any Insurance Policy, Assigned Agreement or Hedging Agreement designated as such after the date of execution of this Debenture, promptly after the date of such designation) give notice to the other party to each Insurance Policy, Assigned Agreement and Hedging Agreement that it has assigned or charged its right under the relevant policy or agreement to the Security Agent under this Debenture.  Such notice will be a Counterparty Notice, except in the case of the Insurance Policies where it will be an Insurance Notice.  Each Chargor will use all reasonable endeavours to procure that the relevant counterparty or insurer signs and delivers to the Security Agent an acknowledgement substantially in the form of that set out in the schedule to the relevant Notice within 14 days of the execution of this Debenture (or, as the case may be, of the entering into of the relevant policy or agreement).

(ii)                                 perform all its material obligations under the Insurance Policies or Assigned Agreements in a diligent and timely manner except as would not be expected to have a Material Adverse Effect;

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(iii)                              not make or agree to make any amendments to the Insurance Policies or Assigned Agreements, waive any of its rights under such policies or agreements or exercise any right to terminate any Insurance Policy or Assigned Agreement, except with the prior consent of the Security Agent (not to be unreasonably withheld) or except as not otherwise permitted by the Credit Agreement.

(b)                                The Security Agent shall not be entitled to give any notice referred to in paragraph 2 of the Counterparty Notice or paragraph 2 of the Insurance Notice, unless and until an Event of Default has occurred and is continuing.

7.3                              The Land Registry

(a)                                Each Chargor shall apply to the Land Registrar for a restriction to be entered on the Register of Title in relation to all Material Real Property situated in England and Wales and charged by way of legal mortgage under this Debenture (including any unregistered properties subject to compulsory first registration at the date of this Debenture) on the prescribed Land Registry form and in the following or substantially similar terms:

“No disposition of the registered estate by the proprietor of the registered estate is to be registered without a consent signed by the proprietor for the time being of the charge dated [•] in favour of [•] referred to in the charges register”.

(b)                                Subject to the terms of the Credit Agreement, the Lenders are under an obligation to make further advances to Chargor (which obligation is deemed to be incorporated into this Debenture) and this security has been made for securing those further advances.  Each Chargor shall apply to the Land Registrar on the prescribed Land Registry form for a notice to be entered on the Register of Title in relation to Material Real Property situated in England and Wales and charged by way of legal mortgage under this Debenture (including any unregistered properties subject to compulsory first registration at the date of this Debenture) that there is an obligation to make further advances on the security of the registered charge.

(c)                                 If the Chargor fails to make the applications set out in Clauses 7.3(a) or (b) or if the Security Agent gives notice to the Chargor that it will make such applications on its behalf, each Chargor irrevocably consents to the Security Agent making such application on its behalf and shall promptly provide the Security Agent with all information and fees which the Security Agent may request in connection with such application.

(d)                                In respect of any of the Material Real Property mortgaged or charged under this Debenture title to which is registered at the Land Registry, it is certified that the security created by this Debenture does not contravene any of the provisions of the articles of association of the Chargor.

7.4                              Registration of Intellectual Property

The Chargor as registered proprietor appoints the Security Agent as its agent to apply for the particulars of this Debenture and of the Secured Parties’ interest in its existing trademarks and trade mark applications and any future trade marks or trade mark applications registered or to be registered in the United Kingdom in the name of the Chargor, to be made on the Register of Trade Marks under section 25(1) of the Trade Marks Act 1994, and the Chargor agrees to execute all documents and forms required to enable those particulars to be entered on the Register of Trade Marks.

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7.5                              Equipment

Promptly upon request by the Security Agent, a Chargor shall (at its own expense) affix to a visible part of such pieces of Equipment (except for pieces of Equipment having a fair market value of $100,000 or less) as the Security Agent shall specify a plate, label, sign or memoranda in such form as the Security Agent shall reasonably require, drawing attention to the security created by this Debenture.

8.                                     UNDERTAKINGS

8.1                              General

(a)                                The Chargor undertakes to the Security Agent in the terms of this Clause 8 from the date of this Debenture and for so long as any of the Secured Obligations are outstanding.

(b)                                The Chargor will observe and perform all covenants and stipulations from time to time affecting the Charged Property, make all payments, carry out all registrations or renewals and generally take all steps which are necessary to preserve, maintain and renew when necessary or desirable all of the Charged Property.

(c)                                 The Chargor will, except to the extent that failure to do so could not reasonably be expected, individually or in aggregate, to have a Material Adverse Effect, keep all Material Real Property and Equipment which forms part of the Charged Property in good and substantial repair (fair wear and tear excepted) and, where applicable, in good working order.

8.2                              Real Property

(a)                                Each Chargor will notify the Security Agent if it intends to acquire any estate or interest in any Material Real Property with a value in excess of the equivalent of $5,000,000 and will in any event notify the Security Agent promptly in writing of the actual acquisition by it of any such Material Real Property.

(b)                                No Chargor will grant any lease, tenancy, contractual licence or right to occupy in respect of the whole or any part of the Property or otherwise part with possession of the whole or any part of the Property (except as permitted by the Credit Agreement).

(c)                                 Each Chargor will give immediate notice to the Security Agent if it receives any notice under section 146 of the Law of Property Act 1925 or any proceedings are commenced against it for the forfeiture of any lease comprised in any Property.

8.3                              Voting and Distribution Rights

(a)                                Prior to the occurrence of an Event of Default which is continuing:

(i)                                    the Chargor shall be entitled to receive and retain all dividends, distributions and other monies paid on or derived from its Shares and Investments; and

(ii)                                 the Chargor shall be entitled to exercise all voting and other rights and powers attaching to its Shares and Investments provided that it shall not exercise any such voting rights or powers in a manner which would prejudice the interests of the Secured Parties under this Debenture or adversely affect the validity, enforceability or existence of the Charged Property or the Security created under this Deed.

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(b)                                At any time after the occurrence of and during the continuance of an Event of Default, all voting rights in respect of the Shares and Investments shall be exercised by the Chargor as directed by the Security Agent, unless the Security Agent has notified the Chargor in writing that it wishes to gives up this right.

(c)                                 At any time after the occurrence of and during the continuance of an Event of Default, the Chargor shall hold any dividends, distributions and other monies paid on or derived from the Shares and Investments on trust for the Secured Parties and pay the same to, or as directed by, the Security Agent.

(d)                                If, at any time, any Shares or Investments are registered in the name of the Security Agent or its nominee, the Security Agent will not be under any duty to ensure that any dividends, distributions or other monies payable in respect of those Shares or Investments are duly and promptly paid or received by it or its nominee, or to verify that the correct amounts are paid or received, or to take any action in connection with the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise on or in respect of or in substitution for, any of those Shares or Investments.

(e)                                 After all Events of Default have been cured or waived, the Chargor shall have the exclusive right to exercise the voting and/or consensual rights and powers that the Chargor would otherwise be entitled to exercise pursuant to the terms of Clauses 8.3(a) to 8.3(c) of this Debenture and the obligations of the Security Agent shall be reinstated.

9.                                     SECURITY AGENT’S POWER TO REMEDY

9.1                              Power to Remedy

If any Chargor fails to comply with any obligation set out in Clause 7 (Protection of Security) or Clause 8 (Undertakings) and that failure is not remedied to the satisfaction of the Security Agent within 14 days of the Security Agent giving notice to the relevant Chargor becoming aware of the failure to comply, it will allow (and irrevocably authorises) the Security Agent or any person which the Security Agent nominates to take any action on behalf of that Chargor which is necessary to ensure that those obligations are complied with.

9.2                              Indemnity

Subject to any limitations in the Credit Agreement, each Chargor will indemnify the Security Agent against all losses incurred by the Security Agent as a result of a breach by any Chargor of its obligations under Clause 7 (Protection of Security) or Clause 8 (Undertakings) and in connection with the exercise by the Security Agent of its rights contained in Clause 9.1 above.  All sums the subject of this indemnity will be payable by the relevant Chargor to the Security Agent on demand and if not so paid will bear interest at the Default Rate.  Any unpaid interest will be compounded with monthly rests.

10.                              CONTINUING SECURITY

10.1                       Continuing Security

The Security constituted by this Debenture shall be a continuing security notwithstanding any intermediate payment or settlement of all or any part of the Secured Obligations or any other act, matter or thing.

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10.2                       Other Security

The Security constituted by this Debenture is to be in addition to and shall neither be merged in nor in any way exclude or prejudice or be affected by any other Security or other right which the Security Agent and/or any other Secured Party may now or after the date of this Debenture hold for any of the Secured Obligations, and this Security may be enforced against each Chargor without first having recourse to any other rights of the Security Agent or any other Secured Party.

11.                              ENFORCEMENT OF SECURITY

11.1                       Enforcement Powers

For the purpose of all rights and powers implied or granted by statute, the Secured Obligations are deemed to have fallen due on the date of this Debenture.  The power of sale and other powers conferred by section 101 of the Law of Property Act 1925 and all other enforcement powers conferred by this Debenture shall be immediately exercisable at any time after an Event of Default has occurred and is continuing.

11.2                       Statutory Powers

The powers conferred on mortgagees, receivers or administrative receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (as the case may be) shall apply to the Security created under this Debenture, unless they are expressly or impliedly excluded.  If there is ambiguity or conflict between the powers contained in those Acts and those contained in this Debenture, those contained in this Debenture shall prevail.

11.3                       Exercise of Powers

All or any of the powers conferred upon mortgagees by the Law of Property Act 1925 as varied or extended by this Debenture, and all or any of the rights and powers conferred by this Debenture on a Receiver (whether expressly or impliedly), may be exercised by the Security Agent without further notice to any Chargor at any time after an Event of Default has occurred and is continuing, irrespective of whether the Security Agent has taken possession or appointed a Receiver of the Charged Property.

11.4                       Disapplication of Statutory Restrictions

The restriction on the consolidation of mortgages and on power of sale imposed by sections 93 and 103 respectively of the Law of Property Act 1925 shall not apply to the security constituted by this Debenture.

11.5                       Appropriation under the Financial Collateral Regulations

(a)                                To the extent that any of the Charged Property constitutes “financial collateral” and this Deed and the obligations of the Chargors hereunder constitute “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (as amended) (the “Regulations”)), the Security Agent shall have the right to appropriate all or any part of such financial collateral in or towards discharge of the Secured Obligations and may exercise that right to appropriate by giving notice to the relevant Chargor at any time after an Event of Default has occurred and is continuing.

(b)                                The Parties agree that the value of any such appropriated financial collateral shall be: (x) in the case of securities, the price at which such securities can be disposed of by the Security Agent; and (y) in the case of any other asset, the market value of such

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financial collateral as determined by the Security Agent, in each case, in a commercially reasonable manner (including by way of an independent valuation). The Parties agree that the methods of valuation provided for in this paragraph shall constitute commercially reasonable methods of valuation for the purposes of the Regulations.

11.6                       Powers of Leasing

The Security Agent may lease, make agreements for leases at a premium or otherwise, accept surrenders of leases and grant options or vary or reduce any sum payable under any leases or tenancy agreements as it thinks fit, without the need to comply with any of the provisions of sections 99 and 100 of the Law of Property Act 1925.

11.7                       Fixtures

The Security Agent may sever any fixtures from the property to which they are attached and sell them separately from that property.

11.8                       Bank Accounts

At any time after an Event of Default has occurred and is continuing the Security Agent may and is hereby irrevocably and unconditionally authorised, without further enquiry and without either giving notice to the Chargor or obtaining any consent, to apply the whole or part of all monies standing to the credit of the Accounts in or towards payment of the Secured Obligations.

12.                              RECEIVERS

12.1                       Appointment of Receiver

(a)                                Subject to paragraph (c) below, at any time after this Debenture has become enforceable, or if so requested by the relevant Chargor, the Security Agent may by writing under hand signed by any officer or manager of the Security Agent, appoint any person (or persons) to be a Receiver of all or any part of the Charged Property.

(b)                                Section 109(1) of the Law of Property Act 1925 shall not apply to this Debenture.

(c)                                 The Security Agent shall be entitled to appoint a Receiver save to the extent prohibited by section 72A Insolvency Act 1986.

12.2                       Powers of Receiver

Each Receiver appointed under this Debenture shall have (subject to any limitations or restrictions which the Security Agent may incorporate in the deed or instrument appointing it) all the powers conferred from time to time on receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (each of which is deemed incorporated in this Debenture), so that the powers set out in schedule 1 to the Insolvency Act 1986 shall extend to every Receiver, whether or not an administrative receiver.  In addition, notwithstanding any liquidation of the relevant Chargor, each Receiver shall have power to:

(a)                                manage, develop, reconstruct, amalgamate or diversify any part of the business of the relevant Chargor;

(b)                                enter into or cancel any contracts on any terms or conditions;

(c)                                 incur any liability on any terms, whether secured or unsecured, and whether to rank for payment in priority to this security or not;

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(d)                                let or lease or concur in letting or leasing, and vary the terms of, determine, surrender leases or tenancies of, or grant options and licences over, or otherwise deal with, all or any of the Charged Property, without being responsible for loss or damage;

(e)                                 establish subsidiaries to acquire interests in any of the Charged Property and/or arrange for those subsidiaries to trade or cease to trade and acquire any of the Charged Property on any terms and conditions;

(f)                                  make and effect all repairs, renewals and improvements to any of the Charged Property and maintain, renew, take out or increase insurances;

(g)                                 exercise all voting and other rights attaching to the Shares or Investments and stocks, shares and other securities owned by the relevant Chargor and comprised in the Charged Property, but only following a written notification from either the Receiver or the Security Agent to the relevant Chargor stating that the Security Agent shall exercise all voting rights in respect of the Shares or Investments and stocks, shares and other securities owned by the relevant Chargor and comprised in the Charged Property;

(h)                                redeem any prior Security on or relating to the Charged Property and settle and pass the accounts of the person entitled to that prior Security, so that any accounts so settled and passed shall (subject to any manifest error) be conclusive and binding on the relevant Chargor and the money so paid shall be deemed to be an expense properly incurred by the Receiver;

(i)                                    appoint and discharge officers and others for any of the purposes of this Debenture and/or to guard or protect the Charged Property upon terms as to remuneration or otherwise as he may think fit;

(j)                                   settle any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the relevant Chargor or relating to any of the Charged Property;

(k)                                implement or continue the development of (and obtain all consents required in connection therewith) and/or complete any buildings or structures on any Material Real Property comprised in the Charged Property;

(l)                                    purchase or acquire any land or any interest in or right over land;

(m)                            exercise on behalf of the relevant Chargor all the powers conferred on a landlord or a tenant by any legislation from time to time in force in any relevant jurisdiction relating to rents or agriculture in respect of any part of the Property; and

(n)                                do all other acts and things (including signing and executing all documents and deeds) as the Receiver considers to be incidental or conducive to any of the matters or powers in this Clause 12.2, or otherwise incidental or conducive to the preservation, improvement or realisation of the Charged Property, and use the name of the relevant Chargor for all such purposes, and in each case may use the name of any Chargor and exercise the relevant power in any manner which he may think fit.

12.3                       Receiver as Agent

Each Receiver shall be the agent of the relevant Chargor, which shall be solely responsible for his acts or defaults, and for his remuneration and expenses, and be liable on any agreements

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or engagements made or entered into by him.  The Security Agent will not be responsible for any misconduct, negligence or default of a Receiver.

12.4                       Removal of Receiver

The Security Agent may by notice remove from time to time any Receiver appointed by it (subject to the provisions of section 45 of the Insolvency Act 1986 in the case of an administrative receivership) and, whenever it may deem appropriate, appoint a new Receiver in the place of any Receiver whose appointment has terminated, for whatever reason.

12.5                       Remuneration of Receiver

The Security Agent may from time to time fix the remuneration of any Receiver appointed by it.

12.6                       Several Receivers

If at any time there is more than one Receiver, each Receiver may separately exercise all of the powers conferred by this Debenture (unless the document appointing such Receiver states otherwise).

13.                              APPLICATION OF PROCEEDS

13.1                       Order of Application

All moneys received or recovered by the Security Agent or any Receiver pursuant to this Debenture shall (subject to the claims of any person having prior rights thereto) be applied in the order and manner specified by the Credit Agreement notwithstanding any purported appropriation by the Chargor.

13.2                       Insurance Proceeds

If an Event of Default has occurred and is continuing, all moneys received by virtue of any insurance maintained or effected in respect of the Charged Property shall be paid to the Security Agent (or, if not paid by the insurers directly to the Security Agent, shall be held on trust for the Security Agent) and shall, at the option of the Security Agent, be applied in replacing or reinstating the assets destroyed, damaged or lost (any deficiency being made good by the relevant Chargor) or (except in the case of leasehold premises) in reduction of the Secured Obligations.

13.3                       Section 109 Law of Property Act 1925

Sections 109(6) and (8) of the Law of Property Act 1925 shall not apply to a Receiver appointed under this Debenture.

13.4                       Application against Secured Obligations

Subject to Clause 13.1 above, any moneys or other value received or realised by the Security Agent from a Chargor or a Receiver under this Debenture may be applied by the Security Agent to any item of account or liability or transaction forming part of the Secured Obligations to which they may be applicable in any order or manner which the Security Agent may determine.

13.5                       Suspense Account

Until the Secured Obligations are paid in full, the Security Agent or the Receiver (as applicable) may place and keep (for such time as it shall determine) any money received,

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recovered or realized pursuant to this Debenture or on account of any Chargor’s liability in respect of the Secured Obligations in an interest bearing separate suspense account (to the credit of either the relevant Chargor or the Security Agent or the Receiver as the Security Agent or the Receiver shall think fit) and the Security Agent or the Receiver may retain the same for the period which it considers expedient without having any obligation to apply all or any part of that money in or towards discharge of the Secured Obligations.

14.                              PROTECTION OF SECURITY AGENT AND RECEIVER

14.1                       No Liability

Neither the Security Agent nor any Receiver shall be liable in respect of any of the Charged Property or for any loss or damage which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise any of, their respective powers, unless caused by its or his gross negligence, or wilful default.

14.2                       Possession of Charged Property

Without prejudice to Clause 14.1 above, if the Security Agent or the Receiver enters into possession of the Charged Property, it will not be liable to account as mortgagee in possession and may at any time at its discretion go out of such possession.

14.3                       Primary liability of Chargor

Each Chargor shall be deemed to be a principal debtor and the sole, original and independent obligor for the Secured Obligations and the Charged Property shall be deemed to be a principal security for the Secured Obligations.  The liability of each Chargor under this Debenture and the charges contained in this Debenture shall not be impaired by any forbearance, neglect, indulgence, abandonment, extension of time, release, surrender or loss of securities, dealing, variation or arrangement by the Security Agent or any other Secured Party, or by any other act, event or matter whatsoever whereby the liability of the relevant Chargor (as a surety only) or the charges contained in this Debenture (as secondary or collateral charges only) would, but for this provision, have been discharged.

14.4                       Waiver of defences

The obligations of each Chargor under this Debenture will not be affected by an act, omission, matter or thing which, but for this this Debenture, would reduce, release or prejudice any of its obligations under this this Debenture (without limitation and whether or not known to it or any Secured Party) including:

(a)                                any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)                                 the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

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(e)                                 any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Loan Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Loan Document or other document or security;

(f)                                  any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or

(g)                                 any insolvency or similar proceedings.

14.5                       Security Agent

The provisions set out in article 9 (Administrative Agent and Other Agents) of the Credit Agreement shall govern the rights, duties and obligations of the Security Agent under this Debenture.

14.6                       Delegation

The Security Agent may delegate by power of attorney or in any other manner all or any of the powers, authorities and discretions which are for the time being exercisable by it under this Debenture to any person or persons upon such terms and conditions (including the power to sub-delegate) as it may think fit.  The Security Agent will not be liable or responsible to the Chargor or any other person for any losses arising from any act, default, omission or misconduct on the part of any delegate.

14.7                       Cumulative Powers

The powers which this Debenture confers on the Security Agent, the other Secured Parties and any Receiver appointed under this Debenture are cumulative, without prejudice to their respective powers under the general law, and may be exercised as often as the relevant person thinks appropriate.  The Security Agent, the other Secured Parties or the Receiver may, in connection with the exercise of their powers, join or concur with any person in any transaction, scheme or arrangement whatsoever.  The respective powers of the Security Agent, the other Secured Parties and the Receiver will in no circumstances be suspended, waived or otherwise prejudiced by anything other than an express consent or amendment.

15.                              POWER OF ATTORNEY

The Chargor, by way of security, irrevocably and severally appoints the Security Agent, each Receiver and any person nominated for the purpose by the Security Agent or any Receiver (in writing and signed by an officer of the Security Agent or Receiver) as its attorney (with full power of substitution and delegation) in its name and on its behalf and as its act and deed to execute, seal and deliver (using the company seal where appropriate) and otherwise perfect and do any deed, assurance, agreement,  instrument, act or thing which it ought to execute and do under the terms of this Debenture, or which may be required or deemed proper in the exercise of any rights or powers conferred on the Security Agent or any Receiver under this Debenture or otherwise for any of the purposes of this Debenture, and the Chargor covenants with the Security Agent and each Receiver to ratify and confirm all such acts or things made, done or executed by that attorney.

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16.                              PROTECTION FOR THIRD PARTIES

16.1                       No Obligation to Enquire

No purchaser from, or other person dealing with, the Security Agent or any Receiver (or their agents) shall be obliged or concerned to enquire whether:

(a)                                the right of the Security Agent or any Receiver to exercise any of the powers conferred by this Debenture has arisen or become exercisable or as to the propriety or validity of the exercise or purported exercise of any such power; or

(b)                                any of the Secured Obligations remain outstanding and/or are due and payable or be concerned with notice to the contrary and the title and position of such a purchaser or other person shall not be impeachable by reference to any of those matters.

16.2                       Receipt Conclusive

The receipt of the Security Agent or any Receiver shall be an absolute and a conclusive discharge to a purchaser, and shall relieve him of any obligation to see to the application of any moneys paid to or by the direction of the Security Agent or any Receiver.

17.                              COSTS AND EXPENSES

The terms of sections 10.04 and 10.05 of the Credit Agreement with respect to expenses and indemnity are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

18.                              REINSTATEMENT AND RELEASE

18.1                       Amounts Avoided

If any amount paid by a Chargor in respect of the Secured Obligations is capable of being avoided or set aside on the liquidation or administration of the relevant Chargor or otherwise, then for the purposes of this Debenture that amount shall not be considered to have been paid.

18.2                       Discharge Conditional

Any settlement or discharge between a Chargor and any Secured Party shall be conditional upon no security or payment to that Secured Party by that Chargor or any other person being avoided, set aside, ordered to be refunded or reduced by virtue of any provision or enactment relating to insolvency and accordingly (but without limiting the other rights of that Secured Party under this Debenture) that Secured Party shall be entitled to recover from that Chargor the value which that Secured Party has placed on that security or the amount of any such payment as if that settlement or discharge had not occurred.

18.3                       Covenant To Release

(a)                                On the Termination Date, (i) the security interests granted under this Debenture shall terminate, (ii) all rights to the Charged Property shall revert to the Chargor and (iii) this Debenture (including the covenant to pay contained in Clause 2) shall terminate.

(b)                                On the Termination Date and in connection with any other Lien released or subordinated pursuant to section 9.08 of the Credit Agreement, the Security Agent will, at the expense of such Chargor, comply with the provisions of section 9.08 of the Credit Agreement, but without recourse or warranty to the Security Agent.

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(c)                                 The Security Agent shall have no liability whatsoever to any other Secured Party as the result of any release of the Charged Property by it in accordance with (or which the Security Agent in the absence of gross negligence or willful misconduct (as determined by a final, non-appealable decision of a court of competent jurisdiction) believes to be in accordance with) this Clause 18.3.

19.                              CURRENCY CLAUSES

19.1                       Conversion

All monies received or held by the Security Agent or any Receiver under this Debenture may be converted into any other currency which the Security Agent considers necessary to cover the obligations and liabilities comprised in the Secured Obligations in that other currency at the Security Agent’s spot rate of exchange then prevailing for purchasing that other currency with the existing currency.

19.2                       No Discharge

No payment to the Security Agent (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Chargor in respect of which it was made unless and until the Security Agent has received payment in full in the currency in which the obligation or liability is payable or, if the currency of payment is not specified, was incurred.  To the extent that the amount of any such payment shall on actual conversion into that currency fall short of that obligation or liability expressed in that currency, the Security Agent shall have a further separate cause of action against the Chargor and shall be entitled to enforce the Security constituted by this Debenture to recover the amount of the shortfall.

20.                              SET-OFF

20.1                       Set-off rights

The Security Agent may set off any matured obligation due from the Chargor under the Loan Documents (to the extent beneficially owned by the Security Agent) against any matured obligation owed by the Security Agent to the Chargor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Security Agent may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

20.2                       Set-off by the Security Agent in its capacity as Account Bank

(a)                                Without prejudice to clause 11.8 (Bank Accounts), the Security Agent may at any time after an Event of Default has occurred and is continuing set-off its obligations to repay the monies standing to the credit of any Accounts held with the Security Agent in its capacity as account bank against the liabilities of the Chargor under this Deed whether or not the relevant account is then held on time or other deposit terms such that it is not then due for repayment from the Security Agent to the Chargor.

(b)                                The Security Agent shall be under no obligation to repay all or any part of the monies standing to the credit of any Accounts held with the Security Agent in its capacity as account bank until the Secured Obligations have been discharged in full.

20.3                       Different Currencies

The Security Agent may exercise its rights under clause 20.1 (Set-off rights) [and clause 20.2 (Set-off by the Security Agent in its capacity as Account Bank)] notwithstanding that the

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amounts concerned may be expressed in different currencies and the Security Agent is authorised to effect any necessary conversions at a market rate of exchange selected by it.

20.4                       Unliquidated Claims

If, at any time after notice demanding payment of any sum which is then due but unpaid in respect of the Secured Obligations has been given by the Security Agent to the Chargor, the relevant obligation or liability is unliquidated or unascertained, the Security Agent may set-off the amount which it estimates (in good faith) will be the final amount of that obligation or liability once it becomes liquidated or ascertained.

20.5                       No Set-off

The Chargor will pay all amounts payable under this Deed without any set-off, counterclaim or deduction whatsoever unless required by law, in which event the Chargor will pay an additional amount to ensure that the payment recipient receives the amount which would have been payable had no deduction been required to have been made.

21.                              RULING OFF

If the Security Agent or any other Secured Party receives notice of any subsequent Security or other interest affecting any of the Charged Property (except as permitted by the Credit Agreement) it may open a new account for the Chargor in its books.  If it does not do so then (unless it gives express notice to the contrary to the Chargor), as from the time it receives that notice, all payments made by the Chargor to it (in the absence of any express appropriation to the contrary) shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations.

22.                              REDEMPTION OF PRIOR CHARGES

The Security Agent may, at any time after an Event of Default has occurred and is continuing, redeem any prior Security on or relating to any of the Charged Property or procure the transfer of that Security to itself, and may settle and pass the accounts of any person entitled to that prior Security.  Any account so settled and passed shall (subject to any manifest error) be conclusive and binding on each Chargor.  Each Chargor will on demand pay to the Security Agent all principal monies and interest and all losses incidental to any such redemption or transfer.

23.                              NOTICES

23.1                       Communications in writing

Any communication to be made under or in connection with this Debenture shall be made in writing and, unless otherwise stated herein or in the Credit Agreement, may be made by fax or letter.

23.2                       Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Debenture for any communication or document to be made or delivered under or in connection with this Debenture is:

(a)                                as set out in the Credit Agreement (in the case of any person who is a party as at the date of this Debenture);

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(b)                                in the case of any person who becomes a party after the date of this Debenture, notified in writing to the Security Agent on or prior to the date on which it becomes a party, or any substitute address or fax number as the party may notify to the Security Agent (or the Security Agent may notify to the other Parties, if a change is made by the Security Agent) by not less than five Business Days’ notice.

23.3                       Delivery

(a)                                Any communication or document made or delivered by one person to another under or in connection with this Debenture will only be effective:

(i)                                    if by way of fax, when received in legible form; or

(ii)                                 if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 23.2, if addressed to that department or officer.

(b)                                Any communication or document to be made or delivered to the Security Agent will be effective only when actually received by the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Security Agent’s signature below (or any substitute department or officer as the Security Agent shall specify for this purpose).

24.                              CHANGES TO PARTIES

24.1                       Assignment by the Security Agent

The Security Agent may at any time assign or otherwise transfer all or any part of its rights under this Debenture in accordance with the Loan Documents.

24.2                       Changes to Parties

The Chargor authorises and agrees to changes to parties under section 10.07 (Successors and Assigns) of the Credit Agreement and authorises the Security Agent to execute on its behalf any document required to effect the necessary transfer of rights or obligations contemplated by those provisions.

24.3                       New Subsidiaries

The Chargor will procure that any new Subsidiary of it which is required to do so by the terms of the Credit Agreement executes a Security Accession Deed.

24.4                       Consent of Chargor

(a)                                The Chargor consents to new Subsidiaries becoming Chargors as contemplated by Clause 24.3 above.

(b)                                The Chargor confirms that the execution of any Security Accession Deed by a new  Subsidiary will in no way prejudice or affect the security granted by it under (and the covenants given by each of them in), the Debenture and that the Debenture shall remain in full force and effect as supplemented by any such Security Accession Deed.

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(c)                                 The Chargor further confirms that the execution of any other supplemental security document by it will in no way prejudice or affect the security granted by it under (and the covenants given by each of them in), the Debenture and that the Debenture shall remain in full force and effect as supplemented by any such supplemental security document.

25.                              MISCELLANEOUS

25.1                       Certificates Conclusive

A certificate or determination of the Security Agent as to any amount payable under this Debenture will be conclusive and binding on the Chargor, except in the case of manifest error.

25.2                       Counterparts

This Debenture may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Debenture.

25.3                       Invalidity of any Provision

If any provision of this Debenture is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

25.4                       Failure to Execute

Failure by one or more parties (“Non-Signatories”) to execute this Deed on the date hereof will not invalidate the provisions of this Deed as between the other Parties who do execute this Deed. Such Non-Signatories may execute this Deed on a subsequent date and will thereupon become bound by its provisions.

26.                              GOVERNING LAW AND JURISDICTION

(a)                                This Debenture and any non-contractual claims arising out of or in connection with it shall be governed by and construed in accordance with English law.

(b)                                Subject to sub-clause (c) below, the Parties agree that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Debenture, whether contractual or non-contractual (including a dispute regarding the existence, validity or termination of this Debenture) (a “Dispute”).  The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c)                                 The Parties agree that, for the benefit of the Secured Parties only, nothing in this Debenture shall limit the right of the Secured Parties to bring any legal action against the Chargor in any other court of competent jurisdiction.

IN WITNESS whereof this Debenture has been duly executed as a deed and is delivered on the date first above written.

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SCHEDULE 1

PROPERTIES(2)

Registered Land

Chargor	County and District (or London Borough)	Address or description	Freehold or Leasehold	Title No.(3)
[•]	[•]	[•]	[•]	[•]

Unregistered Land

Chargor	County and District (or London Borough)	Address or description	Freehold or Leasehold
[•]	[•]	[•]	[•]

(2)	Chargor to confirm.

(3)

Registered land included in the charge must be described by reference to the register or in another manner which is sufficient to enable the property to be clearly identified without reference to any other documents. If in doubt ask a real estate lawyer to approve the form of description. Inaccurate or incomplete descriptions may result in incorrect registration of the charge and have an adverse effect on the security.

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SCHEDULE 2

SHARES AND INVESTMENTS(4)

Shares

Name of Chargor which holds the shares	Name of company issuing shares	Number and class(5) of shares
[•]	[•]	[•]

Investments

Name of Chargor which holds the investments	Name of issuer	Number and description of investments
[•]	[•]	[•]

(4)	Chargor to confirm.

(5)	For example, “ordinary shares” or “Class A preference shares”

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SCHEDULE 3

INTELLECTUAL PROPERTY(6)

Part 1
Patent and Patent Applications

Name of Chargor	Territory	Description	Patent No. / Application No.	Date of Registration/ Application
[•]	[•]	[•]	[•]	[•]

Part 2
Trade Marks and Trade Mark Applications

Name of Chargor	Territory	Trade Marks	Class No.	Registration No./ Application No.	Date of Registration/ Application
[•]	[•]	[•]	[•]	[•]	[•]

Part 3
Registered Designs and Applications for Registered Designs

Name of Chargor	Territory	Design	Patent No. / Application No.	Date of Registration/ Application
[•]	[•]	[•]	[•]	[•]

Part 4
Copyright Works and Unregistered Designs

Name of Chargor	Description	Date of Creation	Author
[•]	[•]	[•]	[•]

(6)	Chargor to confirm.

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Part 5
Other Intellectual Property of the Chargor(7)

[Include details of any material Intellectual Property not listed above (e.g. unregistered trade marks, databases)].

Part 6
Intellectual Property Licences

Name of Chargor	Description of Intellectual Property Licences	Licensor	Date of Licence	Duration of Licence
[•]	[•]	[•]	[•]	[•]

(7)	Chargor to confirm.

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SCHEDULE 4

EQUIPMENT(8)

Name of Chargor	Description of Equipment
[•]	[•]

(8)	Chargor to confirm.

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SCHEDULE 5

BANK ACCOUNTS(9)

Accounts

Name of Chargor	Name and address of institution at which account is held	Account Number	Sort Code
[•]	[•]	[•]	[•]

(9)	Chargor to confirm.

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SCHEDULE 6

INSURANCE POLICIES(10)

Name of Chargor	Insurer	Policy Number	Type of Risk Insured(11)
[•]	[•]	[•]	[•]

(10)	Chargor to confirm.

(11)	For example “property”, “business interruption”, “sabotage and terrorism”.

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SCHEDULE 7

FORMS OF NOTICES

Part 1
Form of Counterparty Notice

To:                             [insert name and address of counterparty]

Dated:  [•]

Dear Sirs

Re: [here identify the relevant Assigned Agreement/Hedging Agreement] (the “Agreement”)

We notify you that, [insert name of Chargor] (the “Chargor”) has [charged in favour of]/[assigned to] [insert name of Security Agent] (the “Security Agent”) for the benefit of itself and certain other banks and financial institutions (the “Secured Parties”) all its right, title and interest in the Agreement as security for certain obligations owed by the Chargor to the Secured Parties by way of a debenture dated [•].

We further notify you that:

1.                                     the Chargor may not agree to amend or terminate the Agreement without the prior written consent of the Security Agent;

2.                                     you may continue to deal with the Chargor in relation to the Agreement until you receive written notice to the contrary from the Security Agent.  Thereafter the Chargor will cease to have any right to deal with you in relation to the Agreement and therefore from that time you should deal only with the Security Agent;

3.                                     you are authorised to disclose information in relation to the Agreement to the Security Agent on request;

4.                                     after receipt of written notice in accordance with paragraph 2 above, you must pay all monies to which the Chargor is entitled under the Agreement direct to the Security Agent (and not to the Chargor) unless the Security Agent otherwise agrees in writing; and

5.                                     the provisions of this notice may only be revoked with the written consent of the Security Agent.

Please sign and return the enclosed copy of this notice to the Security Agent (with a copy to the Chargor) by way of confirmation that:

(a)                                you agree to the terms set out in this notice and to act in accordance with its provisions;

(b)                                you have not received notice that the Chargor has assigned its rights under the agreement to a third party or created any other interest (whether by way of security or otherwise) in the agreement in favour of a third party; and

(c)                                 you have not claimed or exercised, nor do you have any outstanding right to claim or exercise against the Chargor any right of set-off, counter-claim or other right relating to the Agreement.

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The provisions of this notice are governed by English law.

Yours faithfully

for and on behalf of
[insert name of Chargor]

[On acknowledgement copy]

To:	[insert name and address of Security Agent]

Copy to:	[insert name and address of Chargor]

We acknowledge receipt of the above notice and confirm the matters set out in paragraphs (a) to (c) above.

for and on behalf of
[insert name of Counterparty]

Dated:

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Part 2
Form of Insurance Notice

To:                             [insert name and address of insurance company]

Dated:  [•]

Dear Sirs

Re:                             [here identify the relevant insurance policy(ies)] (the “Policies”)

We notify you that, [insert name of Chargor] (the “Chargor”) has assigned to [insert name of Security Agent] (the “Security Agent”) for the benefit of itself and certain other banks and financial institutions (the “Secured Parties”) all its right, title and interest in the Policies as security for certain obligations owed by the Chargor to the Secured Parties by way of a debenture dated [•].

We further notify you that:

1.                                     the Chargor may not agree to amend or terminate the Policies without the prior written consent of the Security Agent;

2.                                     you may continue to deal with the Chargor in relation to the Policies until you receive written notice to the contrary from the Security Agent.  Thereafter the Chargor will cease to have any right to deal with you in relation to the Policies and therefore from that time you should deal only with the Security Agent;

3.                                     you are authorised to disclose information in relation to the Policies to the Security Agent on request; and

4.                                     the provisions of this notice may only be revoked with the written consent of the Security Agent.

Please sign and return the enclosed copy of this notice to the Security Agent (with a copy to the Chargor) by way of confirmation that:

(a)                                you agree to act in accordance with the provisions of this notice;

(b)                                you will note the Security Agent’s interest as first chargee on each of the Policies;

(c)                                 after receipt of written notice in accordance with paragraph 2 above, you will pay all monies to which the Chargor is entitled under the Policies direct to the Security Agent (and not to the Chargor) unless the Security Agent otherwise agrees in writing;(12)

(d)                                you will not cancel or otherwise allow the Policies to lapse without giving the Security Agent not less than 14 days written notice;

(e)                                 you have not received notice that the Chargor has assigned its rights under the Policies to a third party or created any other interest (whether by way of security or otherwise) in the Policies in favour of a third party; and

(f)                                  you have not claimed or exercised nor do you have any outstanding right to claim or exercise against the Chargor, any right of set-off, counter-claim or other right relating to the Policies.

(12) TBC with Credit Agreement to ensure that this provision is consistent with it.

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The provisions of this notice are governed by English law.

Yours faithfully

for and on behalf of
[insert name of Chargor]

[On acknowledgement copy]

To:	[insert name and address of Security Agent]

Copy to:	[insert name and address of Chargor]

We acknowledge receipt of the above notice and confirm the matters set out in paragraphs (a) to (f) above.

for and on behalf of
[insert name of insurance company]

Dated:  [•]

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Part 3
Form of Account Notice

To:                             [insert name and address of Account Bank] (the “Account Bank”)

Dated:  [•]

Dear Sirs

Re:                             The [•] Group of Companies - Security over Bank Accounts

We notify you that [insert name of Chargor] (the “Chargor”) and certain other companies identified in the schedule to this notice (together the “Customers”) charged to [insert name of Security Agent] (the “Security Agent”) for the benefit of itself and certain other banks and financial institutions all their right, title and interest in and to the monies from time to time standing to the credit of the accounts identified in the schedule to this notice and to any other accounts from time to time maintained with you by the Customers (the “Charged Accounts”) and to all interest (if any) accruing on the Charged Accounts by way of a debenture dated [•] (the “Debenture”).

1.                                     We irrevocably authorise and instruct you:

(a)                                to hold all monies from time to time standing to the credit of the Charged Accounts to the order of the Security Agent and to pay all or any part of those monies to the Security Agent (or as it may direct) promptly following receipt of written instructions from the Security Agent to that effect (where the Debenture becomes enforceable); and

(b)                                to disclose to the Security Agent any information relating to the Customers and the Charged Accounts which the Security Agent may from time to time request you to provide.

2.                                     We also advise you that:

(a)                                by counter-signing this notice the Security Agent confirms that the Customers may make withdrawals from the Charged Accounts designated as “Not blocked” in the schedule below until such time as the Security Agent shall notify you (with a copy to the Chargor) in writing that their permission is withdrawn.  That permission may be withdrawn or modified by the Security Agent in its absolute discretion at any time; and

(b)                                the provisions of this notice may only be revoked or varied with the prior written consent of the Security Agent.

3.                                     Please sign and return the enclosed copy of this notice to the Security Agent (with a copy to the Chargor) by way of your confirmation that:

(a)                                you agree to act in accordance with the provisions of this notice;

(b)                                you have not received notice that any Customer has assigned its rights to the monies standing to the credit of the Charged Accounts or otherwise granted any security or other interest over those monies in favour of any third party;

(c)                                 you will not exercise any right to combine accounts or any rights of set-off or lien or any similar rights in relation to the monies standing to the credit of the Charged Accounts, except for the netting of credit and debit balances pursuant to current

38

account netting arrangements previously approved in writing by the Security Agent; and

(d)                                you have not claimed or exercised, nor do you have outstanding any right to claim or exercise against the Chargor, any right of set-off, counter-claim or other right relating to the Charged Accounts.

The provisions of this notice are governed by English law.

Schedule

Customer	Account Number	Sort Code

[•]	[•]	[•]

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Yours faithfully,

for and on behalf of
[Insert name of Chargor]
as agent for and on behalf of
all of the Customers

Counter-signed by

for and on behalf of
[Insert name of Security Agent]

[On acknowledgement copy]

To:	[Insert name and address of Security Agent]

Copy to:	[Insert name of Chargor] (on behalf of all the Customers)

We acknowledge receipt of the above notice and confirm the matters set out in paragraphs (a) to (d) above.

for and on behalf of
[Insert name of Account Bank]

Dated:  [•]

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SCHEDULE 8

FORM OF SECURITY ACCESSION DEED(13)

THIS SECURITY ACCESSION DEED is made on [•]

BETWEEN:

(1)                                [•] Limited, a company incorporated in England and Wales with registered number [•] (the “New Chargor”); and

(2)                                [•] as security trustee for itself and the other Secured Parties (the “Security Agent”).

RECITAL:

This deed is supplemental to a debenture dated [•] between, amongst others, the Chargors named therein and the Security Agent, as previously supplemented by earlier Security Accession Deeds (if any) (the “Debenture”).

NOW THIS DEED WITNESSES as follows:

1.                                     INTERPRETATION

1.1                              Definitions

Terms defined in the Debenture shall have the same meaning when used in this deed.

1.2                              Construction

Clauses 1.2 (Construction) to 1.5 (Miscellaneous) of the Debenture will be deemed to be set out in full in this deed, but as if references in those clauses to the “Debenture” and other similar expressions were references to this deed.

2.                                     ACCESSION OF NEW CHARGOR

2.1                              Accession

The New Chargor agrees to be a Chargor for the purposes of the Debenture with immediate effect and agrees to be bound by all of the terms of the Debenture as if it had originally been a party to it as a Chargor.

2.2                              Covenant to pay

The New Chargor as primary obligor covenants with the Security Agent (for the benefit of itself and the other Secured Parties) that it will on demand pay the Secured Obligations when they fall due for payment.

2.3                              Specific Security

The New Chargor, as continuing security for the payment of the Secured Obligations, charges in favour of the Security Agent with full title guarantee the following assets, both present and future, from time to time owned by it or in which it has an interest:

(13)  #KM - Please note that the security accession deed must be registered at Companies House (using the appropriate Form MR01/LLMRO1) within 21 days of the date of the charge, in order to perfect the security created under it.

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(a)                                by way of first legal mortgage all Material Real Property now belonging to or vested in it (including any property specified in Schedule 1(Properties)); and

(b)                                by way of fixed charge, provided that the following shall not include any Excluded Assets (as such term is defined in the Credit Agreement):

(i)                                    all other interests (not charged under Clause 2.3(a)) in any Property and the benefit of all other agreements relating to land;

(ii)                                 all of its rights, title and interest in the Intellectual Property;

(iii)                              all of its rights, title and interest in the Equipment;

(iv)                             all the Investments, Shares and all corresponding Related Rights;

(v)                                all Trading Receivables and all rights and claims against third parties and against any security in respect of those Trading Receivables;

(vi)                             all Other Debts and all rights and claims against third parties against any security in respect of those Other Debts;

(vii)                          all monies standing to the credit of the Accounts and any other bank accounts which it may have with any bank, financial institution or other person and all of its rights, title and interest in relation to those accounts;

(viii)                       all rights and interest in the Hedging Agreements;

(ix)                             the benefit of all licences, consents and agreements held by it in connection with the use of any of its assets;

(x)                                its goodwill and uncalled capital; and

(xi)                             if not effectively assigned by Clause 2.4 (Security Assignment), all its rights and interests in (and claims under) the Insurance Policies and the Assigned Agreements.

2.4                              Security Assignment

As further security for the payment of the Secured Obligations, the New Chargor assigns absolutely with full title guarantee to the Security Agent all its rights, title and interest in:

(a)                                the Insurance Policies; and

(b)                                the Assigned Agreements,

(subject in each case to reassignment by the Security Agent to the new Chargor of all such rights, title and interest upon payment or discharge in full of the Secured Obligations).

2.5                              Floating charge

(a)                                As further security for the payment of the Secured Obligations, the New Chargor charges with full title guarantee in favour of the Security Agent (for the benefit of itself and the other Secured Parties) by way of first floating charge all its present and future assets, undertakings and rights.

(b)                                Paragraph 14 of Schedule B1 to the Insolvency Act 1986 shall apply to the floating charge created by this deed.

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3.                                     NEGATIVE PLEDGE

The New Chargor may not:

(a)                                create or agree to create or permit to subsist any Security or Quasi-Security over all or any part of the Charged Property under this deed;

(b)                                sell, transfer, lease out, lend or otherwise dispose of all or any part of Charged Property under this deed (other than in respect of assets charged under Clause 2.5(a) (Floating Charge) on arm’s length terms in the ordinary course of trading) or the right to receive or to be paid the proceeds arising on the disposal of the same, or agree or attempt to do so; or

(c)                                 dispose of the equity of redemption in respect of all or any part of the Charged Property under this deed,

except as permitted by the Credit Agreement or with the prior consent of the Security Agent.

4.                                     CONSTRUCTION OF DEBENTURE

(a)                                The Debenture shall remain in full force and effect as supplemented by this deed.

(b)                                The Debenture and this deed shall be read together as one instrument on the basis that references in the Debenture to “this deed” or “this Debenture” and other similar expressions will be deemed to be references to the Debenture as supplemented by this deed.

5.                                     DESIGNATION AS A LOAN DOCUMENT

This deed is designated as a Loan Document.

6.                                     FAILURE TO EXECUTE

Failure by one or more parties (“Non-Signatories”) to execute this Deed on the date hereof will not invalidate the provisions of this Deed as between the other Parties who do execute this Deed. Such Non-Signatories may execute this Deed on a subsequent date and will thereupon become bound by its provisions.

7.                                     NOTICES

The New Chargor confirms that its address details for notices in relation to Clause 23 (Notices) of the Debenture are as follows:

Address:	[•]

Facsimile:	[•]

Attention:	[•]

8.                                     GOVERNING LAW

This deed (and any dispute, controversy, proceedings or claims of whatever nature arising out of or in any way relating to this deed or its formation) and obligations of the Parties hereto and any matter, claim or dispute arising out of or in connection with this deed (including any non-contractual claims arising out of or in association with it) shall be governed by and construed in accordance with English law.

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IN WITNESS whereof this document has been duly executed as a deed and is delivered on the date first above written.

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SIGNATORIES TO DEED OF ACCESSION

THE NEW CHARGOR

EXECUTED as a DEED by
[Name of New Chargor] acting by:

[•] as Director:

Witness:

Name:

Address:

Occupation:

Notice Details

Address:	[•]

Facsimile:	[•]

Attention:	[•]

THE SECURITY AGENT

EXECUTED as a DEED by
[Name of Security Agent] acting by:

[•] as Authorised Signatory:

Notice Details

Address:	[•]

Facsimile:	[•]

Attention:	[•]

Email:	[•]

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SCHEDULES TO DEED OF ACCESSION

SCHEDULE 1

PROPERTIES

[•]

SCHEDULE 2

SHARES AND INVESTMENTS

[•]

SCHEDULE 3

INTELLECTUAL PROPERTY

[•]

SCHEDULE 4

EQUIPMENT

[•]

SCHEDULE 5

BANK ACCOUNTS

[•]

SCHEDULE 6

INSURANCE POLICIES

[•]

46

SIGNATORIES TO DEBENTURE

THE CHARGOR(14)

EXECUTED as a DEED by
ACUSHNET EUROPE LIMITED acting by:

[•] as Director:

Witness:

Name:

Address:

Occupation:

Notice Details

Address:	[•]

Facsimile:	[•]

Attention:	[•]

Email:	[•]

THE SECURITY AGENT(15)

EXECUTED as a DEED by
WELLS FARGO BANK, NATIONAL ASSOCIATION acting by:

[•] as Authorised Signatory:

Notice Details

Address:	[•]

Facsimile:	[•]

Attention:	[•]

Email:	[•]

(14)  UK Borrower to confirm execution block.

(15)  Security Agent to confirm execution block.

47

EXHIBIT O

Form of Dutch Pledge of Moveable Assets

[See Attached.]

Exhibit O-1

DEED OF NON-POSSESSORY PLEDGE

OVER MOVABLES

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	AGREEMENT, CREATION AND REGISTRATION OF PLEDGE	4
3.	REPRESENTATIONS AND WARRANTIES	5
4.	UNDERTAKINGS	6
5.	AUTHORITY TO REQUIRE POSSESSION	8
6.	IMMEDIATE FORECLOSURE	8
7.	APPLICATION OF PROCEEDS	8
8.	CANCELLATION	8
9.	LIABILITY	9
10.	POWER OF ATTORNEY	9
11.	MISCELLANEOUS	9
12.	GOVERNING LAW AND JURISDICTION	11

THIS DEED is dated     July 2016 and made between:

1.                                     ACUSHNET EUROPE LIMITED, a limited liability company registered in the United Kingdom at Companies House under number 1198336, having its registered address at Caxton Road, St. Ives, Huntington, PE27 3 LU, United Kingdom, as pledgor (the “Pledgor”);

2.                                     ACUSHNET NEDERLAND B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Etten-Leur (address: Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, trade register number: 20073854), as custodian (the “Custodian”); and

3.                                     WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association formed under the laws of the United States of America, as pledgee (the “Pledgee”).

IT IS AGREED as follows:

1.                                     DEFINITIONS AND INTERPRETATION

1.1.                           Definitions

Capitalised terms used in this deed have the following meanings:

“Clause”	a clause in this deed.

“Collateral”

all movable assets (roerende zaken) including equipment (bedrijfsuitrusting), inventory (inventaris) and stock (voorraden), at any time located in the Netherlands, owned by the Pledgor or which the Pledgor may acquire in the future.

“Credit Agreement”

the USD 750,000,000 credit agreement between, among others, Acushnet Company as US borrower and borrowers representative, Acushnet Canada, Inc., as Canadian borrower, the Pledgor as UK borrower, Wells Fargo Securities, LLC and PNC Capital Markets LLC as joint lead arrangers and joint bookrunners, the Pledgee as administrative agent, L/C issuer, lender and swingline lender and the other parties named in it as a party, dated 27 April 2016.

“Default”	has the meaning given thereto in the Credit Agreement.

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“Enforcement Event”	an Event of Default which is or has resulted in a default (verzuim) within the meaning of section 3:248 NCC with respect to the payment of the Secured Obligations by any Obligor.

“Event of Default”	has the meaning given thereto in the Credit Agreement.

“Lien”	has the meaning given thereto in the Credit Agreement.

“Loan Documents”	has the meaning given thereto in the Credit Agreement.

“Loan Parties”	has the meaning given thereto in the Credit Agreement.

“NCC”	the Netherlands Civil Code (Burgerlijk Wetboek).

“Party”	a party to this deed.

“Pledge”	the pledge created pursuant to Clause 2.2 (Creation of pledge over Collateral).

“Schedule”	a schedule to this deed.

“Secured Obligations”

all monetary payment obligations (whether present or future, actual or contingent) owing by the Pledgor to the Pledgee at any time under or in connection with section 9.14 (Parallel Debt) of the Credit Agreement.

“Secured Parties”	has the meaning given thereto in the Credit Agreement.

“Termination Date”	has the meaning given thereto in the Credit Agreement.

1.2.                           Construction

(a)                                A reference to any “Collateral” is a reference to that Collateral in whole or in part and includes all rights attached to such Collateral, including dependent rights and ancillary rights.

(b)                                A reference to the “Pledgee” is also a reference to any successor or assignee of the Pledgee and a reference to the “Pledgor” is also a reference to any successor or assignee of the Pledgor.

(c)                                 A reference to the “registration” of this deed and a reference to “register” is a reference to the presentation for registration of this deed to the Rotterdam office of the Tax Authorities which provide registration services.

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(d)                                A reference to a “right of pledge” is, unless the context requires otherwise, a reference to a right of pledge purported to be created under this deed over each individual asset falling within the scope of the definition of Collateral.

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(e)                                 A reference to a “default” with respect to the payment of the Secured Obligations is a reference to any non-payment of the Secured Obligations when due, without any reminder letter or notice of default being required.

(f)                                  An Event of Default is “continuing” if it has not been waived by the Lenders authorised to do so or remedied by a Loan Party in accordance with the relevant terms of the Credit Agreement.

(g)                                 A “person” includes any natural person, legal entity, partnership, firm, trust, association, state, government or governmental or regulatory agency (in each case whether or not having separate legal personality) and any combination of two or more of the aforementioned.

(h)                                Words denoting the singular shall include the plural and vice versa.

(i)                                    English language words used in this deed intend to describe Netherlands legal concepts only and the consequences of the use of those words in English law or any other foreign law are to be disregarded.

(j)                                   Clause and Schedule headings are for ease of reference only.

1.3                              Third-party rights

Except where this deed expressly provides otherwise:

(a)                                a person who is not a Party has no right under section 6:253 NCC to exercise or enforce any term or condition of this deed; and

(b)                                where a person has a right under section 6:253 NCC to exercise or enforce a term or condition of this deed, this deed (including, for the avoidance of doubt, that person’s rights under this deed) may be terminated, amended, supplemented or waived without that person’s consent.

2.                                     AGREEMENT, CREATION AND REGISTRATION OF PLEDGE

2.1.                           Agreement to pledge Collateral

As security for the payment when due of the Secured Obligations, the Pledgor hereby agrees with the Pledgee to grant to the Pledgee a right of pledge over each Collateral.

2.2.                           Creation of pledge over Collateral

As security for the payment when due of the Secured Obligations, the Pledgor, as the case may be in advance (bij voorbaat), hereby grants to the Pledgee a right of pledge over each Collateral. The Pledgee, as the case may be in advance (bij voorbaat), hereby accepts this right of pledge.

2.3.                           Nature of pledge

(a)           The Pledge is a separate right of pledge on each Collateral.

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(b)                                The Pledge is an undisclosed right of pledge (stil pandrecht).

2.4.                           Registration of pledge

The Pledgee will immediately upon signing of this deed register this deed.

2.5.                           Security intent

The Pledgor confirms and agrees that any Pledge so created is intended to not be affected by, and to extend from time to time to, any (however fundamental) of the following or any combination thereof:

(a)                       variation, amendment, modification, novation, restatement, increase, extension or addition of or to any of the Loan Documents or to any agreement or document (under whatever name) including without limitation by way of increase, reduction, alteration of the purpose or other amendment of the facilities made available under it, addition of new facilities, any rescheduling of indebtedness incurred thereunder;

(b)                       accession or retirement of the parties to any of the Loan Documents;

(c)                        extension of any commitment (or its maturity or availability) or any redenomination of a commitment into another currency under any Loan Documents;

(d)                       any deferral or redenomination of any amount owing under any Loan Documents;

(e)                        any facility, tranche or amount made available under any of the Loan Documents in any currency or currencies after the date of this deed for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility, tranche or amount might be made available from time to time; and/or

(f)                         owing or accruing under any Loan Documents or any fees, costs and/or expenses associated with any of the foregoing.

3.                                     REPRESENTATIONS AND WARRANTIES

3.1.                           Representations and warranties

The Pledgor, and with respect to Clauses 3.1(c), 3.1(d) and 3.1(e), the Custodian, represent and warrant to the Pledgee that:

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(a)                       the Pledgor has full title to the Collateral to the extent acquired prior to the moment of this representation and it has full power (beschikkingsbevoegdheid) to dispose of and encumber that Collateral;

(b)                       except as permitted under the Loan Documents, the Collateral is not subject to any limited right or other encumbrance and no offer has been made or agreement entered into to transfer or encumber, whether or not in advance, the Collateral and no attachment has been levied on the Collateral;

(c)                        except as permitted under the Loan Documents, the Collateral is not located at any address in the Netherlands other than the addresses listed in Schedule 1;

(d)                       except as permitted under the Loan Documents, the Pledgor and the Custodian (as applicable) have exclusive control (feitelijke macht) over the Collateral, other than any Collateral (i) in transit in the ordinary course of business or (ii) being held on behalf of the Pledgor or the Custodian (as applicable) by a whareshouseman, bailee, agent or other person; and

(e)                        the execution and performance of this deed does not violate any agreement or other legal relationship to which it is a party.

3.2.                           Times when representations made

Except for clause 3.1(c), the representations and warranties in Clause 3.1 (Representations and warranties) are deemed to be repeated by the Pledgor on each day the Pledgor acquires an asset falling within the scope of the definition of Collateral. Each representation and warranty deemed to be made after the date of this deed shall be deemed to be made by reference to the facts and circumstances existing at the date the representation and warranty is deemed to be made.

4.                                     UNDERTAKINGS

4.1.                           Information

At the Pledgee’s reasonable request and in such form as the Pledgee may reasonably designate, the Pledgor must provide all information, evidence and documents relating to the Collateral which the Pledgee may deem necessary to exercise its rights under this deed.

4.2.                           Duty to notify

(a)                       The Pledgor and the Custodian shall notify the Pledgee immediately of all circumstances of which it becomes aware which could affect the interests of the Pledgee under this deed, including but not limited to:

i.                      an application being filed for the Pledgor’s or the Custodian’s bankruptcy or (provisional) suspension of payments;

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ii.                   the Pledgor or the Custodian being declared bankrupt, being granted (provisional) suspension of payments, being unable to pay its debts in respect of taxes or social security premiums or planning to notify the relevant authorities thereof;

iii.                an attachment being levied on any Collateral and/or any claim or notice from any third party with respect to any Collateral; and

iv.               an event analogous to any of the above occurring under the laws of any other jurisdiction.

(b)                       The Pledgor and the Custodian shall promptly notify in writing, at their own expense, the existence of this deed and each Pledge to any court process server (deurwaarder), bankruptcy trustee (curator), administrator (bewindvoerder) or similar officer in any jurisdiction or to any other person claiming to have a right to the Collateral, and shall promptly send to the Pledgee a copy of the relevant correspondence.

4.3.                           Disposal and negative pledge

Except as permitted under the Loan Documents, neither the Pledgor nor the Custodian (as applicable) shall without the prior written consent of the Pledgee:

(a)                       other than in the ordinary course of business sell, transfer or otherwise dispose of the Collateral in whole or in part and whether or not in advance;

(b)                       alter or remove any identifying symbol or number on the Collateral; or

(c)                        create or permit to subsist whether or not in advance any limited right or other encumbrance on the Collateral other than as envisaged under this deed or permit to subsist any attachment over the Collateral other than customary rights of retention arising by operation of law.

4.4.                           Location of Collateral

Except as permitted under the Loan Documents, the Pledgor shall not store its Collateral at a location other than a location notified to the Pledgee (except for Collateral having an aggregate fair market value of USD 1,000,000 or less).

4.5.                           Further assurances

At the Pledgee’s reasonable request, the Pledgor shall at its own expense execute any further encumbrances and assurances in favour of, or for the benefit of, the Pledgee and perform all acts as the Pledgee may reasonably deem necessary to create, perfect or protect the rights of pledge purported to be created or to exercise or have the full benefit of its rights under or in connection with this deed (including the right to enforce these

7

 rights).

5.                                     AUTHORITY TO REQUIRE POSSESSION

Upon the occurrence of an Event of Default which is continuing, the Pledgee may require the Collateral to be brought into its possession or the possession of a third party appointed by it for this purpose. Without prejudice to the foregoing sentence, upon the occurrence of an Event of Default which is continuing the Pledgee shall be authorised to enter upon any premises where Collateral is located and remove the same or have the same delivered by the Pledgor to such place as the Pledgee may designate. The Custodian shall provide the Pledgee access and shall cooperate with any actions of the Pledgee in this respect, and shall act as a third party within the meaning of section 3:237 NCC, in each case if so required by the Pledgee.

6.                                     IMMEDIATE FORECLOSURE

(a)                       Upon the occurrence of an Enforcement Event the Pledgee may, without any further notice of default or other notice being required, sell the Collateral in accordance with applicable law and have recourse against the proceeds of any such sale.

(b)                       The Pledgor shall not be entitled to file a request with an interim provisions judge to request that its Collateral be sold in a deviating manner as provided for in section 3:251 NCC.

(c)                        The Pledgee shall not be obliged to give notice of an intended sale as provided for in section 3:249 NCC, and the Pledgee shall not be obliged to give the notice following the sale as provided for in section 3:252 NCC.

(d)                       The Pledgee is not obliged to first foreclose on any other security right created under or in connection with the Loan Documents.

7.                                     APPLICATION OF PROCEEDS

The Pledgee will apply the proceeds from the sale of or the collection of and recourse against any Collateral towards satisfaction of the Secured Obligations in accordance with the relevant provisions of the Loan Documents, subject to mandatory provisions of Netherlands law.

8.                                     CANCELLATION

(a)                       The Pledgee is at any time entitled to cancel (opzeggen) any Pledge and any contractual arrangement under this deed in whole or in part by notice in writing to the Pledgor within the meaning of section 3:81(2)(d) NCC. The Pledgor hereby accepts any such cancellation (opzegging) in anticipation.

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(b)                       On the Termination Date, (i) the Pledge shall terminate, (ii) all rights to the Collateral shall revert to the Pledgor and (iii) this deed shall terminate.

(c)                        On the Termination Date and in connection with any other Lien released or subordinated pursuant to Section 9.08 of the Credit Agreement, the Pledgee will, at the expense of the Pledgor, comply with the provisions of Section 9.08 of the Credit Agreement, but without recourse or warranty to the Pledgee.

(d)                       The Pledgee shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with (or which the Pledgee in the absence of gross negligence or willful misconduct (as determined by a final, non-appealable decision of a court of competent jurisdiction) believes to be in accordance with) this Clause 8.

9.                                     LIABILITY

The Pledgee is not liable to the Pledgor for any loss or damage arising from any exercise of, or failure to exercise, its rights under this deed, except for gross negligence or wilful misconduct of the Pledgee.

10.                              POWER OF ATTORNEY

The Pledgor grants to the Pledgee an irrevocable power of attorney with the power of substitution to perform all acts which the Pledgor must perform pursuant to this deed. The Pledgee may act as counterparty of the Pledgor even in the event of a conflict of interest. The Pledgor hereby waives its rights under section 3:68 NCC which waiver is hereby accepted by the Pledgee. The Pledgee shall only use this power of attorney if the Pledgor fails to comply with any of its obligations under or in connection with this deed or an Event of Default has occurred which is continuing.

11.                              MISCELLANEOUS

11.1.                    No rescission, nullification or suspension

To the extent permitted by law, the Pledgor hereby waives any right it may have at any time:

(a)                                 under sections 6:228 or 6:265 NCC or any other ground (under any applicable law) to rescind or nullify, or demand in legal proceedings the rescission or nullification of this deed; and

(b)                                 under sections 6:52, 6:262 or 6:263 NCC or any other ground (under any applicable law) to suspend any obligation under or in connection with this deed.

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11.2.                    Transfer of rights and obligations

(a)                       Except as otherwise permitted under the Loan Documents, the Pledgor cannot transfer any of its rights or obligations or its contractual relationship under or in connection with this deed without the prior written consent of the Pledgee.

(b)                       The Pledgee may transfer its rights and obligations under or in connection with this deed by an assignment or transfer of contractual relationship. The Pledgor in advance irrevocably consents to and provides its co-operation with any such assumption of debt and/or transfer of contractual relationship, as the case may be.

(c)                        Any transfer as referred to in Clause 12.2(b) shall be made by a deed of transfer governed by Dutch law.

(d)                       Any transfer shall take effect by notice to the Pledgor (whether prior or after the signing of the deed of transfer).

(e)                        Upon a transfer by the Pledgee of any rights in respect of the Secured Obligations the transferee will become entitled to the rights of pledge or to a corresponding undivided part thereof, as the case may be.

(f)                         The Pledgee is entitled to provide any transferee or proposed transferee with any information concerning the Pledgor and/or the Collateral.

11.3.                    Notices

(a)                       Any communication to be made under or in connection with this deed shall be made in accordancewith the relevant provisions of the Credit Agreement.

(b)                       The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this deed is the address shown with its name on the signature pages below.

11.4.                    Records and calculations of the Pledgee

The books and records maintained by the Pledgee and any calculation or determination by the Pledgee of the existence and the amount of the Secured Obligations, are conclusive evidence (dwingend bewijs) of the existence and the amounts of the Secured Obligations and other matters to which they relate, subject to proof of the contrary.

11.5.                    Partial invalidity

If, at any time, any provision of this deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10

11.6.                    Amendments

This deed may only be amended by a written agreement signed by all Parties.

11.7.                    No implied waiver and no forfeiture

(a)                       Any waiver under this deed must be given by written notice to that effect.

(b)                       Where the Pledgee does not exercise any right under or in connection with this deed (which includes the granting by the Pledgee to the Pledgor of an extension of time in which to perform its obligations under any of these provisions), this is not deemed to constitute a waiver of that right and does not lead to forfeiture of that right of the Pledgee under this deed.

(c)                        The rights of the Pledgee under this deed are not deemed to constitute a waiver of any other right the Pledgee may have under Netherlands law or any other applicable law. In case of a conflict of the rights of the Pledgee under this deed and the rights of the Pledgee under Netherlands law or any other applicable law, the provisions of this deed will apply.

12.                              GOVERNING LAW AND JURISDICTION

(a)                       This deed is governed by the laws of the Netherlands (including for the avoidance of doubt the obligation of the Pledgor to create the rights of pledge set out in Clause 2.1 (Agreement to pledge Collateral) notwithstanding that such obligation may be governed by any other law pursuant to any other Loan Document).

(b)                       If a Party is represented by an attorney in connection with the signing and/or execution of this deed or any other deed, agreement or document referred to in this deed or made pursuant to this deed, it is hereby expressly acknowledged and accepted by each other Party that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his authority shall be governed by the laws of the Netherlands.

(c)                        The courts of Amsterdam, the Netherlands have exclusive jurisdiction to settle any dispute arising from or in connection with this deed (including a dispute regarding the existence, validity, termination or amendment of this deed) (a “Dispute”). This paragraph (c) is for the benefit of the Pledgee only. As a result, the Pledgee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Pledgee may take concurrent proceedings in any number of jurisdictions.

This deed has been entered into on the date stated at the beginning of this deed and may be signed in any number of counterparts and by way of exchange of pdf or facsimile copies of signed signature pages, all of which taken together shall constitute one and the same deed.

11

[signature page follows]

12

SIGNATURES

THE PLEDGOR

Acushnet Europe Limited

Address	:	Caxton Road, St. Ives, Huntington, PE27 3 LU, United Kingdom
Fax number	:	[ ]
Attn.	:	[ ]

By	:	By	:

Title	: Authorised signatory	Title	: Authorised signatory

THE CUSTODIAN

Acushnet Nederland B.V.

Address	:	Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands
Fax number	:	[ ]
Attn.	:	[ ]

By	:	By	:

Title	: Authorised signatory	Title	: Authorised signatory

13

THE PLEDGEE

Wells Fargo Bank, National Association

Address	:	[ ]
Fax number	:	[ ]
Attn.	:	[ ]

By	:	By	:

Title	: Authorised signatory	Title	: Authorised signatory

14

SCHEDULE 1

LIST OF ADDRESSES OF LOCATIONS WHERE COLLATERAL IS HELD

Addresses of all location where Collateral of the Pledgor is held

Acushnet Europe Limited	[…]

15

EXHIBIT P

Form of Cayman Mortgage

[See Attached.]

1

DATED [•] 2016

(1)           ACUSHNET COMPANY

(2)            WELLS FARGO BANK, NATIONAL ASSOCIATION

EQUITABLE SHARE MORTGAGE IN RESPECT OF SHARES OF ACUSHNET CAYMAN LIMITED

THE TAKING OR SENDING BY ANY PERSON OF AN ORIGINAL OF THIS DOCUMENT
INTO THE CAYMAN ISLANDS MAY GIVE RISE TO THE IMPOSITION OF CAYMAN
ISLANDS STAMP DUTY

REF:  JCB/SE/W1932-138541

TABLE OF CONTENTS

CLAUSE		PAGE

1.	DEFINITIONS AND INTERPRETATION	1

2.	REPRESENTATION AND WARRANTIES	3

3.	SECURITY	5

4.	RIGHTS IN RESPECT OF MORTGAGED PROPERTY	7

5.	PRESERVATION OF SECURITY	8

6.	ENFORCEMENT OF SECURITY	11

7.	APPOINTMENT OF A RECEIVER	12

8.	POWERS OF A RECEIVER	13

9.	FURTHER ASSURANCES	14

10.	POWER OF ATTORNEY	14

11.	RELEASE	15

12.	NOTICES	16

13.	ASSIGNMENTS	17

14.	SET-OFF	17

15.	SUBSEQUENT SECURITY INTERESTS	17

16.	MISCELLANEOUS	17

17.	LAW AND JURISDICTION	18

SCHEDULE 1		1

SCHEDULE 2		2

SCHEDULE 3		3

SCHEDULE 4		3

SCHEDULE 5		5

SCHEDULE 6		7

i

THIS EQUITABLE SHARE MORTGAGE is made on [•] 2016

BETWEEN

(1)                                 ACUSHNET COMPANY, a Delaware corporation (the “Mortgagor”); and

(2)                                 WELLS FARGO BANK, NATIONAL ASSOCIATION, as security agent for and on behalf of the Secured Parties and acting in such capacity (the “Mortgagee”).

IT IS AGREED

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               In this Mortgage, unless the context otherwise requires, words and expressions which are capitalised but not defined herein shall have the same meanings as are given to them in the Credit Agreement.  In addition, the following definitions shall apply:

“Companies Law” means the Companies Law (as amended) of the Cayman Islands.

“Company” means Acushnet Cayman Limited, an exempted company with registered office at PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.

“Credit Agreement” means the credit agreement dated on 27 April 2016 by and among, Acushnet Holdings Corp. as holdings, Acushnet Company as US Borrower and Borrower Representative, Acushnet Canada Inc. as Canadian borrower, Acushnet Europe Limited as UK Borrower, Wells Fargo Bank, National Association as administrative agent, L/C issuer and swing line lender and the other lenders party hereto.

“Event of Default” means an Event of Default as defined in the Credit Agreement.

“Loan Documents” has the meaning ascribed to such term in the Credit Agreement.

“Mortgage” means this share mortgage.

“Mortgaged Property” means the Mortgaged Shares and all rights, benefits and advantages now or at any time in the future deriving from or incidental to any of the Mortgaged Shares including:

(a)                                 all dividends or other distributions (whether in cash, securities or other property), interest and other income paid or payable in relation to any Mortgaged Shares;

(b)                                 all shares, securities, rights, monies or other property whether certificated or uncertificated accruing, offered or issued at any time by way of redemption, conversion, exchange, substitution, preference, option, bonus issue or otherwise in respect of any Mortgaged Shares (including but not limited to proceeds of sale); and

(c)                                  all certificates or other evidence of title to any of the Mortgaged Shares now and from time to time hereafter deposited with the Mortgagee.

“Mortgaged Shares” means:

(a)                                 [1.3] ordinary shares owned by the Mortgagor in the Company;

(b)                                 any shares acquired in respect of Mortgaged Shares by reason of a stock split, stock dividend, reclassification or otherwise; and

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(c)                                  all other shares in the Company from time to time legally or beneficially owned by the Mortgagor,

provided that, notwithstanding the foregoing, the Mortgaged Shares shall at no time exceed 65% of the voting equity interests of the Company.

“Parties” means the parties to this Mortgage.

“Register of Directors” means the register of directors of the Company maintained by the Company in accordance with the Companies Law.

“Register of Members” means the register of members of the Company (including any applicable branch register and non-listed shares register) maintained by the Company in accordance with the Companies Law.

“Secured Obligations” has the meaning ascribed to such term in the Credit Agreement.

“Security Interest” means:

(a)                                 a mortgage, charge, pledge, lien, assignment by way of security or other encumbrance or security arrangement (including any hold back or “flawed asset” arrangement) securing any obligation of any person;

(b)                                 any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person;

(c)                                  any other type of arrangement having a similar effect; or

(d)                                 agreements to create the foregoing.

“Security Period” means the period commencing on the date of execution of this Mortgage and ending on the Termination Date

“Termination Date” has the meaning given to it under the Credit Agreement.

1.2                               In construing this Mortgage, unless otherwise specified:

(a)                                 references to any Party shall be construed so as to include that Party’s respective successors in title, permitted assigns and permitted transferees;

(b)                                 “including” and “in particular” shall not be construed restrictively but shall mean respectively “including, without prejudice to the generality of the foregoing” and “including without limitation”, and “in particular, but without prejudice to the generality of the foregoing”;

(c)                                  references to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality); and in each case, its successors and assigns and persons deriving title under or through it, in whole or in part, and any person which replaces any party to any document in its respective role thereunder, whether by assuming the rights and obligations of the party being replaced or whether by executing a document in or substantially in the form of the document it replaces;

2

(d)                                 “variation” includes any variation, amendment, accession, novation, restatement, modification, assignment, transfer, supplement, extension, deletion or replacement however effected and “vary” and “varied” shall be construed accordingly;

(e)                                  “writing” includes facsimile transmission legibly received except in relation to any certificate, notice or other document which is expressly required by this Mortgage to be signed and “written” has a corresponding meaning;

(f)                                   references to the “consent” of the Mortgagee shall be construed as the consent of the Mortgagee acting in its absolute discretion;

(g)                                  references to this Mortgage or to any other document include references to this Mortgage or such other document as varied from time to time, even if changes are made to:

(i)                                     the composition of the Parties to this Mortgage or such other document or to the nature or amount (including any increase) of any facilities made available or liability assumed under such other document; or

(ii)                                  the nature or extent of any obligations under such other document;

(h)                                 references to uncertificated shares are to shares the title to which can be transferred by means of an electronic or other entry and references to certificated shares are to shares which are not uncertificated shares;

(i)                                     references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine or neuter and vice versa;

(j)                                    references to clauses and schedules are to clauses of, and schedules to, this Mortgage;

(k)                                 references to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be amended, modified or re-enacted;

(l)                                     headings and titles are for convenience only and do not affect the interpretation of this Mortgage;

(m)                             an Event of Default is “continuing” if it has not been remedied or waived; and

(n)                                 this Mortgage is a “Foreign Security Agreement” and a “Loan Document” under the terms of the Credit Agreement.

2.                                      REPRESENTATION AND WARRANTIES

2.1                               The Mortgagor hereby represents and warrants to the Mortgagee (for the benefit of each Secured Party) on the date of this Mortgage that:

(a)                                 it has been duly incorporated and registered as a Delaware corporation under the laws of the State of Delaware;

(b)                                 it has the power to own its assets and carry on its business as it is being conducted;

(c)                                  it is the sole legal and beneficial owner of the Mortgaged Property free from any Security Interest (other than that created by this Mortgage) or other interest and any options or rights of pre-emption;

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(d)                                 the Mortgaged Shares represent 65 percent of the issued shares of the Company;

(e)                                  any Mortgaged Shares are, or will be when mortgaged and charged, duly authorised, validly issued, fully paid, non-assessable, freely transferable and constitute shares in the capital of a Cayman Islands exempted company.  To the extent they are in existence there are no moneys or liabilities outstanding or payable in respect of any such shares nor will there be any and they have not been redeemed nor cancelled in any way nor will they be;

(f)                                   no person has or is entitled to any conditional or unconditional option, warrant or other right to subscribe for, purchase or otherwise acquire any issued or unissued shares, or any interest in shares, in the capital of the Company;

(g)                                  the Mortgaged Shares are freely transferable on the books of the Company and no consents or approvals are required in order to register a transfer of the Mortgaged Shares;

(h)                                 the Mortgaged Shares are not issued with any preferred, deferred or other special rights or restrictions whether in regard to dividends, voting, return of any amount paid on account of shares or otherwise which are not expressly set out in the memorandum and articles of association of the Company;

(i)                                     there are no covenants, agreements, conditions, interest, rights or other matters whatsoever which adversely affect the Mortgaged Property;

(j)                                    it has not received any notice of an adverse claim by any person in respect of the ownership of the Mortgaged Property or any interest in the Mortgaged Property;

(k)                                 it has full power and authority to:

(i)                                     execute and deliver this Mortgage;

(ii)                                  be the legal and beneficial owner of the Mortgaged Property; and

(iii)                               comply with the provisions of, and perform all its obligations under this Mortgage;

(l)                                     it has duly executed and delivered this Mortgage;

(m)                             this Mortgage constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms;

(n)                                 the execution and performance of its obligations and liabilities under this Mortgage will not:

(i)                                     contravene any law or regulation or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it;

(ii)                                  conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or any licence or other authorisation to which it is subject or by which it or any of its property is bound; or

(iii)                               contravene or conflict with any provision of its constitutional documents;

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(o)                                 it has not taken any action nor have any steps been taken or legal proceedings been started or threatened in writing against it for:

(i)                                     winding up, dissolution or reorganisation;

(ii)                                  the enforcement of any Security Interest over its assets; or

(iii)                               the appointment of a liquidator, receiver, administrative receiver, administrator, trustee or similar officer of it or of any or all of its assets;

(p)                                 it is not in breach (nor would be in breach with the giving of notice, passing of time, or satisfaction of any other condition) or in default under any deed, instrument or any agreement to which it is a party or which is binding on it or any of its assets;

(q)                                 no action, litigation, arbitration or administrative proceeding has been commenced or is pending or threatened in writing against it, nor is there subsisting any unsatisfied judgment or award given against it by any court, board of arbitration or other body;

(r)                                    all licences, consents, exemptions, clearance filings, registration, payments of taxes, notarisation and authorisations as are or may be necessary or desirable for the proper conduct of its business, trade, and ordinary activities and for the performance and discharge of its obligations and liabilities under this Mortgage and which are required in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this Mortgage and the creation of security over the Mortgaged Property have been obtained and are in full force and effect;

(s)                                   it has not taken any action whereby the rights attaching to the Mortgaged Property are altered or diluted save to the extent such alteration or dilution is expressly permitted under this Mortgage or any Loan Document;

(t)                                    it has taken all corporate and other action required to approve its execution, delivery, performance and enforceability of this Mortgage; and

(u)                                 this Mortgage is effective to create a valid and enforceable first equitable mortgage and first priority fixed charge upon the Mortgaged Property in favour of the Mortgagee ranking in priority to the interests of any of its creditors or any liquidator (or similar officer) appointed in respect of it.

2.2                               The Mortgagor also represents and warrants to and undertakes with the Mortgagee that the foregoing representations and warranties will be true and accurate throughout the continuance of this Mortgage with reference to the facts and circumstances subsisting from time to time.

3.                                      SECURITY

3.1                               As a continuing security for the discharge and/or payment of the Secured Obligations, the Mortgagor as legal and beneficial owner hereby:

(a)                                 mortgages in favour of the Mortgagee by way of a first equitable mortgage the Mortgaged Shares; and

(b)                                 charges in favour of the Mortgagee, by way of a first fixed charge, all of its right, title and interest in and to the Mortgaged Property including all benefits, present and future, actual and contingent accruing in respect of the Mortgaged Property (to the extent not effectively mortgaged under Clause 3.1(a)).

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3.2                               The Mortgagor hereby agrees to deliver, or cause to be delivered, to the Mortgagee on the date hereof:

(a)                                 the corporate documents, resolutions and authorities of the Mortgagor required to authorise the execution of this Mortgage;

(b)                                 an executed but undated share transfer certificate in respect of the Mortgaged Shares in favour of the Mortgagee or its nominees (as the Mortgagee shall direct) in the form set out in Schedule 1 to this Mortgage and any other documents which from time to time may be requested by the Mortgagee in order to enable the Mortgagee or its nominees to be registered as the owner or otherwise obtain legal title to the Mortgaged Shares;

(c)                                  share certificates representing the Mortgaged Shares, a certified copy of the Register of Members showing the Mortgagor as registered owner of the Mortgaged Shares and a certified copy of the Register of Directors;

(d)                                 an executed irrevocable proxy and an executed irrevocable power of attorney made in respect of the Mortgaged Shares in favour of the Mortgagee in respect of all general meetings and written resolutions of the Company respectively in the form set out in Schedule 2 to this Mortgage;

(e)                                  executed but undated letters of resignation and release together with letters of authority to date the same from each of the directors of the Company in the forms set out in Parts I and II of Schedule 3 to this Mortgage;

(f)                                   an executed irrevocable deed of undertaking and confirmation from the Company to the Mortgagee in the form set out in Schedule 4 to this Mortgage;

(g)                                  executed but undated written resolutions of all the directors of the Company in the form set out in Schedule 5 to this Mortgage; and

(h)                                 an executed irrevocable letter of instructions from the Company to its registered office provider in the form set out in Schedule 6 of this Mortgage (which executed letter shall be delivered by, or on behalf of, the Company to its registered office provider immediately after execution of this Mortgage and promptly thereafter and in any event no later than seven Business Days from the date of execution of this Mortgage, the Mortgagor shall deliver, or cause to be delivered, to the Mortgagee a copy of such letter signed by the registered office provider of the Company acknowledging, and agreeing to the terms of, such letter).

3.3                               The Mortgagor will procure that, other than as permitted by the Loan Documents, there shall be no increase or reduction in the authorised or issued share capital of the Company, no change in the registered office or registered office provider, no change to the Register of Members, and no appointment of any further director or officers of the Company, in each case, without the prior consent in writing of the Mortgagee.

3.4                               The Mortgagor will deliver, or cause to be delivered, to the Mortgagee immediately upon (without prejudice to Clause 3.3) the issue of any further Mortgaged Shares, the items listed in Clauses 3.2(b) and 3.2(c) in respect of all such further Mortgaged Shares.

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3.5                               The Mortgagor will deliver or cause to be delivered to the Mortgagee immediately upon (without prejudice to Clause 3.3):

(a)                                 the appointment of any further director or officer of the Company, the items listed in Clause 3.2(e) (with respect to each newly appointed director or officer); and

(b)                                 the appointment or resignation of any director of the Company, the item listed in Clause 3.2(g).

3.6                               Without limiting the provisions of Clause 9 or any other provisions of this Mortgage, the Mortgagor shall immediately after execution of this Mortgage, make all filings and registrations necessary in its jurisdiction of incorporation to protect and perfect the security interests created pursuant to this Mortgage and immediately after such filings and registrations have been made, provide the Mortgagee with evidence that the same have been made satisfactory to the Mortgagee.

3.7                               The Mortgagor shall immediately after execution of this Mortgage procure that the following notation be entered on the Register of Members of the Company:

“[1.3] ordinary shares issued as fully paid up and registered in the name of Acushnet Company are mortgaged and charged in favour of Wells Fargo Bank, National Association pursuant to a share mortgage dated [•] 2016, as amended from time to time.”

3.8                               The Mortgagor shall, promptly within seven Business Days from the date of execution of this Mortgage provide the Mortgagee with a certified true copy of the Register of Members with the annotation referred to in Clause 3.7.

3.9                               The Mortgagor shall, on or prior to the date of execution of this Mortgage, deliver, or cause to be delivered, to the Mortgagee a certified copy of resolutions of the members of the Company in form and substance satisfactory to the Mortgagee amending and restating the memorandum and articles of association of the Company in form and substance satisfactory to the Mortgagee.

4.                                      RIGHTS IN RESPECT OF MORTGAGED PROPERTY

4.1                               Unless and until the occurrence of an Event of Default which is continuing:

(a)                                 the Mortgagor shall be entitled to exercise all voting and consensual powers pertaining to the Mortgaged Property or any part thereof for all purposes not inconsistent with the terms of this Mortgage; and

(b)                                 the Mortgagor shall be entitled to receive and retain any dividends, interest or other moneys or assets accruing on or in respect of the Mortgaged Property or any part thereof.

4.2                               The Mortgagor shall pay all calls, instalments or other payments and shall discharge all other obligations, which may become due in respect of any of the Mortgaged Property.  The Mortgagee may at any time if it thinks fit make such payments or discharge such obligations on behalf of the Mortgagor.  Any sums so paid by the Mortgagee in respect thereof shall be repayable on demand and pending such repayment shall constitute part of the Secured Obligations.

4.3                               The Mortgagee shall not have any duty to ensure that any dividends, interest or other moneys and assets receivable in respect of the Mortgaged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Mortgaged Property or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property

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paid, distributed, accruing or offered at any time by way of redemption, bonus, rights, preference, or otherwise on or in respect of, any of the Mortgaged Property.

4.4                               The Mortgagor hereby authorises the Mortgagee to arrange at any time and from time to time after the occurrence of an Event of Default which is continuing for the Mortgaged Property or any part thereof to be registered in the name of the Mortgagee (or its nominee) thereupon to be held, as so registered, subject to the terms of this Mortgage and at the request of the Mortgagee, the Mortgagor shall without delay procure that the foregoing shall be done.

5.                                      PRESERVATION OF SECURITY

5.1                               It is hereby agreed and declared that:

(a)                                 the security created by this Mortgage shall be held by the Mortgagee as a continuing security for the payment and discharge of the Secured Obligations and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations;

(b)                                 the Mortgagee shall not be bound to enforce any other security before enforcing the security created by this Mortgage;

(c)                                  no delay or omission on the part of the Mortgagee in exercising any right, power or remedy under this Mortgage shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Mortgagee may deem expedient; and

(d)                                 any waiver by the Mortgagee of any terms of this Mortgage shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

5.2                               Any settlement or discharge under this Mortgage between the Mortgagee and the Mortgagor shall be conditional upon no security or payment to the Mortgagee by the Company or the Mortgagor or any other person being avoided or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Mortgagee shall be entitled to recover from the Mortgagor on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred the payment of which amounts shall, for the avoidance of doubt, form part of the Secured Obligations, provided that any settlement or discharge between the Mortgagee and the Mortgagor shall become unconditional six months and a day after the date of any such settlement or discharge.

5.3                               The rights of the Mortgagee under this Mortgage and the security hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including, and whether or not known to or discoverable by the Company, the Mortgagor, the Mortgagee or any other person:

(a)                                 any time or waiver granted to or composition with the Company, the Mortgagor or any other person;

(b)                                 the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Company, the Mortgagor or any other person;

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(c)                                  any legal limitation, disability, incapacity or other circumstances relating to the Company, the Mortgagor or any other person;

(d)                                 any amendment or supplement to any other document or security (including any amendment the effect of which is to change the nature or amount of any facilities made available thereunder or to change the nature or extent of any obligations thereunder);

(e)                                  the dissolution, liquidation, amalgamation, reconstruction or reorganisation of the Company, the Mortgagor or any other person; or

(f)                                   the unenforceability, invalidity or frustration of any obligations of the Company, the Mortgagor or any other person under any other document or security.

5.4                               Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Mortgagee, the Mortgagor shall not by virtue of any payment made hereunder on account of the Secured Obligations or by virtue of any enforcement by the Mortgagee of its rights under, or the security constituted by, this Mortgage or by virtue of any relationship between or transaction involving the Mortgagor and/or the Company (whether such relationship or transaction shall constitute the Mortgagor a creditor of the Company, a guarantor of the obligations of the Company or in part subrogated to the rights of others against the Company or otherwise howsoever and whether or not such relationship or transaction shall be related to, or in connection with, the subject matter of this Mortgage):

(a)                                 exercise any rights of subrogation against the Company or any other person in relation to any rights, security or moneys held or received or receivable by the Mortgagee or any person;

(b)                                 exercise any right of contribution from any co-surety liable in respect of such moneys and liabilities under any other guarantee, security or agreement;

(c)                                  exercise any right of set-off or counterclaim against the Company or any such co-surety;

(d)                                 receive, claim or have the benefit of any payment, distribution, security or indemnity from the Company or any such co-surety; or

(e)                                  unless so directed by the Mortgagee (when the Mortgagor will prove in accordance with such directions), claim as a creditor of the Company or any such co-surety in competition with the Mortgagee.

The Mortgagor shall hold in trust for the Mortgagee and forthwith pay or transfer (as appropriate) to the Mortgagee any such payment (including an amount to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

5.5                               Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Mortgagee, the Mortgagee may at any time keep in a separate account or accounts (without liability to pay interest thereon) in the name of the Mortgagee for as long as it may think fit, any moneys received, recovered or realised under this Mortgage or under any other guarantee, security or agreement relating in whole or in part to the Secured Obligations without being under any intermediate obligation to apply the same or any part thereof in or towards the discharge of the Secured Obligations; provided that the Mortgagee shall be obliged to apply amounts standing to the credit of such account or accounts once the aggregate amount held by the Mortgagee in any such account or accounts opened pursuant hereto is sufficient to satisfy the outstanding amount of the Secured Obligations in full.

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5.6                               Other than as permitted under the Loan Documents, the Mortgagor shall not, without the prior written consent of the Mortgagee:

(a)                                 cause or permit any rights attaching to the Mortgaged Property to be varied or abrogated;

(b)                                 cause or permit any of the Mortgaged Property to be consolidated, sub-divided or converted or the capital of the Company to be re-organised, exchanged or repaid; or

(c)                                  cause or permit anything to be done which may depreciate, jeopardise or otherwise prejudice the value of the security hereby given.

5.7                               The Mortgagor hereby covenants that during the Security Period it will remain the legal and beneficial owner of the Mortgaged Property (subject to the Security Interests hereby created) and that it will not, other than as permitted under the Loan Documents:

(a)                                 create or suffer the creation of any Security Interests (other than those created by this Mortgage) or any other interest on or in respect of the whole or any part of the Mortgaged Property or any of its interest therein;

(b)                                 sell, assign, transfer or otherwise dispose of any of its interest in the Mortgaged Property without the prior consent in writing of the Mortgagee; or

(c)                                  permit the Register of Members for the Company to be maintained outside of the Cayman Islands or by a service provider other than the person to whom the letter of instructions in Schedule 6 has been given (unless in the latter case, the Company has executed and delivered a new letter of instruction in substantially the form of Schedule 6 to the new service provider) and the new service provider signs a copy of such letter to acknowledge, and agree to the terms of, such letter and a copy of such acknowledgment is delivered by or on behalf of the Company to the Mortgagee within seven Business Days from the date of the appointment of the new service provider.

5.8                               The Mortgagor shall remain liable to perform all the obligations assumed by it in relation to the Mortgaged Property and the Mortgagee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Mortgagor to perform its obligations in respect thereof.

5.9                               The Mortgagor shall procure that the Company shall not, other than as permitted under the Loan Documents:

(a)                                 create or permit to subsist any Security Interest upon the whole or any part of its assets;

(b)                                 register any transfer of the Mortgaged Shares to any person (except to the Mortgagee or its nominees pursuant to the provisions of this Mortgage);

(c)                                  issue any replacement share certificates in respect of any of the Mortgaged Shares;

(d)                                 continue its existence under the laws of any jurisdiction other than the Cayman Islands;

(e)                                  do anything which might prejudice its status as an exempted company;

(f)                                   issue, allot or grant warrants or options with respect to any additional shares;

(g)                                  exercise any rights of forfeiture over any of the Mortgaged Shares; or

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(h)                                 purchase, redeem, otherwise acquire, cancel, sub-divide, amalgamate, reclassify or otherwise restructure any of the Mortgaged Property, during the Security Period without the prior written consent of the Mortgagee.

5.10                        The Mortgagor shall procure that the Company shall irrevocably consent to any transfer of the Mortgaged Shares by the Mortgagee or its nominee to any other person pursuant to the exercise of the Mortgagee’s rights under this Mortgage.

5.11                        The Mortgagor shall not, without the prior written consent of the Mortgagee, participate in any vote concerning a members’ liquidation or compromise in respect of the Company pursuant to section 116 of the Companies Law.

6.                                      ENFORCEMENT OF SECURITY

6.1                               At any time after the occurrence of an Event of Default which is continuing or if a demand is made for the payment of the Secured Obligations the security hereby constituted shall become immediately enforceable and the rights of enforcement of the Mortgagee under this Mortgage shall be immediately exercisable upon and at any time thereafter and, without prejudice to the generality of the foregoing the Mortgagee without further notice to the Mortgagor may, whether acting on its own behalf or through a receiver or agent:

(a)                                 solely and exclusively exercise all voting and/or consensual powers pertaining to the Mortgaged Property or any part thereof and may exercise such powers in such manner as the Mortgagee may think fit;

(b)                                 date and present to the Company or any other person any undated documents provided to it pursuant to Clause 3 or any other provision of this Mortgage, including to remove the then existing directors and officers (with or without cause) by dating and presenting the undated, signed letters of resignation delivered pursuant to this Mortgage to appoint such persons as directors of the Company as it shall deem appropriate;

(c)                                  receive and retain all dividends, interest or other moneys or assets accruing on or in respect of the Mortgaged Property or any part thereof, such dividends, interest or other moneys or assets to be held by the Mortgagee, as additional security mortgaged and charged under and subject to the terms of this Mortgage and any such dividends, interest and other moneys or assets received by the Mortgagor after such time shall be held in trust by the Mortgagor for the Mortgagee and paid or transferred to the Mortgagee on demand;

(d)                                 take possession of, get in, assign, exchange, sell, transfer, grant options over or otherwise dispose of the Mortgaged Property or any part thereof at such place and in such manner and at such price or prices as the Mortgagee may deem fit, and thereupon the Mortgagee shall have the right to deliver, assign and transfer in accordance therewith the Mortgaged Property so sold, transferred, granted options over or otherwise disposed of including by way of changing the ownership of the Mortgaged Shares as shown on the Register of Members;

(e)                                  borrow or raise money either unsecured or on the security of the Mortgaged Property (either in priority to the Mortgage or otherwise);

(f)                                   settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Mortgagor or relating to the Mortgaged Property;

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(g)                                  bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Mortgaged Property or any business of the Mortgagor;

(h)                                 redeem any security (whether or not having priority to the Mortgage) over the Mortgaged Property and to settle the accounts of any person with an interest in the Mortgaged Property;

(i)                                     exercise and do (or permit the Mortgagor or any nominee of the Mortgagor to exercise and do) all such rights and things as the Mortgagee would be capable of exercising or doing if it were the absolute beneficial owner of the Mortgaged Property;

(j)                                    do anything else it may think fit for the realisation of the Mortgaged Property or incidental to the exercise of any of the rights conferred on the Mortgagee under or by virtue of any document to which the Mortgagor is party; and

(k)                                 exercise all rights and remedies afforded to it under this Mortgage and applicable law.

6.2                               The Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Mortgage or to make any claim or to take any action to collect any moneys assigned by this Mortgage or to enforce any rights or benefits assigned to the Mortgagee by this Mortgage or to which the Mortgagee may at any time be entitled hereunder.

6.3                               Upon any sale of the Mortgaged Property or any part thereof by the Mortgagee, the purchaser shall not be bound to see or enquire whether the Mortgagee’s power of sale has become exercisable in the manner provided in this Mortgage and the sale shall be deemed to be within the power of the Mortgagee, and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

6.4                               Any money received or realised under the powers conferred by this Mortgage shall be paid or applied in the order as set out in section 8.03 of the Credit Agreement.

6.5                               Until all Secured Obligations have been unconditionally and irrevocably paid and discharged in full, the Mortgagee may refrain from applying or enforcing any other moneys, security or rights held by it in respect of the Secured Obligations or may apply and enforce such moneys, security or rights in such manner and in such order as it shall decide in its unfettered discretion.

6.6                               Neither the Mortgagee nor its agents, managers, officers, employees, delegates and advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder in the absence of dishonesty or wilful default.

6.7                               The Mortgagee shall not by reason of the taking of possession of the whole or any part of the Mortgaged Property or any part thereof be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realisation or for any default or omission for which a mortgagee-in-possession might be liable.

7.                                      APPOINTMENT OF A RECEIVER

7.1                               At any time after:

(a)                                 the declaration or occurrence of an Event of Default which is continuing; or

(b)                                 a request has been made by the Mortgagor to the Mortgagee for the appointment of a receiver over its assets or in respect of the Mortgagor,

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then notwithstanding the terms of any other agreement between the Mortgagor and any person, the Mortgagee may (unless precluded by law) appoint in writing any person or persons to be a receiver or receiver and manager of all or any part of the Mortgaged Property as the Mortgagee may choose in its entire discretion.

7.2                               Where more than one receiver is appointed, the appointees shall have power to act jointly or separately unless the Mortgagee shall specify to the contrary.

7.3                               The Mortgagee may from time to time determine the remuneration of a receiver.

7.4                               The Mortgagee may remove a receiver from all or any of the Mortgaged Property of which he is the receiver and after the receiver has vacated office or ceased to act in respect of any of the Mortgaged Property, appoint a further receiver over all or any of the Mortgaged Property in respect of which he shall have ceased to act.

7.5                               Such an appointment of a receiver shall not preclude:

(a)                                 the Mortgagee from making any subsequent appointment of a receiver over all or any Mortgaged Property over which a receiver has not previously been appointed or has ceased to act; or

(b)                                 the appointment of an additional receiver to act while the first receiver continues to act.

7.6                               The receiver shall be the agent of the Mortgagor (which shall be solely liable for his acts, defaults and remuneration).  The receiver shall not at any time become the agent of the Mortgagee.

8.                                      POWERS OF A RECEIVER

8.1                               In addition to those powers conferred by law, a receiver shall have and be entitled to exercise in relation to the Mortgagor all the powers set out below:

(a)                                 to exercise all rights of the Mortgagee under or pursuant to this Mortgage including all voting and other rights attaching to the Mortgaged Property;

(b)                                 to make any arrangement or compromise with others as he shall think fit;

(c)                                  to appoint managers, officers and agents for the above purposes at such remuneration as the receiver may determine;

(d)                                 to redeem any prior encumbrance and settle and pass the accounts of the encumbrancer and any accounts so settled and passed shall (subject to any manifest error) be conclusive and binding on the Mortgagor and the money so paid shall be deemed an expense properly incurred by the receiver;

(e)                                  to pay the proper administrative charges in respect of time spent by his agents and employees in dealing with matters raised by the receiver or relating to the receivership of the Mortgagor; and

(f)                                   to do all such other acts and things as may be considered by the receiver to be incidental or conducive to any of the above matters or powers or otherwise incidental or conducive to the preservation, improvement or realisation of the Mortgaged Property or the value thereof.

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9.                                      FURTHER ASSURANCES

9.1                               The Mortgagor shall at its own expense promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Mortgagee may specify and in such form as the Mortgagee may reasonably require in order to:

(a)                                 perfect or protect the security created or intended to be created under or evidenced by this Mortgage (which may include the execution of a legal mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of this Mortgage) or for the exercise of any rights, powers and remedies of the Mortgagee provided by or pursuant to this Mortgage or by law;

(b)                                 confer on the Mortgagee security over any property and assets of the Mortgagor located in any jurisdiction which is (to the extent permitted by local law) equivalent or similar to the security intended to be conferred by or pursuant to this Mortgage; or

(c)                                  following an Event of Default which is continuing, facilitate the realisation of the assets which are, or are intended to be, the subject of this Mortgage.

9.2                               Without limiting the other provisions of this Mortgage, the Mortgagor shall at its own expense take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Mortgagee by or pursuant to this Mortgage.

10.                               POWER OF ATTORNEY

10.1                        The Mortgagor, by way of security and in order more fully to secure the performance of its obligations hereunder, hereby irrevocably appoints the Mortgagee and the persons deriving title under it (including, but without any limitation, any receiver) jointly and also severally (with full power of substitution and delegation) to be its attorney-in-fact:

(a)                                 to execute and complete in favour of the Mortgagee or its nominees or of any purchaser any documents which the Mortgagee may from time to time require for perfecting the Mortgagee’s title to, for vesting any of the assets and property hereby mortgaged or charged in the Mortgagee or its nominees or in any purchaser or for any of the purposes contemplated in Clause 6.1 hereof;

(b)                                 to give effectual discharges for payments, to take and institute on non-payment (if the Mortgagee in its sole discretion so decides) all steps and proceedings in the name of the Mortgagor or of the Mortgagee for the recovery of such moneys, property and assets hereby mortgaged or charged;

(c)                                  to agree accounts and make allowances and give time or other indulgence to any surety or other person liable;

(d)                                 so as to enable the Mortgagee to carry out in the name of the Mortgagor any obligation imposed on the Mortgagor by this Mortgage (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Mortgaged Property and the exercise of all the Mortgagor’s rights and discretions in relation to the Mortgaged Property);

(e)                                  so as to enable the Mortgagee and any receiver or other person to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Mortgage or by law (including the exercise of any right of a legal and beneficial owner of the Mortgaged Property); and

14

(f)                                   generally for it and in its name and on its behalf and as its act and deed or otherwise execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, charges, authorities and documents over the moneys, property and assets hereby charged, and all such deeds, instruments, acts and things which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid.

10.2                        Notwithstanding any other provision of Clause 10.1, such power shall not be exercisable by or on behalf of the Mortgagee as the case may be until:

(a)                                 an Event of Default has occurred and is continuing; or

(b)                                 the Mortgagor has failed to comply with Clause 9.

10.3                        The power hereby conferred shall be a general power of attorney and the Mortgagor hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any attorney appointed pursuant hereto may execute or do.  In relation to the power referred to herein, the exercise by the Mortgagee of such power shall be conclusive evidence of its right to exercise the same.

11.                               RELEASE

11.1                        Subject to Clause 11.2:

(a)                                 Upon the expiry of the Security Period, (i) the security interests created pursuant to this Mortgage shall terminate, (ii) all rights to the Mortgaged Property shall revert to the Mortgagor and (iii) this Mortgage shall terminate.

(b)                                 Upon the expiry of the Security Period and in connection with any other Lien released or subordinated pursuant to Section 9.08 of the Credit Agreement, the Mortgagee will, at the expense of such Mortgagor, comply with the provisions of Section 9.08 of the Credit Agreement, but without recourse or warranty to the Mortgagee.

(c)                                  The Mortgagee shall have no liability whatsoever to any other Secured Party as the result of any release of the Mortgaged Property by it in accordance with (or which the Mortgagee in the absence of gross negligence or willful misconduct (as determined by a final, non-appealable decision of a court of competent jurisdiction) believes to be in accordance with) this Clause 11.1.

11.2                        If the Mortgagee considers in good faith that any amount received in payment or purported payment of the Secured Obligations is capable of being avoided or reduced by virtue of any insolvency or other similar laws:

(a)                                 the liability of the Mortgagor under this Mortgage and the security constituted by this Mortgage shall continue and such amount shall not be considered to have been irrevocably paid; and

(b)                                 the Mortgagee may keep any security held by it in respect of the Mortgagor’s liability under the Loan Documents in order to protect the Secured Parties against any possible claim under insolvency law.  If a claim is made against a Secured Party prior to the discharge of any such security, the Mortgagee may keep the security until that claim has finally been dealt with.

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12.                               NOTICES

12.1                        Any notice or other communication given or made under or in connection with the matters contemplated by this Mortgage shall be in writing, in the English language, and may be sent by a recognised courier service, prepaid airmail (in the case of international service), fax, email or may be delivered personally to the address of the relevant party as set out below.  Without prejudice to the foregoing, any notice shall be deemed to have been received:

(a)                                 if sent by a recognised courier service, 48 hours after the time when the letter containing the same is delivered to the courier service;

(b)                                 if sent by fax it shall be deemed to have been received on the same day or if not a Business Day, the next Business Day;

(c)                                  if sent by email it shall be deemed to have been received on the same day or if not a Business Day, the next Business Day;

(d)                                 if sent by prepaid airmail it shall be deemed to have been received five days after the date of posting; and

(e)                                  if delivered personally it shall be deemed to have been received on the same day or if not a Business Day, the next Business Day.

12.2                        The Mortgagor

Address:	[Address]

Telephone:	[Tel No]

Email:	[Email]

Fax:	[Fax No]

Attention:	[Name]

12.3                        The Mortgagee

Address:	MC D1109-019 1525 West W.T. Harris Blvd. Charlotte, North Carolina 28262

Telephone:	704-590-2730

Email:	agencyservices.requests@wellsfargo.com

Fax:	704-590-3481

Attention:	Syndication Agency Services

With a copy to:

Address:	1808 Aston Avenue, Suite 250 Carlsbad, California 92008

16

Telephone:	760-918-2700

Fax:	760-918-2727

Attention:	Loan Administration

13.                               ASSIGNMENTS

13.1                        This Mortgage shall be binding upon and shall enure to the benefit of the Mortgagor, the Mortgagee and each of their respective successors and (subject as hereinafter provided) assigns and references in this Mortgage to any of them shall be construed accordingly.

13.2                        The Mortgagor may not assign or transfer all or any part of its rights and/or obligations under this Mortgage.

13.3                        The Mortgagee may assign or transfer all or any part of its rights or obligations under this Mortgage to any assignee or transferee without the consent of the Mortgagor.

14.                               SET-OFF

14.1                        The Mortgagor authorises the Mortgagee (but the Mortgagee shall not be obliged to exercise such right), after the occurrence of an Event of Default which is continuing, to set-off against the Secured Obligations any amount or other obligation (contingent or otherwise) owing by the Mortgagee to the Mortgagor.

15.                               SUBSEQUENT SECURITY INTERESTS

15.1                        If the Mortgagee at any time receives or is deemed to have received notice of any subsequent Security Interest affecting all or any part of the Mortgaged Property or any assignment or transfer of the Mortgaged Property which is prohibited by the terms of this Mortgage, all payments thereafter by or on behalf of the Mortgagor to the Mortgagee shall be treated as having been credited to a new account of the Mortgagor and not as having been applied in reduction of the Secured Obligations as at the time when the Mortgagee received such notice.

16.                               MISCELLANEOUS

16.1                        The Mortgagee, at any time and from time to time, may delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Mortgagee under this Mortgage in relation to the Mortgaged Property or any part thereof.  Any such delegation may be made upon such terms and be subject to such regulations as the Mortgagee may think fit.  The Mortgagee shall not be in any way liable or responsible to the Mortgagor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate provided the Mortgagee has acted reasonably in selecting such delegate.

16.2                        If any of the clauses, conditions, covenants or restrictions (the “Provision”) of this Mortgage or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then the Provision shall apply with such deletion or modification as may be necessary to make it valid and effective.

16.3                        This Mortgage (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter and no variations hereof shall be effective unless made in writing and signed by each of the Parties.

17

16.4                        Each document, instrument, statement, report, notice or other communication delivered in connection with this Mortgage shall be in English or where not in English shall be accompanied by a certified English translation which translation shall with respect to all documents of a contractual nature and all certificates and notices to be delivered hereunder be the governing version and upon which in all cases the Mortgagee and the Secured Parties shall be entitled to rely.

16.5                        This Mortgage may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

16.6                        The Parties intend that this Mortgage takes effect as a deed notwithstanding the fact that the Mortgagee may only execute it under hand.

16.7                        Nothing in this Mortgage shall constitute or be deemed to constitute a partnership between any of the Secured Parties and the Mortgagee.

16.8                        Unless expressly provided to the contrary in this Mortgage or other Loan Document, a person who is not a party to this Mortgage shall not have any rights under the Contracts (Rights of Third Parties) Law, 2014 (the “CRTP Law”) to enforce or to enjoy the benefit of any term of this Mortgage.

16.9                        Any receiver, agent, attorney or delegate will have the right to enforce the provisions of this Mortgage which are given in its favour.

16.10                 Any other Secured Party may enforce and enjoy the benefit of any term of this Mortgage in accordance with the CRTP Law.

16.11                 Notwithstanding any term of this Mortgage or other Loan Document, the consent of or notice to any receiver, agent, attorney, delegate or other person who is not a party to this Mortgage or such other Loan Document shall not be required for any termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Mortgage or such other Loan Document at any time.

17.                               LAW AND JURISDICTION

17.1                        This Mortgage shall be governed by and construed in accordance with the laws of the Cayman Islands and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands, provided that nothing in this clause shall affect the right of the Mortgagee to serve process in any manner permitted by law or limit the right of the Mortgagee to take proceedings with respect to this Mortgage against the Mortgagor in any jurisdiction nor shall the taking of proceedings with respect to this Mortgage in any jurisdiction preclude the Mortgagee from taking proceedings with respect to this Mortgage in any other jurisdiction, whether concurrently or not.

17.2                        The Mortgagor agrees that the process by which any proceedings in the Cayman Islands are begun may be served on it by being delivered to the process agent referred to below.

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17.3                        Without prejudice to any other mode of service allowed under any relevant law, the Mortgagor:

(a)                                 irrevocably appoints Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104 as its agent for service of process in relation to any proceedings before the Cayman Islands courts in connection with this Mortgage and confirms that such agent for service of process has duly accepted such appointment; and

(b)                                 agrees that failure by the process agent to notify the Mortgagor of the process will not invalidate the proceedings concerned.

17.4                        If the appointment of the person mentioned in Clause 17.3 ceases to be effective, the Mortgagor shall immediately appoint another person in the Cayman Islands to accept service of process on its behalf.  If the Mortgagor fails to do so, the Mortgagee shall be entitled to appoint such a person by notice to the Mortgagor.  Nothing contained herein shall restrict the right to serve process in any other manner allowed by law.

IN WITNESS whereof this Deed has been executed by the Parties on the day and year first above written.

EXECUTED AS A DEED for and on behalf of ACUSHNET COMPANY:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

in the presence of:

Signature of Witness

Name:

Address:

EXECUTED AS A DEED for and on behalf of WELLS FARGO BANK, NATIONAL ASSOCIATION:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

in the presence of:

Signature of Witness

19

Name:

Address:

20

SCHEDULE 1

ACUSHNET CAYMAN LIMITED

(THE “COMPANY”)

SHARE TRANSFER CERTIFICATE

SHARE TRANSFER CERTIFICATE dated                                                                                                                    (the “Transferor”) does hereby transfer to                                                                            (the “Transferee”)                                             (the “Shares”) of a par value of                    each in the Company.

SIGNED for and on behalf of the Transferor:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

And I/we do hereby agree to take the Shares.

SIGNED for and on behalf of the Transferee:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

1

SCHEDULE 2

ACUSHNET CAYMAN LIMITED

IRREVOCABLE APPOINTMENT OF PROXY AND POWER OF ATTORNEY

We, Acushnet Company, hereby irrevocably appoint Wells Fargo Bank, National Association as our:

1.                                      proxy to vote at meetings of the Shareholders of Acushnet Cayman Limited (the “Company”) in respect of any existing or further shares in the Company which may have been or may from time to time be issued and/or registered in our name and which are mortgaged pursuant to the Equitable Share Mortgage dated [•] 2016 between Acushnet Company and Wells Fargo Bank, National Association (the “Share Mortgage”); and

2.                                      duly authorised representative and duly appointed attorney-in-fact to sign resolutions in writing of the Company in respect of any existing or further shares in the Company which may have been or may from time to time be issued and/or registered in our name and are mortgaged pursuant to the Share Mortgage.

This proxy and this power of attorney are irrevocable by reason of being coupled with the interest of Wells Fargo Bank, National Association as mortgagee of the aforesaid shares.

IN WITNESS whereof this Deed has been executed on [•] 2016.

EXECUTED AS A DEED for and on behalf of ACUSHNET COMPANY:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
in the presence of:

Signature of Witness

Name:

Address:

2

SCHEDULE 3

PART I

LETTER OF RESIGNATION FROM DIRECTOR

[LEFT UNDATED]

Board of Directors

Acushnet Cayman Limited

PO Box 309

Ugland House

South Church Street

George Town

Grand Cayman KY1-1104

Cayman Islands

Dear Sirs

LETTER OF RESIGNATION RE:  ACUSHNET CAYMAN LIMITED (THE “COMPANY”)

I hereby resign as a Director of the Company and confirm that I have no claims against the Company for loss of office, arrears of pay or otherwise howsoever arising, but to the extent that I may have any such claim, I hereby irrevocably waive the same.

This resignation is to be effective as at the date hereof.

Yours faithfully

[Name]
Director

3

SCHEDULE 3

PART II

LETTER OF AUTHORISATION FROM DIRECTOR

[•] 2016

Wells Fargo Bank, National Association
MC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Tel: 704-590-2730
Fax: 704-590-3481
Email: agencyservices.requests@wellsfargo.com

With a copy to:

Wells Fargo Bank, National Association
1808 Aston Avenue, Suite 250
Carlsbad, California 92008
Attention: Loan Administration
Tel: 760-918-2700
Fax: 760-918-2727

Dear Sirs

SHARE MORTGAGE BETWEEN ACUSHNET COMPANY AND WELLS FARGO BANK, NATIONAL ASSOCIATION DATED [•] 2016 (THE “MORTGAGE”) IN RESPECT OF SHARES IN ACUSHNET CAYMAN LIMITED (THE “COMPANY”)

I refer to my executed but undated letter of resignation as a Director of the Company and the executed but undated written resolutions of all the directors of the Company signed by me provided in accordance with the Mortgage.

I hereby authorise you to date, deliver, and give full effect to and otherwise complete the resignation letter and the undated written resolutions referred to above in the event of an Event of Default (as defined in the Mortgage) which is continuing.

I hereby authorise you to send them to the Company’s registered office thereby terminating my directorship of the Company without compensation for loss of office.  I acknowledge and agree that your discretion to act in this regard is to be exercised solely in the interests of the Mortgagee relating to the Mortgage executed over shares in the Company in your favour.

I confirm that you may delegate the authority conferred by this letter to any of your successors and assigns as Mortgagee in relation to the mortgage and charge granted or to be granted over shares in the Company.

Yours faithfully

1

[Name]
Director

2

SCHEDULE 4

DEED OF UNDERTAKING AND CONFIRMATION FROM THE COMPANY TO THE MORTGAGEE

ACUSHNET CAYMAN LIMITED

[•] 2016

Wells Fargo Bank, National Association (the “Mortgagee”)

Dear Sirs

ACUSHNET CAYMAN LIMITED (THE “COMPANY”)

We refer to the equitable share mortgage in respect of Shares of the Company dated [•] 2016 between Acushnet Company as mortgagor (the “Mortgagor”) and the Mortgagee whereby, inter alia, the Mortgagor granted a mortgage and charge over the Mortgaged Property in favour of the Mortgagee (the “Mortgage”).

Capitalised words and expressions used in this deed poll which are not expressly defined herein have the meanings ascribed to them in the Mortgage.

“Discharge Date” means the date on which the Company provides its registered office in the Cayman Islands with a copy of the written confirmation of release of the security interests over the Mortgaged Shares and provided by the Mortgagee.

This deed of undertaking and confirmation is given pursuant to the Mortgage.

1.                                      For valuable consideration receipt of which is hereby acknowledged, the Company hereby unconditionally undertakes at any time following the occurrence of an Event of Default (and for so long as the same continues) and until the Discharge Date, written notice of each having been received by the Company, to register in the Register of Members any and all share transfers to the Mortgagee or its nominee in respect of the Mortgaged Shares submitted to the Company by the Mortgagee.

2.                                      The Company hereby confirms that it has instructed its registered office provider to make an annotation of the existence of the Mortgage and the security interests created thereby in the original Register of Members pursuant to the Mortgage.

3.                                      The Company hereby confirms that the Register of Members provided to the Mortgagee pursuant to the Mortgage is a certified copy of the original Register of Members and it will not redesignate or otherwise seek to recreate the Register of Members.

THIS DEED POLL has been executed and delivered as a Deed Poll on the day and year first above written.

EXECUTED AS A DEED for and on behalf of ACUSHNET CAYMAN LIMITED by:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

3

in the presence of:

Signature of Witness

Name:

Address:

4

SCHEDULE 5

ACUSHNET CAYMAN LIMITED

(THE “COMPANY”)

WRITTEN RESOLUTIONS OF THE DIRECTORS

OF THE COMPANY DATED [LEFT UNDATED]

1.                                      THE COMPANY

1.1                               Written resolution of all the directors made pursuant to the articles of association of the Company.

2.                                      SHARE TRANSFER

2.1                               IT IS RESOLVED that the following transfer(s) of the shares of the Company be approved with immediate effect:

[to be left blank]

3.                                      CHANGES IN DIRECTORS

3.1                               IT IS RESOLVED that:

(a)                                 the following persons be appointed as directors of the Company with immediate effect:

[to be left blank]

(b)                                 that the resignation of the following persons as directors of the Company be accepted with immediate effect:

[to be left blank]

4.                                      REGISTER OF MEMBERS

4.1                               IT IS RESOLVED that the Register of Members of the Company be updated to record the transfer of the shares to the transferee referred to above and the registered office provider of the Company be hereby authorised and instructed to:

(a)                                 update the original Register of Members if it retains the original to record the transferee as the registered holder of the relevant shares; and

(b)                                 provide a copy of the updated Register of Members to the transferee.

5.                                      REGISTER OF DIRECTORS

5.1                               IT IS RESOLVED that the Register of Directors of the Company be updated to record the above changes in directors of the Company and the registered office provider be hereby authorised and instructed to:

(a)                                 update the original Register of Directors and provide a copy of the updated Register of Directors to the transferee; and

5

(b)                                 make the necessary filings with the Registrar of Companies to reflect the change of directors.

[Name] Director	[Name] Director

6

SCHEDULE 6

FORM OF LETTER OF INSTRUCTIONS FROM THE COMPANY TO ITS REGISTERED OFFICE PROVIDER

ACUSHNET CAYMAN LIMITED

[•] 2016

Maples Corporate Services Limited

PO Box 309

Ugland House

South Church Street

George Town

Grand Cayman KY1-1104

Cayman Islands

cc: Wells Fargo Bank, National Association
MC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Tel: 704-590-2730
Fax: 704-590-3481
Email: agencyservices.requests@wellsfargo.com

With a copy to:

Wells Fargo Bank, National Association
1808 Aston Avenue, Suite 250
Carlsbad, California 92008
Attention: Loan Administration
Tel: 760-918-2700
Fax: 760-918-2727

Dear Sirs

ACUSHNET CAYMAN LIMITED (THE “COMPANY”) — INSTRUCTIONS TO REGISTERED OFFICE PROVIDER

1.                                      We irrevocably instruct that as from the date hereof, the following shall be an instructing party for the Company:

Wells Fargo Bank, National Association (the “New Instructing Party”), until such time as you are notified in writing otherwise by the New Instructing Party.  As from the period starting from the date on which the New Instructing Party (or any successor-in-title) notifies you in writing that there has been an Event of Default (as defined in the Share Mortgage between Acushnet Company and the New Instructing Party dated [•] 2016 in respect of shares in the Company (“Mortgage”)) which is continuing and ending on the date on which the New Instructing Party (or its successor-in-title) informs you that such Event of Default no longer subsists, you will be instructed to regard the New Instructing Party (or its successor-in-title) as the sole instructing party for the Company and without limiting the foregoing if at any time the New Instructing Party notifies you in writing that an Event of Default has occurred and is continuing and instructs you to register the New

7

Instructing Party or its nominee (or any successor-in-title) as the registered holder of any of the shares the subject of the Mortgage you are hereby authorised and instructed to do so and update the original Register of Members of the Company accordingly without notice to us or consent from us.  Such authorisation and entitlement to rely on the instructions of the New Instructing Party (or its successor in title) shall terminate upon the discharge and release of the Mortgage and notification of the same to you in writing by the New Instructing Party (or its successor in title).

2.                                      We instruct you to make an annotation of the existence of the Mortgage and the security interests created thereby in the Company’s original Register of Members pursuant to the Mortgage, which shall be removed following a release of the security interests created by the Mortgage and notification of the same to you in writing by the New Instructing Party (or its successor in title).

Please confirm by countersigning below and returning a copy of such countersigned letter to us with a copy to the New Instructing Party at the address stated above that you have received this correspondence and that you have actioned the above and updated your records accordingly.

Yours faithfully

[Name]
Director

Acknowledged and agreed.

[Name]
for and on behalf of Maples Corporate Services Limited

8

EXHIBIT Q

Form of Thai Share Pledge Agreement

[See Attached.]

1

DATED [•] 2016

ACUSHNET COMPANY

as Pledgor

and

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Pledgee on behalf of the Secured Parties

and

ACUSHNET FOOTJOY (THAILAND) LIMITED

as Company

SHARE PLEDGE AGREEMENT

(in respect of shares in Acushnet Footjoy (Thailand) Limited)

22nd Floor, Mercury Tower
540 Ploenchit Road, Lumpini, Pathumwan
Bangkok 10330

CONTENTS

Clause		Page

1.	Interpretation	1

2.	Pledge	4

3.	Perfection of Pledge	4

4.	Undertakings	6

5.	Undertakings of the Company	8

6.	Representations and Warranties	8

7.	Other Obligations	10

8.	Dividends and Voting Rights	11

9.	Enforcement	11

10.	Application of Proceeds	12

11.	Power of Attorney	12

12.	Continuing Security	13

13.	Release and Discharge	15

14.	Waiver	16

15.	No liability	16

16.	Amendments	16

18.	Assignment	16

19.	Set-Off	17

20.	Notices	17

21.	Language and Communications	17

22.	Counterparts	17

23.	Effectiveness	17

24.	Governing Law	17

25.	Jurisdiction	17

Schedule 1 Shares		1

Schedule 2 Form of Additional Pledge		1

Schedule 3 Form of Notice of Pledge of Shares		1

Schedule 4 Form of Acknowledgement of Pledge of Shares		1

Schedule 5 Form of Voting Proxy		1

Schedule 6 Share Transfer Form		1

i

THIS AGREEMENT is made on [•] 2016 by and between:

(1)                                 ACUSHNET COMPANY a company under the laws of Delaware, United States of America, having its principal place of Business at 333 Bridge Street, Fairhaven, MA 02719, USA (the “Pledgor”); and

(2)                                 WELLS FARGO BANK, NATIONAL ASSOCIATION in its capacity as the administrative agent for and on behalf of the Secured Parties (as defined in the Facility Agreement as defined below), having its registered office at [•] (the “Pledgee”); and

(3)                                 ACUSHNET FOOTJOY (THAILAND) LIMITED a limited liability company incorporated and existing under the laws of Thailand (Registration No. 0105532059691) and having its register address at 49/23 Moo 5 Laemchabang Industrial Estate, Thung Suk La, Si Racha, Chonburi Province, Thailand (the “Company”).

WHEREAS

(A)                               The Pledgor is the legal and beneficial owner and holder of 1,576,258  shares constituting 99.99 % of the total issued and paid up capital of the Company.

(B)                               Under the US Dollars 750,000,000 Credit Agreement dated 27 April 2016 (the “Facility Agreement”) by and among Acushnet Holdings Corp as holdings, the Pledgor as US borrower and borrower representative (the “US Borrower”), Acushnet Canada Inc. as Canadian borrower (the “Canadian Borrower”), Acushnet Europe Limited as UK borrower (the “UK Borrower” and together with the US Borrower and the Canadian Borrower, collectively the “Borrowers” and individually, each a “Borrower”), and the Pledgee as administrative agent for the other lender party hereto (collectively, the “Lenders” and individually each a “Lender”), and for itself as a Lender and such other Secured Parties, the Pledgor is required to enter into this Agreement to grant a pledge of 1,024,569 shares in the Company held by it (which constitutes 65.0% of the total outstanding shares in the Company entitled to vote), in favour of the Pledgee in its capacity as administrative agent for the benefit of the Secured Parties to secure the Secured Obligations under the Facility Agreement.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               Definitions:

In this Agreement, except as otherwise provided herein or to the extent that the context requires otherwise, expressions defined in or construed for the purposes of the Facility Agreement shall have the same meanings or shall be construed in the same manner when used in this Agreement. In addition the following words and expressions shall have the following meanings:

“Acknowledgement of Pledge of Shares” means an acknowledgement in the form set out in Schedule 4 (Form of Acknowledgement of Pledge of Shares).

1

“Additional Pledge” means a letter of additional pledge in the form set out in Schedule 2 (Form of Additional Pledge).

“Additional Shares” means any shares in the Company (other than the Shares) to be owned or acquired by the Pledgor on or after the date of this Agreement, together with the relevant share certificate(s).

“Agreement” shall mean this Agreement and any Additional Pledges.

“Authorization” includes any consent, authorization, registration, filing, lodgement, agreement, notarization, certificate, permission, license, approval, authority or exemption from, by or with a governmental authority or body.

“Collateral Documents” has the meaning given to it in the Facility Agreement and among others, the security interest created under or pursuant to this Agreement..

“Dividend Proceeds” means any and all of proceeds, dividends, interest and other monies or distributions of an income nature received in respect of or arising from the Pledged Collateral.

“Enforcement Event” has the meaning given to such term in Clause 9 (Enforcement) of this Agreement.

“Loan Documents” has the meaning given to it in the Facility Agreement.

“New Security Agreement” means any security document or agreement for the purpose of creating a security interest over any part of the Secured Collateral or any assets or the entire business or a division, department or sub-division or the like of the business of the Company under the Business Security Act B. E. 2558 (2015) entered into by either of the Pledgor or the Company in favor of any person.

“Notice of Pledge of Shares” means a notice in the form set out in Schedule 3 (Form of Notice of Pledge of Shares).

“Pledged Collateral” means:

(a)           the Shares;

(b)           the Additional Shares (if any); and

(c)                                  all other shares, share certificates and/or instruments (if any) pledged to the Pledgee in accordance with Clause 3.3.

provided that, notwithstanding the foregoing, the Shares shall at no time exceed 65% of the voting equity interests of the Company.

“Related Assets” means all rights, entitlements, benefits, proceeds, dividends, interest and other monies at any time payable in respect of the Pledged Collateral (including the Dividend Proceeds) and all other rights, benefits and proceeds in respect of or derived from the Pledged Collateral (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise) held by, to the order or on behalf of the Pledgor at any time.

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“Secured Collateral” means the Pledged Collateral and the Related Assets.

“Secured Obligations” has the meaning given to it under the Facility Agreement.

“Secured Parties” has the meaning given to it under the Facility Agreement.

“Security Period” means the period beginning on the date of this Agreement and ending on the Termination Date.

“Shares” means 1,024,569 shares in the Company owned by the Pledgor, together with the relevant share certificates, details of which are provided in Schedule 1 (Shares).

“Termination Date” has the meaning given to it under the Facility Agreement.

“Transaction Security” means the security as provided to the Secured Parties under the Collateral Documents.

“Voting Proxy” means a proxy in the form set out in Schedule 5 (Form of Voting Proxy).

1.2                               Construction:

1.2.1                     Any reference in this Agreement to:

(a)                                 “this Agreement”, the Facility Agreement, a Loan Document or any agreement or document is a reference to this Agreement, the Facility Agreement, that Loan Document or that other agreement or document as amended, modified, supplemented, restated or novated from time to time and includes a reference to any document which amends, waives, is supplemental to, novates or is entered into, made or given pursuant to or in accordance with any of the terms of this Agreement, the Facility Agreement, that Loan Document or any such other agreement or document;

(b)                                 “entire business” means all businesses or business lines and every single business of an entity.

(c)                                  unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa; and

(d)                                 save where otherwise indicated, a “Clause” or “Schedule” is a reference to a Clause of or Schedule to this Agreement and to a sub-clause, paragraph or sub-paragraph is to a sub-clause of the Clause, paragraph of the sub-clause or sub-paragraph of the paragraph in which the reference appears.

(e)                                  A reference to a Business Day includes any day that is not a Saturday, Sunday or other official holiday in Thailand.

(f)                                   A reference to any party to this Agreement or any other agreement or document includes the party’s successors and permitted assigns.

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1.2.2                     Headings and titles shall be ignored in construing this Agreement.

1.2.3                     Schedules form part of this Agreement.

1.2.4                     The rules of construction and interpretation set out in Article 1 (Definitions and Accounting Terms) of the Facility Agreement shall apply mutatis mutandis to this Agreement.

1.3                               Pledgee

1.3.1                     The Pledgee has entered into this Agreement as agent and for the benefit of each of the Secured Parties and accordingly each right granted to it under this Agreement will be the right of each of the Secured Parties, and each undertaking and each warranty of the Pledgor in favour of the Pledgee will be deemed an undertaking or warranty in favour of the Pledgee and in favour of each of the Secured Parties.

1.3.2                     The powers conferred on the Pledgee hereunder are solely to protect its interest under this Agreement and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any share certificate in respect of the Pledged Collateral in its possession and the accounting for monies actually received by it hereunder, the Pledgee shall have no duty, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Pledgee or any other Secured Parties has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to the Pledged Collateral.  The Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral are accorded treatment substantially equal to that which the Pledgee accords its own property.

2.                                      PLEDGE

2.1                               To secure the payment, performance, discharge and satisfaction in full of the Secured Obligations, the Pledgor hereby pledges the Shares and agrees to pledge the Additional Shares (when acquired by it) to and in favour of the Pledgee for the benefit of the Secured Parties in accordance with the terms of this Agreement.

2.2                               The Pledgor hereby assigns any and all of the Related Assets (including, without limitation, upon capital reduction or liquidation of the Company) to the Pledgee for the benefit of the Secured Parties, subject to Clause 8 (Dividends and Voting Rights).

3.                                      PERFECTION OF PLEDGE

3.1                               On the date of this Agreement and of any Additional Pledge, the Pledgor shall:

3.1.1                     deliver to the Pledgee the original share certificate(s) representing the Shares or the Additional Shares (as the case may be);

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3.1.2                     execute and deliver to the Company the Notice of Pledge of Shares with respect to the Shares or the Additional Shares (as the case may be);

3.1.3                     cause the Company to duly:

(a)                                 register the pledge of the Shares or the Additional Shares (as the case may be) in the share registration book of the Company in accordance with the quotation set out in such Notice of Pledge of Shares;

(b)                                 deliver to the Pledgee a copy of the relevant page(s) of the share registration book of the Company showing the registration of such pledge, certified as true and correct copy by the authorized director(s) of the Company; and

(c)                                  execute and deliver to the Pledgee the Acknowledgement of Pledge of Shares with respect to the Shares or the Additional Shares (as the case maybe);

3.1.4                     execute and deliver to the Pledgee an undated Voting Proxy; and

3.1.5                     execute and deliver to the Pledgee the undated share transfer form in respect of the Shares or the Additional Shares (as the case may be), duly executed by the Pledgor in the form set out in Schedule 6 (Share Transfer Form).

3.2                               If the Pledgor acquires any Additional Shares, the Pledgor shall promptly pledge such Additional Shares to the Pledgee by (i) executing and delivering to the Pledgee the Additional Pledge with respect to such Additional Shares; and (ii) taking the actions set out in Clause 3.1 in respect of such Additional Shares.

3.3                               If at any time:

3.3.1                     by reason of changes in registered capital, an increase of registered capital, amalgamation, takeover, bonus, scrip or rights issue, splitting of the Pledged Collateral (or any part thereof), change of par value of the Pledged Collateral or for any reason whatsoever;

3.3.2                     the Pledged Collateral (or any part thereof) is represented by other shares, share certificates or instruments additional to or different from those originally pledged pursuant to this Agreement, and/or other shares, share certificates or instruments shall accrue to or be declared in respect of the Pledged Collateral, the Pledgor shall, promptly on receipt, pledge such other shares, share certificates or instruments to the Pledgee by (i) executing and delivering to the Pledgee the Additional Pledge with respect to such shares, share certificates, and/or instruments; (ii) delivering the share certificate evidencing its ownership over such shares, share certificates or instruments to the Pledgee, and (iii) taking the actions set out in Clause 3.1 in respect of such shares, share certificates, and/or instruments.

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Such other shares, share certificates or instruments, shall be deemed to be included within the definition of the “Pledged Collateral” for all purposes of this Agreement.

3.4                               At the request reasonable of the Pledgee, the Pledgor shall promptly, at its own cost and expense, execute any documents and take any other action that the Pledgee may reasonably consider necessary, proper, or desirable to ensure that the Pledgee are able to be duly registered as the pledgee of the Pledged Collateral.

4.                                      UNDERTAKINGS

4.1                               Further Assurance

At the reasonable request of the Pledgee, the Pledgor shall promptly, at its own cost and expense, execute any documents and take any other action that the Pledgee may reasonably consider necessary, proper, or desirable for the purpose of obtaining, maintaining, perfecting or protecting the rights and the security interest intended to be created by this Agreement over all or any part of the Secured Collateral or for facilitating the realisation of the Secured Collateral or enforcing the rights of the Pledgee constituted or intended to be constituted by this Agreement, or for enforcing the obligations hereunder, the exercise of all powers, authorities and discretions vested in the Pledgee or in any such delegate or sub-delegate pursuant to this Agreement and for rendering any assignment of rights and/or obligations pursuant to this Agreement valid and enforceable under applicable law.

4.2                               From the date of this Agreement and throughout the Security Period:

4.2.1                     the Pledgor will not (and will not agree, conditionally or unconditionally, to) sell, transfer, lend or otherwise dispose of or give any conditional or unconditional option, warrant or other rights to subscribe for, purchase or otherwise acquire, or create (or agree, conditionally or unconditionally, to create) or have outstanding any security on or over, any of the Secured Collateral or any interest therein, except for any Transaction Security;

4.2.2                     the Pledgor will not take or omit to take any action which act or omission could adversely affect or diminish the value of any of the Secured Collateral or vary the rights attaching to or conferred by all or any part of the Pledged Collateral, and it will, at its own expense, promptly take all actions which are at any time necessary or desirable to protect the value of its interests in and rights to, and the Pledgee’s interests in and rights to, the Secured Collateral;

4.2.3                     the Pledgor will duly pay any calls, subscription moneys and/or other moneys payable on or in respect of the Pledged Collateral when the same has become due and payable. If they do not do so, the Pledgee may (but shall not be obliged to) do so and, if the Pledgee does so, the Pledgor shall on demand indemnify the Pledgee against such payment together with interest thereon for the period beginning on the date of such payment and ending on the date on which the Pledgee has been indemnified in full by the Pledgor calculated at such default rate of interest as may be specified under the terms of the Loan Documents;

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4.2.4                     the Pledgor will procure that (i) the Company does not, except with the prior written consent of the Pledgee, cancel, increase, create, sub-divide or issue or agree to issue or put under option any share or otherwise alter its share capital and (ii) until the security interest created by this Agreement shall be terminated in accordance with the provision set out in Clause 13 (Release and Discharge), the Company shall, unless instructed in writing otherwise by the Pledgee, comply exactly with all of the relevant terms and conditions hereof including the Notice of Pledge of Shares;

4.2.5                     the Pledgor will not, except with the prior written consent of the Pledgee, amend or alter or pass any resolution or take any action to amend or alter the Memorandum of Association or the Articles of Association (or such constitutive documents as the case may be) of the Company. The Pledgee agrees that such prior written consent of the Pledgee shall not be unreasonably withheld;

4.2.6                     the Pledgor agrees, at its own expense, to take any and all actions reasonably necessary to defend title to the Secured Collateral against all persons and to defend the Security of the Pledgee in the Secured Collateral and the priority thereof against any other Security;

4.2.7                     the Pledgor shall comply with all applicable laws, statutes, and regulations pertaining to the Secured Collateral;

4.2.8                     the Pledgor shall pay, when due, all taxes, fees, charges, and other impositions on or in connection with the Secured Collateral;

4.2.9                     the Pledgor agrees that if any terms and conditions of this Agreement and  any terms and conditions of all the share pledge agreements with respect of the shares in the Company, entered into by it before the date of this Agreement, are not consistent, the terms and condition of this Agreement shall prevail;

4.2.10              the Pledgor shall not without prior written consent from the Pledgee, (i) enter into the New Security Agreement to create and effect any security interest over any of the Secured Collateral pursuant to the Business Security Act B.E. 2558 (2015) or (ii) approve or take any action which would result in the Company entering into the New Security Agreement to create and effect any security interest over any asset or the entire business or a division, department or sub-division or the like of the business of the Company pursuant to  the Business Security Act B.E. 2558 (2015) and the Pledgor shall procure that the Company will not enter into the New Security Agreement in respect of item (ii) of this clause 4.2.10.  For avoidance of doubt, the restriction on creation of security interest will apply only to the Secured Collateral and the registration of an asset or an entire business or a division, department or sub-division or the like of the business of the Company  as the security under the Business Security Act B.E. 2558 (2015) to the extent that such creation of security interest over the

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                                                Secured Collateral or the business of the Company is prohibited or restricted under the Loan Documents.

4.3                               The Pledgor shall, upon request, provide to the Pledgee all information and evidence concerning the Secured Collateral to enable the Pledgee to enforce the provisions of this Agreement.

4.4                               The Pledgor shall notify the Pledgee as soon as reasonably practicable but in any event no later than three (3) Business Days from the occurrence of any increase in the registered capital of the Company, change of par value of the shares in the Company, payment by the Company of any Dividend Proceeds and issuance by the Company of new shares.

5.                                      UNDERTAKINGS OF THE COMPANY

From the date of this Agreement and throughout the Security Period:

5.1                               The Company shall not, without prior written consent from the Pledgee, enter into the New Security Agreement to create and effect any security interest over any asset or the entire business or a division, department or sub-division or the like of the business of the Company  pursuant to the Business Security Act B.E. 2558 (2015); For avoidance of doubt, the restriction on creation of security interest will apply only to the registration of any asset or the entire business or a division, department or sub-division or the like of the business of the Company  as the security under the Business Security Act B.E. 2558 (2015) to the extent that such creation of security interest over the business of the Company is prohibited or restricted under the Loan Documents; and

5.2                               In addition to Clause 5.1, the Company will not dishonestly do anything to materially and adversely affect the Pledgee’s rights under this Agreement or dishonestly take any action which could adversely affect or diminish the value of any of the Secured Collateral.

6.                                      REPRESENTATIONS AND WARRANTIES

6.1                               The Pledgor, as applicable, represents and warrants to the Pledgee on and as of the date of this Agreement that:

6.1.1                     it is a limited liability company and is duly incorporated and validly existing under the laws of its place of formation;

6.1.2                     the entry into and performance by the Pledgor of, and the transactions contemplated by, this Agreement and the granting of the Transaction Security do not and will not conflict with:

(a)                                 any law or regulation applicable to it;

(b)                                 its constitutional documents; or

(c)                                  any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument;

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6.1.3                     it has the power to enter into, exercise its right, perform and deliver, and it has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement;

6.1.4                     all Authorizations, actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consent from any person and the board of directors of the Company pursuant to the Articles of Association of the Company) in order (i) to enable the Pledgor lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement, (ii) to ensure that those obligations are legally binding and enforceable and (iii) to make this Agreement admissible in evidence in its jurisdiction of incorporation, have been taken, performed, fulfilled and done and have happened and/or, in strict compliance with all applicable laws and regulations and this Agreement (as applicable), subject to any necessary translation of this Agreement into Thai language (which shall be obtained when required under applicable law);

6.1.5                     except for the registration of the pledge in the share registration book of the Company pursuant to Clause 3.1.3(a), it is not necessary that this Agreement be filed, recorded or enrolled with any court or other governmental or regulatory authority in the jurisdiction of its incorporation to ensure the legality, validity or admissibility in evidence of this Agreement;

6.1.6                     subject to the applicable laws, it is not necessary that any stamp, registration or similar tax be paid on or in relation to this Agreement or the transactions contemplated by this Agreement;

6.1.7                     the obligations expressed to be assumed by it in this Agreement are, subject to any general principles of law as at the date of this Agreement limiting its obligations, legal, valid, binding and enforceable obligations and the Transaction Security expressed to be created by this Agreement are valid, binding and enforceable and will rank ahead of any other present or future security on or over the Secured Collateral or any part thereof;

6.1.8                     the Pledgor is not entitled to immunity from suit, execution, attachment or other legal process, and the Pledgor’s execution of this Agreement constitutes, and the exercise of its rights and compliance with its obligations under it will constitute, private and commercial acts done and performed for private and commercial acts done and performed for private and commercial purposes.

6.1.9                     the attached as Schedule 1 (Shares) is a true and correct list as of the date of this Agreement of each of all of the issued and outstanding shares owned by the Pledgor constituting Pledged Collateral and the Pledgor is the direct owner, beneficially and of record, of the Pledged Collateral.  The Pledgor holds such Pledged Collateral free and clear of any Security;

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6.1.10              all Pledged Collateral has been duly authorized and validly issued by the Company and is fully paid and not subject to any option to purchase or similar rights;

6.1.11              the constitutional documents of the Company or any agreement or arrangement binding on the Pledgor, (i) do not and could not restrict or inhabit a pledge or the creation of any Transaction Security over any Secured Collateral; (ii) do not contain any condition or require any approval or consent from any person whatsoever in respect of the pledge or the creation of any Transaction Security over any Secured Collateral  or any transfer of the Secured Collateral upon enforcement of the Transaction Security;

6.1.12              to the best of the Pledgor’s knowledge, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Company (including any option right or right of pre-emption or conversion);

6.1.13              there are no claims, demands, disputes or litigation pending or constituted or threatened in writing to be constituted in respect of any part of the Secured Collateral;

6.1.14              its execution of this Agreement constitutes, and its exercise of its rights and performance of its obligations under this Agreement will constitute, private and commercial acts done and performed for private and commercial purposes and the entering into of this Agreement is for its corporate benefit; and

6.1.15              there is no New Security Agreement in force which creates security interest over any asset or the entire business or a division, department or sub-division or the like of the business of the Company  under the Business Security Act B.E. 2558 (2015) or any part of the Secured Collateral in favour of any third party to the extent that such creation of security interest over the Secured Collateral or the business of the Company is prohibited or restricted  under the Loan Documents (unless a consent from the Pledgee is obtained).

6.2                               Each of the above representations and warranties will be deemed to be repeated by the Pledgor on each date an Additional Pledge is executed and on each date of Borrowing date and the first day of each Interest Period.

7.                                      OTHER OBLIGATIONS

7.1                               The Pledgor shall remain liable to observe and perform all of the other conditions and obligations assumed by the Pledgor in respect of the Secured Collateral.  The Pledgee shall not be required to perform or fulfil any obligation of the Pledgor in respect of the Secured Collateral, or to make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by them or the Pledgor, or to present or file any claim, or take any other action to collect or enforce the payment of any amount to

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                                                which the Pledgor may have been, or to which the Pledgor may be, entitled under this Agreement at any time or times.

7.2                               No action taken by the Pledgee pursuant to its rights under the Loan Documents shall give rise to any defense, counterclaim, or right of setoff in favour of the Pledgor under the Loan Documents against the Pledgee, or affect or impair the Secured Obligations.

8.                                      DIVIDENDS AND VOTING RIGHTS

8.1                               Dividend Proceeds

Unless and until an Enforcement Event occurs and continues, the Pledgor shall be entitled to continue to receive any and all Dividend Proceed and other incomes arising from the Pledged Collateral.

8.2                               Voting rights

Subject to Clause 8.3 below, the Pledgor shall have the rights to exercise all voting rights relating to the Pledged Collateral for all purposes not inconsistent with this Agreement, the Facility Agreement or any other Loan Document, provided that such voting rights may not be exercised in a manner which would (i) be inconsistent with its obligations under this Agreement or any other Loan Document or (ii) materially or adversely affect the Pledgee’s rights or its security hereunder or under any other Loan Document.

8.3                               Upon the occurrence of an Enforcement Event, the Pledgee may:

8.3.1                     demand that any and all Dividend Proceeds in respect of the Pledged Collateral be paid to the Pledgee; and/or

8.3.2                     exercise the Voting Proxy in respect of any voting rights relating to the Pledged Collateral in such manner as it may think fit and exercising any voting and/or other rights attached to any of the Secured Collateral.  In such event, the Pledgor shall fully co-operate and instruct the Company to allow the Pledgee to exercise its right under the Voting Proxy.

9.                                      ENFORCEMENT

9.1                               Upon the occurrence of an Event of Default (each an “Enforcement Event”), the security created by or pursuant to this Agreement is immediately enforceable and at any time thereafter, the Pledgee shall be entitled to cause the pledge constituted under or pursuant to Clause 2 (Pledge) to become immediately enforceable by sale of the Pledged Collateral by way of public auction or by other means permitted under the applicable law, in accordance with the applicable law and the relevant Loan Documents.

9.2                               Except as otherwise provided herein or in the other Loan Documents, the Pledgee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.

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9.3                               The Pledgee may enforce the pledge granted under this Agreement before it enforces any other right or remedy:

9.3.1                     against any other person; or

9.3.2                     under any other document, such as another encumbrances or security.

If the Pledgee holds more than one security for the Secured Obligations, the Pledgee may enforce them in any order it chooses.

9.4                               The Pledgor waives any right that the Pledgor may have of first requiring the Pledgee to proceed against or claim payment from the Company or any other person under the Loan Documents, or enforce any right, guarantee or security before enforcing this Agreement and the security constituted by this Agreement.

9.5                               In the enforcement of any pledge created by or pursuant to this Agreement, the Pledgee may select any or all of the Secured Collateral against which to take enforcement action as the Pledgee deems appropriate. The right to enforce the security created under this Agreement is an absolute discretion right of the Pledgee who shall be under no obligation to exercise any right, power or privilege conferred on it by or pursuant hereto or by any law or to make any enquiry as to the nature or sufficiency of any payment received by it or to make any claim or to take any other action to enforce any such right, power or privilege or any amount which may become payable thereunder.

9.6                               No person dealing with the Pledgee or with any such delegate or sub-delegate as aforesaid shall be concerned to enquire whether any event has happened upon which any of the powers, authorities and discretions conferred by or pursuant to this Agreement in relation to such property or any part thereof is or may be exercisable by the Pledgee or by any such delegate or sub-delegate or otherwise as to the propriety or regularity of acts purporting or intended to be in the exercise of any such powers.

9.7                               The Pledgor shall ensure that any person who becomes transferee of the Shares pursuant to the enforcement of the pledge is registered as the owner of the Shares in the Company’s share register book.

10.                               APPLICATION OF PROCEEDS

Any moneys (including the net proceeds of any sale or disposal) received by the Pledgee under this Agreement, shall be applied towards the discharge of any of the Secured Obligations in accordance with the terms of the Loan Documents.

11.                               POWER OF ATTORNEY

11.1                        Appointment and Powers

To the extent permitted by applicable law, the Pledgor irrevocably appoints the Pledgee and/or any authorised person of the Pledgee to be its attorney and, on its behalf, acts in accordance with this Agreement to execute, deliver and perfect all documents and do and perform all lawful things that the attorney may reasonably consider to be required or desirable (including inserting the date and relevant

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information in the Voting Proxy and the share transfer form delivered pursuant to this Agreement) for:

11.1.1              carrying out any obligation imposed on the Pledgor by this Agreement or any other agreement binding on the Pledgor made in connection with this Agreement or the Secured Collateral (including the execution and delivery of any agreements or any assignments of rights under this Agreement);

11.1.2              enabling the Pledgee to exercise, or delegate the exercise of, all or any of the Pledgor’s rights regarding the Transaction Security from time to time constituted by this Agreement; and

11.1.3              enabling the Pledgee to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on it by or pursuant to this Agreement or by law.

11.2                        The Pledgor waives its right to revoke the aforementioned authorisation to the Pledgee and/or the authorised person of the Pledgee unless and until the end of the Security Period.

11.3                        The Pledgee shall be entitled to exercise any rights and powers granted to it under this Clause following the occurrence of an Enforcement Event.

11.4                        The Pledgor shall ratify and confirm all things lawfully done and all documents duly executed by the Pledgee or any person delegated by it as an attorney in the exercise or purported exercise of all or any of the powers hereby granted.

12.                               CONTINUING SECURITY

12.1                        Continuing Security

12.1.1                          The rights and the Transaction Security from time to time constituted by this Agreement shall be continuing and will remain in full force and effect as a continuing security and shall extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in part thereof.

12.1.2                          This Agreement, the rights and powers created by or pursuant hereto and the Transaction Security constituted by this Agreement shall be in addition to, independent of and without prejudice to, any other security now or hereafter held by the Pledgee for the Secured Obligations.  All Secured Obligations of the Pledgor under this Agreement are in addition to, and independent of, the obligations of the Pledgor under other Loan Documents.

12.2                        During the Security Period, the Transaction Security from time to time constituted under this Agreement and the obligations of the Pledgor constituted under this Agreement shall, to the extent permitted by applicable law, remain in force and shall not be discharged, impaired, or otherwise affected by:

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12.2.1                          any waiver, release, time or other indulgence or consent at any time granted to the Company, the Pledgor, any of the Loan Parties or any other person liable, whether by the Pledgee or any other person;

12.2.2                          any amendment or variation (however fundamental) to or replacement of the Loan Documents or any other related document or any other security, guarantee, indemnity, right, remedy or lien;

12.2.3                          the making or absence of any demand on the Company, the Pledgor or any of the other Loan Parties or any other person liable for payment;

12.2.4                          the enforcement or absence of enforcement of any of the Loan Documents or any other security, guarantee, indemnity, right, remedy or lien or any failure to take or failure to realise the value of any other collateral in respect of the Secured Obligations;

12.2.5                          the release of any of the Loan Documents or any other security, guarantee, indemnity, right, remedy or lien (including the release of any part of the Secured Collateral);

12.2.6                          the release of any Loan Party or any other person under the terms of any composition or arrangement with any creditor of any Loan Party ;

12.2.7                          the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Loan Party or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

12.2.8                          any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Loan Party or any other person;

12.2.9                          the liquidation, bankruptcy, insolvency, winding-up, amalgamation, dissolution, administration, reconstruction or reorganisation or any change in the construction of the Company, any of the other Loan Parties or any other person liable (or the commencement of any of the foregoing);

12.2.10                   the illegality, invalidity or unenforceability of or any defect in any provision of any of the Loan Documents or any other agreement, security, guarantee, indemnity, rights, remedy or lien or any of the obligations of any of the parties thereunder, whether on the grounds of the ultra vires, not being in the interests of the Company, the Pledgor, any of the other Loan Parties or any other person liable, not having been duly authorised, executed or delivered by the Company, the Pledgor, any of the other Loan Parties or any other person liable;

12.2.11                   the occurrence of any Event of Default, whether or not continuing;

12.2.12                   any of the Secured Obligations being at any time illegal, invalid, unenforceable or ineffective;

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12.2.13                   any intermediate payment or discharge in part or parts of the Secured Obligations; or

12.2.14                   any other act, event or omission which but for this provision would or might operate to impair, discharge or otherwise affect the obligations of the Loan Parties hereunder.

12.3                        Avoidance of Payments

Notwithstanding Clause 13 (Release and Discharge), if the Pledgee considers that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Pledgor under this Agreement, this Agreement and the Transaction Security from time to time constituted by this Agreement shall continue and that amount shall not be considered to have been irrevocably paid.

12.4                        Reinstatement

In the event that (i) any settlement or discharge of any or all of the Secured Obligations  is subsequently nullified for any reason whatsoever, and/or (ii) an order or judgment is made against the Pledgee under Section 237 of the Thai Civil and Commercial Code (or any modification or reenactment thereof from time to time in force) or under Sections 90/40, 90/41, 113, 114 and/or 115 of the Bankruptcy Act of Thailand (or any modification or re-enactment thereof from time to time in force) or any analogous provisions under similar laws of any other jurisdiction directing the Pledgee to pay any sum received or held by it from the Pledgor or by others to settle all or part of the Secured Obligations to an official receiver, liquidator, planner, plan administrator, creditor of the Pledgor or any other person or official, then (A) (i) the returned moneys, losses, damages, costs and expenses of the Pledgee arising as a result of such nullified settlement or discharge, and/or (as the case may be) (ii) the sum paid by it pursuant to such order or judgment, shall be recoverable from the Pledgor on demand and (B) such moneys, losses, damages, costs and sums referred to in (A) (i) and (ii) shall be added to and become part of the Secured Obligations.

13.                               RELEASE AND DISCHARGE

13.1                        Release

13.1.1              Upon the expiry of the Security Period, (i) the security interests created pursuant to this Agreement shall terminate, (ii) all rights to the Secured Collateral shall revert to the Pledgor and (iii) this Agreement shall terminate.

13.1.2              Upon the expiry of the Security Period and in connection with any other Lien released or subordinated pursuant to Section 9.08 of the Facility Agreement, the Pledgee will, at the expense of such Pledgor, comply with the provisions of Section 9.08 of the Facility Agreement, but without recourse or warranty to the Pledgee.

13.1.3              The Pledgee shall have no liability whatsoever to any other Secured Party as the result of any release of the Secured Collateral by it in accordance with (or which the Pledgee in the absence of gross negligence or willful misconduct (as

15

                                                determined by a final, non-appealable decision of a court of competent jurisdiction) believes to be in accordance with) this Clause 13.1.

13.2                        If following the satisfaction in whole or part of the Secured Obligations, any payment is “clawed back” or any transaction in satisfaction in whole or part of the Secured Obligations is cancelled or become void or voidable in the liquidation of the Pledgor, under any applicable law or otherwise, the Pledgor shall immediately indemnify the Pledgee for the amount that would otherwise have been satisfied and the Pledgee shall not be required to discharge the pledge until such time as the Secured Obligations (including the amount owing under this indemnity, but excluding other contingent indemnification obligations) have been indefeasibly and irrevocably discharged in full under the Loan Documents.

14.                               WAIVER

A provision of a right created under this Agreement may not be waived or varied except if such waiver or variation is made in accordance with the Loan Documents. No failure on the part of the Pledgee to exercise, or delay on its part in exercising any of the rights, powers and remedies provided for by this Agreement or by law shall operate as a waiver thereof, nor shall any single or partial waiver of any such rights, powers or remedies preclude any further exercise of such rights, powers or remedies or the exercise of any other rights, powers or remedies.

15.                               NO LIABILITY

None of the Pledgee or its agent(s) appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) the taking possession or realisation of all or any part of the Secured Collateral except as a result of the willful misconduct or the negligence of the Pledgee or its agent(s).

16.                               AMENDMENTS

No amendment of this Agreement shall be valid unless it is in writing and signed by each of the parties.

17.                               Partial Invalidity

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision of this Agreement.

18.                               ASSIGNMENT

18.1                        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns and transferees provided that the Pledgor may not assign or transfer all or any of its rights or obligations under this Agreement without the prior written consent of the Pledgee.

18.2                        The Pledgee may assign or transfer all or any of its rights or obligations under this Agreement in accordance with the relevant provisions of the Facility Agreement or the Loan Documents as the case may be.  The Pledgor agrees that in such case, it will

16

                                                do all things necessary to ensure that this Agreement as affected by such assignment and transfer is executed and registered.

19.                               SET-OFF

The Pledgee may set-off any obligation due from the Pledgor under this Agreement against any obligation owed by the Pledgee to the Pledgor, regardless of the place of payment, booking branch or due date or currency of either obligation.  If the obligations are in different currencies, the Pledgee may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

20.                               NOTICES

Any communication to be made by one person to another under or in connection with this Agreement shall be made in accordance with Section 10.02 (Notices and Other Communications; Facsimile Copies) of the Facility Agreement.

21.                               LANGUAGE AND COMMUNICATIONS

English is the language used in this Agreement, the other Loan Documents and for communications between the parties. The English language version of any such writing shall govern if there is any discrepancy between the English language version and (a) a version of the document that has been executed in another language such as Thai or (b) a translation of the writing into any other language. For the avoidance of doubt, a communication by telefacsimile or other electronic means shall be deemed to have been given in writing.

22.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

23.                               EFFECTIVENESS

This Agreement shall become effective and binding on the parties hereto upon the execution by all parties to this Agreement.

24.                               GOVERNING LAW

This Agreement shall take effect under and be governed by and construed in accordance with the laws of Thailand.

25.                               JURISDICTION

The courts of the Kingdom of Thailand shall have non-exclusive jurisdiction over any dispute arising with respects to this Agreement and the parties submit to the jurisdiction of the courts.

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IN WITNESS WHEREOF this Agreement has been executed by the duly authorized representatives of the parties hereto.

THE PLEDGOR:

ACUSHNET COMPANY

By:

Name:

Title:

Witness:

Name:

[Signature Page to Share Pledge Agreement]

THE PLEDGEE in its capacity as administrative agent acting for the Secured Parties:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name:

Title:	Duly Authorized Signatory

Witness:

Name:

[Signature Page to Share Pledge Agreement]

THE COMPANY:

ACUSHNET FOOTJOY (THAILAND) LIMITED

By:

Name:

Title:	Duly Authorized Signatory

Witness:

Name:

[Signature Page to Share Pledge Agreement]

SCHEDULE 1
SHARES(1)

Share Certificate	Serial Numbers of Shares
Number	From	To	Number of Shares

Total

(1)  To be confirmed.

1

SCHEDULE 2
FORM OF ADDITIONAL PLEDGE

Date:                  [insert date]

To:                             Wells Fargo Bank, National Association
as Pledgee in its capacity as administrative agent for the benefit of the Secured Parties

Re:                             Share Pledge Agreement dated [    ], 2016 (the “Pledge of Shares”) between Acushnet Company (as Pledgor) and Wells Fargo Bank, National Association (as Pledgee) in its capacity as administrative agent for the benefit of the Secured Parties and Acushnet Footjoy (Thailand) Limited (as Company) in respect of shares in Acushnet Footjoy (Thailand) Limited

Dear Sir or Madam:

We, Acushnet Company, hereby pledge the following shares in the Company (the “Pledged Shares”) and assign all Related Assets in relation to the Pledged Shares, to and in favour of the Pledgee in accordance with the Pledge of Shares:

Share Certificate	Serial Numbers of Shares
Number	From	To	Number of Shares
[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]
Total			[•]

We will take such action with respect to the Pledged Shares as is required under Clause 3.1 of the Pledge of Shares.

We hereby represent and warrant that the representations and warranties of the Pledgor set forth in Clause 6 (Representations and Warranties) of the Pledge of Shares are true and correct as of the date hereof.

All terms and conditions set forth in the Pledge of Shares will apply to this Additional Pledge and be deemed to be incorporated mutatis mutandis as if fully set out herein.  The Additional Pledge shall form part of the Pledge of Shares.

Terms defined in the Pledge of Shares (and by reference to any other agreement mentioned therein) shall, unless otherwise defined herein, have the same meanings herein.

This pledge is governed by and construed in accordance with the laws of Thailand.

Yours truly,

[•]
as Pledgor

Name:
Title:

1

SCHEDULE 3
FORM OF NOTICE OF PLEDGE OF SHARES

Date:                  [insert date]

To:                             Acushnet Footjoy (Thailand) Limited (the “Company”)
as Company

cc:                                Wells Fargo Bank, National Association
as Pledgee in its capacity as administrative agent for the benefit of the Secured Parties

Re:                             [Share Pledge Agreement dated [   ], 2016 (the “Pledge of Shares”) between Acushnet Company (as Pledgor) and Wells Fargo Bank, National Association (as Pledgee) in its capacity as administrative agent for the benefit of the Secured Parties and Acushnet Footjoy (Thailand) Limited (as Company) in respect of shares in Acushnet Footjoy (Thailand) Limited]

[Additional Pledge dated [•] in respect of the pledge of additional shares in Acushnet Footjoy (Thailand) Limited granted by Acushnet Company (as Pledgor) in favour of Wells Fargo Bank, National Association (as Pledgee) in its capacity as administrative agent for the benefit of the Secured Parties and Acushnet Footjoy (Thailand) Limited (as Company) (the “Additional Pledge”) executed in connection with the Share Pledge Agreement dated [    ], 2016 (the “Pledge of Shares”) between Acushnet Company (as Pledgor) and Wells Fargo Bank, National Association (as Pledgee) in its capacity as administrative agent for the benefit of the Secured Parties and Acushnet Footjoy (Thailand) Limited (as Company)]

Dear Sir or Madam:

We, [•], hereby give you notice that pursuant to [the Pledge of Shares] [the Additional Pledge], we have pledged the following shares in the Company (the “Pledged Shares”) to the Pledgee:

Share Certificate	Serial Numbers of Shares
Number	From	To	Number of Shares
[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]
Total			[•]

We ask that you register the details of the pledge of the Pledged Shares in favor of the Pledgee in the share registration book of the Company, as follows:

“Shares numbers [•] to [•], represented by the share certificate number [•] [is]/[are] subject to a pledge pursuant to the terms and conditions of the Share Pledge Agreement dated [•] between  Acushnet Company (as Pledgor) and Wells Fargo Bank, National Association of [•] (as Pledgee) in its capacity as administrative agent for and on behalf of the Secured Parties (as defined in the Credit Agreement dated 27 April 2016 by and among Acushnet Holdings Corp. as holdings, the Company as US borrower and borrower representative, Acushnet Canada Inc. as Canadian borrower,

1

Acushnet Europe Limited as UK borrower, and the Pledgee as administrative agent lender for the other lenders party thereto (collectively, the “Lenders” and individually each a “Lender”), and for itself as a Lender and such other Secured Parties [and the Additional Pledge dated [•]].  This pledge is for the benefit of the Pledgee and the Secured Parties.”

Terms defined in the Pledge of Shares [and the Additional Pledge] (and by reference to any other agreement mentioned therein) shall, unless otherwise defined herein, have the same meanings herein.

Please confirm the registration of the pledge of the Pledged Shares in the share registration book of the Company by:

(a)                                 delivering to the Pledgee a copy of the relevant page(s) of the share registration book of the Company showing such registration, certified as a true and correct copy by the authorized director(s) of the Company; and

(b)                                 executing and delivering to the Pledgee a copy of the Acknowledgement of Pledge of Shares (in the form attached) with respect to the Pledged Shares.

When the Pledged Shares are released, the Pledgee or its successor will inform you accordingly so that the pledge can be withdrawn from the share register book. In case of enforcement of the pledge by auction, the Pledgee will inform you accordingly to cancel the pledge and register the shares in the name of the selected bidder.

Yours truly,

[[•]]
as Pledgor

Name:
Title:

Attachment:                           Form of Acknowledgement of Pledge of Shares

2

SCHEDULE 4
FORM OF ACKNOWLEDGEMENT OF PLEDGE OF SHARES

[Letterhead of Acushnet Footjoy (Thailand) Limited]

Date:                  [insert date]

To:                             Wells Fargo Bank, National Association
as Pledgee in its capacity as administrative agent for the benefit of the Secured Parties

Cc:                             [[•]/[•]]
as Pledgor

Re:                             [Share Pledge Agreement dated [   ] 2016 (the “Pledge of Shares”) between Acushnet Company (as Pledgor) and Wells Fargo Bank, National Association (as Pledgee) in its capacity as administrative agent for the benefit of the Secured Parties and Acushnet Footjoy (Thailand) Limited (as Company)in respect of shares in Acushnet Footjoy (Thailand) Limited]

[Additional Pledge dated [•] in respect of the pledge of additional shares in Acushnet Footjoy (Thailand) Limited between Acushnet Company (as Pledgor) and Wells Fargo Bank, National Association (as Pledgee) in its capacity as administrative agent for the benefit of the Secured Parties (the “Additional Pledge”) executed in connection with the Share Pledge Agreement dated [    ] 2016 (the “Pledge of Shares”) between Acushnet Company (as Pledgor) and Wells Fargo Bank, National Association (as Pledgee) in its capacity as administrative agent for the benefit of the Secured Parties and Acushnet Footjoy (Thailand) Limited (as Company)]

Dear Sir or Madam:

We, Acushnet Footjoy (Thailand) Limited (the “Company”), hereby acknowledge receipt of the Notice of Pledge of Shares dated [•], issued by [•] (the “Notice of the Pledge of Shares”).

We confirm that the pledge of the Pledged Shares identified in the Notice of the Pledge of Shares has been registered in the share registration book of the Company.  We enclose a copy of the relevant page of the share registration book showing the registration of the pledge of the Pledged Shares in favor of the Pledgee, certified as a true and correct copy by our authorized director(s).

We agree that following the occurrence of an Enforcement Event: (i) we will pay to you all dividends payable thereafter relating to such Pledged Shares; and (ii) we will accept, and have no objection against you to exercise your rights under the Voting Proxy executed by the Pledgor authorising you to attend and cast any and all voting rights in respect of the above shares at any shareholder meeting of the Company.

Terms defined in the Notice of Pledge of Shares (and by reference to any other agreement mentioned therein) shall, unless otherwise defined herein, have the same meanings herein.

Yours truly,

Acushnet Footjoy (Thailand) Limited

1

Name:
Title:

2

SCHEDULE 5
FORM OF VOTING PROXY

Date:

We, [•], being a shareholder of Acushnet Footjoy (Thailand) Limited (the “Company”), holding the following ordinary shares in the Company (the “Shares”):

Share Certificate	Serial Numbers of Shares
Number	From	To	Number of Shares
[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]
Total			[•]

hereby irrevocably appoint and authorize Wells Fargo Bank, National Association of [•] to be our proxy (with full power to appoint, by written notice to the Company, on any one or more occasions, any one or more substitutes for any or all meetings) to:

(i)                                     attend and exercise any and all voting rights on our behalf at any general meeting (including any adjournments thereof) of shareholders of the Company to be held at any time; and

(ii)                                  exercise any other rights specified in the Loan Documents (as defined in the Share Pledge Agreement dated [    ] 2016 (the “Pledge of Shares”) between  Acushnet Company (as Pledgor) and Wells Fargo Bank, National Association (as Pledgee) in its capacity as administrative agent for the benefit of the Secured Parties and Acushnet Footjoy (Thailand) Limited (as Company) in respect of the Shares).

In witness whereof, this Proxy has been signed as of the date first written above.

[•]

Name:
Title:

1

SCHEDULE 6 SHARE TRANSFER FORM Share Transfer Document, Nationality I/We the undersigned, Residing at (hereinafter called “the Transferor”), for valuable consideration received in the amount of Baht (Baht ), Nationality from Residing at (hereinafter called “the Transferee”), the receipt whereof is hereby acknowledged, share(s), DO HEREBY TRANSFER to the Transferee the numbered from to , with par value of Baht, paid up Baht, standing in the Transferor’s name in the register of shareholders of a limited company registered under the laws of Thailand (Registration No. ), to hold unto the said Transferee, his/her/its heir(s), administrator(s), successor(s) or assign(s), subject to all conditions under which the Transferor holds the same at the time of the execution hereof. AND I/We, the Transferee, do hereby agree to take and accept the transfer of such share(s) subject to the same conditions as aforesaid. As witness hereof, the Transferor and the Transferee therefore affixed their signatures in the presence of witness day of Year at on this Witness the Transferor the Transferee Witness (Note : Stamp duty is payable on this document at rate applicable at the time of the execution hereof) - S-6-1 -

SCHEDULE 6
SHARE TRANSFER FORM

ตราสารโอนหุ้น
Share Transfer Document

ข้าพเจ้าผู้ลงนามข้างท้ายนี้ สัญชาติ
I/We the undersigned ...., Nationality ....,

อยู่ที่
Residing at ....

ซึ่งต่อไปนี้เรียกว่า "ผู้โอน"
.... (hereinafter called "the Transferor"),

ขอตอบแทนการได้รับค่าตอบแทนจำนวน บาท
for valuable consideration received in the amount of Baht ....

บาท
(Baht ....)

จาก สัญชาติ
from ...., Nationality ....,

อยู่ที่
Residing at ....

ซึ่งต่อไปนี้เรียกว่า "ผู้รับโอน"
.... (hereinafter called "the Transferee"),

ซึ่งได้รับเงินดังกล่าวไว้แล้ว
the receipt whereof is hereby acknowledged,

โดยตราสารนี้ผู้โอนขอโอนหุ้นจำนวน หุ้น
DO HEREBY TRANSFER to the Transferee the .... share(s),

ตั้งแต่หมายเลข ถึงหมายเลข ซึ่งหุ้นดังกล่าวมีมูลค่าหุ้นละ บาท
numbered from .... to ...., with par value of Baht ....,

ชำระค่าหุ้นแล้วหุ้นละ บาท ซึ่งอยู่ในชื่อของผู้โอนในสมุดทะเบียนหุ้นของบริษัท
paid up Baht ...., standing in the Transferor's name in the register of shareholders of

....

บริษัทจำกัดซึ่งจดทะเบียนตามกฎหมายแห่งราชอาณาจักรไทย ทะเบียนเลขที่
a limited company registered under the laws of Thailand (Registration No. ....),

ให้แก่ผู้รับโอน ทายาทของผู้รับโอน ผู้จัดการมรดก ทายาทตามพินัยกรรม หรือผู้รับโอนสิทธิจากผู้โอน
โดยอยู่ภายใต้เงื่อนไขของบริษัทซึ่งผู้โอนได้ถือปฏิบัติอยู่ในเวลาที่ได้มีการทำตราสารนี้
to hold unto the said Transferee, his/her/its heir(s), administrator(s), successor(s) or assign(s), subject to all conditions under which the Transferor holds the same at the time of the execution hereof.

และข้าพเจ้าผู้รับโอนขอตกลงรับโอนหุ้นจำนวนดังกล่าว โดยอยู่ภายใต้เงื่อนไขของบริษัทเช่นเดียวกับที่ได้กล่าวมาแล้วข้างต้น
AND I/We, the Transferee, do hereby agree to take and accept the transfer of such share(s) subject to the same conditions as aforesaid.

เพื่อเป็นหลักฐานแห่งการนี้ ผู้โอนและผู้รับโอนจึงได้ลงลายมือชื่อไว้เป็นสำคัญต่อหน้าพยาน
As witness hereof, the Transferor and the Transferee therefore affixed their signatures in the presence of witness

ณ วันที่ เดือน ปี ณ
on this .... day of .... Year .... at ....

พยาน ผู้โอน
.... Witness .... the Transferor

พยาน ผู้รับโอน
.... Witness .... the Transferee

หมายเหตุ : ต้องปิดอากรแสตมป์บนตราสารนี้ในอัตราที่ใช้บังคับตามกฎหมายในเวลาที่ได้มีการทำตราสารนี้
(Note : Stamp duty is payable on this document at rate applicable at the time of the execution hereof)

- S-6-1 -

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